As filed with the Securities and Exchange Commission on October 12, 2017.

Registration No. 333-220347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

(Exact Name of Registrant as Specified in its Charter)

LOMA NEGRA CORPORATION

(Translation of Registrant’s name into English)

Republic of Argentina	3241	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Loma Negra C.I.A.S.A.

Reconquista 1088, 7th Floor

Zip Code C1003ABQ—Ciudad Autónoma de Buenos Aires

Argentina

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue,

New York, New York, 10011

Telephone: +1 212 894 8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Vetterli John P. Guzman White & Case LLP Av. Brig. Faria Lima, 2.277—4° Andar 01452-000 São Paulo—SP Brazil Tel: +55 11 3147 5601 Fax: + 55 11 3147 5611	Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 USA Tel: +1 (212) 450-4000 Fax: + 1 (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Ordinary Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Ordinary shares, nominal value Ps.0.10 per share(5)	288,650,000	US$3.80	US$1,096,870,000.00	US$136,560.32

(1)	Includes ordinary shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	Includes ordinary shares to be sold by us and the selling shareholder.
(4)	Filing fees in the amount of US$11,590 were previously paid.
(5)	A separate Registration Statement on Form F-6 will be filed for the registration of American depositary shares issuable upon deposit of the shares registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and neither we nor the selling shareholder are soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2017	PRELIMINARY PROSPECTUS

Loma Negra

Compañía Industrial Argentina

Sociedad Anónima

251,000,000 Ordinary Shares

which will be represented by 50,200,000 American Depositary Shares

This is an initial public offering in the United States of America, or the United States, of ordinary shares, nominal value Ps.0.10 per share of Loma Negra Compañía Industrial Argentina Sociedad Anónima, or Loma Negra. We and the selling shareholder named in this prospectus are offering shares in a global offering, which consists of an international offering in the United States and other countries outside the Republic of Argentina, or Argentina, and a concurrent offering in Argentina. In the aggregate, 221,000,000 ordinary shares, which will be represented by American Depositary Shares, or ADSs, are being offered by the selling shareholder named in this prospectus in the international offering and up to 30,000,000 new ordinary shares, which may be represented by ADSs, are being offered by us in the global offering. Each ADS represents five ordinary shares. The international offering of the ADSs is being underwritten by the underwriters named in this prospectus. In the Argentine offering, new ordinary shares are being offered by us to investors in Argentina through the Argentine placement agent named in this prospectus. The total number of shares in the international offering and the Argentine offering is subject to reallocation between these offerings. The closings of the international and Argentine offerings are conditioned upon each other. We will not receive any proceeds from the sale of ordinary shares by the selling shareholder. Prior to this offering, there has been no public market for our ADSs or ordinary shares. The estimated initial public offering price for the shares in the form of ADSs in the international offering is expected to be between US$15.00 and US$19.00 per ADS and the estimated initial public offering price of the ordinary shares in the Argentine offering is expected to be between US$3.00 and US$3.80 per ordinary share.

All of our existing shareholders have a preferential subscription right, including preemptive rights and accretion rights, in the subscription of our new ordinary shares and will have the opportunity to subscribe new ordinary shares at the same price as the shares offered and sold pursuant to the Argentine offering. The selling shareholder has communicated us that it will not exercise its preferential rights. Existing shareholders may assign their preferential subscription rights subject to applicable law. The preferential subscription period on our new ordinary shares will expire on or around October 31, 2017. After expiration of the preferential subscription period, the new ordinary shares not subscribed under the preferential subscription rights will be allocated to the investors in the global offering.

Our ADSs have been approved for listing on the New York Stock Exchange, or the NYSE, under the symbol “LOMA.” We intend to apply to list and trade our ordinary shares on the Bolsas y Mercados Argentinos S.A., or the BYMA, under the symbol “LOMA.”

The offering of our ordinary shares in Argentina will be registered with the Argentine securities regulator (Comisión Nacional de Valores), or the CNV. Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. Please see “Risk Factors—Risks Relating to the ADSs and this Offering—We are an “emerging growth company” and we cannot be certain whether the reduced requirements applicable to emerging growth companies will make our ADSs less attractive to investors.”

Investing in our ordinary shares and ADSs involves a high degree of risk. See “Risk Factors” beginning on page 28.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to us, before expenses	US$	US$
Proceeds to selling shareholder, before expenses	US$	US$

(1)	See “Underwriting.”

The selling shareholder has granted the underwriters an option for a period of 30 days to purchase up to 37,650,000 additional ordinary shares, representing 7,530,000 additional ADSs, at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs to purchasers on or about                 , 2017.

BofA Merrill Lynch	Bradesco BBI	Citigroup	HSBC	Itaú BBA	Morgan Stanley

The date of this prospectus is                 , 2017

We, the selling shareholder and the underwriters have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. When you make a decision about whether to invest in our ADSs, you should not rely upon any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ADSs means that information contained in this prospectus is correct after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is not an offer to sell or solicitation of an offer to buy these ADSs in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: neither we, the selling shareholder, nor any of the underwriters have done anything that would permit the offering or possession or distribution of this prospectus or the Argentine prospectus in any jurisdiction where action for that purpose is required, other than in the United States

i

and Argentina. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States and Argentina.

We are also offering shares in Argentina using a Spanish language prospectus that will be filed with the CNV. The Argentine prospectus is in a different format than this prospectus in accordance with CNV regulations, but contains substantially the same information included in this prospectus. The public offering of the shares in Argentina has been authorized by the CNV pursuant to Resolution No. RESFC-2017-18952-APN-DIR#CNV dated September 28, 2017. The authorization by the CNV means only that the information requirements of the CNV have been satisfied. The CNV has not rendered an opinion with respect to the accuracy of the information contained in this prospectus. No offer or sale of ADSs may be made to the public in Argentina except in circumstances that do not constitute a public offer or distribution under Argentine laws and regulations.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Defined Terms

In this prospectus, unless otherwise indicated or the context otherwise requires:

•	all references to “Loma Negra,” “our company,” “we,” “our,” “ours” and “us,” or similar terms are to the registrant, Loma Negra Compañía Industrial Argentina Sociedad Anónima, a corporation organized as a Compañía Industrial Argentina Sociedad Anónima under the laws of Argentina, and its consolidated subsidiaries;

•	all references to the “selling shareholder” are to Loma Negra Holding GmbH;

•	all references to the “InterCement Group” are to InterCement Participações S.A. and its subsidiaries;

•	all references to the “InterCement Brasil” are to InterCement Brasil S.A.;

•	all references to “Yguazú Cementos” are to Yguazú Cementos S.A.;

•	all references to “Cofesur” are to Cofesur S.A.;

•	all references to “Ferrosur Roca” are to Ferrosur Roca S.A.;

•	all references to “Recycomb” are to Recycomb S.A.U.;

•	all references to “Argentina” are to the Republic of Argentina;

•	all references to “Paraguay” are to the Republic of Paraguay;

•	all references to the “Argentine government” or the “government” are to the federal government of Argentina;

•	all references to the “Central Bank” are to the Banco Central de la República Argentina, or the Argentine Central Bank;

•	all references to “CNV” refers to the Argentine Comisión Nacional de Valores, or the Argentine securities regulator;

•	all references to “U.S. dollars,” “dollars” or “US$” are to U.S. dollars;

•	all references to the “Peso,” “Pesos” or “Ps.” are to the Argentine peso, the official currency of Argentina;

•	all references to the “Guaraní,” “Guaraníes” or “G.” are to the Paraguayan guaraní, the official currency of the Republic of Paraguay;

•	all references to “IFRS” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board, or the IASB; and

•	all references to “AFCP” are to the Argentine National Association of Portland Cement Producers (Asociación de Fabricantes de Cementos Portland).

Solely for the convenience of the reader, we have translated some amounts included in this prospectus, including in “Prospectus Summary,” “Summary Consolidated Financial and Other Information,” “Capitalization” and “Selected Consolidated Financial and Other Information” from Pesos into U.S. dollars. Unless otherwise indicated, the rate used to translate such amounts was Ps.16.5985 to US$1.00, which was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars as of June 30, 2017. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. Such translations also should not be construed as representations that the Peso amounts represent or have been or could be converted into U.S. dollars as of that or any other date. See “Exchange Rates” for more detailed information regarding the translation of Pesos into U.S. dollars.

Financial Statements

We maintain our books and records in Pesos, the presentation currency for our financial statements and also the functional currency of our operations in Argentina. We have prepared our unaudited consolidated interim financial statements in accordance with International Accounting Standard No. 34 “Interim Financial Reporting,” or IAS 34, and our annual audited consolidated financial statements included in this prospectus in accordance with IFRS, as issued by the IASB. Unless otherwise noted, our financial information presented herein as of June 30, 2017 and for the six-month periods ended June 30, 2017 and 2016 and as of and for the years ended December 31, 2016, 2015 and 2014 is stated in Pesos, our reporting currency.

This prospectus includes our unaudited condensed interim consolidated financial statements as of June 30, 2017 and for the six-month periods ended June 30, 2017 and 2016, together with the notes thereto, or “our unaudited consolidated interim financial statements,” and our audited consolidated financial statements as of and for each of the years ended December 31, 2016, 2015 and 2014, together with the notes thereto, or “our audited consolidated financial statements.” All references herein to “our financial statements,” “our audited consolidated financial information,” “our audited consolidated financial statements,” “our unaudited consolidated interim financial information,” and “our unaudited consolidated interim financial statements,” are to our consolidated financial statements included elsewhere in this prospectus.

Our audited consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014 do not consolidate results of operations with our subsidiary Yguazú Cementos S.A., which we control by our business combination as of December 22, 2016. As a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, we recorded the results of operations of our subsidiary Yguazú Cementos S.A. under the line item “share of profit (loss) of associates” in our consolidated statement of profit or loss and other comprehensive income and cash flow statement for the years ended December 31, 2016, 2015 and 2014 (see note 16 to our audited consolidated financial statements) and for the six-month period ended June 30, 2016 (see note 2.2 to our unaudited consolidated interim financial statements). However, the statement of financial position and results of operations of our subsidiary Yguazú Cementos as of and for the six-month period ended June 30, 2017 were consolidated on our unaudited consolidated interim financial statements only for that period (see note 2.2 to our unaudited consolidated interim financial statements).

Special Note Regarding Non-IFRS Financial Measures

This prospectus presents our EBITDA, net debt, EBITDA Margin and Adjusted EBITDA information for the convenience of the investors. Adjusted EBITDA is presented because our management believes that the disclosure of Adjusted EBITDA can provide useful information to investors, financial analysts and the public in their review of our operating performance, although it is not calculated in accordance with IFRS and should not be considered as a measure of performance in isolation. As further explained in “Summary Consolidated Financial and Other Information,” the results of operations from Yguazú Cementos S.A. were not consolidated with ours for the six-month period ended June 30, 2016 and the years ended December 31, 2016, 2015 and 2014.

We calculate EBITDA as net profit plus financial interest, net plus income tax expense plus depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts. Additionally, our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the cement industry, and therefore, our measures may not be comparable to those of other companies.

We believe that excluding tax on debits and credits to bank accounts from our calculation of Adjusted EBITDA is a better measure of operating performance when compared to other international players and it is possible that the new administration in Argentina will abolish this tax or will permit compensation of such tax in the short-term. Moreover, Law 27,264, in force since August 2016, established that small- and medium-sized companies may apply this tax as an advance payment of income tax. According to Law 27,264, we are a large-sized company in Argentina, and therefore, we are only permitted to apply 0.2% on the amount levied on credits to bank accounts as an advance payment of our income tax.

In addition, Law No. 27,260 has taken steps towards an overdue tax reform in Argentina by appointing a special commission of Congress to propose amendments to current tax regulations. There are no clear indications as to the particular reforms that might be addressed by this commission. However, since Argentina has been an active participant in the discussion at the Organization for Economic Co-operation and Development, or OECD, regarding Base Erosion and Profit Shifting, or BEPS, we can anticipate that potential reforms may include: the controlled foreign corporation regime, treaty abuse regulations, reporting obligations for transfer pricing purposes, among others. Also, it can reasonably be expected that the reforms addressed by Law No. 27,260 (elimination of taxation of dividends, elimination of the tax on minimum presumed income for tax years starting on January 1, 2019, reduction of personal asset tax rates, among others) will not be affected by future reforms.

Thus, for comparison purposes, our management believes that Adjusted EBITDA can be useful as an objective and comparable measure of operating profitability because it excludes this element from earnings, which does not provide information about the current operations of existing assets. Accordingly, our management believes that disclosure of Adjusted EBITDA can provide useful information to investors, financial analysts and the public in their evaluation of companies’ operating performance.

We calculate net debt as borrowing less cash and banks less investments and net debt/Adjusted EBITDA ratio represents net debt as of the end of the applicable period divided by Adjusted EBITDA for the then most recently concluded fiscal year, as applicable. Our management believes that these non-IFRS measures also provide transparent and useful information to investors and financial analysts in their review of our operating performance and financial profile and in the comparison of such performance to the operating performance of other companies in the same industry or in other industries that have different capital structures and debt levels.

The non-IFRS financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the cement industry, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of our Adjusted EBITDA to net profit, see “Selected Consolidated Financial and Other Information.”

EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments. EBITDA and Adjusted EBITDA include adjustments that represented a cash expense or that represented a non-cash charge that may relate to a future cash expense, and some of these expenses are of a type that we expect to incur in the future, although we cannot predict the amount of any such future charge.

This prospectus also presents Adjusted EBITDA, Adjusted EBITDA Margin and net debt information of our subsidiary Yguazú Cementos for the periods indicated, for the convenience of investors. Our calculation of Adjusted EBITDA and net debt for Yguazú Cementos is different from our calculation of Adjusted EBITDA and net debt on a consolidated basis. See “Selected Consolidated Financial and Other Information” for further information.

v

Market Data and Other Information

We obtained the market and competitive position data, including market forecasts, used throughout this prospectus from internal surveys, market research, publicly available information and industry publications. We include data from reports prepared by ourselves; the Argentine National Association of Portland Cement Producers (Asociación de Fabricantes de Cementos Portland), or AFCP; the Central Bank; the Central Bank of Paraguay; the Instituto Nacional de Estadísticas y Censos (the National Statistics and Census Institute), or INDEC; the World Bank; the International Monetary Fund, or IMF; and the “Global Cement Report—12th Edition,” World Cement Directory—2017 published by Tradeship Publications Ltd, or the Global Cement Report, an international industry publication.

We have used the following sources to obtain market share and other related data:

•	Global Cement Report ;

•	U.S. Minerals Yearbook;

•	Oxford Economics;

•	the International Cement Review;

•	the AFCP;

•	Consultora de Estudios Bonarense S.A., or ABECEB; and

•	Grupo Construya

In January 2007, the INDEC, which is the only institution in Argentina with the statutory authority to produce official nationwide statistics, modified the methodology used to calculate certain of its indices. On January 8, 2016, the Macri administration issued Decree No. 55/2016 declaring a state of administrative emergency with respect to the national statistical system and the INDEC until December 31, 2016. As a result of this decree, the publication of certain macroeconomic figures was suspended. After the process of reorganization, on June 16, 2016, INDEC began releasing official measurements of its primary indication of inflation, the CPI. INDEC reported that the monthly CPI increase in 2017 was 1.3% in January, 2.5% in February, 2.4% in March, 2.6% in April, 1.3% in May, 1.2% in June, 1.7% in July and 1.4% in August. INDEC has also published inflation figures for the Wholesale Price Index (Índice de Precios Internos al por Mayor), or WPI, for 2017, reporting monthly increases of 1.5% in January, 1.7% in February, 0.9% in March, 0.5% in April, 0.9% in May, 1.9% in June, 2.6% in July and 1.9% in August. The WPI for the year ended December 31, 2016 showed an annual increase of 34.5%.

Industry publications generally state that the information presented therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the industry data presented herein, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

All references in this prospectus to “tons” shall also include “metric tons.” References to “dmt” are to dry metric ton. References to “kt” shall mean “kiloton,” equivalent to 1,000 tons. The term “MW” and “GW” refers to megawatt and gigawatt, respectively, and the term “GWh” refers to gigawatt hours.

Rounding

We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

All “as adjusted” amounts contained in this prospectus have been adjusted to reflect the receipt by us of the estimated net proceeds at an assumed public offering price of US$3.40 per ordinary share (or US$17.00 per ADS), the mid-point of the price range set forth on the cover page of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ADSs. You should read the entire prospectus carefully for a more complete understanding of our business and this offering, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements, included elsewhere in this prospectus, before making an investment decision.

Overview

Loma Negra is the leading cement producer in Argentina.

We believe that the economic recovery of Argentina represents one of the most attractive opportunities in global emerging markets today. Cement consumption is highly correlated to economic activity and we expect demand for cement to grow significantly within the next five years in Argentina. After two decades of capital scarcity across the industry, installed cement production capacity in the country is reaching its limit and we believe that Argentina will soon face a structural cement supply deficit. In the first nine months of 2017, cement consumption in Argentina has increased 10.7% year-on-year, according to AFCP.

We produce and distribute cement, masonry cement, aggregates, concrete and lime to wholesale distributors, concrete producers and industrial customers, among others. Our products are primarily used in construction, which we expect to be one of the fastest growing sectors of the Argentine economy in the next five years, resulting in an expected compound annual growth rate of 7.2% of the cement market, according to ABECEB. We held a market share of 45.4% in terms of sales volume in Argentina for the six months ended June 30, 2017, according to the AFCP.

Over our 90-year history we have built Argentina’s sole pan national, vertically-integrated cement and concrete business, supported by top-of-mind brands and captive distribution channels. As of June 30, 2017, our consolidated annual installed clinker and cement production capacities amounted to 5.5 million tons and 9.9 million tons, respectively. We hold significant, strategically located limestone reserves and we estimate that our existing quarries have sufficient reserves to support our operations for more than 100 years, based on our 2016 cement production levels.

We also own 51% of an integrated cement production plant in Paraguay, another key growth market in South America, through our subsidiary Yguazú Cementos S.A. We are one of two leading cement producers in Paraguay where we held a 46% market share in terms of sales volume for the six months ended June 30, 2017, according to management estimates.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we had net revenue of Ps.6,669.2 million (US$401.8 million) and Ps.9,874.4 million (US$594.9 million), respectively, and net profit of Ps.692.0 million (US$41.7 million) and Ps.502.0 million (US$30.2 million), respectively. For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we also had Adjusted EBITDA of Ps.1,738.1 million (US$104.7 million) and Ps.2,350.1 million (US$141.6 million), respectively, and our Adjusted EBITDA margin and net margin amounted to 26.1% and 10.4% and to 23.8% and 5.1%, respectively, in the same periods. Our net debt as of June 30, 2017 and December 31, 2016 was Ps.4,446.3 million (US$267.9 million) and Ps.3,535.7 million (US$213.0 million), respectively.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, Yguazú Cementos had net revenue of Ps.528,4 million (US$31.8 million) and Ps.930.0 million (US$56.0 million), respectively, and net profit of Ps.121.4 million (US$7.3 million) and Ps.104.7 million (US$6.3 million), respectively. Yguazú Cementos had Adjusted EBITDA of Ps.215.9 million (US$13.0 million) and Ps.347.5 million (US$20.9 million) for the six-month period ended June 30, 2017 and the year ended December 31, 2016, respectively, its Adjusted EBITDA margin during the same periods amounted to 40.9% and 23.0%, respectively, and its net margin during these periods amounted to 23.0% and 11.3%, respectively. Yguazú Cementos’ profit or loss statement was only consolidated on our unaudited consolidated interim financial statements for the six-month period ended June 30, 2017.

Our Markets

The map and chart below shows the location and type of our cement facilities, as well as their respective installed capacities and the year their respective operations began:

(1)	Capacity is measured by annual installed cement production in millions of tons, based on a 365-day production per annum.

Argentina. In Argentina, we own six integrated cement plants (which include limestone quarries and calcination kilns), two cement grinding facilities, one cement blending facility, 11 concrete plants, one lime production facility, one waste blending facility and we operate one rented aggregates quarry. We have state-of-the-art equipment and key machinery installed and operative at most of our facilities, such as mills and kilns. We regularly monitor our upgrade needs. We have also substantially upgraded our L’Amalí, LomaSer and Catamarca production facilities over the past years, by making capital expenditures in dust filters, grinding mills, packing machines and a cement silo.

Our total annual installed cement production capacity amounted to 9.1 million tons as of June 30, 2017 and, according to information available from the AFCP, we had a market share of 45.4% in cement sales volumes for the six months ended June 30, 2017, the leading position in the country. We are also the sole player with a pan national reach covering all regions in Argentina, according to information available through the AFCP.

Total cement production in Argentina in 2016 was 10.9 million of tons, according to the AFCP. Given the current high utilization rate of the industry, its capacity will need to expand in the short-term in order to address the expected increase in local cement consumption. We believe that we are strategically positioned to supply the expected incremental cement demand in the country, due to our pan national footprint, our diversified product portfolio, our strong brand recognition, our significant limestone reserves and the strategic locations of our facilities close to the main cement consumption centers of Argentina.

In order to efficiently meet the expected increase in demand for cement products in Argentina, we are increasing our annual installed cement production capacity of our L’Amalí plant from 2.2 million tons to 4.9 million tons by the beginning of 2020. In addition to expanding our installed capacity, we expect this project to streamline our operations, reducing our overall operating costs. Our L’Amalí plant is strategically located in the Province of Buenos Aires, close to the Greater Buenos Aires metropolitan area, in the Buenos Aires region, a region that accounted for 42% of Argentina’s national cement consumption during the first half of 2017, according to AFCP, and is close to one of our largest limestone reserves in the country. Moreover, our L’Amalí plant is connected to the Ferrosur Roca freight railway, which also connects our plants in Olavarría, Barker, Ramallo and Zapala as well as our LomaSer distribution center. Once the expansion is completed, we estimate that L’Amalí will be the largest cement plant in Argentina and one of the largest in Latin America based on installed capacity.

We understand that the low cement consumption per capita in Argentina relative to other Latin American economies, the limited number of major infrastructure investments in the country over the last decade, the local housing deficit and the growth prospects for the Argentine economy create a compelling opportunity for the construction sector and will jointly drive demand for cement, masonry cement, concrete, aggregates, lime and other building materials.

Over the past decades, Argentina has experienced relatively little infrastructure development and a significant housing deficit: in 2016, this deficit amounted to 1.5 million residences in addition to 2.2 million residences in need of refactoring. Accumulated cement consumption in Argentina over the past 30 years was 6.0 tons/inhabitant, according to data from the U.S. Minerals Yearbook, AFCP and Oxford Economics. Comparable figures for the United States, Mexico, Chile, Brazil, Colombia and Peru were 9.2, 8.9, 8.0, 7.1, 6.7 and 6.3 tons/inhabitant, respectively.

We believe that cement consumption in Argentina has significant potential to grow before reaching the levels of developed nations, similar to the curve observed in other Latin American countries that experienced macroeconomic recovery cycles (Brazil between 2005 and 2015, Mexico after the implementation of NAFTA, Peru after the implementation of market reforms enacted in 2005, Ecuador after the implementation of market reforms enacted in 2005 and Chile over the last two decades), where cement consumption per capita during these stated periods experienced a structural increase from 150-250 kg to above 350 kg, according to data from the U.S. Minerals Yearbook and Oxford Economics. Cement consumption per capita in Argentina in 2016 was 248 kg, as per AFCP data, compared to cement consumption in Peru, Ecuador and Chile of 366 kg, 374 kg and 378 kg, respectively.

Since assuming office in December 2015, the Macri administration in Argentina has announced and executed several structural economic, regulatory and policy reforms. As a result, the economy has undergone certain fiscal, monetary and currency adjustments. While 2016 was a transition year from a political and economic perspective, 2017 is showing signs of strong recovery for the economy, particularly for the construction activity. In the first eight months of 2017, cement consumption increased 10.4% year-over year, according to AFCP.

In September 2016, the Macri administration announced a US$260.0 billion investment plan across multiple sectors of the economy, including improvement of existing roads and construction of new roads and highways, and the construction of dams and social housing, among other. According to AAICI Ingeniería y Construcción Industrial, investment in transportation infrastructure and public works projects in Argentina are expected to total approximately US$155 billion mainly during the next 10 years. For example, the Argentine government launched a nationwide plan to renovate and operate existing roads and highways and to develop new ones for a total of US$55 billion, from 2017 through 2027.

Paraguay. Our subsidiary, Yguazú Cementos, produces cement at its integrated clinker facility located at Villa Hayes, Paraguay. This plant, operating since 2014, has 0.8 million tons of annual installed cement production capacity. Based on internal estimates, we had a market share in terms of sales volumes in Paraguay of approximately 46% for the six months ended June 30, 2017, positioning us as the second largest cement producer in the country.

Paraguay, similar to Argentina, has a significant housing deficit as well as a relatively large pipeline of infrastructure projects, providing opportunities for growth in the country’s construction sector and, consequently, driving additional cement demand. In 2016, Paraguay recorded a housing deficit of approximately 1.4 million residences, which is expected to increase by approximately 13% to 1.6 million by 2020, according to the National Secretary for Housing and Habitat of Paraguay (Secretaría Nacional de la Vivienda y el Hábitat), or SENAVITAT.

Additionally, Paraguay lags behind other Latin American countries in terms of cement consumption per capita. Based on internally available information, we estimate that cement consumption per capita for Paraguay in 2016 was 185 kg.

According to Paraguay’s Central Bank, over the past five years Paraguay has experienced an economic expansion trend with an average annual real GDP growth rate of 4.9% between 2012 and 2016. The country’s construction sector is expected to grow by 10% in 2017 on the back of increasing investments in private infrastructure projects as well as the continuation of public sector investments in infrastructure.

The Paraguayan government seeks to promote the development of infrastructure in the country by committing public funding and stimulating the involvement of the private sector. For instance, Paraguay’s Ministry of Public Work and Communications invested US$4.8 billion in public works during 2015 and 2016, and has publicly announced an annual investment target of US$1.0 billion for the coming years.

Other Businesses

In addition to our cement business, through our wholly-owned subsidiary, Cofesur S.A., we indirectly control Ferrosur Roca, S.A., a company that holds a concession granted by the Argentine government to operate the Ferrosur Roca freight railway network with approximately 3,100 km of railroads in four provinces, connecting five of our production facilities (Olavarría, Barker, Ramallo, Zapala and L’Amalí) with our LomaSer, Solá and Bullrich distribution centers and also with harbors and the shale oil and gas field of Vaca Muerta. Third parties have access to this railway network and we charge them freight railway fees to ship their goods. We believe our transportation services offered to third-parties represent a growth opportunity for our railway business into other industrial sectors.

We also operate and develop co-processing projects focused on using alternative energy sources through our subsidiary Recycomb S.A.U., which is designed to recycle industrial waste for its later use as fuel in cement kilns. Recycomb operates through a modern facility located in Cañuelas, Province of Buenos Aires.

Our Controlling Shareholder

Our selling shareholder, Loma Negra Holding GmbH, an Austrian limited liability company, currently owns 99.4% of our outstanding capital stock. Our selling shareholder is indirectly (through Cimpor—Cimentos de Portugal,

SGPS, S.A.) owned and controlled by InterCement Participações S.A., our controlling shareholder. The InterCement Group is among the tenth largest cement producer globally (ex-China), by installed capacity, with 47.4 million tons of installed cement production capacity and 40 cement production facilities located in Latin America, Europe and Africa, as of December 31, 2016. A privately held company, headquartered in São Paulo, Brazil, InterCement Group is the cement market leader in Portugal, Mozambique and Cape Verde, the second largest player in Brazil, and it holds a regional leading position in South Africa and in Egypt. Additionally, through its stake in Loma Negra, InterCement is the cement market leader in Argentina and the second largest player in Paraguay.

Selected Operating and Financial Data

The following table sets forth certain data related to our operations in Argentina and Paraguay for the periods indicated.

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016(1)	2015	2014
Operating data (million tons annually):(2)
Installed cement capacity
Argentina	9.1	9.1	9.1	9.1	9.1
Paraguay	0.8	—	0.8	—	—

Total installed cement capacity	9.9	9.1	9.9	9.1	9.1
Installed clinker capacity
Argentina	5.2	5.2	5.2	5.2	5.2
Paraguay	0.3	—	0.3	—	—

Total installed clinker capacity	5.5	5.2	5.5	5.2	5.2
Installed concrete capacity in Argentina (in m3)	0.8	0.8	0.8	0.8	0.8
Installed aggregates capacity in Argentina	1.2	1.2	1.2	1.2	1.2
Installed lime capacity in Argentina	0.4	0.4	0.4	0.4	0.4
Production volume (millions of tons):
Cement, masonry and lime
Argentina	2.9	2.8	5.9	6.6	6.0
Paraguay	0.3	—	0.5	—	—

Cement, masonry and lime total	3.2	2.8	6.4	6.6	6.0
Clinker
Argentina	2.0	2.0	3.9	4.1	3.9
Paraguay	0.2	—	0.3	—	—

Clinker total	2.2	2.0	4.2	4.1	3.9

(1)	On December 22, 2016, we acquired 16.0% of the capital stock of Yguazú Cementos. Following such acquisition, we own 51.0% of the outstanding capital stock of Yguazú Cementos. As a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, we recorded the results of operations of our subsidiary Yguazú Cementos S.A. under the line item “share of profit (loss) of associates” in our consolidated statement of profit or loss and other comprehensive income and cash flow statement for the years ended December 31, 2016, 2015 and 2014 (see note 16 to our audited consolidated financial statements) and for the six-month period ended June 30, 2016 (see note 2.2 to our unaudited consolidated interim financial statements). However, the statement of financial position and results of operations of our subsidiary Yguazú Cementos as of and for the six-month period ended June 30, 2017 were consolidated on our unaudited consolidated interim financial statements only for that period (see note 2.2 to our unaudited consolidated interim financial statements).
(2)	Annual installed capacity is based on a 365-day production per annum.

The following tables set forth certain selected consolidated financial data for the periods indicated. The consolidated financial data displayed below only includes data from Yguazú Cementos as of and for the six-month period ended June 30, 2017 and net debt as of December 31, 2016. Net profit also includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014.

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014
	(amounts in millions of Ps.)
Selected financial data:
Net revenue	6,669.2	4,343.2	9,874.4	7,871.0	5,974.1
Gross profit	1,977.8	1,133.2	2,609.9	2,062.5	1,574.5
Gross profit margin	29.7%	26.1%	26.4%	26.2%	26.4%
Net profit	692.0	156.7	502.0	351.5	231.3
EBITDA	1,581.4	739.6	1,840.7	1,305.2	985.8
Adjusted EBITDA(1)	1,738.1	1,005.6	2,350.1	1,628.9	1,259.1
Adjusted EBITDA margin(2)	26.1%	23.2%	23.8%	20.7%	21.1%
Net debt(3)	4,446.3	—	3,535.7	1,491.4	1,739.9
Net debt/Adjusted EBITDA ratio(4)	—	—	1.50x	0.92x	1.38x
Total Borrowings	4,744.3	—	4,339.0	1,819.8	2,000.8

(1)	We calculate EBITDA as net profit plus financial interest, net plus income tax expense plus depreciation and amortization. For a reconciliation of our net profit to our EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.” We calculate Adjusted EBITDA as EBITDA plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts. For further information about our presentation of Adjusted EBITDA, see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.” For a reconciliation of our Adjusted EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue, expressed as a percentage.
(3)	We calculate net debt as borrowing less cash and banks less short-term investments. For a calculation of our net debt as of June 30, 2107 and December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(4)	Net debt/Adjusted EBITDA ratio represents net debt as of the end of the applicable period divided by Adjusted EBITDA for the then most recently concluded fiscal year, as applicable. Note that Adjusted EBITDA includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014 (see note 2.2 to our unaudited consolidated interim financial statements and note 16 to our audited consolidated financial statements), calculated at our equity interest of 35% (prior to obtaining control), whereas net debt includes 100% of the debt from Yguazú Cementos as of June 30, 2017 and December 31, 2016.

The following table shows the breakdown of our total net revenues by segments for each of the financial periods indicated:

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014
	(amounts in millions of Ps.)
Selected financial data
Argentina cement, masonry cement and lime segment	5,035.5	3,665.6	8,314.4	6,701.3	5,014.4
Concrete segment	798.1	459.8	1,044.6	793.7	664.5
Railroad segment	746.5	533.9	1,223.7	919.7	753.0
Aggregates segment	116.8	74.9	189.5	144.7	114.7
Others segment	66.7	38.3	75.6	56.6	48.9
Paraguay cement	528.4	—	—	—	—
Eliminations	(622.8)	(429.3)	(973.4)	(745.0)	(621.4)

Total net revenue	6,669.2	4,343.2	9,874.4	7,871.0	5,974.1

Our Competitive Strengths

We believe the following competitive strengths consistently differentiate us from our competitors and contribute to our continued success:

Market leader in Argentina, uniquely positioned to capture increasing demand for cement

As the leading market player, we believe we are the best positioned company to benefit from the increase in cement consumption in Argentina. We are the leading cement producer in Argentina as measured by our 45.4% market share in cement sales volume for the six months ended June 30, 2017, according to the AFCP. We hold a 49% market share in the Buenos Aires region, a region with the highest concentration of GDP and population in Argentina, and that during the first half of 2017 was the area with greatest local demand and responsible for approximately 42% of the country’s cement consumption.

We believe that our nationwide presence, production and distribution capabilities, our extensive limestone reserves as well as our recognized brand provide us with a competitive advantage to benefit from the expected growth dynamics in our markets in the near and medium term. We also believe that the relatively low cement consumption per capita in Argentina compared to other countries, the housing deficit, the positive macroeconomic outlook and the announced infrastructure investment plans will translate into growth opportunities in the construction sector driving incremental demand for cement, masonry cement, concrete, lime, aggregates and other building materials.

Our favorable market position in Argentina and critical scale represent a significant barrier to entry for new cement players. As production capacity continues to exceed depressed demand in other parts of the world, we may in the future face the possibility of competition from the entry into our market of imported clinker or cement. However, we believe that cement companies in Argentina are relatively protected from imports since imported raw materials will incur significant incremental costs. Inland logistics to transport clinker and/or cement also present difficulties for our competitors. In addition, our limestone reserves are strategically located close to key markets and any new entrant would find it difficult to secure the sourcing of raw material in our main markets.

We are also the second largest cement producer in Paraguay as measured by our estimated market share of approximately 46% of total sales volumes in Paraguay for the six months ended June 30, 2017. We believe that, from a lower base, the Paraguayan market will benefit from similar trends with potentially higher economic growth than in Argentina and that we are well positioned to take advantage of this growth opportunity as the largest privately owned cement producer in Paraguay, with the ability to serve the country’s key markets.

Unmatched brand recognition and long-term relationships with customers

We have consistently provided our customers with high-quality and value-added products and services since 1926. Throughout the years, we believe that we have developed superior brand recognition and a reputation for producing reliable and high-quality cement and concrete products.

We offer our customers a broad range of high-quality cement products and a diversified portfolio of heavy-building materials aimed at meeting their cement needs. We are the sole Argentine cement company with pan national coverage, as evidenced by our facilities located throughout the country. We believe that our cement can competitively reach areas covering the vast majority of the Argentine population. Our distribution system is aimed at providing the broadest product range in Argentina’s most important cement markets, particularly in the Greater Buenos Aires metropolitan area.

Loma Negra is our principal brand under which we sell branded bagged cement. As a result of being one of Argentina’s cement pioneers and because of our superior mix of quality, consistency and broad product offering, we believe that we are one of Argentina’s preferred choice of cement and that our clients view Loma Negra as synonymous with “cement.” The same applies to Lomax, our concrete brand. In Paraguay we sell cement through the Yguazú Cementos brand.

In 2015, we were awarded the Premio Prestigio for the third consecutive year. This prize is awarded by the Argentine market research firm Centro de Estudios de Opinión Pública, or CEOP, to the Argentine company with the most recognizable brand in its sector. We undertake several marketing initiatives in Argentina and Paraguay that are focused on enhancing brand awareness, such as our new brand image campaign, the upgrades to the look and feel of our customers’ distribution centers and the launch of sports’ sponsorship events, reinforcing our position as the most recognized cement brand in Argentina. We are renowned for product quality, receiving top rankings in the Reporte Inmobiliario, an Argentine real estate and construction publication.

We sell our products to wholesale distributors, concrete producers as well as industrial customers. Over the years, we have thoughtfully built a network of small- and medium-sized distributors throughout Argentina, on which we rely for almost two thirds of our sales, and which we cultivate through a wide range of client relationship programs, such as training and technical assistance, aimed at improving loyalty and customer service quality. We believe that we have forged, over a long period of time, a strong client relationship based on prioritizing service and product quality.

In addition, we participate in the concrete market under our Lomax brand name and we also sell granitic aggregates through our plant La Preferida in Olavarría. We have entered into long-term exclusivity agreements with groups of local concrete producers and we also use our own concrete plants as a captive distribution channel for our cement business.

Strategically located cement facilities and limestone quarries with an extensive logistics and distribution network

We are the sole cement company with nationwide production and distribution capabilities in Argentina. Our operations are vertically integrated, allowing us to capture a greater portion of the cement value chain and eliminate dependence on third parties during our production and distribution processes. We source our own limestone, fully own our cement and concrete plants, and operate an extensive and highly efficient logistics and distribution network, including a railway concession in Argentina. We believe that the strategic location of most of our facilities allows us to be in close proximity to our customers, our limestone quarries, energy supply sources (such as natural gas pipelines), and other suppliers, thus enhancing time to market, increasing operating efficiencies and reducing operating costs.

Our L’Amalí plant, located in the Province of Buenos Aires and connected to the Ferrosur Roca freight railway, has an annual installed production capacity of approximately 1.8 million tons of clinker and approximately 2.2 million tons of cement and complies with the highest standards of cement production technology and applicable environmental requirements. The plant, which became operational in August 2001, uses natural gas and solid fuels, together with alternative fuels from Recycomb. The L’Amalí plant produces cement in bulk. It also produces base cement that is used by LomaSer as a raw material for its cement production and clinker that is used by our other cement plants.

We own extensive limestone quarries that are strategically located adjacent, or in close proximity, to our integrated plants, reducing the need to transport limestone over large distances and decreasing our operating costs. We estimate that as of December 31, 2016, our quarries contain approximately 418 million tons of proven limestone reserves and approximately 435 million tons of probable limestone reserves, based on estimates that assume certain factors that are beyond our control. From the open-pit quarries we operate we can extract limestone efficiently, due to the general proximity of our limestone reserves to the surface and the overall high quality of the limestone in the mines. We believe our strategically located limestone quarries and reserves represent a significant competitive advantage relative to our competitors and potential new market entrants, whom we expect would face difficulties when it comes to not only securing new commercially viable limestone reserves, but also the licenses and permits that would be necessary to operate these quarries.

Our LomaSer plant, a blending, distribution and logistics facility located in the Province of Buenos Aires, provides us with a unique ability to rapidly and efficiently supply our complete range of cement products to the Greater Buenos Aires metropolitan area, Argentina’s primary cement consumption market. LomaSer also enables us to rebalance and optimize the utilization rates of our other plants in the region, receiving base cement filler and slag from the L’Amalí, Barker and Ramallo plants, storing these materials in a multi-cell silo, and then feeding a mixer with an annual installed cement production capacity of approximately 2.2 million tons.

Our freight railway network, with approximately 3,100 km of railroads in four provinces of Argentina, links five of our production facilities (Olavarría, Barker, Ramallo, Zapala and L’Amalí) with our LomaSer, Solá and Bullrich distribution centers that are located near major consumption centers, such as the Greater Buenos Aires metropolitan area, and also with harbors and the shale gas field of Vaca Muerta. We believe that the connection of our plants and distribution centers located close to the major cement consumption centers allows us to significantly reduce freight cost, optimize time to market and further improve our competitive position. Our Ferrosur Roca concession expires in 2023 and could be extended by the Argentine government for an additional term of 10 years; however, the Argentine federal government may issue changes to the current regulatory framework which could affect the terms of our concession. Rail transportation can be a more cost-effective, efficient and environmentally friendly method of transport compared to transportation by truck, as it lowers fuel consumption, helps to reduce traffic on roads (one train equals 75 trucks) and emits less CO2 (a train emits almost 80% less CO2 than a truck).

Industry leading technical expertise and constant focus on operational efficiency and cost management

We have developed significant technical expertise and best operating practice through our long-standing track record in the cement sector and our integration into the InterCement Group. We have historically aimed to reduce our operating costs and enhance our operating standards, thereby improving our profitability and key performance indicators in all of our operations, such as addition coefficient, power and heat consumption and kiln and mill efficiency. We have implemented several programs in order to achieve these results, including the use of the InterCement Management System, or IMS, our Performance Programs, and the increased use of co-processing.

InterCement Management System. We benefit from our integration into the InterCement Group, one of the largest cement companies in the world, with presence in 8 countries, 40 cement production facilities and more than 47 million tons of annual installed cement production capacity, as of December 31, 2016. As part of the benefits from being part of the InterCement Group, we use the IMS management model, which helps us improve results at both strategic and operational levels across all of our business units. Under the IMS model, we endeavor to increase sales, reduce costs, provide innovative solutions, improve processes, and monitor goals.

Performance Programs. We believe that our operations are very efficient, as compared with other companies using similar technology. We have developed performance operational programs, or Performance Programs, focused on generating consistent operating cost reduction practices, ability to respond in a timely manner to market changes and high operating standards, which have driven our ability to maintain our profitability levels even under challenging market conditions. These efforts have allowed us to improve some of our key performance indicators in a sustainable way, for instance by increasing the efficiency of our kilns and mills, reducing our clinker ratio from 72.1% to 69.8% and decreasing our thermal power consumption from 640 kcal/kg to 617 kcal/kg, both between 2014 and 2016. Additionally, the large scale of our operations provides us with competitive advantages, notably cost-efficiencies and integrated logistics.

Our engineering team has developed extensive expertise in the technology related to cement production, the construction of state-of-the-art cement facilities and the management and improvement of cement production processes. Over the past years, we have upgraded certain of our primary production plants, which have allowed us not only to improve our performance, but also to reduce our operating costs and expand our product line. This expertise has also contributed to our delivery of operating results that we believe are above industry averages, by allowing us to deploy fewer resources on maintenance while increasing the reliability and availability of our facilities. We also entered into a license agreement with the InterCement Group on an arms’ length basis for the transfer of technology and technical know-how in order to implement efficiencies in our operational structure, such as production capacity expansions, reduction of fuel consumption and other product and service improvements.

We believe that our approach to thermal and electrical energy management also distinguishes our operations. Given the energy-intensive nature of our industry, the efficient consumption of energy is an important competitive advantage. We try to maximize the efficiency and flexibility of our operations by employing several energy sources in our production processes that may be used interchangeably, depending on price levels and adequacy of supply, such as natural gas and petcoke. In addition to using the energy-efficient dry production process in all of our cement facilities, we have programs in place to reduce the consumption and cost of fuel in the plants in which we operate. In 2016, we signed a 20-year contract with Genneia S.A. to enhance the use of green energy in a cost-efficient manner and ensure compliance with the obligation to use renewable energy sources for industrial users commencing in 2018, in compliance with the obligations imposed by Laws Nos. 26,190 and 27,191, and related regulations.

Co-Processing. Most of our facilities are designed to use multiple sources of thermal energy and we are focused on increasing alternative energy sources in order to maximize operational efficiency and reinforce our commitment to sustainability. We consume substantial amounts of energy in our cement production processes and currently rely on third-party suppliers for a significant portion of our total energy needs. We are increasingly using co-processing in our operations, which utilizes agricultural, urban and industrial waste as a source of energy in substitution of fossil fuels and raw materials.

Corporate culture oriented towards operational excellence and superior results

We have consistently delivered net revenue and Adjusted EBITDA growth since 2005 and expect this trend to accelerate in the coming years. We believe we have been one of the most profitable cement companies in Argentina and Paraguay in the past three years, as measured by our EBITDA margin. Our healthy cash flow generation has supported our disciplined investments in growth and sustainable initiatives.

Argentina. Since we became part of the InterCement Group in 2005 through December 31, 2016, our cement sales volume in Argentina has grown by 52%, from 3.3 million tons in 2005 to 5.0 million tons in 2016, resulting in a compounded annual growth rate of 3.5%, while maintaining attractive margins and cash flow generation. We achieved this result over a period that included years of adverse macroeconomic conditions. We believe our business has great operating leverage and will outperform other businesses during the expected recovery of the Argentine economy.

Paraguay. Our execution and management capabilities, together with our systematic investments jointly drove a significant ramp-up of our operations in Paraguay, leading to a compounded annual growth rate for cement sales volume in Paraguay of 24% from 2011, when we began the construction of our Yguazú cement plant, through 2016. We believe our experience in Paraguay shows our ability to identify market opportunities, build new cement production facilities and make them fully operational and profitable in a short period of time.

Highly experienced and professional management team with a successful track record of value creation

Our management team, with an average of more than 20 years of experience in the cement industry in Argentina and Paraguay, has technical and local market expertise that has contributed to our growth over the past few years. We believe we have developed a strong professional business culture and a team of highly qualified executives. We also have a well-regarded and experienced board of directors, which includes independent directors.

Our controlling shareholder, the InterCement Group, has a deep knowledge of the cement industry resulting from its global leading position and is deeply committed to its investments in Argentina and Paraguay. We believe that InterCement Group’s sponsorship gives us a competitive advantage, due to its continuing support and sharing of its global know-how.

We are committed to sustainable development of our business and the quality of life of the communities in the regions where we operate. We believe that our corporate sustainability policy aims to provide long-term value to our shareholders, while also taking into account the economic, social and environmental dimensions of our business.

Our Strategy

Our goal is to capture the unique growth opportunity resulting from the expected Argentine economic recovery and continue benefiting from the growth path in Paraguay, while further enhancing efficiencies and our profitability. The key elements of our business are outlined below:

Leverage our market position to capture the expected increase in demand for cement in Argentina

We intend to take advantage of our differentiated market position in Argentina and further improve our market position to consistently capture the increasing cement demand anticipated as a consequence of the expected recovery of the Argentine economy. In effect, as the leader in the Greater Buenos Aires region, we are participating in most of the major construction and infrastructure public projects that have commenced in 2017 in the Province of Buenos Aires, supplying their respective cement and concrete needs. We expect to continue to pursue organic growth on the basis of our value proposition to customers and recent investments in maintenance and new facilities. In 2016, our utilization rate stood at 59.8%, assuming our nominal capacity, or 88.1%, assuming that our grinding capacities take into account operational limitations (operational shifts, extraordinary equipment repairs, mix of grinding products) and demand constraints (seasonality of markets). Thus, we believe we have cement production capacity to meet expected incremental demand in the following years.

Our expectations with respect to the recovery of the Argentine economy depend on numerous factors that are beyond our control, such as, political and economic instability, inflation and fluctuation in the value of the Peso, among others. Though we have started to see strong improvements in expectations and key macroeconomic indicators, we cannot accurately foresee the evolution of these variables.

Continue to invest into the expansion and further modernization of our production capacity

We are increasing the annual installed capacity of our L’Amalí plant from 2.2 million tons to 4.9 million tons by the beginning of 2020. We expect that this expansion will allow us to meet the anticipated increase in cement demand in the upcoming years in Argentina, while we also expect this project to further streamline operations at L’Amalí, thereby reducing operating costs. In addition, this new line will utilize the same current quarry as our L’Amalí plant.

While we are confident on our and our suppliers’ construction capabilities, our ability to successfully complete the expansion project on schedule is subject to engineering, construction, and regulatory risks. Our L’Amalí plant is strategically located in the Province of Buenos Aires, close to our largest limestone reserves, and is connected to the Ferrosur Roca freight railway. We believe this expansion will allow us to better serve a region of Argentina that was responsible for approximately 42% of the country’s cement consumption during the first half of 2017, according to AFCP. Once the expansion is completed, we estimate that L’Amalí will be the largest and most efficient cement plant in Argentina and one of the largest in Latin America based on installed capacity.

We constantly evaluate our production and distribution costs and develop new cost-reduction strategies, including shifting production between facilities that have different production costs in order to optimize production levels as a result of eventual changes in demand.

Furthermore, we are continuously analyzing additional modernization and expansion projects. Some of the projects we have analyzed include a kiln expansion at the Catamarca plant; a brownfield in Barker, Province of Buenos Aires; a second line in Paraguay; a new plant in the Province of San Juan; and the installation of a new mill in Ramallo, Province of Buenos Aires. Our management has spent considerable time evaluating these investment projects. If and when executed, these investment projects could further increase our production capacity within two to three years after we begin their implementation, which we believe would allow us to meet incremental demand, supply growing markets more efficiently, if needed, and further improve our profitability.

Our business strategy to continue to expand our cement production capacity and distribution network will require capital investments, which we may finance through our own generated free cash flow or additional financing. The successful implementation of our business strategy may depend on access to capital on terms that are acceptable to us.

Continue to drive commercial strategy around enhancing our commercial relationships, distribution network, brand as well as price positioning

We attempt to continue to use our distribution and logistics network to improve service and prompt delivery to our customers, ultimately strengthening our relationships with end-users of our products.

We continuously seek to enhance and consolidate the strength of our brand in the markets where we operate. For example, we have developed a wide range of client relationship programs aimed at improving loyalty, including training programs designed for top-level managers and owners of our principal clients and technical assistance support to our clients, which include technical visits, workshops, seminars and other client interactions.

Our pricing strategy follows local supply and demand dynamics and we expect the Argentine market to move into a supply deficit situation over the next decade. However, demand for our cement products depends, in large part, on construction levels and infrastructure developments, which are in turn highly correlated to prevailing economic conditions in the country.

Since our inception, we have developed and expanded our product portfolio, tailoring different mixtures and product lines for a wide variety of uses and client needs. We provide our clients with customized construction solutions with superior quality, reliability and uniform performance. We believe that, by educating retailers and end-consumers on our products’ attributes, we have been successful in building demand and realizing higher margins for our differentiated product offering.

Continue to improve operational efficiency, enhance the use of alternative energy sources and remain at the forefront of competitiveness and innovation

Our modernization efforts are designed to improve key performance indicators, such as kiln efficiency, mill reliability, clinker factor, energy use, utilization of alternative fuels and, ultimately, our emission levels. As an example, we have a number of projects in place to continue reducing our clinker to cement ratio, which is mainly achieved by substituting clinker with other materials such as slag or pozzolana, and results in higher product yield in a more environmental responsible manner with a lower cost of production. Similarly, in our concrete segment we have also developed the use of high performance products, allowing us to reduce the environmental impact of our products.

We have expanded the use of co-processing in our operations and we intend to use co-processing as our main alternative energy source. Co-processing utilizes agricultural, urban and industrial waste as a source of energy. The replacement of fossil fuels and raw materials with waste provides us with a dual advantage: (1) it allows us to replace non-renewable natural resources in our production process at a reduced cost; and (2) it presents a recognized benefit by disposing of waste that otherwise would have been deemed to be harmful and of environmental concern. We have implemented the highest industry standards and technology in developing our co-processing operations to ensure safety and efficiency. We co-processed 77,570 tons of waste in 2016, preserving more than 15,750 tons of natural resources and attaining a thermal substitution rate of 3.7%. We co-processed 28,300 tons of waste during the six-month period ended June 30, 2017, preserving more than 6,400 tons of natural resources and attaining a thermal substitution rate of 2.9%, and we expect to achieve a thermal substitution rate of 4.5% by the end of 2017. Such initiative should reduce the cost of using coal, petcoke, gas and other fuels and will act as a natural hedge against fossil fuel price volatility. We expect co-processing to incrementally have a direct effect on costs and margins, enabling us to expand further our profitability indexes.

Our growing use of co-processing as a substitute for fossil fuels, together with our incremental use of green energy, are expected to further reduce our thermal energy and electricity costs, which together comprise the main drivers of our cost structure, contributing 25.3% of our total cost of sales for the six-month period ended June 30, 2017 and 26.6%, 24.9% and 25.9% in 2016, 2015 and 2014, respectively.

Furthermore, we plan to continue investing in innovation and sustainable development in order to strengthen our commitment to the environment and position ourselves to comply with future environmental regulations.

In addition, we believe that the ongoing economic recovery in Argentina could provide opportunities to further reduce costs. For example, electricity costs shall be reduced if new power generators come online or if new natural gas producers enter the market.

Risk Factors

Investing in our ADSs involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ADSs. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our ADSs would likely decline and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	general economic and/or political conditions in Argentina may materially adversely affect our business, financial condition and results of operations;

•	demand for our cement products is highly related to housing construction in Argentina and Paraguay and on public infrastructure developments, which, in turn, is affected by political and economic conditions in those countries;

•	the construction industry has a cyclical nature, and variations in supply and demand, including reductions from a decrease in activities, or an increase of capacities, might lead to overcapacity and therefore to a reduced utilization of our cement plants;

•	we are subject to the possible entry of domestic or international competitors into our market, which could decrease our market share and profitability;

•	changes in the cost or availability of admixtures and raw materials supplied by third parties may adversely affect our business, financial condition and results of operations;

•	higher energy prices or governmental regulations that restrict energy available for our operation could materially adversely affect our operations and financial condition;

•	our business strategies require substantial capital and long-term investments, which we may be unable to fund competitively;

•	our ability to obtain funding on favorable terms to implement our long-term growth strategies;

•	delays in the construction of new cement facilities and the expansion of our existing facilities may materially adversely affect us;

•	mineral exploration activities depend on authorizations, concessions, licenses and permits from public authorities, which are subject to expiration, limitation on renewal, changes in the relevant laws and regulations and to various other risks and uncertainties that may affect our mining operations;

•	the Argentine federal government has exercised, and continues to exercise, significant influence over the Argentine economy, which could adversely affect our results of operations or financial condition; and

•	the risk factors discussed under the section “Risk Factors” in this prospectus.

Our Corporate Structure

The following organizational charts set forth our simplified corporate structure prior to, and immediately after, the completion of the offering:

Prior to the Completion of the Offering	After the Completion of the Offering

(1)	Indirect ownership (through Cofesur, in which we have a direct 100% equity ownership interest).
(2)	Assuming placement of all shares and no exercise of the underwriters’ option to purchase additional ordinary shares and additional ADSs.

Recent Development

EPC Contract for the expansion of the L’Amalí plant

On July 21, 2017, our board of directors approved the offer from Sinoma International Engineering Co. Ltd., or Sinoma, to act as the engineering, procurement and construction engineer in connection with the expansion of our L’Amalí plant. The execution phase of the project started in August 2017, with a total execution time of approximately 31 months. See “Business—Investments” for additional information.

Offer from Cimpor for transfer of technical know-how

On August 17, 2017, we accepted the offer from Cimpor - Serviços De Apoio à Gestão De Empresas S.A. in connection with services related to the transfer of technology and technical know-how relating to the designing and manufacturing of construction materials, such as cement, clinker, concrete, among others, and aimed at optimizing our performance and operations. See “Certain Relationships and Related Party Transactions—Other Transactions” for more information.

Material indebtedness

On August 15, 2017 the loans with the Inter-American Development Bank, or IDB, and the Corporación Andina de Fomento, or CAF, were paid in full.

On August 8, 2017, Yguazú Cementos S.A. entered into loan agreements with Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A. in aggregate principal amounts of G.255,000 million and G.168,000 million, respectively. The proceeds from such loans were used to prepay all outstanding amounts of the loans granted in 2013 by IDB and CAF, together with other short term debt, on August 15, 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy—Yguazú Cementos S.A.” for more information.

On September 25, 2017, we repaid in full a loan with Itaú-Unibanco S.A.–New York Branch. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy—Loma Negra C.I.A.S.A.—Itaú Unibanco S.A.” for more information.

Corporate Information

Our principal executive offices are located at Reconquista 1088, 7th Floor, City of Buenos Aires, Argentina. Our general telephone number is +54 (11) 4319-3000. Our website is http://www.lomanegra.com.ar. Information contained or accessible through our website is not incorporated by reference in, and should not be considered part of, this prospectus.

Our agent for service of process in the United States is C T Corporation System, located at 111 Eighth Avenue, New York, New York, 10011.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. Loma Negra, Lomax, Cemento San Martín, Plasticor, Cacique, Yguazú Cementos, Ferrosur Roca, Recycomb and Recyfuel are our most relevant and known registered trademarks. We also have several other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

The following is a brief summary of the terms of this offering and should be read together with more detailed information included elsewhere in this prospectus. For a more complete description of our ordinary shares and our ADSs, see “Description of Capital Stock” and “Description of American Depositary Shares” in this prospectus.

Issuer	Loma Negra C.I.A.S.A.

Selling shareholder	Loma Negra Holding GmbH.

As of the date of this prospectus, Loma Negra Holding GmbH beneficially owns 99.4% of our ordinary shares, representing 99.4% of our total capital and 99.4% of total voting rights. See “Principal and Selling Shareholder.”

Immediately after giving effect to the global offering, Loma Negra Holding GmbH will beneficially own 341,883,740 ordinary shares, representing 57.36% of our total capital and 57.36% of total voting rights, assuming the placement of all shares offered and no exercise of the underwriters’ option to purchase additional ordinary shares and additional ADSs (or 304,233,740 ordinary shares, representing 51.04% of our total capital and 51.04% of total voting rights, assuming placement of all shares offered and full exercise of the underwriters’ option to purchase additional ordinary shares and additional ADSs).

Underwriters	Banco Bradesco BBI S.A., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itau BBA USA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.

Argentine placement agent	Banco Patagonia S.A.

Shares offered in the global offering	The selling shareholder is offering 221,000,000 ordinary shares of common stock, which will be represented by ADSs, representing 37.08% of our capital stock (assuming placement of all shares offered and no exercise of the underwriters’ option to purchase additional shares), in the international offering.

We are offering up to 30,000,000 new ordinary shares of common stock, which may be represented by ADSs, representing 5.03% of our capital stock (assuming placement of all shares offered), in the global offering.

ADSs	Each ADS will represent five ordinary shares. The ADSs may be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued from time to time under a deposit agreement among us, Citibank, N.A., as depositary, and the holders and beneficial owners of ADSs. A registration statement on Form F-6 will be filed with respect to the ADSs issuable upon deposit of the ordinary shares.

Listing	Our ADSs have been approved for listing on the NYSE, under the symbol “LOMA,” and we expect our ordinary shares to be listed and traded on the BYMA under the symbol “LOMA.”

Global offering	The global offering consists of the international offering and the Argentine offering. The closings of the international offering and the Argentine offering are conditioned upon each other.

International offering	ADSs, each representing five ordinary shares, are being offered by us and the selling shareholder through the underwriters in the United States and in other countries outside Argentina.

Argentine offering	Concurrently with the international offering, 30,000,000 ordinary shares are being offered by us through the Argentine placement agent in Argentina.

Capital increase and share capital	As of the date of this prospectus, our share capital consists of 566,026,490 ordinary shares. See “Description of Bylaws and Capital Stock.”

Our ordinary and extraordinary shareholders meeting No.167 dated July 3, 2017 approved the increase of our share capital on an aggregate amount of up to Ps.5,000,000 represented by up to 50,000,000 new ordinary shares, which represents approximately 8.8% of our outstanding aggregate capital stock as of such date.

As part of this offering, we plan to issue 30,000,000 new ordinary shares, or the new ordinary shares. The new ordinary shares will enjoy all the same rights (including the right to receive dividends) as our current outstanding ordinary shares from the date of issuance.

Immediately after giving effect to the global offering and capital increase, our share capital will consist of 596,026,490 ordinary shares outstanding, assuming placement of all shares offered.

Offering price range and initial public offering price	The initial public offering price of the ADSs in the international offering is expected to be between US$15.00 and US$19.00 per ADS, and the offering price of our ordinary shares in the Argentine offering is expected to be between US$3.00 and US$3.80 per ordinary share.

Use of proceeds	We expect to receive total estimated net proceeds from the global offering of approximately US$91.87 million, after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us and assuming the placement of all shares offered, based on an offering price per common share of US$3.40 and per ADS of US$17.00, the mid-point of the range set forth on the cover of this prospectus.

We intend to use the net proceeds of the global offering to partially fund our growth plans primarily through the expansion of our L’Amalí plant, involving a total estimated investment of approximately US$350 million (see “Business—Investments”), and for working capital and other general corporate purposes.

The selling shareholder expects to receive total estimated net proceeds from the international offering of approximately US$702.56 million, after deducting estimated underwriting discounts and commissions and expenses of the international offering that are payable by the selling shareholder and assuming the placement of all shares offered and no exercise of the underwriters’ option to purchase additional shares (or US$822.25 million assuming the placement of all shares offered and full exercise of the underwriters’ option to purchase additional shares), based on an offering price for ADS of US$17.00, the mid-point of range set forth on the cover of this prospectus.

The InterCement Group intends to use the majority of the net proceeds it receives from the international offering to repay a portion of its outstanding indebtedness, which may include the repayment of all or a portion of the debt owed to certain of the underwriters or their affiliates, and the balance of the net proceeds for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of ADSs or ordinary shares offered by the selling shareholder.

See “Use of Proceeds.”

Option to purchase additional shares	The selling shareholder has granted the underwriters the right for a period of 30 days from the date of this prospectus to purchase in the aggregate up to 37,650,000 additional ordinary shares, representing 15% additional ADSs at the initial public offering price paid by investors minus any applicable discounts and commissions pursuant to their option to purchase additional shares.

Preemptive rights	All of our existing shareholders have a preferential subscription right, including preemptive rights, in the subscription of our new ordinary shares in a number sufficient to maintain their proportionate holdings in our total capital, and accretion rights, in the subscription of our new ordinary shares not subscribed by other existing shareholders under their preemptive rights in proportion to the percentage of shares for which such subscribing existing shareholders have exercised their preemptive rights. Existing shareholders may assign their preferential subscription rights subject to applicable law. See “Underwriting” in this prospectus.

The selling shareholder has communicated us that its board of directors has resolved that it will not exercise its preferential rights in the subscription of our new ordinary shares. All new ordinary shares are available for exercise of the preferential subscription rights by our remaining shareholders.

The preferential subscription period on our new ordinary shares will expire on or about October 31, 2017. After expiration of the preferential subscription period, the new ordinary shares not subscribed under the preferential subscription rights will be allocated to the investors in the global offering.

New shareholders will not have such preferential rights to subscribe the new ordinary shares to be issued in respect of the capital increase in connection with the global offering, but will have such rights in respect of any subsequent capital increase after delivery of the new ordinary shares. See “Risk Factors—Risks Relating to the Offering, Our Ordinary Shares and the ADSs—If we do not file or maintain a registration statement and no exemption from the Securities Act registration is available, holders of ADSs may be unable to exercise preemptive rights with respect to our ordinary shares.”

Voting rights	All holders of ordinary shares are entitled to one vote per share. Subject to Argentine Law No. 19,550, as amended (the “Argentine General Companies Law”), our bylaws and the terms of the deposit agreement, holders of ADSs will be entitled to instruct the depositary how to vote the number of ordinary shares represented by their ADSs. If we timely request the depositary to distribute voting materials to the ADS holders and the depositary does not receive timely voting instructions from an ADS holder on or before the date established by the depositary for such purpose, the depositary shall deem such ADS holder to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors with respect to the deposited securities represented by the holder’s ADSs, see “Description of American Depositary Shares—Voting Rights.” Non-Argentine legal entities that own ordinary shares directly are required to register in Argentina in order to exercise their voting rights. See “Description of Capital Stock” and “Description of American Depositary Shares.”

Dividends	Subject to Argentine law, foreign exchange regulations and the terms of the deposit agreement, holders of the ADSs will be entitled to receive, as from the date they become holders, dividends, if any, declared and paid on the ordinary shares represented by their ADSs to the same extent as holders of the ordinary shares. Cash dividends will be paid in Pesos and will be converted into U.S. dollars by the ADS depositary at the applicable exchange rate on the date of conversion and paid to the holders of ADSs, net of any dividend distribution fees, currency conversion expenses, taxes or governmental charges. See “Dividend Policy,” “Risk factors—Restrictions on transfers of foreign exchange and the repatriation of capital from Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the shares underlying the ADSs,” “Exchange Controls” and “Description of American Depositary Shares.”

In the six-month period ended June 30, 2017 and in the years ended December 31, 2016, 2015 and 2014, we paid dividends totaling Ps.442,3 million, Ps.853 million, Ps.0 and Ps.246 million to our ordinary shareholders, respectively.

Our future dividend policy and the amount of future dividends we decide to recommend to our shareholders for approval will depend on a number of factors, including, but not limited to, our cash flow, financial condition (including capital position), investment plans, prospects, legal requirements, economic climate and such other factors as we may deem relevant at the time. The amount of future dividends or interest attributable to shareholders’ equity we may pay is subject to Argentine corporate law and will be determined by our shareholders at general shareholders’ meetings as described in “Dividend Policy.”

Shareholders	The following table summarizes the percentage of our outstanding ordinary shares that will be held by our existing shareholders after giving effect to the offering, assuming the placement of all shares offered, no exercise of the option to purchase additional shares and assuming full exercise of the option to purchase additional shares, respectively:

	Ordinary Shares Beneficially Owned After Offering (Assuming No Exercise of the Option to Purchase Additional Shares)		Ordinary Shares Beneficially Owned After Offering (Assuming Full Exercise of the Option to Purchase Additional Shares)
	Number	Percentage	Number	Percentage
Loma Negra Holding GmbH	341,883,740	57.36	304,233,740	51.04

Depositary	Citibank, N.A.

Taxation	For a discussion of the material U.S. and Argentine tax considerations relating to an investment in our ordinary shares or the ADSs, see “Taxation—Material Argentine Tax Considerations” and “Taxation—United States Federal Income Tax Considerations.”

Lock-up agreements	We, our executive officers, directors and the selling shareholder have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or the ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of the representatives of the underwriters. See “Underwriting.”

Directed Share Program

At the selling shareholder’s request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered by this prospectus for sale to our board members and managers and to certain employees and board members of our controlling shareholder under a directed share program. If these persons purchase reserved ADSs, this will reduce the number of ADSs available for sale to the general public in the international offering. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public in the international offering on the same terms as the other ADSs offered by this prospectus.

Risk factors	An investment in our ADSs and in the underlying ordinary shares involves risks. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs and the underlying ordinary shares.

Proposed NYSE and BYMA Symbol	“LOMA.”

Mandatory tender offer in the case of a change in control	Upon becoming a public company in Argentina, we will be subject to the Argentine mandatory tender offer regime relating to acquisition of a “significant interest” and change of control offers.

See “Description of Capital Stock—Mandatory Public Offers Required Pursuant to Argentine Capital Markets Law and the CNV rules.”

Jurisdiction and arbitration	Pursuant to article 46 of Law No. 26,831, companies whose shares are listed on any authorized market (including the BYMA), such as we intend our ordinary shares to be, are subject to the jurisdiction of the arbitration court of such authorized market (in this case, the Tribunal de Arbitraje General de la Bolsa de Comercio de Buenos Aires, or any successor thereof) for all matters concerning such companies’ relationship with shareholders and investors, without prejudice to the right of shareholders and investors to submit their claims (or challenge any arbitral award, as provided by Sections 758 and 760 of the Argentine Code of Civil and Commercial Procedure) to the competent courts of Argentina. In case that the applicable laws provide for the accumulation of claims related to the same subject matter, such accumulation will be subject to the jurisdiction of the judicial courts. For all matters relating to the deposit agreement and the ADSs, we will submit to the jurisdiction of the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan.

Unless otherwise indicated, all information contained in this prospectus assumes:

i.	no exercise of the underwriters’ option to purchase up to 37,650,000 additional shares or ADSs;

ii.	the ADSs to be sold in the global offering will be sold at US$17.00 per ADS, which is the mid-point of the range set forth on the cover page of this prospectus and the shares to be sold in the global offering will be sold at US$3.40 per share (the per-share equivalent of the ADS price); and

iii.	placement of all shares offered.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following tables set forth our summary consolidated financial information as of June 30, 2017 and for the six-month periods ended June 30, 2017 and 2016 and as of and for the years ended December 31, 2016, 2015 and 2014, derived from our consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited consolidated interim financial statements in accordance with IAS 34, and our annual audited consolidated financial statements in accordance with IFRS, as issued by the IASB. In addition, we present certain selected supplemental financial and other information for Yguazú Cementos, which is derived from footnotes 2.2a and 2.3.2 to our unaudited consolidated interim financial statements and footnotes 2.3, 3.3.1 and 16 to our audited consolidated financial statements. You should read the following summary consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The results of operations for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014 are not necessarily indicative of our future performance.

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(2)	(in Ps.)		(in US$)(2)	(in Ps.)
	(amounts expressed in millions)
Consolidated statements of profit or loss:(1)
Net revenue	401.8	6,669.2	4,343.2	594.9	9,874.4	7,871.0	5,974.1
Cost of sales	(282.6)	(4,691.4)	(3,210.0)	(437.7)	(7,264.5)	(5,808.5)	(4,399.6)

Gross profit	119.2	1,977.8	1,133.2	157.2	2,609.9	2,062.5	1,574.5
Share of profit (loss) of associates	—	—	28.8	2.2	36.6	(105.1)	24.6
Selling and administrative expenses	(32.6)	(541.8)	(394.5)	(56.0)	(929.3)	(712.4)	(549.1)
Other gains and losses	0.1	1.3	9.8	7.5	123.9	50.1	(2.6)
Tax on debits and credits to bank accounts	(4.8)	(79.0)	(70.6)	(8.4)	(140.0)	(109.5)	(81.0)
Finance costs, net
Exchange rate differences	(2.6)	(43.1)	(157.9)	(15.7)	(261.0)	(158.8)	(145.7)
Financial income	1.2	19.7	17.2	2.5	41.1	26.2	23.4
Financial expenses	(19.3)	(319.8)	(340.5)	(43.5)	(721.4)	(458.9)	(505.3)

Profit before tax	61.2	1,015.1	225.5	45.8	759.8	593.9	338.9
Income tax expense
Current	(18.8)	(311.7)	(63.4)	(14.4)	(238.7)	(209.8)	(99.3)
Deferred	(0.7)	(11.4)	(5.4)	(1.1)	(19.0)	(32.5)	(8.3)

Net profit	41.7	692.0	156.7	30.2	502.0	351.5	231.3

(1)

On December 22, 2016, we acquired 16.0% of the capital stock of Yguazú Cementos. Following such acquisition, we own 51.0% of the outstanding capital stock of Yguazú Cementos. As a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, we recorded the results of operations of our subsidiary Yguazú Cementos S.A. under the line item “share of profit (loss) of associates” in our consolidated statement of profit or loss and other comprehensive income and cash flow statement for the years ended December 31, 2016, 2015 and 2014 (see note 16 to our audited consolidated financial statements) and for the six-month period ended June 30, 2016 (see note 2.2 to our unaudited consolidated interim financial statements). However, the statement of financial position and results of operations of our subsidiary Yguazú Cementos as of and for the six-month period ended June 30, 2017 were consolidated on our unaudited consolidated interim financial statements only for that period (see note 2.2 to our unaudited consolidated interim financial statements).
(2)	Solely for the convenience of the reader, Peso amounts for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions)
Consolidated statements of financial position:
Assets
Non-current assets
Property, plant and equipment	310.7	5,157.5	294.1	4,880.9	2,523.5	2,317.5
Intangible assets	3.7	61.5	3.4	57.0	53.2	47.0
Investments	0.0	0.3	0.0	0.3	543.8	511.2
Goodwill	2.4	39.3	2.4	39.3	39.3	39.3
Inventories	10.1	167.2	10.6	176.0	172.7	101.5
Other receivables	12.5	208.0	13.8	229.3	58.3	156.8
Trade accounts receivable	5.4	90.0	4.7	78.4	78.3	—

Total non-current assets	344.8	5,723.8	329.0	5,461.4	3,469.2	3,173.3

Current assets
Inventories	126.9	2,106.3	103.4	1,717.1	976.4	836.3
Other receivables	15.0	248.6	13.6	226.3	361.9	77.3
Trade accounts receivable	57.7	957.8	37.9	629.2	379.4	371.0
Investments	6.4	105.5	41.8	694.2	345.4	213.0
Cash and banks	17.6	291.8	14.1	233.8	56.9	47.9

Total current assets	223.5	3,709.8	210.9	3,500.6	2,120.0	1,545.5

Total assets	568.3	9,433.7	539.9	8,962.0	5,589.2	4,718.8

Shareholders’ equity
Capital stock and other capital related accounts	3.3	55.4	5.3	87.2	490.6	489.9
Reserves	3.6	59.2	2.6	43.7	460.0	232.1
Retained earnings	38.0	630.3	27.7	460.2	349.7	239.9
Accumulated other comprehensive income	10.3	170.2	9.0	149.3	169.4	59.9

Equity attributable to the owners of the Company	55.1	915.0	44.6	740.4	1,469.7	1,021.8

Non-controlling interests	28.2	468.4	23.5	390.1	28.1	24.9

Total shareholders’ equity	83.3	1,383.4	68.1	1,130.5	1,497.8	1,046.7

Liabilities
Non-current liabilities
Borrowings	104.1	1,727.6	76.9	1,277.0	688.0	1,121.7
Accounts payables	3.6	60.2	4.9	81.9	108.7	74.6
Provisions	8.4	139.4	7.3	120.7	107.4	100.0
Tax liabilities	0.0	0.7	0.1	1.1	3.0	2.4
Other liabilities	1.4	23.8	1.7	28.3	16.0	6.2
Deferred tax liabilities	18.4	304.8	17.6	292.9	295.8	233.0

Total non-current liabilities	135.9	2,256.5	108.6	1,801.9	1,219.0	1,537.9

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions)
Current liabilities
Borrowings	181.7	3,016.7	184.5	3,062.0	1,131.7	879.1
Accounts payable	113.9	1,891.1	134.1	2,226.1	1,242.9	881.3
Advances from customers	6.1	101.4	6.4	107.0	74.2	47.6
Salaries and social security payables	19.8	328.2	22.9	380.2	261.8	231.5
Tax liabilities	25.6	424.9	13.6	225.1	83.3	80.9
Other liabilities	1.9	31.4	1.8	29.3	78.5	13.9

Total current liabilities	349.1	5,793.8	363.3	6,029.6	2,872.4	2,134.3

Total liabilities	485.0	8,050.3	471.8	7,831.5	4,091.4	3,672.1

Total shareholders’ equity and liabilities	568.3	9,433.7	539.9	8,962.0	5,589.2	4,718.8

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions, unless otherwise indicated)
Other Data:
EBITDA(2)	95.3	1,581.4	739.6	110.9	1,840.7	1,305.2	985.8
Adjusted EBITDA(2)	104.7	1,738.1	1,005.6	141.6	2,350.1	1,628.9	1,259.1
Adjusted EBITDA margin(3)	26.1%	26.1%	23.2%	23.8%	23.8%	20.7%	21.1%
Net debt(4)(5)/Adjusted EBITDA ratio(5)	—	—	—	1.50x	1.50x	0.92x	1.38x

(1)	Solely for the convenience of the reader, Peso amounts as of and for the six-month period ended June 30, 2017 and as of and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(2)	We calculate EBITDA as net profit plus financial interest, net plus income tax expense plus depreciation and amortization. For a reconciliation of our net profit to our EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.” We calculate Adjusted EBITDA as EBITDA plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts. For further information about our presentation of Adjusted EBITDA, see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.” For a reconciliation of our Adjusted EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(3)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue, expressed as a percentage.
(4)	We calculate net debt as borrowing less cash and banks less short-term investments. For a reconciliation of our net debt as of June 30, 2017 and December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(5)

Net debt as presented reflects net debt for the six-month period ended June 30, 2017 and the year ended December 31, 2016. Net debt/Adjusted EBITDA ratio represents net debt as of the end of the applicable period divided by Adjusted EBITDA for the then most recently concluded fiscal year, as applicable. Note that Adjusted EBITDA includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014 (see note 2.2 to our unaudited consolidated interim financial statements and note 16 to our audited consolidated financial statements), calculated at our equity interest of 35% (prior to obtaining control), whereas net debt includes 100% of the debt from Yguazú Cementos as of June 30, 2017 and December 31, 2016.

Supplemental Information from Yguazú Cementos

The following table sets forth certain supplemental information of our subsidiary Yguazú Cementos for the periods indicated. For further information please see “Presentation of Financial and Other Information—Financial Statements.”

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)		(in Ps.)	(in US$)(1)	(in Ps.)
	(amounts expressed in millions)
Net revenue	31.8	528.4	392.6	56.0	930.0	692.8	618.0
Profit (loss) for the year	7.3	121.4	82.3	6.3	104.7	(300.4)	70.3
Finance costs, net	(0.2)	(3.9)	15.7	(4.6)	(76.7)	(376.0)	(12.8)
Income tax	(0.8)	(14.0)	(1.0)	(0.6)	(10.7)	8.6	(5.9)
Depreciation	(4.6)	(76.6)	(69.6)	(9.4)	(155.5)	(109.7)	(23.4)
Borrowings	(83.5)	(1,385.3)	—	(89.0)	(1,476.6)	—	—
Cash and cash equivalents	13.7	227.6	—	12.5	207.9	—	—

(1)	Solely for the convenience of the reader, Peso amounts as of and for the six-month period ended June 30, 2017 and as of and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

The following table shows certain supplemental non-IFRS information of our subsidiary Yguazú Cementos for the periods indicated. For further information please see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.”

	As of June 30,			As of December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions, unless otherwise indicated)
Adjusted EBITDA(2)	13.0	215.9	137.2	21.9	347.5	176.7	112.3
Adjusted EBITDA margin(3)	40.9%	40.9%	34.9%	37.4%	37.5%	25.5%	18.2%
Net debt(4)	69.8	1,157.6	—	76.4	1,268.7	—	—

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and as of December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(2)	We calculate Adjusted EBITDA as net profit plus financial costs, net plus income tax expense plus depreciation. For a reconciliation of Yguazú Cementos’ net profit to its Adjusted EBITDA for six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.

(3)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues.
(4)	We calculate net debt of our subsidiary Yguazú Cementos as borrowing less cash and cash equivalents. The following table sets forth our calculation of net debt of our subsidiary Yguazú Cementos as of June 30, 2017 and December 31, 2016:

	As of June 30, 2017		As of December 31, 2016
	(in US$)(a)	(in Ps.)	(in US$)(a)	(in Ps.)
	(amounts expressed in millions)
Net debt calculation:
Borrowings	83.5	1,385.3	88.9	1,476.6
(-)Cash and cash equivalents	13.7	227.6	12.5	207.9

Net debt	69.8	1,157.6	76.4	1,268.7

(a)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and as of December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

RISK FACTORS

This initial public offering and an investment in our ordinary shares or ADSs involve a significant degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus, before you decide to invest in our ordinary shares or ADSs. If any of the following risks were to occur, our business, financial condition and results of operations would likely be materially adversely affected. In that event, the trading price of our ordinary shares or ADSs would likely decline and you might lose all or part of your investment. The following risks are not the only risks that we face; we are subject to various risks mainly resulting from changing economic, environmental, political, industry, business, financial and climate conditions.

For purposes of this section, the indication that a risk, uncertainty or problem may or will have a “material adverse effect on us” or that we may experience a “material adverse effect” means that the risk, uncertainty or problem could have a material adverse effect on our business, financial condition or results of operations and/or the market price of our ordinary shares or ADSs, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.

Risks Relating to Argentina

Most of our operations, property and customers are located in Argentina. As a result, the quality of our assets, our financial condition and the results of our operations are dependent upon the macroeconomic, regulatory, social and political conditions prevailing in Argentina from time to time. These conditions include growth rates, inflation rates, exchange rates, taxes, foreign exchange controls, changes to interest rates, changes to government policies, social instability, and other political, economic or international developments either taking place in, or otherwise affecting, Argentina.

Investing in an emerging economy such as Argentina entails certain inherent risks.

Argentina is an emerging economy and investing in such markets generally carries risks. These risks include political, social and economic instability that may affect Argentina’s economic results. In the past, instability in Argentina has been caused by many different factors, including the following:

•	adverse external economic events or factors;

•	fiscal deficits;

•	inconsistent fiscal and monetary policies;

•	dependence on external financing;

•	changes in governmental economic or tax policies;

•	high levels of inflation;

•	abrupt changes in currency values;

•	high interest rates;

•	wage increases and price controls;

•	exchange and capital controls;

•	political and social unrest;

•	fluctuations in Central Bank reserves; and

•	restrictions on exports and imports.

Any of the above factors either individually or taken together could have adverse consequences on the Argentine economy as well as on our business, results of operations and financial condition.

Political and economic instability in Argentina, similar to what has been experienced in the recent past, may have an adverse effect on the Argentine economy and our business, results of operations and financial condition.

Argentina has experienced political and socio economic instability in the past and may experience further instability in the future. In 2001 and 2002, Argentina suffered a major political, economic and social crisis, which resulted in institutional instability and a severe contraction of the economy (GDP contracted 10.9% in 2002), with significant increases in unemployment and poverty rates. Among other consequences, the crisis caused large currency devaluation and led the federal government of Argentina to default on its external debt. In response, the federal government implemented a series of emergency measures, including strict foreign exchange controls and monthly limits on bank withdrawals.

The Argentine economy experienced a recovery following the 2001-2002 crisis. Since 2008, however, it has struggled to curb strong inflationary pressures and stagnant growth, primarily as a result of the following factors: the monetary and fiscal policies introduced by the Fernández de Kirchner administration (which remained in office until December 2015); strict foreign exchange controls coupled with overvalued real exchange rates that constrained foreign trade and investments; inability to obtain international financing and a decline in prices of agricultural products. The ensuing erosion of confidence in the Argentine economy resulted, among other things, in capital outflows, decreasing investment, a significant decline in the Central Bank’s international reserves, and political and social unrest. According to restated information released by the INDEC, Argentina’s real GDP grew by approximately 2.4% in 2013, decreased by approximately 2.5% in 2014 and grew by approximately 2.6% in 2015. According to preliminary estimations published by the INDEC, Argentina’s real GDP decreased by 2.3% during the year ended 2016 compared with the same period of 2015. However, during the first six months of 2017, Argentina’s real GDP has increased by 1.6% compared with the same period of 2016, according to INDEC.

A new government led by Mr. Mauricio Macri was elected in November 2015 and has introduced several structural economic and policy reforms since then. As of the date of this prospectus, additional marginal litigation initiated by some holdout creditors continues in several jurisdictions.

As of the date of this prospectus, the impact that these measures taken by the Macri administration will have to the Argentine economy as a whole cannot be predicted, and the Macri administration’s ability to implement all announced measures as currently contemplated cannot be assured. Inflation, any decline in GDP and/or other future economic, social and political developments in Argentina, over which we have no control, may adversely affect our financial condition or results of operations.

The impact of the congressional and presidential elections on the future economic and political environment of Argentina remains uncertain.

Since assuming office on December 10, 2015, the Macri administration has announced several significant structural economic and policy reforms, including:

•

INDEC reforms. Following the 2015 Presidential elections, the Macri administration appointed Mr. Jorge Todesca, previously a director of a private consulting firm, as head of the INDEC. On January 8, 2016, based on its determination that INDEC had failed to produce reliable statistical information, particularly with respect to Consumer Price Index (Índice de Precios al Consumidor), or CPI, GDP, poverty and foreign trade data, the new administration declared a state of administrative emergency for the national statistical system and INDEC until December 31, 2016. As consequence of the emergency declaration, the INDEC ceased publishing certain statistical data until June 16, 2016. Beginning in June 2017, the INDEC commenced to release a new Federal CPI measuring statistics from 39 cities within Argentina.

•	Foreign exchange reforms. The Macri administration implemented reforms to the foreign exchange controls regime, the FX Market (Mercado Único y Libre de Cambios), or the MULC. Argentine residents still have an obligation to (a) comply with the reporting regimes set forth by Communication “A” 3602 and Communication “A” 4237 of the Central Bank, and (b) transfer to Argentina and sell in the FX Market the proceeds of their exports of goods within the applicable deadline. In addition, on December 17, 2015, because certain restrictions were lifted, the Peso devalued against the U.S. dollar. See “—Fluctuations in the value of the Peso could adversely affect the Argentine economy, and consequently our results of operations or financial condition” and “Exchange Controls.”

•	Foreign trade reforms. The Argentine government eliminated export duties on wheat, corn, beef and regional products, and reduced the duty on soybeans by 5% to 30%. Further, the 5% export duty on most industrial exports was eliminated. With respect to payments for imports of goods and services, the Macri administration also eliminated limitations for access to the foreign exchange market for any new transactions as of December 17, 2015 and for existing debts for imports of goods and services as of April 22, 2016. On January 2, 2017 the Argentine government enacted a further reduction of the export duties rate set for soybean and soybean products, setting a monthly 0.5% cut on the export duties rate beginning on January 2018 and until December 2019. In addition, importers were offered short-term debt securities issued by the Argentine government to repay outstanding commercial debt for the import of goods.

•	Electricity and gas reforms. The Argentine government has also declared a state of emergency with respect to the national electrical system, which will be effective until December 31, 2017. Under this state of emergency, the Argentine government will be permitted to take actions designed to guarantee the supply of electricity. In this context, subsidy policies were reexamined and new electricity tariffs went into effect on February 1, 2016 with varying increases depending on geographical location and consumption levels. Following the tariff increases, preliminary injunctions requesting a suspension of tariff increases were filed by customers, politicians and non-governmental organizations that defend customers’ rights, which were granted by Argentine courts. The new gas tariff schedule was published on October 7, 2016 with an average increase of 200%. On October 11, 2016, the Ministry of Energy and Mining (a) expanded the amount of eligible beneficiaries of social tariffs to include retirees and pensioners that receive pensions equal to up to two minimum salaries, certain war veterans and medically dependent customers, and (b) decreed that institutions that perform activities of public interest would be entitled to residential rates. The year-on-year increase in the price of energy in the wholesale electricity market for end-users, which excludes transportation and distribution costs and accounts for approximately 45% of the tariff to end-users in the City of Buenos Aires, totaled 233% (from Ps.96/MWh to Ps.320/MWh on average), while the increase in the price of natural gas for end-users was 68% (from Ps.37/MMBtu to Ps.62/MMBtu on average). On March 10, 2017, a public hearing was held in order to discuss the increase in gas rates as of April 2017. On March 31, 2017, the new gas tariff scheme was published by the Macri administration with an average increase of 24% as of April 2017.

•

Domestic Capital Markets: In December 2012 and August 2013, the Argentine Congress established new regulations relating to domestic capital markets. Such regulations generally provide for increased intervention in the capital markets by the government, authorizing, for example, the

Comisión Nacional de Valores, or CNV, to appoint observers with the ability to veto the decisions of the board of directors of companies admitted to the public offering regime under certain circumstances and suspend the board of directors for a period of up to 180 days. In November, 2016, the Argentine executive branch sent a bill to the Argentine Congress to reform the current Capital Markets Law No. 26,831 which, among other changes, proposes the abrogation of this power granted to the CNV and generally seeks to modernize the entire regulatory framework applicable to the Argentine capital markets, incorporating current international practices to contribute to its development. However, as of the date of this prospectus, such bill has not yet been passed.

•	Corporate Criminal Liability Bill (Proyecto de Ley de Responsabilidad Penal Empresaria): On July 5, 2017, the House of Representatives approved a bill providing for the criminal liability of corporate entities for criminal offences against public administration and transnational bribery committed by, among others, its shareholders, attorneys-in-fact, directors, managers, employees, or representatives. According to the bill, a company may be held liable if such offences were committed, directly or indirectly, in its name, behalf or interest, the company obtained or may have obtained a benefit therefrom, and the offence resulted from a company’s ineffective control. Companies found liable under this bill may be subject to various sanctions, including, among others, fines ranging from 1% to 20% of its annual gross income during the fiscal year immediately preceding the commission of the offence and the partial or total suspension of its activities up to 10 years. In addition, the bill proposes to extend the criminal liability under the Argentine Criminal Code to cases of bribery committed outside Argentina by Argentine citizens or companies domiciled in Argentina. However, as of the date of this prospectus, such bill has not yet been passed.

As of the date of this prospectus, the impact that these measures and any future measures taken by the Macri administration will have on the Argentine economy as a whole and the cement and construction sector in particular cannot be predicted. It is not possible to predict such effect with certainty and such liberalization could also be disruptive to the economy and fail to benefit or harm our business. In addition, political parties opposed to the Macri administration retained a majority of the seats in the Argentine Congress in the 2015 elections, which will require the Macri administration to seek political support from the opposition for its economic proposals and creates further uncertainty in the ability of the Macri administration to pass any measure which it may expect to implement.

Primary elections for the selection of candidates for the October mid-term congressional elections were held in August 2017 and Mauricio Macri’s governing coalition obtained the largest share of the votes at the national level. However, even if the governing coalition repeats its performance in the October election it is expected that it will increase the number of its members in Congress (particularly in the Senate), but it is still likely to continue lacking a majority in either chambers of congress and, as a result, some or all of the required changes and improvement to the economy and investment environment (including the reduction of the fiscal deficit, reduction of the inflation rate and fiscal and labor reforms, among others) may not be implemented, which would adversely affect the continued improvement of the economy and investment environment.

Political uncertainty in Argentina relating to the measures to be taken by the Macri administration in respect of the Argentine economy could lead to volatility in the market prices of securities of Argentine companies, including in particular companies in the cement sector, such as ours, given the high degree of regulatory oversight and involvement in this sector.

The credibility of certain Argentine economic indices has been called into question, which may lead to a lack of confidence in the Argentine economy and, in turn, our business, results of operations and financial condition.

Since 2007, the INDEC, which is the only institution in Argentina with the statutory authority to produce official national statistics, has experienced a process of institutional and methodological reforms that have given rise to controversy regarding the reliability of the information that it produces, including inflation, GDP and unemployment data. Reports published by the International Monetary Fund, or IMF, stated that their staff used alternative measures of inflation for macroeconomic surveillance, including data produced by private sources, which showed inflation rates considerably higher than those published by INDEC since 2007. The IMF also censured Argentina for failing to make sufficient progress, as required under the Articles of Agreement of the IMF, in adopting remedial measures to address the quality of official data, including inflation and GDP data. On January 7, 2016, the Macri administration declared a state of administrative emergency in respect of the national statistical system and on the INDEC, until December 31, 2016. Since the declared state of emergency, the INDEC has ceased publishing certain statistical data and has only resumed publication of the CPI on June 16, 2016. On June 29, 2016, INDEC also published revised GDP data for the years 2004 through 2015. In July and October 2016, an IMF team met officers of INDEC and the finance ministry regarding the federal government’s new inflation and GDP statistics. Following the meeting, on November 9, 2016, the Executive Directors of the IMF lifted the motion of censure, enabling Argentina to borrow from the IMF again.

Notwithstanding the federal government’s new inflation and GDP statistics, we cannot assure you that the federal government may not vary or introduce any other measures that may affect the national statistics system and consequently the Argentine economy, in particular by undermining consumer and investor confidence, which ultimately could have a material adverse effect on our business, results of operations and financial conditions.

Continuing inflation may have an adverse effect on the Argentine economy, and, as a consequence, on our business, results of operation and financial condition.

Argentina has faced and continues to face high inflationary pressures. On January 8, 2016, Decree No. 55/2016 was issued by the federal government declaring a state of administrative emergency on the national statistical system and on the INDEC, until December 31, 2016. INDEC ceased publishing statistical data until a rearrangement of its technical and administrative structure was finalized. After the process of reorganization, on June 16, 2016, INDEC began releasing official measurements of its primary indication of inflation, the CPI. INDEC reported that the monthly CPI increase in 2017 was 1.3% in January, 2.5% in February, 2.4% in March, 2.6% in April, 1.3% in May, 1.2% in June and 1.7% in July. INDEC has also published inflation figures for the WPI, for 2017, reporting monthly increases of 1.5% in January, 1.7% in February, 0.9% in March, 0.5% in April, 0.9% in May, 1.9% in June and 2.6% in July. The WPI for the year ended December 31, 2016 showed an annual increase of 34.5%.

In the past, inflation has undermined the Argentine economy and the federal government’s ability to create conditions conducive to growth. A high inflation rate environment can negatively affect Argentina’s international competitiveness, real wages, employment rates, consumption rate and interest rates. The high level of uncertainty regarding such economic variables, and the general lack of stability in terms of inflation, could lead to reduced contract terms and affect the capability to plan ahead and make decisions. As noted above, this situation may have a negative impact on economic activity, which could materially and adversely affect our business, results of operations and financial condition. See “—Government intervention in the Argentine economy could adversely affect our results of operations or financial condition.”

Further, our consolidated financial statements are not adjusted for inflation as such adjustment is not required under IFRS guidance IAS 29. However, in recent years, certain macroeconomic variables affecting our business, such as the cost of labor, the exchange rate of the Peso to U.S. dollar and cost of sales associated with inputs necessary to run our business that are denominated in Pesos, have experienced significant annual changes, which, although they may not surpass the levels established in IAS 29, are nevertheless significant. As such, our results of operation and financial statements should be read and compared taking into consideration the effect of this impact.

Government measures, as well as pressure from labor unions, could require salary increases or added benefits, all of which could increase companies’ operating costs.

In the past, the Argentine government has passed laws and regulations forcing privately owned companies to maintain certain wage levels and provide added benefits for their employees. Additionally, both public and private employers have been subject to strong pressure from their workforce or the trade unions representing them to grant salary increases and certain worker benefits.

Labor relations in Argentina are governed by specific legislation, such as Labor Law No. 20,744 and Collective Bargaining Law No. 14,250, which, among other things, dictate how salary and other labor negotiations are to be conducted. Every industrial or commercial activity is regulated by a specific collective bargaining agreement that groups together companies according to industry sectors and by trade unions. While the process of negotiation is standardized, each chamber of industrial or commercial activity negotiates the increases of salaries and labor benefits with the relevant trade union of such commercial or industrial activity. In the cement industry, salaries are established on an annual basis through negotiations between the chambers that represent the cement producers and the cement industry employees’ trade union. The National Labor Ministry mediates between the parties and ultimately approves the annual salary increase to be applied in the cement industry. Parties are bound by the final decision once it is approved by the labor authority and must observe the established salary increases for all employees that are represented by the cement union and to whom the collective bargaining agreement applies.

In addition, each company is entitled, regardless of union-negotiated mandatory salary increases, to give its employees additional merit increase or variable compensation scheme.

Argentine employers, both in the public and private sectors, have experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. Due to the high levels of inflation, employees and labor organizations are demanding significant wage increases. In August 2012, the Argentine government established a 25% increase in minimum monthly salary to Ps.2,875, effective as of February 2013. The Argentine government increased the minimum monthly salary to Ps.3,300 in August 2013, to Ps.3,600 in January 2014, to Ps.4,400 in September 2014, to Ps.5,588 in August 2015 and to Ps.6,060 in January 2016. In May 2016, the Argentine government announced a revised progressive increase, by which the minimum monthly salary reached Ps.8,060 in January 2017. Due to high levels of inflation, employers in both the public and private sectors are experiencing significant pressure from unions and their employees to further increase salaries. Various unions agreed with employers’ associations on salary increases of over 25% in 2015 and around 30% in 2016. Recently, the INDEC published new data for the Salary Index (Índice de Salarios), or IS, an index that shows the evolutions of private and public sector salaries. The IS showed an increase of 32.9% in registered private sector salaries and 32.6% in public sector salaries, respectively, for the period from November 2015 through December 2016. High inflation rates could continue to increase demand for wage increases. In 2016, average wages in the cement industry increased above the average of private sector salaries, according to the Argentine Ministry of Labor, Employment and Social Security.

In the future, the Argentine government could take new measures requiring salary increases or additional benefits for workers, and the labor force and labor unions may apply pressure for such measures. Any such increase in wage or worker benefit could result in added costs and reduced results operations for Argentine companies, including us.

Argentina’s economy has undergone a significant slowdown, and any further decline in Argentina’s rate of economic growth could adversely affect our business, financial condition and results of operations.

After recovering from the 2001-2002 crisis, the pace of growth of Argentina’s economy diminished, suggesting uncertainty as to whether the growth experienced between 2003 and 2011 was sustainable. Economic growth was initially fueled by a significant devaluation of the Peso, the availability of excess production capacity resulting from a long period of deep recession and high commodity prices. In spite of the growth following the 2001-2002 crisis, the economy has suffered a sustained erosion of direct investment and capital investment. The global economic crisis of 2008 led to a sudden economic decline in Argentina during 2009, accompanied by inflationary pressures, depreciation of the Peso and a drop in consumer and investor confidence.

Economic conditions in Argentina from 2012 to 2015 included increased inflation, continued demand for wage increases, a rising fiscal deficit and limitations on Argentina’s ability to service its restructured debt in accordance with its terms due to its ongoing litigation with holdout creditors. In addition, beginning in the second half of 2011, an increase in local demand for foreign currency caused the Argentine government to strengthen its foreign exchange controls. During 2013, 2014 and 2015, the government imposed price controls on certain goods and services to curb inflation. Starting in December 2015, the Macri administration has maintained certain price controls for necessary goods, such as foods, cleaning products and toiletries. Despite these and other measures, we cannot assure you that the Macri administration will successfully control inflation.

A decline in international demand for Argentine products, a lack of stability and competitiveness of the Peso against other currencies, a decline in confidence among consumers and foreign and domestic investors, a higher rate of inflation and future political uncertainties, among other factors, may affect the development of the Argentine economy, which could lead to reduced demand for our services and adversely affect our business, financial condition and results of operations.

Fluctuations in the value of the Peso could adversely affect the Argentine economy, and consequently our results of operations or financial condition.

The Peso has been subject to significant devaluation against the U.S. dollar in the past. The Peso depreciated approximately 14.3% against the U.S. dollar in 2012, 32.5% in 2013, 31.2% in 2014, 52.1% in 2015 (with the majority of this depreciation occurring following December 16, 2015 as a result of exchange control regulation amendments implemented by the Macri administration) and 20.4% in 2016, based on official venta de divisas exchange rates reported by the Banco de la Nación Argentina. During the first seven months of 2017, the exchange rate has depreciated 7.2%. If the Peso continues to depreciate, the Argentine economy may be negatively affected, which would have an adverse effect our business and financial condition.

We are unable to predict the future value of the Peso against the U.S. dollar. As of June 30, 2017, our consolidated total net foreign currency liability position subject to foreign currency risk, not including derivatives, was Ps.3,719.6 million, and this position generated a value at risk of Ps.954.6 million as of such date, according to our sensitivity analysis assuming a potential 25% increase in the exchange rate.

If foreign exchange regulations imposing foreign exchange restrictions are issued in the future, and any resulting modification of the exchange rate between the Peso and the U.S. dollar may prevent or limit us from offsetting the risk derived from our exposure to the U.S. dollar and, accordingly, we cannot predict the impact of these changes on our financial condition and results of operations.

The implementation in the future of new exchange controls, restrictions on transfers abroad and capital inflow restrictions could limit the availability of international credit and could threaten the financial system, which may adversely affect the Argentine economy and, as a result, our business.

From 2011 until President Macri assumed office in December 2015, the Argentine government increased controls on the sale of foreign currency and the acquisition of foreign assets by local residents, limiting the possibility of transferring funds abroad. Together with regulations established in 2012 that subjected certain foreign exchange transactions to prior approval by Argentine tax authorities or the Central Bank, the measures taken by the previous administration significantly curtailed access to the foreign exchange market by individuals and private sector entities.

In response, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differed substantially from the official peso-U.S. dollar exchange rate. See “Exchange Controls.”

In the future the Argentine government could otherwise impose further exchange controls, transfer restrictions, require repatriation through the MULC of proceeds raised through capital markets transactions conducted abroad or restrictions on the movement of capital and take other measures in response to capital flight or a significant depreciation of the Peso, which could limit our ability to access the international capital markets. Such measures could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth, which, in turn, could adversely affect our business and results of operations and the market value of our ordinary shares and the ADSs.

In addition, the Argentine government or the Central Bank may reinstate or impose new restrictions on the transfers of funds abroad, impairing our ability to make dividend payments to holders of the ADSs, which may adversely affect the market value of the ADSs. As of the date of this prospectus, however, the transfer of funds abroad by local companies to pay annual dividends only to foreign shareholders based on approved and fully audited financial statements does not require formal approval by the Central Bank.

In the past, the Argentine government also imposed informal restrictions, such as limitations on the ability of certain local companies and individuals to purchase foreign currency. These restrictions on foreign currency purchases started in October 2011 and tightened during 2012 through 2014 and the end of 2015. Informal restrictions may consist of de facto measures restricting local residents and companies from purchasing foreign currency through the foreign exchange market to make payments abroad, such as dividends, capital reductions, and payment for importation of goods and services. For example, local banks may request, even when not expressly required by any regulation, the prior opinion of the Central Bank before executing any specific foreign exchange transaction.

Additionally, the level of international reserves deposited with the Central Bank significantly decreased from US$47.4 billion (Ps.723.5 billion) as of November 1, 2011 to US$25.6 billion (Ps.332.9 billion) as of December 31, 2015, resulting in a reduced capacity of the Argentine government to intervene in the foreign exchange market and to provide access to such markets to private sector entities like us. As of June 30, 2017, the level of international reserves deposited with the Central Bank was US$47.9 billion (Ps.795.1 billion). Notwithstanding the measures adopted by the new administration, in the future the Argentine government could otherwise reduce the level of international reserves deposited with the Central Bank, which could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth.

The imposition in the future of restrictions on transfers of foreign currency and the repatriation of capital from Argentina may impair our ability to receive dividends and distributions from, and the proceeds of any sale of, our assets in Argentina.

Beginning in December 2001, the Argentine government implemented a number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad without prior approval by the Central Bank, most of which have been lifted. See “Exchange Controls”.

Although the transfer of funds abroad by local companies in order to pay annual dividends only to foreign shareholders does not require formal approval by the Central Bank, in the past, the decrease in availability of U.S. dollars in Argentina has led the Argentine government to impose informal restrictions on certain local companies and individuals for purchasing foreign currency for the purpose of making payments abroad, such as dividends, capital reductions, and payment for importation of goods and services.

The imposition of future exchange controls could impair or prevent the conversion of anticipated dividends, distributions, or the proceeds from any sale of equity holdings in Argentina, as the case may be, from Argentine pesos into U.S. dollars and the remittance of the U.S. dollars abroad. These restrictions and controls could interfere with the ability of our Argentine subsidiaries to make distributions in U.S. dollars to us and thus our ability to pay dividends in the future.

The Argentine government could adopt restrictive measures in the future. If that were the case, our shareholders may be prevented from converting the Argentine pesos they receive in Argentina into U.S. dollars. If the exchange rate fluctuates significantly during a time when we cannot convert the foreign currency, we may lose some or all of the value of the dividend distribution or sale proceeds.

These restrictions and requirements could adversely affect our financial condition and the results of our operations, or the market price of our ordinary shares and ADSs.

The Argentine government’s ability to obtain financing from international markets is limited, which may impair its ability to implement reforms and foster economic growth and may negatively impact our financial condition or cash flows.

In 2005 and 2010, Argentina conducted exchange offers to restructure part of its sovereign debt that had been in default since the end of 2001. As a result of these exchange offers, Argentina restructured over 92% of its eligible defaulted debt. In April 2016, the Argentine government settled US$9.2 billion outstanding principal amount of untendered debt.

In 2012, plaintiffs in different actions in New York, obtained a U.S. district court order enjoining Argentina from making interest payments in full on the bonds issued pursuant to the 2005 and 2010 exchange offers unless Argentina paid the plaintiffs in full, under the theory that the former payments violated the pari passu clause in the 1994 Fiscal Agency Agreement governing those non-performing bonds. The Second Circuit Court of Appeals affirmed the so-called pari passu injunctions, and on June 16, 2014, the U.S. Supreme Court denied Argentina’s petition for a writ of certiorari and the stay of the pari passu injunctions was vacated on June 18, 2014. In February 2016, the Argentine government entered into an agreement in principle to settle claims with certain holders of defaulted debt and put forward a proposal to other holders of defaulted debt, including those with pending claims in U.S. courts. On March 2, 2016, the U.S. district court agreed to vacate the pari passu injunctions, subject to certain conditions. In April 2016, the Argentine government settled claims with holders of US$9.2 billion outstanding principal amount of untendered debt, and upon satisfaction of its conditions, the U.S. district court ordered the vacatur of all pari passu injunctions.

In recent months, the Argentine national government has reached settlement agreements with holders of a significant portion of the defaulted bonds and has repaid the majority of the holdout creditors with the proceeds of a US$16.5 billion international offering of 3-year, 5-year, 10-year and 30-year bonds on April 22, 2016.

In addition, foreign shareholders of several Argentine companies have filed claims with the International Centre for Settlement of Investment Disputes, or the ICSID, alleging that the emergency measures adopted by the federal government since the crisis in 2001 and 2002 differ from the just and equal treatment standards set forth in several bilateral investment treaties to which Argentina is a party. The ICSID has ruled against Argentina with respect to many of these claims.

Future transactions may be affected as litigation with holdout bondholders as well as ICSID and other claims against the Argentine government continues, which in turn could affect the Argentine government’s ability to access international credit markets and limit economic growth, adversely affecting our business, financial condition and results of operations.

The actions taken by the Argentine Government to reduce imports may affect our ability to purchase significant capital goods.

In 2012, the Argentine government adopted an import procedure pursuant to which local authorities must pre-approve any import of products and services to Argentina as a precondition to allow importers access to the foreign exchange market for the payment of such imported products and services. In 2012, the European Union, the United States of America and Japan filed claims with the World Trade Organization, or the WTO, against certain import-related requirements maintained by Argentina. On December 22, 2015, through Resolution No. 3,823, the Administración Federal de Ingresos Públicos, or AFIP, removed the import authorization system in place since 2012 denominated Affidavit Advance Import and replaced it with the new Comprehensive Import Monitoring System. Among other changes, local authorities must now reply to any request for approval within a ten-day period from the date in which the request is filed.

We cannot assure that the Argentine government will modify or maintain current export tax rates and import regulations. We cannot predict the impact that any changes may have on our results of operations and financial condition.

Government intervention in the Argentine economy could adversely affect our results of operations or financial condition.

The federal government exercises substantial control over the Argentine economy and may increase its level of intervention in certain areas of the economy, including through the regulation of market conditions and prices.

In 2008, the Fernández de Kirchner administration absorbed and replaced the former private pension system for a public “pay-as-you-go” pension system. As a result, all resources administered by the private pension funds, including significant equity interests in a wide range of listed companies, including us, were transferred to a separate fund, the Fondo de Garantía de Sustentabilidad, or the FGS, to be administered by the National Social Security Administration (Administración Nacional de la Seguridad Social), or the ANSES. The dissolution of the private pension funds and the transfer of their financial assets to the FGS have had important repercussions on the financing of private sector companies. Debt and equity instruments which previously could be placed with pension fund administrators are now entirely subject to the discretion of the ANSES. Since acquiring equity interests in privately owned companies through the process of replacing the pension system, the ANSES is entitled to designate government representatives to the boards of directors of those entities. Pursuant to Decree No. 1,278/12, issued by the Executive Branch on July 25, 2012, ANSES’s representatives must report directly to the National Ministry of Economy and Public Finance (Ministerio de Hacienda y Finanzas Públicas), currently divided into two ministries, the Ministry of Treasury (Ministerio de Hacienda) and the Ministry of Finance (Ministerio de Finanzas), and are subject to a mandatory information-sharing regime, under which, among other obligations, they must immediately inform the National Ministry of Economy and Public Finance of the agenda for each board of directors’ meeting and provide related documentation.

In April 2012, the Fernández de Kirchner administration decreed the removal of directors and senior officers of YPF S.A., or YPF, Argentina’s largest oil and gas company, which was controlled by the Spanish group Repsol, and submitted a bill to the Argentine Congress to expropriate shares held by Repsol representing 51% of the shares of YPF. The Argentine Congress approved the bill in May 2012 through the passage of Law No. 26,741, which declared the production, industrialization, transportation and marketing of hydrocarbons to be activities of public interest and fundamental policies of Argentina, and empowered the Argentine government to adopt any measures necessary to achieve self-sufficiency in hydrocarbon supply. In February 2014, the Argentine government and Repsol announced that they had reached an agreement on the terms of the compensation payable to Repsol for the expropriation of the YPF shares. Such compensation totaled US$5.0 billion (Ps.79.3 billion) payable by delivery of Argentine sovereign bonds with various maturities. The agreement, which was ratified by Law No. 26,932, settled the claim filed by Repsol with the ICSID.

In December 2012 and August 2013, the federal congress established new regulations relating to domestic capital markets. The new regulations generally provide for increased intervention in the capital markets by the federal government, authorizing, for example, the CNV to appoint observers with the ability to veto the board decisions of listed companies under certain circumstances and suspend the board of directors for a period of up to 180 days. On November 17, 2016 the Macri administration submitted a bill to the federal congress to reform the Argentine Capital Markets Law, which would, among other relevant changes, eliminate this authority to appoint observers. Approval of such bill is still pending.

In September 2014, the Fernández de Kirchner administration enacted a law that enables the federal government to intervene in certain markets when it considers that any party to such market is trying to impose prices or supply restrictions in such market. This law applies to all economic processes linked to goods, facilities and services which, either directly or indirectly, satisfy basic needs of the population (so-called “basic needs goods”), and grants broad powers to the relevant enforcing agency to become involved in such processes. It also empowers the enforcing agency to order the sale, production, distribution and/or delivery of basic needs goods throughout the country in case of a shortage of supply.

In May 2016, the federal congress barred companies from laying-off workers for a 180-day period, which was later vetoed by President Macri. The law has returned to the federal congress where it would need special majorities to override the veto.

In the future, the level of intervention in the economy by the federal government may continue or increase, the occurrence of which may adversely affect Argentina’s economy and, in turn, our business, results of operations and financial condition. There can be no assurance that the federal government will not continue to interfere or increase its intervention by establishing prices or regulating other market conditions. Accordingly, we cannot assure you that we will be able to freely negotiate the prices of the materials used in our operations or products in the future or that the prices or other market conditions that the federal government might impose will allow us to freely price our products, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Business and Industry

The cyclical nature of the cement industry may lead to decreases in our revenues and profit margin.

The cement industry is cyclical and sensitive to changes in supply and demand that are, in turn, affected by political and economic conditions in Argentina, Paraguay and elsewhere. This cyclicality may decrease our profit margin. In particular:

•	downturns in general business and economic activity may cause demand for our products to decline;

•	when demand falls, we may be under competitive pressure to lower our prices; and

•	if we decide to expand our plants or construct new plants, we may do so based on an estimate of future demand that may never materialize or may materialize at levels lower than we predicted.

The prices we are able to obtain for cement depend in large part on prevailing market prices. Cement is subject to price fluctuations resulting from production capacity, inventories, the availability of substitutes and other factors relating to the market such as the level of activity in residential construction markets, and, in some cases, government intervention. If the price of cement were to decline significantly from current levels, it could have a material adverse effect on us and our profit margin.

We are subject to the possible entry of domestic or international competitors into our market, which could decrease our market share and profitability.

The cement market in Argentina is competitive and is currently served by four principal groups which together supply substantially all of the cement consumed in the country. In the cement industry, the location of a production plant tends to limit the market that a plant can serve because transportation costs are high, reducing profit margins. Historically, we have been the clear leader in Argentina and the only player with a relevant presence across all regions in the country. However, competition could intensify if other players decide to try to enter our market.

We may face increased competition if the other Argentine cement manufacturers, despite incremental freight costs, decide to increase their existing capabilities (whether greenfield or brownfield) in the manufacturing and/or distribution ends of the cement market. Certain of our local competitors have announced potential new discrete investments to increase their production capacity levels.

We also face the possibility of competition from the entry into our market of imported clinker, cement or other materials (such as slag) or products from foreign manufacturers, which may have significantly greater financial resources than us, particularly as production capacity continues to exceed depressed demand in other parts of the world and transportation costs decrease.

We may not be able to maintain our market share if we cannot match our competitors’ prices or keep pace with the development of new products. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

Demand for our cement products is highly related to residential and commercial construction in Argentina and Paraguay and on public infrastructure developments, which, in turn, is affected by economic conditions in those countries.

Cement consumption is highly correlated to construction levels. Demand for our cement products depends, in large part, on residential and commercial construction and infrastructure developments. Residential and commercial construction, in turn, is highly correlated to prevailing economic conditions in the country. An eventual decline in economic conditions would reduce household disposable income, cause a reduction in residential construction and potentially delay infrastructure projects, leading to a decrease in demand for cement. As a result, a deterioration in the economic conditions would have a material adverse effect on our financial performance. We cannot assure you that growth in Argentina’s and Paraguay’s GDP, or the contribution to GDP growth attributable to the construction and infrastructure sectors, will continue at the recent pace or at all.

A reduction in private or public construction projects in Argentina and/or Paraguay could have an adverse effect on our business, financial condition and results of operations.

Significant interruptions or delays in, or the termination of, private or public construction projects may adversely affect our business, financial condition and results of operations. Private and public construction levels in our market depend on investments in the region which, in turn, are affected by economic conditions.

We cannot assure you that the Argentine and/or Paraguayan governments will execute the infrastructure plans as communicated. A reduction in public infrastructure spending in the markets in which operate or delay in the execution of these projects could have an adverse effect on the general growth of the economy and, therefore, could adversely affect our business, financial condition and results of operations.

Volatility and uncertainty in fuel prices and availability may affect our operating costs and competitive position, which could materially and adversely affect our results of operations, cash flows and financial condition.

All of the locomotives we operate are diesel-powered, and our fuel expenses are significant. If increases in fuel prices cannot be passed on to our customers through our tariffs, our operating margins could be materially and adversely affected.

Fuel prices have historically been volatile and may continue to be volatile in the future. Fuel prices are subject to a variety of factors that are beyond our control, including, but not limited to, consumer demand for, and the supply of, oil, processing, gathering and transportation availability, price and availability of alternative fuel sources, weather conditions, natural disasters and political conditions.

Changes in the cost or availability of raw materials supplied by third parties may adversely affect our business, financial condition and results of operations.

We use certain raw materials in the production of cement, such as slag, iron ore, steel slabs, clay, sand and pozzolana that we obtain from third parties. In 2016, our cost of raw materials supplied by third parties as a percentage of our cement production costs was 15% and during the six-month period ended June 30, 2017, was 19%. Should existing suppliers cease operations or reduce or eliminate production of these by-products, sourcing costs for these materials could increase significantly or require us to find alternative sources for these materials, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Energy accounts for a significant portion of our total cement production costs, so higher energy prices or governmental regulations that restrict energy available for our operation could materially adversely affect our operations and financial condition.

We consume substantial amounts of energy in our cement production processes and currently rely on third-party suppliers for a significant portion of our total energy needs. During the six-month period ended June 30, 2017, thermal energy cost and electricity cost represented 26.9% and 18.2% of our total cement production costs, respectively, and in 2016, thermal energy cost and electricity cost represented 26.5% and 19.3% of our total cement production costs, respectively. Our results of operations may be adversely affected by higher costs of electricity or unavailability or shortages of electricity, or an interruption in energy supplies.

Electricity shortages have occurred in Argentina and Paraguay in the past and could occur again in the future, and there can be no assurance that power generation capacity will grow sufficiently to meet our demand. In recent years, the condition of the Argentine electricity market has provided little incentive to generators to further invest in increasing their generation capacity, which would require material long-term financial commitments. As a result, Argentine electricity generators are currently operating at near full capacity and could be required to ration supply in order to meet a national energy demand that exceeds the current generation capacity.

In addition, the 2001 economic crisis and the resulting emergency measures had a material adverse effect on other energy sectors, including oil and gas companies, which led to a significant reduction in natural gas supplies to generation companies that use this commodity in their generation activities. In an attempt to address this situation, in January 2016, the Argentine Government unified and increased wholesale energy prices for all consumption in Argentina. This measure is currently in an early stage of implementation and as of the date of this prospectus we cannot predict what effect such measure will have on the sector. Consequently, electricity generators may still not be able to guarantee the supply of electricity to distribution companies, which, in turn, could prevent these companies from experiencing continued growth in their businesses and could lead to failures to provide electricity to customers; and we may not have access to the gas necessary to maintain our cement production processes.

Shortages, and government efforts to respond to or prevent shortages, may materially adversely impact the cost and supply of energy for our operations.

We may be materially adversely affected if our transportation, storage and distribution operations are interrupted or are more costly than anticipated.

Our operations are dependent upon the uninterrupted operation of transportation, storage and distribution of our cement products. Transportation, storage or distribution of our cement products could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:

•	catastrophic events;

•	strikes or other labor difficulties; and

•	other disruptions in means of transportation.

In addition, we rely on third-party services providers for the transportation of our products to our customers. Our ability to service our customers at reasonable costs depends, in many cases, upon our ability to negotiate reasonable terms with carriers, including trucking companies. To the extent that third-party carriers were to increase their rates, we may be forced to pay these higher rates before we are able to pass such increases onto our customers, if at all.

Any significant interruption at these facilities or an inability to transport our products to or from these facilities or to or from our customers for any reason would materially adversely affect us.

Our business strategies require substantial capital and long-term investments, which we may be unable to fund competitively.

Our business strategies to continue to expand our cement production capacity and distribution network will require substantial capital investments, which we may finance through additional debt and/or equity financing. However, adequate financing may not be available or, if available, may not be available on satisfactory terms, including as a result of adverse macroeconomic conditions. We may be unable to obtain sufficient additional capital in the future to fund our capital requirements and our business strategy at acceptable costs. If we are unable to access additional capital on terms that are acceptable to us, we may not be able to fully implement our business strategy, which may limit the future growth and development of our business. If our need for capital were to arise due to operating losses, these losses may make it more difficult for us to raise additional capital to fund our expansion projects.

The implementation of our growth strategies depends on certain factors that are beyond our control, including changes in the conditions of the markets in which we operate, actions taken by our competitors and laws and regulations in force in Argentina and Paraguay. Our failure to successfully implement any part of our strategy may have a material adverse impact on us.

Management’s plans to obtain sufficient funds to settle current liabilities may not be accomplished and hence we may continue to have negative working capital in the near future.

Our board of directors has the ultimate responsibility for liquidity risk management and has established an appropriate framework allowing our management to handle financing requirements for the short-, medium- and long-term.

As of June 30, 2017, our unaudited consolidated interim financial statements reflected negative working capital of Ps.2,083.9 million. We may require additional capital to meet our long-term liquidity objectives and future growth requirements.

Weaker economic conditions could adversely affect our business, results of operations and financial condition. In addition, if we are unable to access the capital markets to finance our operations in the future, this could adversely affect our ability to obtain additional capital to grow our business.

Delays in the construction of new cement facilities and the expansion of our existing facilities may materially adversely affect us.

As part of our strategy to expand our production capacity and improve our competitiveness through greater economies of scale, we may construct new cement production facilities or expand existing ones. The construction or expansion of a cement production facility involves various risks. These risks include engineering, construction, regulatory and other significant challenges that may delay or prevent the successful operation of a project or significantly increase its cost. Our ability to successfully complete any construction or expansion project on schedule also may be subject to financing and other risks.

Our financial condition and results of operations may be adversely affected if:

•	we are not able to complete any construction or expansion project on time or within budget;

•	our new or expanded facilities do not operate at their designed capacity or cost more to construct, expand or operate than we anticipated; and

•	we are unable to sell our additional production at attractive prices.

Governmental agencies or other authorities may adopt new laws or regulations that are more stringent than existing laws or regulations or may seek to more stringently interpret or enforce existing laws and regulations that would require us to expend additional funds on environmental or other regulatory compliance or delay or limit our ability to operate as we intend. In addition, these actions could increase the costs associated with the renewal of our existing licenses and permits or the cost of seeking new licenses or permits. We cannot assure you that these additional costs will not be material or that our existing permits will be renewed.

We are subject to risks related to litigation and administrative proceedings that could adversely affect our business and financial performance in the event of an unfavorable ruling.

The nature of our business exposes us to litigation relating to product liability claims, labor, health and safety matters, environmental matters, regulatory, tax and administrative proceedings, governmental investigations, tort claims and contract disputes, among other matters. In the past, we have been subject to antitrust and tax proceedings or investigations (see “Business—Legal Proceedings—Antitrust Proceedings”). While we contest these matters vigorously and make insurance claims when appropriate, litigation is inherently costly and unpredictable, making it difficult to accurately estimate the outcome of actual or potential litigation. Although we establish provisions as we deem necessary, the amounts that we reserve could vary significantly from any amounts we actually pay due to the inherent uncertainties in the estimation process. We cannot assure you that these or other legal proceedings will not materially affect our ability to conduct our business, financial condition and results of operations in the event of an unfavorable ruling.

Environmental, health and safety regulation may adversely affect our business.

The pollutants generated by cement producers are mainly dust and gas emissions from the use of fossil fuels. Our operations often involve the use, handling, disposal and discharge of hazardous materials into the environment and the use of natural resources. Most of our operations are subject to extensive environmental, health and safety regulations.

In Argentina, regulations regarding gas emissions and air quality are enacted at both the national and provincial levels. We are required to obtain permits and licenses from governmental authorities for many aspects of our operations, and we may be required to purchase and install expensive pollution control equipment or to make operational changes to limit the actual or potential environmental, health and safety impacts of our operations to the environment and our employees. The Province of Buenos Aires, where our principal plants are located, requires that all production facilities have an environmental compliance certificate issued by the relevant municipal authority, and similar certifications are required by relevant municipal authorities in the other provinces in which we operate. As part of these requirements, local environmental authorities ordinarily make information requests to each of our plants relating to their compliance with environmental laws and regulations and, in the ordinary course of our business, we collaborate with such national and provincial environmental authorities in the conduct of their regulatory activities.

If we were to violate these laws and regulations or the conditions of our permits and licenses, we may be subjected to conditions may result in substantial fines or criminal sanctions, revocations of operating permits and licenses and possible closings of our facilities.

We could be subject to administrative and criminal sanctions, including warnings, fines and closure orders for our failure to comply with these environmental regulations, which, among other things, limit or prohibit emissions or spills of toxic substances that we emit in connection with our operations. We also may be required to modify or retrofit our facilities at substantial cost in order to comply with waste disposal and emissions regulations. We are subject to inspection by environmental agencies in the various jurisdictions that we operate, which may impose fines, restrictions on our operations or other sanctions. In addition, we are subject to environmental laws that may require us to incur significant costs to mitigate any damage that a project may cause to the environment, which costs may adversely impact the viability or projected profitability of the projects that we intend to implement.

In addition, as a result of possible changes to environmental regulations, the amount and timing of our future environmental compliance expenditures may vary substantially from those we currently anticipate. Certain environmental laws impose liability on us for any and all consequences arising out of exposure to hazardous substances or other environmental damage. We cannot assure you that the costs we incur to comply with existing current and future environmental, health and safety laws, and liabilities that we may incur from past or future releases of, or exposure to, hazardous substances will not materially and adversely affect us.

Compliance with mining regulations or the revocation of our authorizations, licenses and concessions could adversely affect our operations and profitability.

We engage in certain mining operations as part of our cement production processes. These activities are dependent on authorizations and concessions granted by the Argentine and Paraguayan governmental authorities or regulatory agencies. The extraction, mining and mineral processing activities are also subject to applicable laws and regulations, which change from time to time. Although we believe that we are in substantial compliance with applicable laws relating to these activities as well as the terms of our current authorizations and concessions, the effect of any future applicable regulatory changes regarding such matters on our mining activities or mining rights cannot presently be determined. In addition, if our authorizations and licenses are revoked, we may be unable to maintain or improve our cement production levels, which could adversely impact our results of operation and financial condition.

Our railway concession operates in a regulated environment, and measures taken by public authorities may impact our activities.

Our operations take place in a regulated environment. The Argentine federal government has the legal authority to regulate rail activities in the country (by means of the enactment of applicable laws and regulations). Therefore, actions taken by the public administration in general may affect the services rendered by us.

In May 20, 2015, during the previous administration, Law No. 27,132 was sanctioned. Law No. 27,132 provides for important changes in the regulatory framework of the railway system and empowered Argentina’s federal government to renegotiate and, if necessary, terminate concessions currently in force. The reforms contemplated in Law No. 27,132 have yet to be implemented. Accordingly, the process of renegotiating the current concessions has not begun.

Ferrosur Roca is currently working alongside with government authorities in order to develop a new system which further enhances the sector’s capacity; however, we cannot assure that the competent authorities of the federal government may issue changes to the current regulatory framework which could affect the terms of our concession and may adversely affect our results of operations.

The early termination of our railway concession may have a material adverse effect on our business.

Ferrosur Roca’s concession expires in 2023. The Argentine government may, upon our request (which must be presented at least five years prior to the expiration of the concession), choose to extend this term once for an additional 10 years (based on the fulfillment of obligations related to the concession, such as investments, maintenance and fines imposed, among others). Ferrosur Roca is obliged to invest the equivalent to 10.7% of its gross revenues every year.

Argentina’s railway concessions are subject to early termination in certain circumstances, including the competent authorities’ decision to reassume control of the service or to terminate the concession for breach of contract. Upon termination of a concession, the leased or operated assets must revert to the federal government. The amount of the compensation may not be sufficient to cover all the losses suffered by us as a result of such early termination. In addition, certain creditors may have priority with regards to such compensation.

We cannot guarantee that the Argentine authorities will not terminate our railway concessions prior to their stated terms in the future. Any such action by the Argentine authorities would have a material adverse effect on our business, financial condition and results of operations.

Our estimates of the volume and grade of our limestone deposits could be overstated, and we may not be able to replenish our reserves.

Our limestone reserves described in this prospectus constitute our estimates based on evaluation methods generally used in our industry and on assumptions as to our production. Our proven and probable reserve estimates are based on estimated recoverable tons. We did not employ independent third-parties to review reserves over the three-year period ended December 31, 2016. Our mineral reserves data are prepared by our engineers and geologists and are subject to further review by our corporate staff. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including many factors beyond our control. Reserve engineering involves estimating deposits of minerals that cannot be measured precisely, and the accuracy of any reserve estimate is a function of the quality of available data, as well as engineering and geological interpretation and judgment. As a result, we cannot assure investors that our limestone reserves will be recovered or that they will be recovered at the rates we anticipate. We may be required to revise our reserve and mine life estimates based on our actual production and other factors. If our limestone reserves are lower than our estimates, this may have a material adverse effect on us, particularly if as a result we have to purchase limestone from third-party suppliers.

Our business is subject to a number of operational risks, which may adversely affect our business, financial condition and results of operations.

Our cement business is subject to several industry-specific operational risks, including accidents, natural disasters, labor disputes and equipment failures. Such occurrences could result in damage to our production facilities, and equipment and/or the injury or death of our employees and others involved in our production process. Moreover, such accidents or failures could lead to environmental damage, loss of resources or intermediate goods, delays or the interruption of production activities and monetary losses, as well as damage to our reputation. Any prolonged and/or significant disruption to our production facilities, whether due to repair, maintenance or servicing, industrial accidents, unavailability of raw materials such as energy, mechanical equipment failure, human error or otherwise, will disrupt and adversely affect our operations. Additionally, any major or sustained disruptions in the supply of utilities such as water or electricity or any fire, flood or other natural calamities or communal unrest or acts of terrorism may disrupt our operations or damage our production facilities or inventories and could adversely affect our business, financial condition and results of operations. Our insurance may not be sufficient to cover losses from these events, which could adversely affect our business, financial condition and results of operations.

Our rail transportation and handling of cargo also exposes us to risks of catastrophes, mechanical and electrical failures, collisions and loss of assets. Fires, explosions, fuel leaks and other flammable products as well as other environmental events, cargo loss or damage, railroad, cargo loading and unloading terminal, accidents, business interruptions due to political events as well as labor claims, strikes, adverse weather conditions and natural disasters, such as floods, may result in the loss of revenues, assumption of liabilities or cost increases. Moreover, our operations may be periodically affected by landslides and other natural disasters.

We typically shut down our facilities to undertake maintenance and repair work at scheduled intervals. Although we schedule shut downs such that not all of our facilities are shut down at the same time, the unexpected shut down of any facility may nevertheless affect our business, financial condition and results of operations from one period to another. In addition, key equipment at our facilities, such as our mills and kilns, may deteriorate sooner than we currently estimate. Such deterioration of our assets may result in additional maintenance or capital expenditures, and could cause delays or the interruption of our production activities. If these assets do not generate the cash flows we expect, and we are not able to procure replacement assets in an economically feasible manner, our business, financial condition and results of operations may be materially and adversely affected.

Our insurance coverage may not cover all the risks to which we may be exposed.

We face the risks of loss and damage to our products, property and machinery due to fire, theft and natural disasters such as floods, and also face risks related to cyber security risks. Such events may cause a disruption to or cessation of our operations. Our insurance may not be sufficient to cover losses from these events, which could adversely affect our business, financial condition and results of operations.

Our success depends on key members of our management.

Our success depends largely on the efforts and strategic vision of our executive management team. The loss of the services of some or all of our executive management could have a material adverse effect on our business, financial condition and results of operations.

The execution of our business plan also depends on our ongoing ability to attract and retain additional qualified employees. For a variety of reasons, particularly with respect to the competitive environment and the availability of skilled labor, we may not be successful in attracting and retaining the personnel we require. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to successfully operate our business or capitalize on growth opportunities and, as a result, our business, financial condition and results of operations could be adversely affected.

The introduction of substitutes for cement in the markets in which we operate and the development of new construction techniques could have a material adverse effect on us.

Materials such as plastic, aluminum, ceramics, glass, wood and steel can be used in construction to substitute cement. In addition, other construction techniques, such as the use of dry wall, could decrease the demand for cement and concrete. In addition, new construction techniques and modern materials may be introduced in the future. The use of substitutes for cement could cause a significant reduction in the demand and prices for our cement products and have a material adverse effect on us.

We are subject to restrictions due to our non-controlling interests in certain of our consolidated subsidiaries.

We conduct some of our business through subsidiaries. In some cases, other shareholders hold non-controlling interests in these subsidiaries. Non-controlling shareholders’ interests may not always be aligned with our interests and, among other things, could result in our inability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

Risks Relating to the Offering, Our Ordinary Shares and the ADSs

The market price of our ADSs may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our ADSs may prevent you from being able to sell your ADSs at or above the price you paid for them. The market price and liquidity of the market for our ADSs may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, among others:

•	actual or anticipated changes in our results of operations, or failure to meet expectations of financial market analysts and investors;

•	investor perceptions of our prospects or our industry;

•	operating performance of companies comparable to us and increased competition in our industry;

•	new laws or regulations or new interpretations of laws and regulations applicable to our business;

•	general economic trends in Argentina;

•	departures of management and key personnel;

•	catastrophic events, such as earthquakes and other natural disasters; and

•	developments and perceptions of risks in Argentina and in other countries.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. As of June 30, 2017, the ten largest Argentine companies in terms of market capitalization represented approximately 58% of the aggregate market capitalization of the Mercado de Valores de Buenos Aires S.A., or MERVAL, the predecessor market of BYMA. Accordingly, although you are entitled to withdraw the shares underlying the ADSs from the ADR facility, your ability to sell such shares at a price and time at which you wish to do so may be substantially limited. Furthermore, new capital controls imposed by the Central Bank could have the effect of further impairing the liquidity of the BYMA by making it unattractive for non-Argentines to buy shares in the secondary market in Argentina. See “Exchange Controls.”

Substantial sales of our ordinary shares or ADSs after the global offering may lead to a decrease in the price of shares or ADSs.

We, our controlling shareholder, any members of our board of directors and our executive officers who hold any ordinary shares issued by us, including in the form of ADSs, are obligated, during a period from the date of each lock-up agreement through 180 days from the date of the international underwriting agreement, except if the underwriters consent to a prior sale, and subject to certain exceptions, not to issue, offer, sell, contract for sale, give in guarantee, loan or grant a call option on any share issued by us, or other securities convertible into or exchangeable for shares issued by us, and to refrain from entering into any swap, hedge, selling-short or other transaction, which may transfer, fully or in part, any of the economic benefits derived from holding such securities. See “Underwriting.”

After the expiration of the lock-up period, the shares and ADSs that were subject to the lock-up agreement may be sold in the market. The occurrence of sales or the perception of possible sales, of a substantial number of our ordinary shares or ADSs may materially adversely affect the market value of our ordinary shares or ADSs.

Interpretation of Argentine tax laws may adversely affect the tax treatment of our ordinary shares and the ADSs.

Law No. 26,893 (enacted in 2013) established that the net gain resulting from the sale, exchange or other transfer of shares and other securities issued by Argentine companies by resident individuals in Argentina is subject to a capital gains tax at a rate of 15%, unless those shares or other securities are listed in capital markets authorized by the CNV and/or have authorization for the public offering by the CNV.

In addition, capital gains realized by individuals or entities that are not residents of Argentina from the sale, exchange or other disposition of shares or other securities issued by Argentine companies would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-resident beneficiaries. However, in transactions of this type between non Argentine residents, the seller may opt to calculate the amount of the tax on the lower of 90% of the applicable rate (or 13.5%) on the sale price and 15% of the net gain; provided that the exception described above does not apply. The Argentine Income Tax Law No. 20,628, as amended, including Law No. 26,893, or the Argentine Income Tax Law establishes that the non-resident of Argentina purchaser is responsible for paying the applicable capital gains tax. After almost 4 years without regulation on the withholding or payment mechanism applicable to the sale of shares exclusively between non Argentine residents, on July 17, 2017, the AFIP issued the General Resolution 4094-E creating the payment mechanism for the withholding in transactions where both parties are not residents of Argentina, including all transactions perfected since September 23, 2013. However, on July 19, 2017, the AFIP issued the General Resolution 4095-E which suspended the effects of the General Resolution 4094-E until January 16, 2018. Therefore, to the extent that the General Resolution 4094-E is not revoked or the suspension of its effects extended, the sale, exchange or other disposition of our ordinary shares between parties that are not residents of Argentina would be subject to the capital gains tax as described above. Thus, it is possible that capital gains tax is imposed on the sale, exchange or other disposition of our ordinary shares between non-residents of Argentina. Resolution No. 4094-E has retroactive effect to all transactions made since September 23, 2013; therefore, all transactions made before the end of the suspension period would be subject to tax, unless such resolution is amended. The deadline for paying the tax for all transactions made before its entry into force is the last business day of the second month after its entry into force.

Finally, following the amendments made by Law No. 26,893, and implementing Decree 2334/13, the tax treatment applicable to gains obtained by resident and non-residents of Argentina from the sale of ADSs is open to interpretation and may not be uniform under the amended Argentine Income Tax Law. Possible variations in the income source’s treatment of the ADSs can affect both, resident and non- resident of Argentina holders of ADSs. Please note that as of the date of this prospectus, there are no administrative or judicial decisions qualifying the ambiguity of the law as regards the source of income originated in the sale of ADSs.

The holders of our ordinary shares and the ADSs are encouraged to consult with their tax advisers as to the particular Argentine income tax consequences of owning our ordinary shares and ADSs. See “Dividend Policy” and “Taxation—Material Argentine Tax Considerations.”

Restrictions on transfers of foreign exchange and the repatriation of capital from Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the shares underlying the ADSs.

Since the beginning of December 2001, the Argentine government implemented monetary and foreign exchange control measures that included restrictions on the withdrawal of funds deposited with banks and on the transfer of funds abroad, including dividends, without prior approval by the Central Bank, some of which are still in effect.

Although the transfer of funds abroad by local companies in order to pay annual dividends only to foreign shareholders and the depositary for the benefit of the ADS holders based on approved audited financial statements no longer requires Central Bank approval, other exchange controls could impair or prevent the conversion of anticipated dividends, distributions, or the proceeds from any sale of shares, as the case may be, from Pesos into U.S. dollars and the remittance of the U.S. dollars abroad. In particular, with respect to the proceeds of any sale of shares underlying the ADSs, as of the date of this prospectus, the conversion from Pesos into U.S. dollars and the remittance of such U.S. dollars abroad is not subject to prior Central Bank approval, provided that the foreign beneficiary is either a natural or legal person residing in or incorporated and established in jurisdictions, territories or associated states that are considered “cooperators for the purposes of fiscal transparency.” If such requirements are not met, prior Central Bank approval will be required. The United States is deemed a cooperator by the AFIP for the purposes of fiscal transparency.

Furthermore, during the last few years under the Fernández de Kirchner administration, the Central Bank exercised a de facto prior approval power for certain foreign exchange transactions otherwise authorized to be carried out under the applicable regulations, such as dividend payments or repayment of principal of inter-company loans as well as the import of goods, by means of regulating the amount of foreign currency available to financial institutions to conduct such transactions.

The Argentine government could reinstate or impose new restrictive measures in the future. In such a case, the depositary for the ADSs may be prevented from converting Pesos it receives in Argentina into U.S. dollars for the account of the ADS holders. If this conversion is not practicable, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is practicable to do so. If the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution. Also, if payments cannot be made in U.S. dollars abroad, the repatriation of any funds collected by foreign investors in Pesos in Argentina may be subject to restrictions. See “Exchange Controls—Other Regulations—Sale of Foreign Currency to Non-residents.”

Our controlling shareholder will continue to have significant influence over us after this offering, and its interests could conflict with yours.

Upon the consummation of the global offering, our controlling shareholder will beneficially own approximately 57.36% of our outstanding ordinary shares (assuming no exercise of the option to purchase additional shares and placement of all shares offered). As such, our controlling shareholder has the ability to determine the outcome of substantially all matters submitted for a vote to our shareholders and thus exercise control over our business policies and affairs, including, among others, the following:

•	the composition of our board of directors and, consequently, any determinations of our board with respect to our business direction and policy, including the appointment and removal of our executive officers;

•	determinations with respect to mergers, other business combinations and other transactions, including those that may result in a change of control;

•	whether dividends are paid or other distributions are made and the amount of any such dividends or distributions;

•	cause us to issue additional equity securities;

•	whether we limit the exercise of preemptive and accretion rights to holders of our ordinary shares in the event of a capital increase to the extent and terms permitted by the applicable law;

•	sales and dispositions of our assets; and

•	the amount of debt financing that we incur.

Adverse events affecting affiliates of our indirect controlling shareholder, Camargo Corrêa S.A., or Camargo Corrêa, including with respect to the involvement by a subsidiary of Camargo Corrêa in the so-called Operation Car Wash investigation in Brazil (Operação Lava Jato), may have a material adverse effect on our reputation and on the trading price of our ordinary shares and ADSs. For additional information, see “Principal and Selling Shareholder—Controlling Shareholder.”

Furthermore, our controlling shareholder’s interests may conflict with your interests as a holder of ordinary shares or ADSs, and it may take actions that might be desirable to it but not to other shareholders and may be able to prevent other shareholders, including you, from blocking these actions or from causing different actions to be taken. Also, our controlling shareholder may prevent change of control transactions that might otherwise provide you with an opportunity to dispose of or realize a premium on your investment in our ADSs. We cannot assure you that our controlling shareholder will act in a manner consistent with your interests.

Your voting rights with respect to the shares are limited.

Under Argentine General Companies Law and Resolution No. 687/2017 of the CNV, foreign companies or entities that own shares in an Argentine corporation (including the depositary) must be registered with the corresponding Argentine public registry of commerce, in order to exercise certain shareholder rights, including voting rights on the shares. These foreign companies must have a legal representative registered with the public registry of commerce or an agent duly appointed.

Holders may exercise voting rights with respect to the shares underlying ADSs only in accordance with the provisions of the deposit agreement. There are no provisions under Argentine law or under our by-laws that limit ADS holders’ ability to exercise their voting rights through the depositary with respect to the underlying shares, except if the depositary is a foreign entity and it is not registered with the public registry of commerce, which is not the case. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, Law No. 26,831 requires us to notify our shareholders by publications in certain official and private newspapers of at least 20 and no more than 45 days in advance of any shareholders’ meeting. ADS holders will not receive any notice of a shareholders’ meeting directly from us. In accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, as soon as practicable thereafter and subject to legal limitations, provide to each ADS holder upon the terms of the deposit agreement:

•	the notice of such meeting;

•	voting instruction forms; and

•	a statement as to the manner in which instructions may be given by holders (including an express indication that such instructions may be deemed given upon the terms specified below).

To exercise their voting rights, ADS holders must then provide instructions to the depositary how to vote the shares underlying ADSs. Because of the additional procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of shares.

If we timely request the depositary to distribute voting materials to the ADS holders and the depositary does not receive timely voting instructions from an ADS holder on or before the date established by the depositary for such purpose, the depositary shall deem such ADS holder to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors with respect to the deposited securities represented by the holder’s ADSs, see “Description of American Depositary Shares—Voting Rights.” The cut-off time for ADS holders to provide voting instructions to the depositary bank is typically up to two business days prior to the cut-off date to vote shares in Argentina so as to enable the depositary bank to tally the ADS voting instructions received from ADS holders and to provide the corresponding voting instructions at the share level in Argentina through the custodian of the shares represented by ADSs.

Except as described in this prospectus, holders will not be able to exercise voting rights attaching to the ADSs directly, and foreign companies or entities holding shares directly (rather than ADSs) not duly registered with the corresponding public registry of commerce in Argentina, will not be able to exercise voting rights attaching to their shares.

If we do not file or maintain a registration statement and no exemption from the Securities Act registration is available, holders of ADSs may be unable to exercise preemptive rights with respect to our ordinary shares.

Under the Argentine General Companies Law, if we issue new shares as part of a capital increase, our shareholders will generally have the right to subscribe for a proportional number of shares to maintain their existing ownership percentage, which is known as preemptive rights. In addition, our shareholders are entitled to the right to subscribe for the unsubscribed shares at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. We may not be able to offer our ordinary shares to holders of ADSs residing in the U.S., or U.S. holders, pursuant to preemptive rights granted to holders of our ordinary shares in connection with any future issuance of our ordinary shares unless a registration statement under the Securities Act is effective with respect to these shares and preemptive rights, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our ordinary shares, and we cannot assure you that we will file or maintain any such registration statement. If we do not file and maintain a registration statement and there is no exemption from registration, the depositary for our ADSs, may attempt to sell the preemptive rights and provide holders of our ADSs with their pro rata share of the net proceeds from any such sale. However, these preemptive rights may expire if the depositary does not sell them on a timely basis, and holders of ADSs will not receive any benefit from such preemptive rights. Even if a registration statement were effective, as in the case of this offering, we may decide to not extend any preemptive or subscription rights to U.S. Persons (as defined in Regulation S under the Securities Act) that are holders of our ordinary shares and holders of ADSs. Furthermore, the equity interest of holders of shares or ADSs located in the United States may suffer dilution of their interest in us upon future capital increases.

We are entitled to amend and supplement the deposit agreement and to change the rights of ADS holders under the terms of such agreement, without the prior consent of the ADS holders.

We are entitled to amend and supplement the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. Any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with foreign exchange regulations and taxes and other governmental charges, delivery and other expenses) or that otherwise materially prejudice any substantial rights of holders of ADSs will not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of outstanding ADSs. Any other amendments and supplements may be effective prior to the expiration of the 30-days period.

Our status as a “foreign private issuer” and as a “controlled company” allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

The NYSE’s rules require domestic listed companies that are not “controlled companies” to have, among other requirements, a majority of their board of directors be independent and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a “foreign private issuer,” we are permitted to, and we will, follow home country practice in lieu of the above requirements.

Argentine law, the law of our home country, does not require that a majority of our board consist of independent directors or the implementation of a compensation committee or nominating/corporate governance committee. In addition, under the NYSE rules, a “controlled company” in which over 50% of the voting power is held by an individual, a group or another company is also not required to have a majority of its board of directors be independent directors and to have a compensation committee or a nominating/corporate governance committee, or to have such committees be composed entirely of independent directors.

We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so. As a “controlled company,” we are eligible to, and, in the event we no longer qualify as a “foreign private issuer,” we intend to, elect not to comply with certain of the NYSE corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement to maintain a compensation and a nominating/corporate governance committee consisting entirely of independent directors. Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements and our status as a “foreign private issuer” and a “controlled company” may adversely affect the trading price for our ADRs. For more information, see the section entitled “Management and Corporate Governance—Corporate Governance.”

We are an “emerging growth company” and we cannot be certain whether the reduced requirements applicable to emerging growth companies will make our ADSs less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other publicly-listed companies that are not “emerging growth companies.” For so long as we remain an “emerging growth company,” we will not be subject to the provision of Section 404(b) of the Sarbanes-Oxley Act that requires our independent registered public accounting firm to provide an attestation report on the effectiveness of our internal control over financial reporting. This may increase the risk that we fail to be aware of and remedy any material weaknesses or significant deficiencies in our internal control over financial reporting. We have irrevocably elected not to avail ourselves of the election to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Nevertheless, as a foreign private issuer that is an emerging growth company, we will not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of completion of this offering. We will remain an emerging growth company until the earliest of: (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, with at least US$700 million of equity securities held by non-affiliates. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act. We cannot predict if investors will find our ADSs less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ordinary share price may be more volatile.

Under Argentine corporate law, shareholder rights and obligations may be fewer or less well defined than in other jurisdictions.

Our corporate affairs are governed by our by-laws and by the Argentine corporate law, as amended, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States (such as Delaware or New York), or in other jurisdictions outside Argentina. Thus, your rights or the rights of holders of our ordinary shares or ADSs under the Argentine corporate law to protect your or their interests relative to actions by our board of directors may be fewer and less well defined under Argentine corporate law than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under

Argentine law, the Argentine securities markets are not as highly regulated or supervised as the U.S. securities markets or markets in some other jurisdictions. In addition, rules and policies against self-dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina than in the United States, or other jurisdictions outside Argentina, putting holders of our ordinary shares and the ADSs at a potential disadvantage.

The protections afforded to minority shareholders in Argentina are different from and more limited than those in the United States and may be more difficult to enforce.

Under Argentine law, the protections afforded to minority shareholders are different from, and much more limited than, those in the United States. For example, the legal framework with respect to shareholder disputes, such as derivative lawsuits and class actions, is less developed under Argentine law than under U.S. law as a result of Argentina’s short history with these types of claims and few successful cases. In addition, there are different procedural requirements for bringing these types of shareholder lawsuits. As a result, it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a U.S. company.

Investors may not be able to effect service of process within the United States limiting their recovery of any foreign judgment.

We are a publicly held corporation (sociedad anónima) organized under the laws of Argentina. Most of our directors and our executive officers, and a significant part of our assets are located in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce against us or them in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. There is doubt whether the Argentine courts will enforce, to the same extent and in as timely a manner as a U.S. or foreign court, an action predicated solely upon the civil liability provisions of the United States federal securities laws or other foreign regulations brought against such persons or against us. In addition, the enforceability in Argentine courts of judgments of U.S. or non-Argentine courts with respect to matters arising under U.S. federal securities laws or other non-Argentine regulations will be subject to compliance with certain requirements under Argentine law, including the condition that any such judgment does not violate Argentine public policy (orden público).

Our shareholders may be subject to liability for certain votes of their securities.

Our shareholders are not liable for our obligations. Instead, shareholders are generally liable only for the purchase price of the shares they subscribe. However, shareholders who have a conflict of interest with us and who do not abstain from voting may be held liable for damages to us, but only if the transaction would not have been approved without such shareholders’ votes. Furthermore, shareholders who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine General Companies Law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders. As a result, we cannot assure you that some shareholders may not be held liable for damages or other expenses under the Argentine General Companies Law.

We will have broad discretion in the use of proceeds from this offering and may use them in ways that may not enhance our operating results or the price of the ADSs.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield a favorable return, if any, on your investment. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. If we do not invest or apply the proceeds of this offering in ways that improve the operating results, the expected financial results may not be obtained, which could cause the price of the ADSs to decline. See “Use of Proceeds.”

You will experience immediate and substantial dilution in the book value of the shares or the ADSs you purchase in this offering.

Because the offer price of the shares and the ADSs being sold in the offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these shares. Net tangible book value represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities. As a result, at the offer price of US$3.40 per ordinary share and US$17.00 per ADS (the mid-point of the range set forth on the cover of this prospectus), you will incur immediate dilution of US$3.12 per ordinary share and US$15.58 per ADS you purchase in this offering, assuming placement of all shares offered.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The statements we make regarding the following subject matters are forward-looking by their nature:

•	our direction and future operation;

•	the implementation of our principal operating strategies;

•	our acquisitions, joint ventures, strategic alliances or divestiture plans, and our ability to successfully integrate the operations of businesses or other assets that we acquire;

•	the implementation of our financing strategy and capital expenditure plans;

•	general economic, political and business conditions, both in Argentina and Paraguay;

•	industry trends and the general level of demand for, and change in the market prices of, our products and services;

•	the performance of the Argentine and global economies, including the impact of a longer than anticipated continuation of the current worldwide economic downturn or further deterioration in world economic conditions;

•	construction activity levels, particularly in the markets in which we operate;

•	private investment and public spending in construction projects;

•	existing and future governmental regulations, and our compliance therewith, including tax, labor, antitrust, pension and environmental laws and regulations in Argentina and Paraguay;

•	possible shortages of electricity and government responses to them;

•	the competitive nature of the industry in which we operate;

•	our level of capitalization, including the levels of our indebtedness and overall leverage;

•	the cost and availability of financing;

•	inflation and fluctuations in currency exchange rates, including the Peso and the U.S. dollar;

•	legal and administrative proceedings to which we are or become party;

•	the volatility of the prices of the raw materials we sell or purchase to use in our business;

•	the exploration and related depletion of our mines and mineral reserves;

•	other statements included in this prospectus that are not historical; and

•	other factors or trends affecting our financial condition or results of operations, including those factors identified or discussed under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks provided under “Risk Factors” in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

EXCHANGE RATES

From April 1, 1991 until the end of 2001, Law No. 23,928 and Regulatory Decree No. 529/91, or the Convertibility Law, established a regime under which the Central Bank was obliged to sell U.S. dollars at a fixed rate of one Peso per U.S. dollar. On January 6, 2002, the Argentine Congress enacted Law No. 25,561, or the Public Emergency Law, as amended and supplemented, formally ending the regime of the Convertibility Law, abandoning over ten years of U.S. dollar Peso parity and eliminating the requirement that the Central Bank’s reserves in gold, foreign currency and foreign currency denominated debt be at all times equivalent to 100% of the monetary base.

The Public Emergency Law, which has been extended on an annual basis as is in effect until December 31, 2017, granted the Argentine government the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the Peso has been allowed to float freely against other currencies since February 2002, although the Central Bank has the power to intervene by buying and selling foreign currency for its own account, a practice in which it engages on a regular basis. Between 2011 and December 2015, the Argentine government has increased controls on exchange rates and the transfer of funds into and out of Argentina.

With the tightening of exchange controls beginning in late 2011, in particular with the introduction of measures that allowed limited access to foreign currency by private companies and individuals (such as requiring an authorization of tax authorities to access the foreign currency exchange market), the implied exchange rate, as reflected in the quotations for Argentine securities that trade in foreign markets, compared to the corresponding quotations in the local market, increased significantly over the official exchange rate. Most of the foreign exchange restrictions were gradually lifted as from December 2015. Among others, on August 9, 2016 the Argentine Central Bank issued Communication “A” 6037, which substantially modified the applicable foreign exchange regulations and eliminated many of the restrictions for accessing the MULC. As a result of the elimination of the limit amount for the purchase of foreign currency without specific allocation or need of prior approval the substantial spread between the official exchange rate and the implicit exchange rate derived from securities transactions has substantially decreased.

Effective as of July 1, 2017, the Central Bank liberalized the foreign exchange market by eliminating substantially all foreign exchange restrictions in Argentina, except for the obligation of Argentine residents to (a) comply with the reporting regimes set forth by Communication “A” 3602 and Communication “A” 4237 of the Central Bank, and (b) transfer to Argentina and sell in the FX Market the proceeds of their exports of goods within the applicable deadline.

After several years of moderate variations in the official nominal exchange rate, in 2012 the Peso lost approximately 14.3% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Peso with respect to the U.S. dollar that exceeded 32.6% in 2013 and 31.2% in 2014, including a loss of approximately 23.0% in January 2014. In 2015, the Peso lost approximately 52.1% of its value with respect to the U.S. dollar, including a 10.1% devaluation from January 1, 2015 to September 30, 2015 and a 38.1% devaluation during the last quarter of the year, mainly concentrated after December 16, 2015 when certain exchange controls were lifted. As of December 31, 2016, the official nominal exchange rate for Pesos into U.S. dollars fell to Ps. 15.8502 per US$1.00, a devaluation of approximately 21.83% as compared to the official exchange rate of Ps.13.0050 per US$1.00 as of December 31, 2015. In the first seven months of 2017, the Peso depreciated 7.2% against the U.S. dollar.

The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in Pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the Peso will not depreciate or appreciate again in the future. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos.

	Official Nominal Exchange Rates
	High(1)	Low(1)	Average(1)(2)	Period-end(1)
2012	4.9173	4.3048	4.5515	4.9173
2013	6.5180	4.9228	5.4789	6.5180
2014	8.5555	6.5430	8.1188	8.5520
2015	13.7633	8.5537	9.2689	13.0050
2016	16.0392	13.0692	14.7794	15.8502
2017
January 2017	16.0533	15.8083	15.9065	15.9117
February 2017	15.8350	15.3675	15.5983	15.4550
March 2017	15.6687	15.3818	15.5237	15.3818
April 2017	15.4532	15.1742	15.3600	15.4268
May 2017	16.1420	15.2687	15.6981	16.1420
June 2017	16.5985	15.8510	16.1166	16.5985
July 2017	17.7642	16.6817	17.1690	17.6700
August 2017	17.7833	17.0583	17.4165	17.3650
September 2017	17.6108	16.9720	17.2465	17.3183
October (through October 11, 2017)	17.5117	17.3420	17.4169	17.4312

(1)	Reference exchange rate published by the Central Bank.
(2)	Based on daily averages.

EXCHANGE CONTROLS

In January 2002, with the approval of the Public Emergency Law, Argentina declared a public emergency situation in its social, economic, administrative, financial and foreign exchange matters and authorized the Argentine executive branch to establish a system to determine the foreign exchange rate between the Peso and foreign currencies and to issue foreign exchange-related rules and regulations.

Within this context, on February 8, 2002, through Decree No. 260/2002, the Argentine executive branch established (i) the MULC, through which all foreign exchange transactions in foreign currency must be conducted, and (ii) that foreign exchange transactions in foreign currency must be conducted at the foreign exchange rate to be freely agreed upon among contracting parties, subject to the requirements and regulations imposed by the Central Bank. Since then, the Executive Branch and the Central Bank issued strict restrictions on the free purchase and sale of foreign currency and the inflow and outflow of foreign currency in and out of Argentina, including with certain exceptions, and without limitation: (i) restrictions to the purchase of foreign currency for investment or foreign portfolio investment purposes; (ii) mandatory transfer into Argentina and sale through the MULC of the proceeds of the disbursement of foreign financial indebtedness, and the proceeds of the export of goods and services to foreign residents; (iii) imposition of a 365 calendar days waiting period computed as from the date of settlement of the proceeds of the disbursements of foreign financial indebtedness in the MULC for the repayment of principal under such indebtedness; (iv) imposition of a mandatory deposit of an amount in U.S. dollars equal to 30% of the relevant amount transferred into Argentina in a registered and non-transferable and non-interest bearing account at an Argentine financial institution for a period of 365 calendar days.

In 2012 the Kirchner administration further significantly curtailed the access to the MULC subjecting certain foreign exchange transactions to the prior approval of the Argentine tax authority or the Central Bank. In response, an unofficial U.S. dollar trading market developed in which the Peso-U.S. dollar exchange rate differed substantially from the official Peso-U.S. dollar exchange rate.

In December 2015, in line with the economic reforms implemented by the newly elected Macri administration, the executive Branch and the Central Bank eliminated a significant portion of the foreign exchange restrictions imposed in 2012, thereby reverting to the exchange controls regime in place prior to 2012 and easing some of the prior 2012 regime’s controls, including the reduction of the mandatory deposit to 0% and also reducing the mandatory waiting period from 365 to 120 calendar days, which was further reduced to 0 calendar days in January 2017.

On August 8, 2016, the Argentine Central Bank introduced material changes to the foreign exchange regime and established a new foreign exchange regime by means of Communication “A” 6037 that significantly eases access to the MULC.

Furthermore, on May 19, 2017, the Central Bank issued Communication “A” 6244, which entered into effect on July 1, 2017 and was amended by Communication “A” 6312 dated August 30, 2017, and pursuant to which new regulations regarding access to the foreign exchange market were established, essentially abrogating all prior regulations on the matter. Pursuant to this regulation:

•	The principle of a free foreign exchange market is set. In accordance with section 1.1 of this communication, “All human or legal persons, assets and other universals may freely operate in the exchange market.”

•	The obligation to carry out any exchange operation through an authorized entity (section 1.2) is maintained.

•	The restrictions regarding hours to operate in the MULC are eliminated.

•	The obligation of Argentine residents to comply with the “Survey of foreign liabilities and debt issuances” “(Communication “A” 3602 as supplemented) and the survey of direct investments (Communication “A” 4237 and complementary) are maintained, even if there had been no inflow of funds to the MULC and/or no future access to it for the operations to be declared.

•	The obligation of Argentine residents to transfer to Argentina and sell in the FX Market the proceeds of their exports of goods within the applicable deadline remains in force.

For a detailed description of all exchange restrictions and controls on capital inflows in effect as of the date hereof, investors are advised to consult with their legal advisers and read the Central Bank regulations, Decree No. 616/2005, Resolution No. 3/2015 of the former Ministry of Finance and Public Finance, Central Bank Communications “A” 6037 and “A” 6244 and Criminal Foreign Exchange Law No. 19,359, and complimentary regulations, for which interested parties may consult them on the website of legislative information of the Ministry of Justice and Human Rights or the Central Bank.

MARKET INFORMATION

Market Price of Our Ordinary Shares

Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We cannot assure you that an active trading market will develop for the ADSs or shares, or that the ADSs or shares will trade in the public market subsequent to the offering at or above the initial public offering price. Each ADS will represent five shares. Our ADSs have been approved for listing on the NYSE under the symbol “LOMA” and we expect our ordinary shares to be listed and traded on the BYMA under the symbol “LOMA.”

Trading in the Argentine Securities Market

The securities market in Argentina is comprised of 7 markets. Securities listed and traded on these markets include, among others, corporate equity and bonds and government securities.

BYMA is the principal market in Argentina and is one of the larger markets in Latin America in terms of market capitalization.

Although companies may list all of their capital stock on the BYMA, in most cases the controlling shareholders retain the majority of a company’s capital stock. This results in only a relatively small percentage of most companies’ stock being available for active trading by the public on the BYMA.

In order to control price volatility, the BYMA operates a system pursuant to which the trading of a particular stock or debt security is suspended for a 15-minute period when the price of the security registers a variation on its price between 10% and 15% and between 15% and 20%. Any additional 5% variation on the price of the security after that results in additional 10-minute successive suspension periods.

In 2013, the shareholders of the MERVAL and the Buenos Aires Stock Exchange entered into a framework agreement to create BYMA, for the purposes of operating a stock market in accordance with the requirements of Law No. 26,831. The new entity has been formed by a spin-off of certain assets of the MERVAL relating to its stock market operations and the Buenos Aires Stock Exchange will make further capital contributions to such entity. In addition, its shares have been authorized for public offering by the CNV. The MERVAL and the Buenos Aires Stock Exchange also entered into memoranda of understanding with Mercado de Valores de Córdoba S.A. to integrate the stock market of Córdoba into a federal stock market managed by BYMA and with several brokers of the City of Santa Fe, Province of Santa Fe, for them to act within such federal market.

BYMA is authorized to suspend and cancel the listing or trading of securities in the form prescribed by the applicable regulations.

Regulation of the Argentine Securities Market

The CNV is a governmental entity that oversees the regulation of the Argentine securities markets and is responsible for authorizing public offerings of securities and supervising brokers, public companies, mutual funds and clearinghouses. Public offerings and the trading of futures and options are also under the jurisdiction of the CNV. Argentine insurance companies are regulated by a separate government agency, while financial institutions are regulated mainly by the Central Bank. The Argentine securities markets are governed generally by Law No. 26,831, as amended, which regulates securities exchanges, stockbrokers, market operations and public offerings of securities.

Most debt and equity securities listed and/or traded on the exchanges and the over-the-counter market must, unless otherwise instructed by the shareholders, be deposited by shareholders with Caja de Valores S.A., or

Caja de Valores, which is a corporation controlled by the BYMA. Caja de Valores is the central securities depository of Argentina, which provides central depository facilities for securities, acts as a clearinghouse for securities trading and acts as a transfer and paying agent. Caja de Valores also handles settlement of securities transactions carried out by the BYMA and operates the computerized exchange information system.

Although in the first half of the 1990s changes to the legal framework were introduced permitting the issuance and trading of new financial products in the Argentine capital markets, including commercial paper, new types of corporate bonds and futures and options, there was a relatively low level of regulation of the market for Argentine securities and investors’ activities in that market, and enforcement of existing regulatory provisions was extremely limited. However, with the enactment of Law No. 26,831 and its regulatory Decree No.102/2013, the CNV has been empowered to strengthen disclosure and regulatory standards for the Argentine securities market, which strengthening has been done through changes on the CNV Rules as implemented through Resolution No.622/2013, as amended.

In order to offer securities to the public in Argentina, an issuer must meet certain requirements established by the CNV regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the CNV may be listed and traded on the corresponding authorized market. This approval does not imply any kind of certification of assurance related to the merits of the quality of the securities, the solvency of the issuer or the accuracy or completeness of the information included in the relevant offering documents. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the CNV and the corresponding authorized markets.

CNV rules also provide that any individual or entity that, either directly or indirectly, purchases or sells securities, alters its direct or indirect participation in the share capital of a publicly traded company, converts debt-securities into stock or exercises purchase or sale options of any such securities must immediately report such purchase, sale, alteration, conversion or exercise to the CNV, provided the securities involved represent at least 5% of the voting rights of the publicly-traded company. Any additional variation in such voting rights must be reported to the CNV.

Consequently, the purchase of securities (including the ADSs) that represent at least 5% of our voting rights and, after that, any subsequent purchase, sale, alteration, conversion or exercise of rights) shall have to be reported to the CNV, as set forth above.

USE OF PROCEEDS

We expect to receive total estimated net proceeds from the global offering of approximately US$91.87 million, after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us and assuming the placement of all shares offered, based on an offering price per common share of US$3.40 and per ADS of US$17.00, the mid-point of the range set forth on the cover of this prospectus. Each US$1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by US$5.61 million.

We intend to use the net proceeds of the global offering to partially fund our growth plans primarily through the expansion of our L’Amalí plant, involving a total estimated investment of approximately US$350 million (see “Business—Investments”), and for working capital and other general corporate purposes. See “Risk Factors Risks—Relating to the Offering, Our Ordinary Shares and the ADSs—We will have broad discretion in the use of proceeds from this offering and may use them in ways that may not enhance our operating results or the price of the ADSs.”

The InterCement Group intends to use the majority of the net proceeds it receives from the international offering to repay a portion of its outstanding indebtedness, which may include the repayment of all or a portion of the debt owed to certain of the underwriters or their affiliates, and the balance of the net proceeds for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of ADSs or ordinary shares offered by the selling shareholder.

DIVIDEND POLICY

Dividend Policy

Under the Argentine General Companies Law, the declaration and payment of dividends is determined by the shareholders at the shareholders’ meeting. The approval of dividends requires the affirmative vote of a majority of the shares entitled to vote at the meeting. We have a single class of ordinary shares entitled to the same voting rights and amount of dividends per share.

Dividends, if any, on our outstanding ordinary shares will be proposed by our board of directors and subject to the approval of our shareholders. Even if our shareholders decide to distribute dividends, the form, frequency and amount of such dividends will depend upon our future operations and earnings, investment plans, capital requirements and surplus, general financial condition, contractual restrictions and other factors our board of directors and shareholders may deem relevant.

In addition, the distribution of dividends may be limited by Argentine law, which permits the distribution of dividends only out of realized and net earnings (ganancias líquidas y realizadas) as set forth in our annual standalone financial statements presented in Pesos and approved by our shareholders, or consolidated special interim balance sheet, in case of anticipated dividends.

Under the Argentine General Companies Law and our bylaws, we are required to allocate to our legal reserve 5% of our annual net earnings, plus or minus the results of prior years, until our legal reserve equals 20% of our then outstanding aggregate share capital. The legal reserve is not available for distribution to the shareholders. References to our bylaws are to our bylaws as adopted upon the effectiveness of the global offering. Additionally, our annual net profit must be allocated in the following order:

•	to comply with the legal reserve requirement;

•	to the establishment of voluntary reserves;

•	to pay the accrued fees of the members of our board of directors and supervisory committee;

•	to pay dividends on preferred shares (if at any time issued and existing);

•	to the distribution of dividends; and

•	any remaining balance to undistributed cumulated earnings or as otherwise determined by our shareholders at the annual shareholders’ meeting.

According to the rules issued by the CNV, cash dividends must be paid to shareholders within 30 days of the resolution approving their distribution.

Amounts Available for Distribution

Our board of directors will determine how to allocate our net profit for the preceding fiscal year. The allocation and declaration of annual dividends requires the approval of a majority of our shareholders. Dividends in cash have to be paid within 30 days as from the date of the shareholders’ meeting that approved such distribution of dividends; while dividends payable in shares, such shares have to be delivered to the shareholders within three months as from the date of the shareholders’ meeting that approves such dividend. The time limit after which the dividend entitlement lapses is 5 years from the date on which the dividend is payable in favor of the company.

Our future dividend policy and the amount of future dividends we decide to recommend to our shareholders for approval will depend on a number of factors, including, but not limited to, our cash flow, financial condition (including capital position), investment plans, prospects, legal requirements, economic climate and such other factors as we may deem relevant at the time. The amount of future dividends or interest attributable to shareholders’ equity we may pay is subject to Argentine corporate law and will be determined by our shareholders at the shareholders’ meetings as described above.

Our bylaws do not provide for specific amounts to be distributed, but refer to the distribution of the remainder of net profit after legal and statutory reserves are established.

Reserve Accounts

Reserve accounts are comprised of the legal reserve, environmental reserve, reserve for future dividends, reserve for cumulative translation differences and reserve for cash flow hedging.

•	Legal reserve: in accordance with the Argentine General Companies Law and our bylaws, we are required to allocate to our legal reserve 5% of our annual net earnings, plus or minus the results of prior years, until our legal reserve equals 20% of our then outstanding aggregate share capital. The legal reserve is not available for distribution to the shareholders. If this legal reserve is reduced for any reason, no dividends can be distributed until such reserve is reinstated.

•	Environmental reserve: we may allocate a reserve for environmental investments.

•	Reserve for future dividends: we may reserve a portion of our net profit for future dividends distributions.

•	Reserve for cumulative translation differences: we are required to allocate a reserve as a result of the conversion of the financial statements of our subsidiary, Yguazú Cementos S.A., whose functional currency is the Guaraní.

•	Reserve for cash flow hedging: we are required to allocate a reserve in connection with agreements designated as cash flow hedges. The resulting gain or loss from hedging instruments in effect is recognized directly in other comprehensive income.

The table below sets forth our capital reserves as of the dates indicated:

	As of June 30,	As of December 31,
	2017	2016	2015	2014
	(in millions of Ps.)
Legal reserve	41.6	41.6	41.6	41.6
Environmental reserve	1.4	1.4	1.4	1.4
Future dividends reserve	16.1	0.7	417.0	189.0
Exchange differences on translating foreign operations	170.2	149.3	114.9	61.8
Cash flow hedging reserve	—	—	54.4	(1.9)

Total reserves	229.3	193.0	629.4	292.0

Payment of Dividends

Interest Attributable to Shareholders’ Equity

The following table sets forth our interest attributable to shareholders’ equity:

	For the Six-Month Period Ended June 30,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(in millions of Ps.)
Attributable to owners	915.0	810.2	740.4	1,469.7	1,021.8
Non-controlling interests	468.4	21.7	390.1	28.1	24.9

Total interest attributable to shareholders’ equity	1,383.4	831.9	1,130.5	1,497.8	1,046.7

Form of Payment

In general, Argentine foreign exchange regulations grant access to the MULC for the purchase of foreign currency to pay dividends abroad to foreign shareholders or to an ADS depositary for the benefit of the foreign holders of ADSs, provided that the “Foreign Financial Debt Information Regime” established by Communication “A” 3602, as amended, must have been complied with, as well as the “Direct Investment Information Regime” (Communication “A” 4237, as amended), if applicable.

The shares underlying the ADSs are going to be held in Argentina by Caja de Valores, acting as the custodian agent for the ADS depositary. The ADS depositary will be the registered owner on the records of the registrar of our ordinary shares represented by ADSs and will act as the registrar of our ADSs. We will inform the Central Bank of the amount of our ordinary shares held by foreign shareholders and the shares underlying the ADSs, and, therefore, should have access to the MULC to pay dividends with respect to our ordinary shares and ordinary shares represented by ADSs, subject to certain structural restrictions as described further in “Risk Factors—Restrictions on transfers of foreign exchange and the repatriation of capital from Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the shares underlying the ADSs.” Pursuant to the deposit agreement, holders of ADSs will be entitled to receive dividends, if any, declared with respect to the underlying ordinary shares represented by such ADSs to the same extent as the holders of the ordinary shares.

Payments of cash dividends and distributions, if any, will be made in Pesos, although we reserve the right to pay in other currency to the extent permitted by applicable law. The ADS depositary will convert such dividends received in Pesos into U.S. dollars and pay such amount to holders of ADSs, net of any dividend distribution fees, ADS depositary fees and expenses, currency conversion expenses, taxes or governmental charges, if any. In the event that the ADS depositary is unable to convert immediately the Argentine currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by depreciation of the Peso.

History of Payment of Dividends

The general shareholders’ meeting held on February 12, 2015, approved the distribution of a cash dividend to shareholders of Ps.12 million as a result of the partial reversal of the account “reserve for future dividends.” Dividends corresponding to shares held by our former subsidiary Compañía Argentina de Cemento Portland S.A., amounted to Ps.1.4 million.

The general shareholders’ meeting held on March 23, 2016 approved the distribution of a cash dividend of Ps.380.7 million as well as the distribution of a cash dividend of Ps.416.3 million as a result of the partial reversal of the account “reserve for future dividends.”

The annual shareholders’ meeting held on March 23, 2017, approved the distribution of cash dividends in an aggregate amount of Ps.444.7 million and the increase in the reserve for future dividends of Ps.15.45 million with respect to our results for the year ended December 31, 2016. On May 17, 2017, our board of directors approved the payment of this distribution of cash dividends.

The table below sets forth the amounts approved for distribution to our shareholders for the periods indicated below:

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2017	2016	2015	2014
	(in millions of Ps.)
InterCement Brasil S.A.	442.2	712.1	5.3	—
Holdtotal S.A.	—	—	5.2	—
CCCimentos Participações Ltda.	—	80.5	—	—
Minority shareholders	2.5	4.4	1.5	—

Total distributions	444.7	797.0	12.0	—

Contractual Limitations on Dividend Payments

Pursuant to several of our existing debt agreements, we are subject to various customary restrictions on the payment of dividends upon the occurrence of an event of default under such agreements or if such payment would otherwise be reasonably likely to result in an event of default.

The payment of cash dividends may be subject to additional tax considerations. For further information on the tax implications of dividend payments see “Taxation—Material Argentine Tax Considerations—Taxation on Dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2017, as follows:

•	on an actual basis; and

•	on an adjusted basis to give effect to the sale of our ordinary shares, including ordinary shares in the form of ADSs, in the global offering, and the receipt of approximately US$91,870,000 (Ps.1,524,900,000) in estimated net proceeds, assuming the placement of all shares offered and considering an offering price of US$3.40 (Ps.56.43) per ordinary share, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that the ADSs are offered in the global offering at five times that price, reflecting the ratio of five ordinary shares per ADS), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom.

You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus, with “Selected Financial and Other Information”, with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and with other financial information contained in this prospectus.

	As of June 30, 2017
	Actual		As Adjusted
	(in millions of US$)(1)	(in millions of Ps.)	(in millions of US$)(1)	(in millions of Ps.)
Cash and cash equivalents(2)	17.9	297.9	109.8	1,822.8

Total current borrowings(3)	181.7	3,016.7	181.7	3,016.7
Total non-current borrowings	104.1	1,727.6	104.1	1,727.6

Total borrowings	285.8	4,744.3	285.8	4,744.3
Shareholders’ equity	83.3	1,383.4	175.2	2,908.3

Total capitalization(4)	369.2	6,127.7	461.0	7,652.6

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(2)	Cash and cash equivalents is comprised of cash and banks plus short-term investments.
(3)	Does not include (i) the repayment in full on August 15, 2017 of the two long-term loans of our subsidiary Yguazú Cementos with Inter-American Development Bank and Corporación Andina de Fomento with an outstanding amount of Ps.570.8 million on each of these loans as of June 30, 2017; (ii) the loan agreements dated August 8, 2017 entered into by Yguazú Cementos with Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A. in aggregate principal amounts of G.255,000 million and G.168,000 million, respectively; and (iii) the repayment in full on September 25, 2017 of the loan with Itaú-Unibanco S.A.—New York Branch with an outstanding amount of US$18.4 million as of June 30, 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy.”
(4)	Total capitalization is the sum of total borrowings and total equity.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$17.00 per ADS (the mid-point of the range set forth on the cover page of this prospectus), would increase (decrease) our cash and cash equivalents after the global offering by US$5.61 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Other than as set forth above and as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy,” there have been no material changes to our total capitalization since June 30, 2017.

DILUTION

If you invest in our ordinary shares and ADSs in the global offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and per ADS and the net tangible book value per share and per ADS after this offering. As of June 30, 2017, we had a net tangible book value of Ps.1,282.6 million, corresponding to a net tangible book value of US$0.14 per ordinary share or US$0.68 per ADS (Ps.2.27 per share or Ps.11.33 per ADS, using the reference exchange rate published by the Central Bank on June 30, 2017 for Pesos into U.S. dollars of Ps.16.5985 to US$1.00 and the ratio of five shares to one ADS). Net tangible book value represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities. Net tangible book value per ordinary share represents our net tangible book value divided by the total number of our ordinary shares outstanding as of June 30, 2017, or 566,026,490 ordinary shares (which reflects the stock split approved by our shareholders’ meeting dated July 3, 2017, see “Description of Capital Stock—General”).

After giving effect to the sale by us of 30,000,000 ordinary shares offered by us in the global offering at an assumed initial public offering price of US$17.00 per ADS (the mid-point of the initial public offering price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated as of June 30, 2017 would have been Ps.2,807.50 million, representing US$0.28 per ordinary share, or US$1.42 per ADS. This represents an immediate increase in net tangible book value of Ps.2.44 per share or Ps.12.22 per ADS to existing shareholders and an immediate dilution in net tangible book value of Ps.4.71 per share or Ps.23.55 per ADS to new investors purchasing shares or ADSs in the global offering. Dilution for this purpose represents the difference between the price per share or ADS paid by these purchasers and net tangible book value per share or ADS immediately after the completion of the global offering.

The following table illustrates this dilution to new investors purchasing ordinary shares, including ordinary shares in the form of ADSs, in the global offering:

	As of June 30, 2017
	Shares	ADSs
	US$	US$
Assumed initial offering price
Net tangible book value per share or ADS	0.14	0.68
Increase in net tangible book value per share or ADS attributable to new investors	0.15	0.74
Pro forma net tangible book value per share or ADS after the global offering	0.28	1.42
Dilution per share or ADS to new investors	3.12	15.58

Percentage of dilution in net tangible book value per share or ADS for new investors(1)	91.7%	91.7%

(1)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of the offering.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$17.00 per ADS (the mid-point of the range set forth on the cover page of this prospectus), would increase (decrease) our consolidated net tangible book value after the global offering by Ps.93.10 million and the dilution in net tangible book value per share and per ADS to new investors by Ps.4.87 and Ps.24.33, respectively, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We calculate net tangible book value as our total consolidated assets less tangible assets and goodwill, minus our total consolidated liabilities. The following table set forth our calculation of net tangible book value as of June 30, 2017:

	As of June 30, 2017
	(in millions of US$)(1)	(in millions of Ps.)
Net tangible book value calculation

Total consolidated assets	568.3	9,433.7
Less:
Intangible assets	3.7	61.5
Goodwill	2.4	39.3
Total consolidated liabilities	485.0	8,050.4

Net tangible book value	77.2	1,282.6

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following tables set forth our selected consolidated financial information as of June 30, 2017 and for the six-month periods ended June 30, 2017 and 2016 and as of and for the years ended December 31, 2016, 2015 and 2014, derived from our unaudited consolidated interim financial statements and our audited consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited consolidated interim financial statements in accordance with IAS 34, and our annual audited consolidated financial statements in accordance with IFRS, as issued by the IASB. In addition, we present certain selected supplemental financial and other information for Yguazú Cementos, which is derived from footnotes 2.2.a and 2.3.2 to our unaudited consolidated interim financial statements and footnotes 2.3, 3.3.1 and 16 to our audited consolidated financial statements. You should read the following selected consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The results of operations for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014 are not necessarily indicative of our future performance.

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(2)	(in Ps.)		(in US$)(2)	(in Ps.)
	(amounts expressed in millions)
Consolidated statements of profit or loss:(1)

Net revenue	401.8	6,669.2	4,343.2	594.9	9,874.4	7,871.0	5,974.1
Cost of sales	(282.6)	(4,691.4)	(3,210.0)	(437.7)	(7,264.5)	(5,808.5)	(4,399.6)

Gross profit	119.2	1,977.8	1,133.2	157.2	2,609.9	2,062.5	1,574.5
Share of profit (loss) of associates	—	—	28.8	2.2	36.6	(105.1)	24.6
Selling and administrative expenses	(32.6)	(541.8)	(394.5)	(56.0)	(929.3)	(712.4)	(549.1)
Other gains and losses	0.1	1.3	9.8	7.5	123.9	50.1	(2.6)
Tax on debits and credits to bank accounts	(4.8)	(79.0)	(70.6)	(8.4)	(140.0)	(109.5)	(81.0)
Finance costs, net
Exchange rate differences	(2.6)	(43.1)	(157.9)	(15.7)	(261.0)	(158.8)	(145.7)
Financial income	1.2	19.7	17.2	2.5	41.1	26.2	23.4
Financial expenses	(19.3)	(319.8)	(340.5)	(43.5)	(721.4)	(458.9)	(505.3)

Profit before tax	61.2	1,015.1	225.5	45.8	759.8	593.9	338.9
Income tax expense
Current	(18.8)	(311.7)	(63.4)	(14.4)	(238.7)	(209.8)	(99.3)
Deferred	(0.7)	(11.4)	(5.4)	(1.1)	(19.0)	(32.5)	(8.3)

Net profit	41.7	692.0	156.7	30.2	502.0	351.5	231.3

(1)

On December 22, 2016, we acquired 16.0% of the capital stock of Yguazú Cementos. Following such acquisition, we own 51.0% of the outstanding capital stock of Yguazú Cementos. As a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, we recorded the results of operations of our subsidiary Yguazú Cementos S.A. under the line item “share of profit (loss) of associates” in our consolidated statement of profit or loss and other comprehensive income and cash flow statement for the years ended December 31, 2016, 2015 and 2014 (see note 16 to our audited consolidated financial statements) and for the six-month period ended June 30, 2016 (see note 2.2 to our unaudited consolidated interim financial statements). However, the statement of financial position and results of operations of our subsidiary Yguazú Cementos as of and for the six-month period ended June 30,

2017 were consolidated on our unaudited consolidated interim financial statements only for that period (see note 2.2 to our unaudited consolidated interim financial statements).
(2)	Solely for the convenience of the reader, Peso amounts for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions)
Consolidated statements of financial position:
Assets
Non-current assets
Property, plant and equipment	310.7	5,157.5	294.1	4,880.9	2,523.5	2,317.5
Intangible assets	3.7	61.5	3.4	57.0	53.2	47.0
Investments	0.0	0.3	0.0	0.3	543.8	511.2
Goodwill	2.4	39.3	2.4	39.3	39.3	39.3
Inventories	10.1	167.2	10.6	176.0	172.7	101.5
Other receivables	12.5	208.0	13.8	229.3	58.3	156.8
Trade accounts receivable	5.4	90.0	4.7	78.4	78.3	—

Total non-current assets	344.8	5,723.8	329.0	5,461.4	3,469.2	3,173.3

Current assets
Inventories	126.9	2,106.3	103.4	1,717.1	976.4	836.3
Other receivables	15.0	248.6	13.6	226.3	361.9	77.3
Trade accounts receivable	57.7	957.8	37.9	629.2	379.4	371.0
Investments	6.4	105.5	41.8	694.2	345.4	213.0
Cash and banks	17.6	291.8	14.1	233.8	56.9	47.9

Total current assets	223.5	3,709.8	210.9	3,500.6	2,120.0	1,545.5

Total assets	568.3	9,433.7	539.9	8,962.0	5,589.2	4,718.8

Shareholders’ equity
Capital stock and other capital related accounts	3.3	55.4	5.3	87.2	490.6	489.9
Reserves	3.6	59.2	2.6	43.7	460.0	232.1
Retained earnings	38.0	630.3	27.7	460.2	349.7	239.9
Accumulated other comprehensive income	10.3	170.2	9.0	149.3	169.4	59.9

Equity attributable to the owners of the Company	55.1	915.0	44.6	740.4	1,469.7	1,021.8

Non-controlling interests	28.2	468.4	23.5	390.1	28.1	24.9

Total shareholders’ equity	83.3	1,383.4	68.1	1,130.5	1,497.8	1,046.7

Liabilities
Non-current liabilities
Borrowings	104.1	1,727.6	76.9	1,277.0	688.0	1,121.7
Accounts payables	3.6	60.2	4.9	81.9	108.7	74.6
Provisions	8.4	139.4	7.3	120.7	107.4	100.0
Tax liabilities	0.0	0.7	0.1	1.1	3.0	2.4
Other liabilities	1.4	23.8	1.7	28.3	16.0	6.2
Deferred tax liabilities	18.4	304.8	17.6	292.9	295.8	233.0

Total non-current liabilities	135.9	2,256.5	108.6	1,801.9	1,219.0	1,537.9

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions)
Current liabilities
Borrowings	181.7	3,016.7	184.5	3,062.0	1,131.7	879.1
Accounts payable	113.9	1,891.1	134.1	2,226.1	1,242.9	881.3
Advances from customers	6.1	101.4	6.4	107.0	74.2	47.6
Salaries and social security payables	19.8	328.2	22.9	380.2	261.8	231.5
Tax liabilities	25.6	424.9	13.6	225.1	83.3	80.9
Other liabilities	1.9	31.4	1.8	29.3	78.5	13.9

Total current liabilities	349.1	5,793.8	363.3	6,029.6	2,872.4	2,134.3

Total liabilities	485.0	8,050.3	471.8	7,831.5	4,091.4	3,672.1

Total shareholders’ equity and liabilities	568.3	9,433.7	539.9	8,962.0	5,589.2	4,718.8

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions, unless otherwise indicated)
Other Data:
Net revenue	401.8	6,669.2	4,343.2	594.9	9,874.4	7,871.0	5,974.1
Gross profit	119.2	1,977.8	1,133.2	157.2	2,609.9	2,062.5	1,574.5
Net profit	41.7	692.0	156.7	30.2	502.0	351.5	231.3
Net debt(6)	267.9	4,446.3	—	213.0	3,535.7	1,491.4	1,739.9
Growth in net revenue (versus prior period)	53.6%	53.6%	19.0%	25.5%	25.5%	31.8%	31.8%
Gross profit margin(2)	29.7%	29.7%	26.1%	26.4%	26.4%	26.2%	26.4%
Adjusted EBITDA(3)	104.7	1,738.1	1,005.6	141.6	2,350.1	1,628.9	1,259.1
Adjusted EBITDA margin(4)	26.1%	26.1%	23.2%	23.8%	23.8%	20.7%	21.1%
Net profit margin(5)	10.4%	10.4%	3.6%	5.1%	5.1%	4.5%	3.9%
Net debt(6)/Adjusted EBITDA ratio(7)	—	—	—	1.50x	1.50x	0.92x	1.38x

(1)	Solely for the convenience of the reader, Peso amounts as of and for the six-month period ended June 30, 2017 and as of and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(2)	Gross profit margin is gross profit divided by net revenue, expressed as a percentage.

(3)	We calculate EBITDA as net profit plus financial interest, net plus income tax expense plus depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts. For further information about our presentation of Adjusted EBITDA, see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.” The following table sets forth a reconciliation of our net profit to our Adjusted EBITDA for the six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014:

	For the Six-Month Period Ended June 30,				For the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(a)	(in Ps.)		(In US$)(a)		(in Ps.)
	(amounts expressed in millions)
EBITDA reconciliation:
Net profit	41.7	692.0	156.7	30.2	502.0	351.5	231.3
(+) Financial interest, net	16.0	265.5	285.8	34.5	571.9	377.4	435.3
(+) Income tax expense	19.5	323.1	68.8	15.5	257.7	242.4	107.6
(+) Depreciation and amortization	18.1	300.8	228.3	30.7	509.1	334.0	211.6

EBITDA	95.3	1,581.4	739.6	110.9	1,840.7	1,305.2	985.8

(+) Exchange rate differences	2.6	43.1	157.9	15.7	261.0	158.8	145.7
(+) Other financial expenses, net	2.1	34.6	37.5	6.5	108.4	55.3	46.6
(+) Tax on debits and credits to bank accounts	4.8	79.0	70.6	8.4	140.0	109.5	81.0

Adjusted EBITDA	104.7	1,738.1	1,005.6	141.6	2,350.1	1,628.9	1,259.1

(a)	Solely for the convenience of the reader, Peso amounts for the six-month period ended June 30, 2017 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(4)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue, expressed as a percentage.
(5)	Net profit margin is net profit divided by net revenue, expressed as a percentage.
(6)	We calculate net debt as borrowing less cash and banks less short-term investments. Net debt is not a measure recognized under IFRS. Our management believes that net debt provides transparent and useful information to investors and financial analysts in their review of our financial profile and performance and in the comparison of such profile to the financial profile and performance of other companies in the same industry or in other industries that have different capital structures and debt levels. The following table sets forth our calculation of net debt as of June 30, 2017 and December 31, 2016, 2015 and 2014:

	As of June 30,		As of December 31,
	2017	2017	2016	2016	2015	2014
	(in US$)(a)	(in Ps.)	(in US$)(a)		(in Ps.)
	(amounts expressed in millions)
Net debt calculation:
Borrowings	285.8	4,744.3	261.4	4,339.0	1,819.8	2,000.8
(-)Cash and banks	17.6	291.8	14.1	233.8	56.9	47.9
(-)Short-term investments	0.4	6.2	34.3	569.4	271.5	213.0

Net debt	267.9	4,446.3	213.0	3,535.7	1,491.4	1,739.9

(a)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

(7)	Net debt/Adjusted EBITDA ratio represents net debt as of the end of the applicable period divided by Adjusted EBITDA for the then most recently concluded fiscal year, as applicable. Net debt/Adjusted EBITDA ratio is not a measure recognized under IFRS. Our management believes that net debt/Adjusted EBITDA ratio provides transparent and useful information to investors and financial analysts in their review of our operating performance and financial profile and in the comparison of such performance to the operating performance of other companies in the same industry or in other industries that have different capital structures and debt levels. Note that Adjusted EBITDA includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014 (see note 2.2 to our unaudited consolidated interim financial statements and note 16 to our audited consolidated financial statements), calculated at our equity interest of 35% (prior to obtaining control), whereas net debt includes 100% of the debt from Yguazú Cementos as of June 30, 2017 and December 31, 2016.

Supplemental Information from Yguazú Cementos

The following table sets forth certain supplemental information of our subsidiary Yguazú Cementos for the periods indicated. For further information please see “Presentation of Financial and Other Information—Financial Statements.”

	As of and for the Six-Month Period Ended June 30,			As of and for the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)		(in Ps.)
	(amounts expressed in millions)
Net revenue	31.8	528.4	392.6	56.0	930.0	692.8	618.0
Profit (loss) for the year	7.3	121.4	82.3	6.3	104.7	(300.4)	70.3
Finance costs, net	(0.2)	(3.9)	15.7	(4.6)	(76.7)	(376.0)	(12.8)
Income tax	(0.8)	(14.0)	(1.0)	(0.6)	(10.7)	8.6	(5.9)
Depreciation	(4.6)	(76.6)	(69.6)	(9.4)	(155.5)	(109.7)	(23.4)
Borrowings	(83.5)	(1,385.3)	—	(89.0)	(1,476.6)	—	—
Cash and cash equivalents	13.7	227.6	—	12.5	207.9	—	—

(1)	Solely for the convenience of the reader, Peso amounts as of and for the six-month period ended June 30, 2017 and as of and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

The following table shows certain supplemental non-IFRS information of our subsidiary Yguazú Cementos for the periods indicated. For further information please see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.”

	As of June 30,			As of December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(1)	(in Ps.)		(in US$)(1)	(in Ps.)
	(amounts expressed in millions, unless otherwise indicated)
Adjusted EBITDA(2)	13.0	215.9	137.2	20.9	347.5	245.1	112.3
Adjusted EBITDA margin(3)	40.9%	40.9%	34.9%	37.4%	37.5%	35.4%	18.2%
Net debt(4)	69.8	1,157.6	—	76.4	1,268.7	—	—

(1)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

(2)	We calculate Adjusted EBITDA as net profit plus financial costs, net plus income tax expense plus depreciation. The following table sets forth a reconciliation of Yguazú Cementos’ net profit to Adjusted EBITDA for the six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014:

	For the Six-Month Period Ended June 30,			For the Year Ended December 31,
	2017	2017	2016	2016	2016	2015	2014
	(in US$)(a)	(in Ps.)		(in US$)(a)	(in Ps.)
	(amounts expressed in millions)
Adjusted EBITDA:
Net profit (loss)	7.3	121.4	82.3	6.3	104.7	(300.4)	70.3
(+/-) Finance costs, net	0.2	3.9	(15.7)	4.6	76.7	376.0	12.8
(+/-) Income tax expense (credit)	0.9	14.0	1.0	0.6	10.7	(8.6)	5.9
(+) Depreciation	4.6	76.6	69.6	9.4	155.5	109.7	23.4

Adjusted EBITDA	13.0	215.9	137.2	20.9	347.5	176.7	112.3

(a)	Solely for the convenience of the reader, Peso amounts for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.
(3)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues.
(4)	We calculate net debt of our subsidiary Yguazú Cementos as borrowing less cash and cash equivalents. The following table sets forth our calculation of net debt of our subsidiary Yguazú Cementos as of June 30, 2017 and December 31, 2016:

	As of June 30, 2017		As of December 31, 2016
	(in US$)(a)	(in Ps.)	(in US$)(a)	(in Ps.)
	(amounts expressed in millions)
Net debt calculation:
Borrowings	83.5	1,385.3	88.9	1,476.6
(-)Cash and cash equivalents	13.7	227.6	12.5	207.9

Net debt	69.8	1,157.6	76.4	1,268.7

(a)	Solely for the convenience of the reader, Peso amounts as of June 30, 2017 and as of December 31, 2016 have been translated into U.S. dollars at the exchange rate as of June 30, 2017 of Ps.16.5985 to US$1.00. See “Exchange Rates” and “Presentation of Financial and Other Information” for further information on recent fluctuations in exchange rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are the leading cement producer in Argentina. We believe that the economic recovery of Argentina represents one of the most attractive opportunities in global emerging markets today. Cement consumption is highly correlated to economic activity and we expect demand for cement to grow significantly within the next five years in Argentina. After two decades of capital scarcity across the industry, installed cement production capacity in the country is reaching its limit and we believe that Argentina will soon face a structural cement supply deficit. In the first nine months of 2017, cement consumption in Argentina has increased 10.7% year-on-year, according to AFCP.

We produce and distribute cement, masonry cement, aggregates, concrete and lime to wholesale distributors, concrete producers and industrial customers, among others. Our products are primarily used in construction, which we expect to be one of the fastest growing sectors of the Argentine economy in the next five years, resulting in an expected compound annual growth rate of 7.2% of the cement market, according to ABECEB. We held a market share of 45.4% in terms of sales volume in Argentina for the six months ended June 30, 2017, according to the AFCP.

Over our 90-year history we have built Argentina’s sole pan national, vertically-integrated cement and concrete business, supported by top-of-mind brands and captive distribution channels. As of June 30, 2017, our consolidated annual installed clinker and cement production capacities amounted to 5.5 million tons and 9.9 million tons, respectively. We hold significant, strategically located limestone reserves and we estimate that our existing quarries have sufficient reserves to support our operations for more than 100 years, based on our 2016 cement production levels.

We also own 51% of an integrated cement production plant in Paraguay, another key growth market in South America, through our subsidiary Yguazú Cementos S.A. We are one of two leading cement producers in Paraguay where we held a 46% market share in terms of sales volume for the six months ended June 30, 2017, according to management estimates.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we had net revenue of Ps.6,669.2 million (US$401.8 million) and Ps.9,874.4 million (US$594.9 million), respectively, and net profit of Ps.692.0 million (US$41.7 million) and Ps.502.0 million (US$30.2 million), respectively. For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we also had Adjusted EBITDA of Ps.1,738.1 million (US$104.7 million) and Ps.2,350.1 million (US$141.6 million), respectively, and our Adjusted EBITDA margin and net margin amounted to 26.1% and 10.4% and to 23.8% and 5.1%, respectively, in the same periods. Our net debt as of June 30, 2017 and December 31, 2016 was Ps.4,446.3 million (US$267.9 million) and Ps.3,535.7 million (US$213.0 million), respectively.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, Yguazú Cementos had net revenue of Ps.528,4 million (US$31.8 million) and Ps.930.0 million (US$56.0 million), respectively, and net profit of Ps.121.4 million (US$7.3 million) and Ps.104.7 million (US$6.3 million), respectively. Yguazú

Cementos had Adjusted EBITDA of Ps.215.9 million (US$13.0 million) and Ps.347.5 million (US$20.9 million) for the six-month period ended June 30, 2017 and the year ended December 31, 2016, respectively, its Adjusted EBITDA margin during the same periods amounted to 40.9% and 23.0%, respectively, and its net margin during these periods amounted to 23.0% and 11.3%, respectively. Yguazú Cementos’ profit or loss statement was only consolidated on our unaudited consolidated interim financial statements for the six-month period ended June 30, 2017.

Principal Factors Affecting Our Results of Operations

Macroeconomic Conditions

Our business is highly sensitive to factors such as GDP growth (globally and in Argentina, the cement industry has a strong positive correlation with GDP growth). An economic slowdown can lead to a slowdown in the construction industry and consequently decreased cement demand and production. Likewise an expansion of GDP is expected to drive incremental cement demand, above expected GDP growth.

During 2014, the Argentine economy contracted by 2.51%; however, in 2015, the Argentine economy grew by 2.65%. According to the INDEC, the Argentine economy contracted by 2.30% in 2016 and is expected to grow in 2017 by 2.7%, with the World Bank anticipating a positive outlook for the country after several economic and regulatory reforms implemented by the current administration.

The following table presents key data of the Argentine economy for the periods indicated.

	As of and for the Six-Month Period Ended June 30,	As of and for the Year Ended December 31,
	2017	2016	2015		2014
GDP (billions of Ps.)	1,459.7 (1)	704.3	720.9		702.3
Real GDP growth	0.3%	(2.3)%	2.6%		(2.5)%
GDP per capita (in thousands of U.S. dollars)	13.1	12.5	14.6		13.2
Private consumption growth	0.9%	(1.4)%	3.5%		(4.4)%
Average Ps./U.S. dollar exchange rate(2)	15.71	14.8	9.27		8.12
CPI inflation(3)	13.0%	40.9%	26.9%		38.0%
Private sector salary growth	30.0%	32.9%	30.1	%(4)	31.5%
Unemployment rate(5)	9.2%	7.6%	5.9	%(5)	6.9%

Source:	Central Bank, IDB, INDEC and Índice de Precios al Consumidor de la Ciudad de Buenos Aires (IPCBA).
(1)	As of June 30, 2017.
(2)	The average rate is calculated by using the average of the Central Bank’s reported exchange rates on a daily basis.
(3)	In October 2015 INDEC changed its calculation methodology. For comparability purposes, we are including the Consumer Price Index published by Ciudad de Buenos Aires (IPCBA). See “Risk Factors—Risks Relating to Argentina—Continuing inflation may have an adverse effect on the Argentine economy, and, as a consequence, on our business, results of operation and financial condition.”
(4)	As of September 30, 2015.
(5)	As a percentage of Argentina’s economically active population.

The Paraguayan economy experienced real GDP growth of 4.1%, 3.0% and 4.4% in 2016, 2015 and 2014, respectively, despite the recessions in its leading trading partners, Brazil and Argentina in 2016 and 2015. Improvements in the Brazilian and Argentine economies in 2017 should prove positive for Paraguayan exports and its overall economy, with a projected GDP expansion of 3.6% according to World Bank.

Inflation

Our consolidated financial statements are not adjusted for inflation as such adjustment is not required under IFRS guidance IAS 29. However, in recent years, certain macroeconomic variables affecting our business, such as the cost of labor, the exchange rate of the Peso to U.S. dollar and cost of sales associated with inputs necessary to run our business that are denominated in Pesos, have experienced significant annual changes, which, although they may not surpass the levels established in IAS 29, are nevertheless significant. As such, our results of operation and financial statements should be read and compared taking into consideration the effect of this impact.

Net Capital Expenditures and Other Investments

Our capital expenditures during the last three years mainly consisted of upgrading and maintaining our production facilities with a focus on maintaining and improving our efficiency and production standards, such as a new dust filter in the Catamarca plant and the expansion and renewal of our concrete fleet. On a consolidated basis, our capital expenditures incurred in property, plant and equipment were Ps.679.9 million during the six-month period ended June 30, 2017 and Ps.643.1 million, Ps.472.5 million and Ps.289.0 million during the years ended December 31, 2016, 2015 and 2014, respectively.

Our Cost Structure

The prices that we charge for our cement products are directly related to our production costs. Fluctuations in the price of our thermal energy sources and electricity impact our costs of goods sold and the prices that we charge our customers for our products. Significant increases in the price of natural gas, solid fuels or electricity and, consequently, in our production costs, could reduce our gross margins and our results of operations to the extent that we might not be able to pass a significant portion of these costs on to our customers and could result in reduced sales volumes of our products. Conversely, significant decreases in the price of natural gas, solid fuels or electricity and, consequently, in our production costs, would likely increase our gross margins and our results of operations and could result in increased sales volumes if these lower costs result in us charging lower prices for our products. Our efforts on increasing the use of co-processing (use of waste as a source of a renewable energy, to replace natural mineral resources and fossil fuels such as coal, petcoke and gas) on our production process aims to decrease both our dependency on certain energy sources and reduce costs. In 2016, the percentage of co-processing used in our production process reached 3.7%.

Thermal Energy. Our operating income has been affected by energy price changes. Energy prices may vary in the future, mainly due to market forces and other factors outside our control. We protect ourselves from energy price inflation risks through the diversification of our fuel sources (including solid fuels and the use of co-processing as an alternative energy source) and our ability to transfer all or part of increased costs to our customers via price increases for our products. We also seek to produce different types of cement with lower clinker content, replacing it with other components such as fly ash, slag, pozzolana, and limestone, which reduce our overall energy costs.

Thermal energy is our most utilized source of energy for our operations, representing 15.3% in the six-month period ended June 30, 2017 and 16.1%, 16.1% and 17.4% in the years ended December 31, 2016, 2015 and 2014, respectively, of our total cost of sales. Thermal energy is comprised of fuel oil, natural gas, mineral coal and petcoke. Natural gas and petcoke are the most significant of these energy sources. We enter into several contracts with suppliers, traders and distributors of natural gas. See “—Supply Contracts.”

The cost of petcoke varies in accordance with international market prices, which are quoted in U.S. dollars and fluctuate depending upon the supply and demand for oil and other refined petroleum products. We make spot purchases of petcoke or steam coal in order to capture market opportunities in the price of these solid fuels. In addition, we prioritize obtaining Argentine petcoke as opposed to imported petcoke since the petcoke we derive from Argentine sellers is generally of higher quality and at a lower cost. Average petcoke prices decreased by approximately 23% from 2014 to 2015 and decreased by approximately 2% from 2015 to 2016.

Electrical power. Electrical power is one of the main drivers of our cost structure and represented 10.0% in the six-month period ended June 30, 2017 and 10.5%, 8.8% and 8.5% in the years ended December 31, 2016, 2015 and 2014, respectively, of our total cost of sales. The increase as a percentage of our cost of sales in 2016 was caused by the reduction of government subsidies to electrical power rates. In 2016, the new administration in Argentina started a process to reverse subsidized electrical power rates and has implemented a series of measures to correct and normalize the electrical power tariff, which has had a direct negative impact on our cost structure.

Electrical power is one of the most expensive energy sources that we use. Given our consumption needs and the potentially high cost of electrical power, we have sought to mitigate the risks of decreased supply and increased costs of electrical power by contracting electrical power to private companies and entering into agreements to increase the use of renewable energy. Electrical power cost is highly influenced by the government policy applied to fuels used in electrical power generation and by the growing contribution of thermal power generation to the electrical power generation matrix in Argentina.

Currently, the energy system in Argentina is constrained by technical operating limits, due to the lack of investment in the system during the last 15 years, and a price policy oriented towards residential demand subsidies, which has discouraged investment in energy transportation and distribution as well as in generation.

In Argentina, under the current system, we can only privately contract for our energy requirements to the extent these exceed our 2005 energy consumption levels. Accordingly, at present, we can privately contract for approximately 30% of our energy requirements. The rest of our demand is traded through the National Administrator of the Electric System (Compañía Administradora del Mercado Mayorista Eléctrico), or CAMMESA. It is anticipated that in the coming years the market will be able to return to a system of private contracts. Currently, we have entered into annual contracts with Pampa Energía S.A. for the supply of 30% of our current electrical power requirements.

Pursuant to the Law No. 26,190, consumers with a demand higher than 300KW are required to source a minimum level of their electrical power demand from renewable sources pursuant to the requirements set forth by the Law No. 27,191 equal to 8% by December 31, 2017, 12% by December 31, 2019, 16% by December 31, 2021, 18% by December 31, 2023 and 20% by December 31, 2025; provided that any consumption of renewable energy for higher levels as of each cut-off date cannot be reduced in the following periods. For purposes of complying with these minimum level requirements of renewable energy, the consumers may enter into individual power purchase agreements or PPAs with renewable energy generators, marketers or distributors at an average price cap equal to US$ 113 per MW/h (which may be reviewed by the regulatory authority after March 30, 2018). See “—Supply Contracts.”

Co-Processing. We have increased the use of co-processing in our operations. Co-processing is the final disposal of waste (agricultural, urban and industrial waste) through its integration in the cement production process as a secondary raw material or alternative fuel, as a source of energy. Co-processing is a technique used for permanently eliminating waste without generating environmental liabilities, by harnessing the energy and/or mineral potential of the material. Co-processing represented 2.9% in the six-month period ended June 30, 2017 and 3.7%, 4.9% and 4.4% in the years ended December 31, 2016, 2015 and 2014, respectively, of our total thermal energy consumption. In the year ended December 31, 2017, we expect to achieve a thermal substitution rate from co-processing of 4.5%.

For additional information related to our thermal energy, electrical power and co-processing needs and costs, see “Business—Energy Sources.”

Preservation and maintenance costs. Our industry is capital intensive, and we incur in maintenance costs necessary to preserve the productivity and durability of our cement facilities. In the six-month period ended

June 30, 2017 preservation and maintenance costs represented 11.2% and in the years ended December 31, 2016, 2015 and 2014, represented 11.1%, 10.2% and 10.9%, respectively, of our total cost of sales.

Freight. Our freight includes the cost of transporting raw materials to our production facilities from our quarries or the location of our suppliers. In the six-month period ended June 30, 2017 freight represented 7.8% and in the years ended December 31, 2016, 2015 and 2014, freight represented 7.2%, 9.4% and 9.1%, respectively, of our total cost of sales, mainly as a result of lower volumes of cement demand in 2016, reducing the need to transport clinker among our facilities.

Salaries, wages and social security charges. Our salaries, wages and social security charges comprise mainly compensation, social contribution and employee benefits. In the six-month period ended June 30, 2017 salaries, wages and social security charges represented 20.1% and in the years ended December 31, 2016, 2015 and 2014, salaries, wages and social security charges represented 20.4%, 18.6% and 18.7%, respectively, of our total cost of sales.

Raw Material Availability. Our long-term success depends in part on our ability to secure raw materials in sufficient quantities, including limestone, gypsum and other materials necessary for the production of clinker and cement, which are currently available to us from quarries located close to the different industrial units. We generally obtain limestone from the mining of quarries that we own. In some cases, however, we may face the risk of the exhaustion of raw materials in some quarries, most notably limestone, which would require us to find new quarry sources further away from our production units, and result in potential materially higher raw material extraction and freight costs. In the six-month period ended June 30, 2017 raw materials represented 12% and in the years ended December 31, 2016, 2015 and 2014, raw materials represented 9%, 13% and 12%, respectively, of our total cost of sales.

Effects of Taxes on Our Income

We are subject to a variety of generally applicable Argentine federal and state taxes on our operations and results. We are subject to Argentine federal Income Tax at a rate of 35%, which is the standard corporate tax rate in Argentina. We are also subject to the following federal and state taxes:

•	Value Added Tax. We are subject to value added tax at a rate of 21%. Value added tax is paid at each stage of the production or distribution of goods or services upon the value added during each of the stages. Thus, this tax does not have a cumulative effect. The tax is levied on the difference between the so-called “tax debit” and the “tax credit.” The “tax debit” is the tax corresponding to sales made by the taxpayer or services rendered by the taxpayer. It is obtained by applying the tax rate to the price of such sales or services. The “tax credit” is the tax indicated in the invoices of the suppliers of goods or services contracted by the taxpayer. The difference between the “tax debit” and the “tax credit,” if it is positive, constitutes the amount to be paid to the tax authority at the general rate of 21%.

•	Turnover Tax. The Turnover Tax is a provincial tax and the rate applicable depends on each province. Currently, the Turnover Tax represents 2.0% of our net sales.

•	Tax on Presumed Minimum Income. We are subject to the Tax on Presumed Minimum Income at a rate of 1.0% applicable over the total value of assets. This tax is owed only if the Income Tax determined for any fiscal year does not equal or exceed the amount owed under the Tax on Presumed Minimum Income. In such case, only the difference between the Tax on Presumed Minimum Income determined for such fiscal year and the Income Tax determined for the same fiscal year shall be paid. The Tax on Presumed Minimum Income paid will be applied as a credit towards the Income Tax owed in the immediately following ten fiscal years. The tax on minimum presumed income has been abrogated for tax years starting January 1, 2019 (Law 27,260).

•	Quarry Exploitation Fee. We are subject to a quarry exploitation quota applicable in Olavarría, Benito Juárez (Buenos Aires Province) and El Alto (Catamarca Province) equivalent to the amount of limestone contained in the cement dispatched from the factory at a rate determined by the municipality. This amount represented 1.3% of sales in 2016.

•	Tax on Debits and Credits to Banks Accounts. The general rate of Tax on Debits and Credits to Bank Accounts is 0.6% for each debit and each credit. On the amount levied on credits, 0.2% may be considered as a payment to be taken into account when calculating the Income Tax or Presumed Minimum Income. We believe that it is probable that the new administration will abolish or permit full compensation of such tax in the short-term. Law 27,264, in force since August 2016, established that small- and medium-sized companies may apply this tax as an advance payment of income tax.

•	Personal Property. An annual net wealth tax applies on the net equity where the shareholder is a nonresident or a resident individual at a rate of 0.25%. We have the right to request reimbursement from the shareholder. Under certain conditions, companies that have fulfilled their tax obligations for 2014 and 2015 may request an exemption from this tax. We have requested this benefit for the years ended December 31, 2016, 2017 and 2018.

We are also subject to certain other non-material duties and taxes.

Effects of Fluctuations in Exchange Rates between the Peso, the Guaraní and the U.S. Dollar

Our results of operations and financial condition have been, and will continue to be, affected by the rate of depreciation or appreciation of the Peso against the U.S. dollar and the Guaraní, because:

•	a substantial portion of our revenues is denominated in Pesos in the six-month period ended June 30, 2017 and the years ended December 31, 2016, 2015 and 2014. Our revenues exposed to the Guaraní fluctuation in the six-month period ended June 30, 2017;

•	we incur the cost of some of our raw materials and operating expenses in Argentina and Paraguay, our two most important markets, principally in Pesos and Guaraníes, respectively;

•	petcoke costs are denominated in, or linked to, the U.S. dollar; and

•	we have significant amounts of foreign currency-denominated financial liabilities that require us to make principal and interest payments in U.S. dollars and Guaraníes.

Our consolidated U.S. dollar- and Guaraní-denominated indebtedness represented 71.1% and 5.1%, respectively, of our outstanding indebtedness as of June 30, 2017, excluding the effects of related party transactions and accrued interest. As a result, when the Peso depreciates against the U.S. dollar or the Guaraní:

•	the interest cost on our U.S. dollar- and Guaraní-denominated indebtedness increases in Pesos, which negatively affects our financial income (expense), net in Pesos; and

•	the aggregate amount of our U.S. dollar- and Guaraní-denominated indebtedness increases in Pesos, and our total liabilities and debt service obligations in Pesos increase.

An appreciation of the Peso against the U.S. dollar or the Guaraní has the converse effect.

Effect of Indebtedness Level and Interest Rates

As of June 30, 2017, our total outstanding borrowings on a consolidated basis were Ps.4,744.3 million. The level of our indebtedness results in finance costs net that are reflected in our statement of income. Finance costs, net, consist of interest expense, exchange gains/losses on U.S. dollar and other foreign currency-denominated debt, derivative losses or gains, and other items as set forth in note 25 to our unaudited consolidated interim financial statements. During 2017, we recorded financial expenses of Ps.319.8 million, which included Ps.258.4 million in interest expense related to our loans and financings.

The interest rates we pay on our indebtedness depend on a variety of factors, including prevailing Argentine and international interest rates, any collateral or guarantees and risk assessments of our company, our industry and the economies in Argentina and other markets in which we operate made by our potential lenders, potential purchasers of our debt securities and the rating agencies that assess our debt securities.

Financial Presentation and Accounting Practices

Presentation of Financial Statements

We maintain our financial books and records in Pesos. We have prepared our unaudited consolidated interim financial statements in accordance with IAS 34, and our annual audited consolidated financial statements in accordance with IFRS, as issued by the IASB. We have adopted all new and revised standards and interpretations issued by the IASB that are relevant to our operations and that are mandatorily effective as of June 30, 2017. The application of these amendments has had no impact on the disclosures or amounts recognized in our audited consolidated financial statements.

We have adopted IFRS 8—Operating segments, which requires operating segments to be identified on the basis of internal reports regarding components of our business that are regularly reviewed by our board of directors, our chief operating decision maker, in order to allocate resources to the segments and to assess their performance. For the purposes of managing our business both financially and operatively, we have classified our businesses as follows:

•	Cement, masonry cement and lime segment: this segment includes results from our cement, masonry cement and lime segment business, and comprises the procurement of raw materials from quarries, the manufacturing process of clinker/quicklime and their subsequent grinding with certain additions intended to obtain cement, masonry cement and lime.

•	Concrete segment: this segment includes results of revenues generated from the production and sale of concrete. It also includes the delivery of products at the worksite and, depending on the circumstances, the pumping of concrete upwards to its destination.

•	Railroad segment: this segment includes results of revenues generated from the provision of the railroad transportation service.

•	Aggregates segment: this segment includes results of revenues generated from the production and sale of granitic aggregates.

•	Others segment: this segment includes the operating income of the industrial waste treatment and recycling business for use as fuel or raw material, and others.

Standards or interpretations issued by the IASB, which application was not mandatory as of the date of our audited consolidated financial statements, have not been adopted. Below we present the principal IFRS standards that we did not apply in our audited consolidated financial statements, for more information see note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

IFRS 9	Financial Instruments(1)
IFRS 15	Revenue from Contracts with Customers (and the related Clarifications) (1)
IFRS 16	Leases(2)
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture(3)
Amendments to IFRSs	Annual Improvements to IFRS Standards 2014-2016 Cycle(1)
IFRIC 22	Foreign Currency Transactions and Advance Consideration(1)

(1)	Effective for annual periods beginning on or after January 1, 2018, with earlier application permitted.
(2)	Effective for annual periods beginning on or after January 1, 2019, with earlier application permitted.
(3)	Effective for annual periods beginning on or after a date to be determined.

Critical Accounting Policies

Critical accounting policies are those that are important to the presentation of our financial condition and results of operations and that require our management to make difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increases, those judgments become even more subjective and complex. For more information about our critical accounting policies, see the notes to our consolidated financial statements.

In order to provide an understanding of how our management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different circumstances, we have identified the following critical accounting policies:

•	revenue recognition;

•	goodwill;

•	impairment of tangible and intangible assets;

•	provisions;

•	environmental restoration;

•	property, plant and equipment;

•	intangible assets; and

•	income from subsidies.

Revenue recognition

Revenue is measured at fair value of the consideration received or to be received, reduced for estimated customer returns, rebates and other similar allowances. Revenue from the sale of goods is recognized when: (1) the entity has transferred to the buyer the significant risks and rewards of ownership of the goods; (2) the entity retains neither continuing managerial involvement to the degree usually associated with ownership; (3) the amount of revenue can be measured reliably; (4) it is probable that the economic benefits associated with the transaction will flow to the entity; and (5) the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Revenue from service arrangements is recognized based on the progress of the contract.

Goodwill

The goodwill registered by us corresponds to the acquisitions of Cofesur S.A., La Preferida de Olavarría S.A. and Recycomb S.A.U.

Goodwill, in accordance with the applicable standard, corresponds to the amount of the transferred consideration, the amount of any non-controlling stake in the acquired company and, where applicable, the fair value of the equity interest previously held by the acquiring company (if any) in the entity, in excess of the net acquisition cost on the date of acquisition of the identifiable assets acquired and liabilities assumed.

Goodwill is not amortized but is required to be tested annually for impairment. For purposes of conducting the impairment test, goodwill is assigned to each of our cash generating units expected to benefit from the synergies of the relevant combination. The cash generating units to which goodwill is assigned are subject to annual, or more frequent, impairment tests, when there are signs of impairment. If the recoverable amount of the cash generating unit is lower than the unit’s book amount, the impairment loss is firstly applied to reducing the carrying amount of goodwill assigned to the unit, and is then applied proportionately to the unit’s other assets. The carrying amount of each asset in the reporting unit is used as basis. The impairment loss recognized for goodwill is not reversed in any subsequent period.

Impairment of tangible and intangible assets

At the end of the reporting year, we review the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss.

We estimated the recoverable amount of the cash-generating unit to which the asset belongs. Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments at year-end of the time value of money considering the risks specific to the asset.

Provisions

Provisions are recognized when we have a present obligation (legal or constructive) as a result of a past event and it is probable that we will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation, at the end of the reporting year, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the estimated cash flow for repayment of the existing obligation, its book value represents the current value of such cash flow.

When some or all of the economic benefits required to settle a provision are expected to be recovered, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

We have based its estimates on the opinion of our legal counsels.

Environmental restoration

Under the legal and good practice provisions, the land used for mining and quarries is subject to environmental restoration.

According to Argentine Law No. 24,196, companies must create a special reserve to prevent and restore alterations to the environment that the mining activities may cause. The annual amount that the companies may allocate to such reserve is freely established by the companies, but the maximum amount to be considered as a deductible charge is 5% of the operative costs of extraction and benefit.

In this context, allowances have been recorded, providing they had been assessable, to address the estimated expenses for the environmental recovery and restoration of the mining zones. Such allowances were recorded simultaneously with the increase in the underlying asset value, based upon the results of landscape recovery surveys, and the corresponding depreciation of the assets involved was recognized in the statement of profit or loss and other comprehensive income.

In addition, we follow the practice of progressively restoring the spaces freed by the removal of quarries using the allowances created for such purposes.

Property

Property, Plant and Equipment held for being used in the production or supply of goods and services, or for administrative purposes, are carried at cost, less any depreciation and cumulative impairment loss.

Lands were not depreciated. Properties under construction for administrative, production, supply or other purposes are carried at cost, less any recognized impairment loss. The cost included professional fees and, in the case of qualified assets, borrowing costs capitalized in accordance with our accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognized so as to write-off the cost of assets, except for land and properties under construction, over their useful lives, using the straight-line method. The estimated useful life, residual value and depreciation method are reviewed at the end of each year, with the effect of any changes in estimates being accounted for on a prospective basis.

The assets maintained under finance lease are depreciated over their useful life estimated equal to useful life of the assets under the lease, or, if the latter is shorter, over the term of the corresponding lease.

Gain or loss derived of the write-off or disposal of an item of Property, Plant and Equipment is determined as the difference between the obtained sale value and the book value and it is recognized in profit or loss.

We have used the exception of IFRS 1—“First-time Adoption of International Financial Reporting Standards”, related to deemed cost of Property, Plant and Equipment.

In this regard, we have chosen to use, for assets located in Argentina, Property, Plant and Equipment at the book amounts, according to previous generally accepted standards, at transition date as deemed cost, adjusted to reflect changes in a general price index. This value was determined considering the effects of changes in the purchasing power of the Argentine peso up to February 28, 2003, under the restatement-in-constant-pesos method required by RT No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (F.A.C.P.C.E.).

Intangible assets

Intangible assets with finite useful lives, acquired separately, are carried at cost less accumulated amortization and accumulated impairment losses, if any. The method of amortization of our mining exploitation rights will be determined at the time we begin to extract mineral from our respective quarries. Our mining exploitation rights are of indefinite duration and have not been amortized yet. Additionally, our software intangible assets are amortized over a period of five years. See notes 3.9 and 14 to our audited consolidated financial statements for more information.

Components of Certain Statement of Profit or Loss and Other Comprehensive Income Line Items

Net Revenue

Our net revenue is derived by deducting discounts to clients from our gross sales revenue. Although gross sales revenues from Paraguay are in Guaraníes, most of our gross sales revenue is denominated in Pesos and is derived primarily from our sale of cement products, concrete, aggregates and railway services.

Cost of Sales

Our cost of sales consists of electrical power, manual labor, contractors, depreciation and amortization, freight, packaging and other costs. The following table sets forth the approximate percentage of our total cost of sales that each such component represented for the six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014.

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(in percentages)
Salaries, wages and social security charges	20.1	19.8	20.4	18.6	18.7
Thermal energy	15.3	16.6	16.1	16.1	17.4
Preservation and maintenance costs	11.2	11.9	11.1	10.2	10.9
Electrical power	10.0	10.5	10.5	8.8	8.5
Contractors	6.7	8.1	7.6	6.9	6.8
Freight	7.8	6.6	7.2	9.4	9.1
Depreciation	6.3	7.0	6.8	5.5	4.6
Packaging	3.5	5.0	4.7	4.6	5.1
Taxes, contributions and commissions	1.7	1.8	1.6	1.6	1.5
Security	0.7	0.8	0.8	0.7	0.7
Transport and travelling expenses	0.8	0.8	0.8	0.7	0.8
Fees and compensation for services	0.8	0.7	0.6	0.6	0.6
Employee benefits	0.5	0.5	0.5	0.4	0.4
Leases	0.2	0.2	0.3	0.2	0.1
Insurance	0.2	0.2	0.2	0.2	0.2
Canon (concession fee)	0.1	0.4	0.1	0.4	0.4
Tolls	0.1	0.2	0.1	0.1	0.1
Communications	0.1	0.1	0.1	0.1	0.1
Data processing	0.1	0.1	0.1	0.1	—
Water, natural gas and energy services	—	—	—	—	0.1
Others	1.7	2.0	1.5	1.5	1.6

Production expenses	87.9	93.3	91.4	86.7	88.0

Cost of sales	100.0	100.0	100.0	100.0	100.0

Selling and Administrative Expenses

Our selling and administrative expenses consist of salaries, benefits and expenses paid to or on behalf of our sales force, advertising and marketing expenses, certain taxes, delivery services and other expenses. The following table sets forth the approximate percentage of our selling expenses that each such component represented for the six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014.

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(in percentages)
Salaries, wages and social security charges	34.1	32.9	36.5	35.0	34.7
Taxes, contributions and commissions	30.4	28.0	26.8	29.7	30.0
Freight	12.2	13.7	12.9	12.4	12.0
Managers, directors and trustees’ fees	5.3	6.6	6.1	5.8	5.0
Fees and compensation for services	4.0	4.2	4.2	4.1	4.0
Advertising expenses	2.3	2.2	2.4	2.4	2.5
Leases	1.5	1.7	1.5	1.4	1.6
Depreciation and amortization	1.3	1.3	1.4	1.8	1.9
Transport and travelling expenses	1.4	1.5	1.4	1.3	1.9
Employee benefits	1.5	1.2	1.2	1.1	1.1
Data processing	1.3	1.1	1.1	1.0	1.4
Communications	0.7	0.9	0.8	0.7	0.9
Allowance for doubtful accounts	—	1.5	0.7	0.1	—
Insurance	0.3	0.4	0.4	0.1	0.2
Preservation and maintenance costs	0.6	0.6	0.4	0.4	0.5
Security	0.2	0.1	0.1	0.1	0.1
Water, natural gas and energy services	0.1	0.1	0.1	—	—
Others	2.9	2.1	2.1	2.4	2.2

Total selling and administrative expenses	100.0	100.0	100.0	100.0	100.0

Finance Costs, Net

Our finance costs, net, principally reflects: (1) interest payments in respect of our short- and long-term indebtedness; (2) income from our financial investments; (3) gains or losses on swap transactions that we undertake from time to time; (4) foreign exchange variations related to our foreign currency-denominated indebtedness; (5) fees, commissions and other charges paid to financial institutions; and (6) taxes on credits and debits in bank accounts. The non-cash components of our financial income (expenses), net, include foreign exchange variation. For a description of our outstanding indebtedness as of June 30, 2017, see “—Liquidity and Capital Resources—Indebtedness and Financing Strategy.”

Income Tax Expense

Income tax expense consists primarily of current tax. Current income tax is measured as the amount expected to be paid (or recovered, to the extent applicable) to tax authorities based on the taxable profit for the period.

Results of Operations

In the following discussion, references to increases or decreases in any period are made by comparison with the prior period, except as the context otherwise indicates. For a reconciliation of the operating results of our operating segments for the periods indicated to our consolidated results of operations, see note 28 to our unaudited consolidated interim financial statements and note 33 to our audited consolidated financial statements included elsewhere in this prospectus.

Six-Month Period Ended June 30, 2017 Compared to Six-Month Period Ended June 30, 2016

The following table sets forth our statement of profit or loss and other comprehensive income for the six-month periods ended June 30, 2017 and 2016:

	For the Six-Month Period Ended June 30,		Variation
	2017	2016	Amount	(%)
	(in millions of Ps., except percentages)
Net revenue	6,669.2	4,343.2	2,326.1	53.6
Cost of sales	(4,691.4)	(3,210.0)	(1,481.4)	46.2

Gross profit	1,977.8	1,133.2	844.6	74.5

Share of profit (loss) of associates	—	28.8	(28.8)	100.0
Selling and administrative expenses	(541.8)	(394.5)	(147.3)	37.3
Other gains and losses	1.3	9.8	(8.5)	86.5
Tax on debits and credits to bank accounts	(79.0)	(70.6)	(8.4)	11.9
Finance costs, net
Exchange rate differences	(43.1)	(157.9)	114.8	72.7
Financial income	19.7	17.2	2.5	14.3
Financial expenses	(319.8)	(340.5)	20.8	6.1

Profit before taxes	1,015.1	225.5	789.6	350.2

Income tax expense
Current	(311.7)	(63.4)	248.4	391.9
Deferred	(11.4)	(5.4)	6.0	110.8

Net profit	692.0	156.7	535.3	341.6

Net revenue

Our net revenue increased Ps.2,326.1 million, or 53.6%, from Ps.4,343.2 million for the six-month period ended June 30, 2016 to Ps.6,669.2 million for the corresponding period in 2017, mainly due to an increase of Ps.528.4 million for the consolidation of Yguazú Cementos S.A. and increases in average sales prices and volume sold in Argentina. The average sales price increased 29.5%, 31.4%, 25.8% and 32.6% in our cement, masonry cement and lime segment, concrete segment, railroad segment and aggregates segment, respectively. This was accompanied by increases of 6.1%, 32.1%, 11.2% and 17.5% in the sales volume of our cement, masonry cement and lime segment, concrete segment, railroad segment and aggregates segment, respectively. For further information on the increase in sales volumes in the six-month period ended June 30, 2016, see “Cement Industry.”

•	Cement, masonry cement and lime segment: Net revenue from our cement, masonry cement and lime segment increased Ps.1,898.3 million, from Ps.3,665.6 million in the six-month period ended June 30, 2016 to Ps.5,563.9 million in the six-month period ended June 30, 2017, mainly due to an increase of Ps.528.4 million for the consolidation of Yguazú Cementos S.A. and an increase of Ps.1,146.2 million generated by the increase of 29.5% in the average sales price of this segment and an increase of Ps.223.7 million due to the increase of 6.1% in the 2017 six-month period sales volume.

•	Concrete segment: Net revenue from our concrete segment increased Ps.338.2 million, from Ps.459.8 million for the six-month period ended June 30, 2016 to Ps.798.1 million for the corresponding period in 2017, mainly due to an increase of Ps.190.6 million generated by the increase of 31.4% in the average sales price obtained by this segment and an increase of Ps.147.7 million due to the increase of 32.1% in this segment’s sales volume.

•	Railroad segment: Net revenue from our railroad segment increased Ps.212.6 million, from Ps.533.9 million for the six-month period ended June 30, 2016 to Ps.746.5 million for the corresponding period in 2017, mainly due to an increase of Ps.153.0 million generated by the increase of 25.8% in the average sales price obtained by this segment and an increase of Ps.59.5 million due to the increase of 11.2% in this segment’s sales volume.

•	Aggregates segment: Net revenue from our aggregates segment increased Ps.41.8 million, from Ps.74.9 million for the six-month period ended June 30, 2016 to Ps.116.8 million for the corresponding period in 2017, mainly due to an increase of Ps.28.7 million generated by the increase of 32.6% in the average sales price obtained by this segment and an increase of Ps.13.1 million due to the increase of 17.5% in this segment’s sales volume.

•	Others segment: Net revenue from our others segment increased Ps.28.4 million, from Ps.38.3 million for the six-month period ended June 30, 2016 to Ps.66.7 million for the corresponding period in 2017, mainly due to an increase of Ps.24.4 million generated by the increase of 58% in average sales and Ps.4.0 million generated by the increase of 10% in the industrial waste treatment and recycling sales volume.

Cost of sales

Our cost of sales increased Ps.1,481.4 million, or 46.2%, from Ps.3,210.0 million for the six-month period ended June 30, 2016 to Ps.4,691.4 million for the corresponding period in 2017, mainly due to (1) the consolidation of Yguazú Cementos S.A. amounting to Ps.370.6 million during the six-month period ended June 30, 2017, (2) a Ps.288.2 million increase in salaries, wages and social contributions as a result of inflation-related wage increases in Argentina and an increase of 3% in headcount, (3) a Ps.184.1 million increase in the cost of thermal energy as a result of an increase in the international prices of solid fuels and an increase of natural gas prices, each of which is closely tied to fluctuations in the Peso/U.S. dollar exchange rate; (4) a Ps.115.5 million increase in preservation and maintenance costs as a result of an increase in the cost of spare parts and services used in maintenance tasks, (5) a Ps.114.8 million increase in the cost of electrical power as a result of the withdrawal of government subsidies to electrical power rates which was accompanied by an increase in production volume in the six-month period ended June 30, 2017.

The following table sets forth the reconciliation of our production costs to our cost of sales for the periods indicated:

	As of and for the Six-Month Period Ended June 30,
	2017	2016
	(in millions of Ps.)
Production expenses	4,125.5	2,996.5
(+) Inventories at the beginning of the year	1,717.1	910.4
(+) Currency translation difference	8.2	—
(+) Purchases	947.0	451.9
(-) Inventories at the end of the year	2,106.3	1,148.8

Cost of sales	4,691.4	3,210.0

The cost of sales of our segments is set forth below:

•	Cement, masonry cement and lime segment: Cost of sales from our cement, masonry cement and lime segment increased Ps.1,139.6 million, or 42.7%, from Ps.2,669.9 million for the six-month period ended June 30, 2016 to Ps.3,809.5 million for the corresponding period in 2017, mainly due to the consolidation of Yguazú Cementos S.A., inflation-related increases in salaries, wages and social contributions, as well as an increase in the cost of electrical power and fuel. These effects were accompanied by an increase in the volume of variable costs due to an increase in sales volume of our products and services in the six-month period ended June 30, 2017.

•	Concrete segment: Cost of sales from our concrete segment increased Ps.314.5 million, from Ps.425.2 million for the six-month period ended June 30, 2016 to Ps.739.7 million for the corresponding period in 2017, mainly due to inflation-related increases of salaries, wages and social contributions in Argentina. These effects were accompanied by an increase in the volume of variable costs due to an increase in sales volume of our products and services in the six-month period ended June 30, 2017 and an increase in the cost of sales generated by four new concrete plants.

•	Railroad segment: Cost of sales from our railroad segment increased Ps.161.9 million, from Ps.459.1 million for the six-month period ended June 30, 2016 to Ps.621.0 million for the corresponding period in 2017, mainly due to inflation-related increase in salaries, wages and social contributions as well as increases in contractors, security services, fuel-related costs and preservation and maintenance costs. These effects were partially offset by a decrease in canon (concession fee) in the six-month period ended June 30, 2017.

•	Aggregates segment: Cost of sales from our aggregates segment increased Ps.47.4 million, from Ps.67.3 million for the six-month period ended June 30, 2016 to Ps.114.7 million for the corresponding period in 2017, mainly due to an increase in freights to clients and salaries, wages and social contributions. These effects were accompanied by an increase in the volume of variable costs due to an increase in sales volume of our products and services in the six-month period ended June 30, 2017.

•	Others segment: Cost of sales from our others segment increased Ps.11.3 million from Ps.17.9 million for the six-month period ended June 30, 2016 to Ps.29.2 million for the corresponding period in 2017, mainly due to an increase in the cost of transportation of industrial waste for its subsequent treatment, as well as inflation-related increases in salaries and rentals and contractors. These effects were accompanied by increased in volume of our services in the six-month period ended June 30, 2017.

Gross Profit

As a result of the foregoing, our gross profit increased Ps.844.6 million, or 74.5%, from Ps.1,133.2 million for the six-month period ended June 30, 2016 to Ps.1,977.8 million for the corresponding period in 2017. Our gross profit increased Ps.157.7 million for our consolidation with Yguazú Cementos S.A. and Ps.1,820.0 million for our Argentine operations. Our gross margin (gross profit divided by net revenue and expressed as a percentage) increased by 3.6%, from 26.1% in the six-month period ended June 30, 2016 to 29.7% in the corresponding period in 2017.

Share of profit (loss) of associates

We recorded a gain from share of profit of associates of Ps.28.8 million during the six-month period ended June 30, 2016, while during the corresponding period in 2017, Yguazú Cementos’ results of operations were recorded in the respective lines of our unaudited consolidated interim statement of profit or loss and other comprehensive income.

Selling and administrative expenses

Our selling and administrative expenses increased Ps.147.3 million, or 37.3%, from Ps.394.5 million for the six-month period ended June 30, 2016 to Ps.541.8 million for the corresponding period in 2017, mainly due to (1) the consolidation of Yguazú Cementos S.A. amounting to Ps.19.4 million during the six month period ended June 30, 2017, (2) a Ps.54.2 million increase in the taxes, charges, contributions and commissions principally due to an increase in the sales tax; (3) a Ps.44.8 million increase in salaries, wages and social contributions primarily as a result of inflation in the six-month period ended June 30, 2017; and (3) a Ps.12.0 million increase in freight expenses.

Other gains and losses

Our other gains and losses decreased Ps.8.5 million, or 86.5%, from Ps.9.8 million for the six-month period ended June 30, 2016 to Ps.1.3 million for the corresponding period in 2017. This variation is principally due to (1) a Ps.5.9 million decrease in the gains proceeds from disposal of property, plant and equipment and (2) a Ps.4.2 million increase in expenses related to contingencies, which was partially offset by a Ps.3.3 million in miscellaneous income, primarily composed by other sales unrelated to our operations.

Finance costs, net

Our finance costs, net decreased Ps.138.0 million, or 28.7%, from Ps.481.2 million for the six-month period ended June 30, 2016 to Ps.343.2 million for the corresponding period in 2017, due to decreases of Ps.59.8 million and Ps.79.7 million in losses from exchange rate differences and financial expenses, respectively, an increase in financial income of Ps.2.5 million, which was partially offset by Ps.3.9 million for the consolidation of Yguazú Cementos.

Our financial expenses decreased Ps.20.8 million, or 6.1%, from Ps.340.5 million for the six-month period ended June 30, 2016 to Ps.319.8 million for the corresponding period in 2017, mainly due to (1) a Ps.59.0 million decrease for the consolidation of Yguazú Cementos and (2) a Ps.73.6 million decrease in interest expenses, principally due to lower average interest rates in the six-month period ended June 30, 2017 as compared to the corresponding period in 2016.

Our financial income increased Ps.2.5 million, or 14.3%, from Ps.17.2 million for the six-month period ended June 30, 2016 to Ps.19.7 million for the corresponding period in 2017, mainly due to: (1) a Ps.3.4 million increase in gains from the revaluation of financial assets and other financial income, principally due to interest gains recognized by the credit of the canon recovery from the capitalization of payments made to the railway system, (2) a Ps.2.8 million increase in interest income from investments and (3) a Ps.0.1 million increase for the consolidation of Yguazú Cementos, which was partially offset by a Ps.3.8 million decrease in interests income from InterCement Brasil S.A., principally due to a reduction on the principal amount of the loan granted.

Tax on debits and credits to bank accounts

Our tax on debits and credits to bank accounts increased Ps.8.4 million, or 11.9%, from Ps.70.6 million for the six-month period ended June 30, 2016 to Ps.79.0 million for the corresponding period in 2017, mainly due to an increase in the amounts paid for purchases and collected from sales and the effects from investing and financial activities.

Income tax expense

Our income tax expense increased Ps.254.3 million, or 369.9%, from Ps.68.8 million for the six-month period ended June 30, 2016 to Ps.323.1 million for the corresponding period in 2017. Our effective tax rate was 31.8% in the six-month period ended June 30, 2017 compared to 30.5% in the corresponding period in 2016.

The following table presents our effective tax rate reconciliation for each period.

	For the six-month period ended June 30,
	2017	2016
	(amounts in millions of Ps.)
Profit before income tax expense	1,015.1	225.5
Statutory rate	35%	35%

Income tax at statutory rate	(355.3)	(78.9)
Adjustments for calculation of the effective income tax:
Effect of different statutory income tax rate in Paraguay(1)	33.9	—
Share of profit (loss) of associates(2)	—	10.1
Other non-taxable income or non-deductible expense, net	(1.7)	0.1

Income tax expense	(323.1)	(68.8)

Effective rate	31.8%	30.5%
Income tax expense
Current	(311.7)	(63.4)
Deferred	(11.4)	(5.4)

Total	(323.1)	(68.8)

(1)	The financial statements of Yguazú Cementos were consolidated into our financial statements beginning on January 1, 2017. Therefore, any profit (loss) from Yguazú Cementos became taxable at the applicable income tax rate in Paraguay. The amount of the “effect of different statutory income tax rate in Paraguay” for the six-month period ended June 30, 2017 is calculated by multiplying the profit before income tax expense of Yguazú Cementos by 25%, which is the difference between the 35% Argentine statutory income tax rate and the 10% of Paraguayan statutory income tax rate.
(2)	Since the share of profit (loss) in foreign companies is not taxable in Argentina, we adjust the effective income tax rate by subtracting or adding, as applicable, the share of profit (loss) of associates in Yguazú Cementos, a company formed under the laws of Paraguay, multiplied by the Argentine statutory rate of 35% for the six-month period ended June 30, 2016.

Our current income tax increased Ps.248.4 million, or 391.9%, from Ps.63.4 million for the six-month period ended June 30, 2016 to Ps.311.7 million for the corresponding period in 2017, mainly due to a higher taxable income.

Our deferred income tax increased Ps.6.0 million, or 110.8%, from Ps.5.4 million for the six-month period ended June 30, 2016 to Ps.11.4 million for the corresponding period in 2017, mainly due to the consolidation of Yguazú Cementos. The profit and losses from our subsidiary Yguazú Cementos are consolidated and subject to income tax in Paraguay.

Net profit

As a result of the foregoing, our net profit increased Ps.535.3 million, or 341.6%, from Ps.156.7 million for the six-month period ended June 30, 2016 to Ps.692.0 million for the corresponding period in 2017. Our net profit increased Ps.121.4 million because of the increase in our equity interest in Yguazú from 35% to 51% effective as of December 22, 2016 and the level of net profit from the Paraguayan operations in 2017 and Ps.475.8 million for our Argentine operations. Our net margin (net profit divided by net revenue and expressed as a percentage) increased by 6.8%, from 3.6% for the six-month period ended June 30, 2016 to 10.4% for the corresponding period in 2017.

Year Ended December 31, 2016, Compared to the Year Ended December 31, 2015

The following table sets forth our statement of profit or loss and other comprehensive income for 2016 and 2015:

	For the Year Ended December 31,		Variation
	2016	2015	Amount	(%)
	(in millions of Ps., except percentages)
Net revenue	9,874.4	7,871.0	2,003.5	25.5
Cost of sales	(7,264.5)	(5,808.5)	(1,456.0)	25.1

Gross profit	2,609.9	2,062.5	547.5	26.5

Share of profit (loss) of associates	36.6	(105.1)	141.8	n.m.
Selling and administrative expenses	(929.3)	(712.4)	(216.9)	30.4
Other gains and losses	123.9	50.1	73.8	147.3
Tax on debits and credits to bank accounts	(140.0)	(109.5)	(30.5)	27.9
Finance costs, net
Exchange rate differences	(261.0)	(158.8)	(102.2)	64.3
Financial income	41.1	26.2	15.0	57.3
Financial expenses	(721.4)	(458.9)	(262.5)	57.2

Profit before taxes	759.8	593.9	165.9	27.9

Income tax expense
Current	(238.7)	(209.8)	(28.9)	13.8
Deferred	(19.0)	(32.5)	13.5	n.m.

Net profit	502.0	351.5	150.5	42.8

n.m.	= Not meaningful.

Net revenue

Our net revenue increased Ps.2,003.5 million, or 25.5%, from Ps.7,871.0 million in 2015 to Ps.9,874.4 million in 2016, mainly due to increases of 38.4%, 39.4%, 45.3%, 43.4% and 56.9% in the average sales price obtained by our cement, masonry cement and lime segment, concrete segment, railroad segment, aggregates segment and others segment, respectively. Our price increases were primarily due to the implementation of a new strategy focused on recovering lost margins in the past years due to general price controls (see “Risk Factors—Risks Relating to Argentina—Argentina’s economy has undergone a significant slowdown, and any further decline in Argentina’s rate of economic growth could adversely affect our business, financial condition and results of operations”). This was partially offset by decreases of 10.3%, 5.6%, 8.4%, 8.6% and 14.7% in the sales volume of our cement, masonry cement and lime segment, concrete segment, railroad segment, aggregates segment and others segment, respectively. For further information on the decrease in sales volumes in 2016, see “Cement Industry.”

•	Cement, masonry cement and lime segment: Net revenue from our cement, masonry cement and lime segment increased Ps.1,613.1 million, from Ps.6,701.3 million in 2015 to Ps.8,314.4 million in 2016, mainly due to an increase of Ps.2,571.2 million generated by the increase of 38.4% in the average sales price of this segment partially offset by a decrease of Ps.958.1 million due to the decrease of 10.3% in 2016’s sales volume.

•

Concrete segment: Net revenue from our concrete segment increased Ps.250.9 million, from Ps.793.7 million in 2015 to Ps.1,044.6 million in 2016, mainly due to an increase of Ps.312.5 million generated by the increase of 39.4% in the average sales price obtained by this segment partially offset by a decrease of Ps.61.6 million due to the decrease of 5.6% in this segment’s sales volume.

•	Railroad segment: Net revenue from our railroad segment increased Ps.304.0 million , from Ps.919.7 million in 2015 to Ps.1,223.7 million in 2016, mainly due to an increase of Ps.416.9 million generated by the increase of 45.3% in the average sales price obtained by this segment and partially offset by a decrease of Ps.112.9 million due to the decrease of 8.4% in this segment’s sales volume.

•	Aggregates segment: Net revenue from our aggregates segment increased Ps.44.8 million , from Ps.144.7 million in 2015 to Ps.189.5 million in 2016, mainly due to an increase of Ps.62.7 million generated by the increase of 43.4% in the average sales price obtained by this segment partially offset by a decrease of Ps.17.9 million due to the decrease of 8.6% in this segment’s sales volume.

•	Others segment: Net revenue from our others segment increased Ps.19.1 million, from Ps.56.6 million in 2015 to Ps.75.6 million in 2016, mainly due to an increase of Ps.32.2 million generated by the increase of 56.9% in the average sales price obtained by this segment partially offset by a decrease of Ps.13.1 million due to the decrease of 14.7% in this segment’s sales volume.

Cost of sales

Our cost of sales increased Ps.1,456.0 million, or 25.1%, from Ps.5,808.5 million for 2015 to Ps.7,264.5 million for 2016, mainly due to (1) a Ps.400.9 million increase in salaries, wages and social contributions as a result of inflation-related wage increases in Argentina; (2) a Ps.256.0 million increase in the cost of electrical power principally as a result of the withdrawal of government subsidies to electrical power rates; (3) a Ps.231.3 million increase in the cost of thermal energy as a result of an increase in the international prices of solid fuels and an increase of natural gas prices, each of which is closely tied to fluctuations in the Peso/U.S. dollar exchange rate; and (4) a Ps.210.6 million increase in preservation and maintenance costs as a result of an increase in the cost of spare parts and services used in maintenance tasks, which was partially offset by a decrease in sales volume in 2016.

The following table sets forth the reconciliation of our production costs to our cost of sales for the years indicated:

	As of and for the Year Ended December 31,
	2016	2015
	(in millions of Ps.)
Production expenses	6,640.7	5,037.5
(+) Inventories at the beginning of the year	976.4	836.3
(+) Acquisition of inventories from business combinations under common control	181.8	—
(+) Purchases	1,182.7	911.1
(-) Inventories at the end of the year	1,717.1	976.4

Cost of sales	7,264.5	5,808.5

The cost of sales of our segments is set forth below:

•	Cement, masonry cement and lime segment: Cost of sales from our cement, masonry cement and lime segment increased by 24.0%, from Ps. 4,874.3 million in 2015 to Ps. 6,045.6 million in 2016, mainly due to inflation-related increases in salaries, wages and social contributions in Argentina as well as an increase in the cost of electrical power and fuels. These effects were partially offset by reduced sales volume of our products and services during 2016.

•	Concrete segment: Cost of sales from our concrete segment increased by 28.1%, from Ps.755.8 million in 2015 to Ps.968.4 million in 2016, mainly due to inflation-related increases of salaries, wages and social contributions as well as an increase in the cost of electrical power and fuel. These effects were partially offset by reduced sales volume of our products and services during 2016.

•	Railroad segment: Cost of sales from our railroad segment increased by 30.8%, from Ps.773.4 million in 2015 to Ps.1,011.6 million in 2016, because of inflation-related increases in salaries, wages and social contributions as well as increases in security services, preservation and maintenance costs and fuel-related costs. These effects were partially offset by a decrease in canon (concession fee) and reduced sales volume of our services during 2016.

•	Aggregates segment: Cost of sales from our aggregates segment increased by 51.2%, from Ps.116.8 million in 2015 to Ps.176.6 million in 2016, mainly due to an increase in freights to clients and salaries, wages and social contributions. These effects were partially offset by reduced sales volume of our products and services during 2016.

•	Others segment: Cost of sales from our others segment increased by 7.7%, from Ps.33.2 million in 2015 to Ps.35.7 million in 2016, mainly due to an increase in the cost of transportation of industrial waste for its subsequent treatment, as well as inflation-related increases in salaries and rentals. These effects were partially offset by reduced sales volume of our services during 2016.

Gross Profit

As a result of the foregoing, our gross profit increased Ps.547.5 million, or 26.5%, from Ps.2,062.5 million in 2015 to Ps.2,609.9 million in 2016. Our gross margin (gross profit divided by net revenue and expressed as a percentage) increased by 0.2 points or 20 basis points, from 26.2% in 2015 to 26.4% in 2016.

Share of profit (loss) of associates

We recorded a gain from share of profit (loss) of associates of Ps.36.6 million during 2016 compared to a loss of Ps.105.1 million during 2015. This variation is principally due to: (1) 25% depreciation of the Guaraní against the U.S. dollar in 2015 and its impact on Yguazú Cementos’ U.S. dollar-denominated indebtedness and related financial expenses; and (2) a loss of US$6.3 million recorded by Yguazú Cementos in 2015 related to an advance payment to Satarem AG, an engineering, procurement and construction contractor, for breach of contract in connection with the construction of a cement plant. As a result of Satarem AG’s voluntary bankruptcy filing, the receivable was considered as non-recoverable by Yguazú Cementos S.A.

Selling and administrative expenses

Our selling and administrative expenses increased Ps.216.9 million, or 30.4%, from Ps.712.4 million for 2015 to Ps.929.3 million for 2016, mainly due to (1) an Ps.89.7 million increase in salaries, wages and social contributions primarily as a result of inflation, which was 40.9% in 2016 (according to CPI inflation rates published by Ciudad de Buenos Aires (IPCBA)); (2) a Ps.37.5 million increase in the taxes, charges, contributions and commissions principally due to an increase in the sales tax; and (3) a Ps.31.8 million increase in freight expenses.

Other gains and losses

Our other gains and losses increased Ps.73.8 million, or 147.3%, from Ps.50.1 million for 2015 to Ps.123.9 million for 2016. During 2015, our other gains and losses was primarily composed of profit of Ps.46.5 million resulting from Ferrosur Roca after obtaining a favorable judgment in its legal proceeding against the Province of Buenos Aires and the Provincial Railway Program Execution Unit (Unidad Ejecutora del Programa Ferroviario Provincial), or the Railway Program. During 2016, our other gains and losses was primarily composed of profit of Ps.84.4 million resulting from Ferrosur Roca’s canon (concession fee) recovery from the capitalization of payments made to the railway system and Ps.40.2 million in miscellaneous income, primarily composed by other sales unrelated to our operations.

Finance costs, net

Our finance costs, net increased Ps.349.7 million, or 59.1%, from Ps.591.6 million for 2015 to Ps.941.3 million for 2016, due to increases of Ps.262.5 million and Ps.102.2 million in financial expenses and losses from exchange rate differences, respectively, partially offset by an increase in financial income of Ps.15.0 million.

Our financial expenses increased Ps.262.5 million, or 57.2%, from Ps.458.9 million for 2015 to Ps.721.4 million for 2016, mainly due to: (1) a Ps.199.9 million increase in interest expenses, principally due to an increase in the average principal amount of loans and financings in 2016 compared to 2015; and (2) a Ps.52.3 million increase in losses from the revaluation of financial liabilities.

Our financial income increased Ps.15.0 million, or 57.3%, from Ps.26.2 million for 2015 to Ps.41.1 million for 2016, mainly due to: (1) a Ps.9.8 million increase in gains from the revaluation of financial assets and other financial income, principally due to interest gains recognized by the credit of the canon (concession fee) recovery from the capitalization of payments made to the railway system; and (2) a Ps.5.4 million increase in interest income from InterCement Brasil S.A., principally due to fluctuations in exchange rates and interest rates.

Tax on debits and credits to bank accounts

Our tax on debits and credits to bank accounts increased Ps.30.5 million, or 27.9%, from Ps.109.5 million for 2015 to Ps.140.0 million for 2016, mainly due to an increase in the amounts paid for purchases and collected from sale and the effects from investing and financial activities.

Income tax expense

Our income tax expense increased Ps.15.4 million, or 6.3%, from Ps.242.4 million for 2015 to Ps.257.7 million for 2016. Our effective tax rate was 33.9% in 2016 compared to 40.8% in 2015.

The following table presents our effective tax rate reconciliation for each period.

	For the year ended December 31,
	2016	2015
	(amounts in millions of Ps.)
Profit before income tax expense	759.8	593.9
Statutory rate	35%	35%

Income tax at statutory rate	(265.9)	(207.9)
Adjustments for calculation of the effective income tax:
Share of profit (loss) of associates(1)	12.8	(36.8)
Other non-taxable income or non-deductible expense, net	(4.6)	2.3

Income tax expense	(257.7)	(242.4)

Effective rate	33.9%	40.8%
Income tax expense
Current	(238.7)	(209.8)
Deferred	(19.0)	(32.5)

Total	(257.7)	(242.4)

(1)	Since the share of profit (loss) in foreign companies is not taxable in Argentina, we adjust the effective income tax rate by subtracting or adding, as applicable, the share of profit (loss) of associates in Yguazú Cementos, a company formed under the laws of Paraguay, multiplied by the Argentine statutory rate of 35%. The fluctuations between the periods presented are due to losses recorded by Yguazú Cementos in 2015 generated by (i) the 25% depreciation of the Guaraní against the U.S. dollar in 2015 and its impact on Yguazú Cementos’ U.S. dollar-denominated indebtedness and related financial expenses, while the depreciation in 2016 was minus 1%; and (ii) a non-recurrent loss of US$6.3 million (Ps.68 million) recorded by Yguazú Cementos in 2015 relating to an advance payment made to Satarem AG, an engineering, procurement and construction contractor that subsequently made a voluntary bankruptcy filing. As a result of that filing, Yguazú Cementos determined that the advance payment would not be recoverable. See “—Year Ended December 31, 2016, Compared to the Year Ended December 31, 2015—Share of profit (loss) of associates”.

Our current income tax increased Ps.28.9 million, or 13.8%, from Ps.209.8 million for 2015 to Ps.238.7 million for 2016, mainly due to a higher taxable income.

Our deferred income tax decreased Ps.13.5 million, or 41.5%, from Ps.32.5 million in 2015 to Ps.19.0 million in 2016, mainly due to differences between financial statements income and taxable income such as, depreciation criteria, present value adjustment and, mainly, tax losses.

Net profit

As a result of the foregoing, our net profit increased Ps.150.5 million, or 42.8%, from Ps.351.5 million for 2015 to Ps.502.0 million for 2016. Our net margin (net profit divided by net revenue and expressed as a percentage) increased by 0.6 percentage points, from 4.5% for 2015 to 5.1% for 2016.

Year Ended December 31, 2015, Compared to the Year Ended December 31, 2014

The following table sets forth our statement of profit or loss and other comprehensive income for 2015 and 2014:

	For the Year Ended December 31,		Variation
	2015	2014	Amount	(%)
	(in millions of Ps., except percentages)
Net revenue	7,871.0	5,974.1	1,896.8	31.8
Cost of sales	(5,808.5)	(4,399.6)	(1,408.9)	32.0

Gross profit	2,062.5	1,574.5	487.9	31.0

Share of profit (loss) of associates	(105.1)	24.6	(129.7)	n.m.
Selling and administrative expenses	(712.4)	(549.1)	(163.3)	29.7
Other gains and losses	50.1	(2.6)	52.7	n.m.
Tax on debits and credits to bank accounts	(109.5)	(81.0)	(28.5)	35.2
Finance costs, net
Exchange rate differences	(158.8)	(145.7)	(13.1)	9.1
Financial income	26.2	23.4	2.8	11.7
Financial expenses	(458.9)	(505.3)	46.5	(9.2)

Profit before taxes	593.9	338.9	255.0	75.2

Income tax expense
Current	(209.8)	(99.3)	(110.5)	111.4
Deferred	(32.5)	(8.3)	(24.2)	290.0

Net profit	351.5	231.3	120.2	52.0

n.m.	= Not meaningful.

Net revenue

Our net revenue increased Ps.1,896.8 million, or 31.8%, from Ps.5,974.1 million in 2014 to Ps.7,871.0 million in 2015, mainly due to higher sales volume of our products and services during 2015, including increases of 6.4% and 0.8% in the sales volume of our cement, masonry cement and lime segment and aggregates segment, respectively; and the increases of 25.6%, 32.1%, 26.6% , 25.2% and 17.7% in the average sales price obtained by our cement, masonry cement and lime segment, concrete segment, railroad segment, aggregates segment and others segment, respectively; partially offset by the decrease of 9.6% , 3.5% and 1.8% in the sales volume of our concrete segment, railroad segment and others segment, respectively.

•	Cement, masonry cement and lime segment: Net revenue from our cement, masonry cement and lime segment increased Ps.1,686.9 million, from Ps.5,014.4 million in 2014 to Ps.6,701.3 million in 2015, mainly due to an increase of Ps.1,285.5 million generated by the increase of 6.4% in the sales volume of this segment and an increase of Ps.401.4 million due to the increase of 25.6% in the average sales price of this segment.

•	Concrete segment: Net revenue from our concrete segment increased Ps.129.2 million, from Ps.664.5 million in 2014 to Ps.793.7 million in 2015, mainly due to an increase of Ps.213.1 million generated by the increase of 32.1% in the average sales price obtained by this segment partially offset by a decrease of Ps.83.9 million due to the decrease of 9.6% in this segment’s sales volume.

•	Railroad segment: Net revenue from our railroad segment increased Ps.166.7 million, from Ps.753.0 million in 2014 to Ps.919.7 million in 2015, mainly due to an increase of Ps.200.3 million generated by the increase of 26.6% in the average sales price obtained by this segment partially offset by a decrease of Ps.33.6 million due to the decrease of 3.5% in this segment’s sales volume.

•	Aggregates segment: Net revenue from our aggregates segment increased Ps.30.0 million, from Ps.114.7 million in 2014 to Ps.144.7 million in 2015, mainly due to an increase of Ps.28.9 million generated by the increase of 25.2% in the average sales price obtained by this segment and an increase of Ps.1.1 million due to the increase of 0.8% in this segment’s sales volume.

•	Others segment: Net revenue from our others segment increased Ps.7.6 million, from Ps.48.9 million in 2014 to Ps.56.6 million in 2015, mainly due to an increase of Ps.8.7 million generated by the increase of 17.7% in the average sales price obtained by this segment partially offset by a decrease of Ps.1.0 million due to the decrease of 1.8% in this segment’s sales volume.

Cost of sales

Our cost of sales increased Ps.1,408.9 million, or 32.0%, from Ps.4,399.6 million in 2014 to Ps.5,808.5 million in 2015, mainly due to (1) a Ps.258.7 million increase in salaries, wages and social contribution as a result of general inflation-related increases in Argentina; (2) a Ps.172.3 million increase in fuels as a result of the increase in the sales volume and the increase of the cost of natural gas (which is closely associated with the depreciation of the Peso against the U.S. dollar in 2015 compared to 2014); (3) a Ps.141.6 million increase in freight as a result of an increase in sales volumes as well as an increase in the price of freight; (4) a Ps.132.4 million increase in electrical power as a result of the depreciation of the Peso against the U.S. dollar in 2015 compared to 2014; and (5) an overall increase in sales volume.

The following table sets forth the reconciliation of our production costs to our cost of sales for the years indicated:

	As of and for the Year Ended December 31,
	2015	2014
	(in millions of Ps.)
Production expenses	5,037.5	3,869.5
(+) Inventories at the beginning of the year	836.3	658.3
(+) Purchases	911.1	708.2
(-) Inventories at the end of the year	976.4	836.3

Cost of sales	5,808.5	4,399.6

The cost of sales of our segments is set forth below:

•	Cement, masonry cement and lime segment: Cost of sales from our cement, masonry cement and lime segment increased by 35.8%, from Ps.3,590.1 million in 2014 to Ps.4,874.3 million in 2015, mainly due to higher sales volume of this product and related services during 2015 compared to 2014 and inflation-related increases in salaries, wages and social contributions as well as an increase in the cost of electrical power and fuel.

•	Concrete segment: Cost of sales from our concrete segment increased by 15.9%, from Ps.652.3 million in 2014 to Ps.755.8 million in 2015, mainly due to inflation-related increases in salaries, wages and social contributions as well as an increase in the cost of electrical power and fuel. These effects were partially offset by lower sales volume of this product and related services during 2015 compared to 2014.

•	Railroad segment: Cost of sales from our railroad segment increased by 19.7%, from Ps.646.3 million in 2014 to Ps.773.4 million in 2015, mainly due to inflation-related increases in salaries, wages and social contributions as well as increases in security services, preservation and maintenance costs and fuel-related costs. These effects were partially offset by less sales volume of our services during 2015.

•	Aggregates segment: Cost of sales from our aggregates segment increased by 10.8%, from Ps.105.4 million in 2014 to Ps.116.8 million in 2015, mainly due to higher sales volume of these products and related services during 2015 and high inflation rates during 2015 compared to 2014.

•	Others segment: Cost of sales from our others segment increased by 23.8%, from Ps.26.8 million in 2014 to Ps.33.2 million in 2015, mainly due to an increase in the prices of raw materials and services and high inflation rates during 2015 compared to 2014. These effects were partially offset by reduced sales volume of our services during 2015.

Gross profit

As a result of the foregoing, our gross profit increased Ps.487.9 million, or 31.0%, from Ps.1,574.5 million for 2014 to Ps.2,062.5 million for 2015. Our gross margin (gross profit divided by net revenue and expressed as a percentage) decreased by 0.2 points or 20 basis points, from 26.4% in 2014 to 26.2% in 2015.

Share of profit (loss) of associates

We recorded a loss from share of profit (loss) of associates of Ps.105.1 million during 2015 compared to a gain of Ps.24.6 million during 2014. This variation is principally due to: (1) the 25% depreciation of the Guaraní against the U.S. dollar in 2015 as compared to a 1% depreciation of the Guaraní against the U.S. dollar in 2014 and its impact on Yguazú Cementos’ U.S. dollar-denominated indebtedness; and (2) a loss recorded by Yguazú Cementos in 2015 related to an advance payment provided to a supplier in connection with a plant construction contract.

Selling and administrative expenses

Our selling and administrative expenses increased Ps.163.3 million, or 29.7%, from Ps.549.1 million for 2014 to Ps.712.4 million for 2015, mainly due to (1) a Ps.58.5 million increase in salaries, wages and social contributions as a result of inflation-related wage increases in Argentina; (2) a Ps.47.2 million increase in the taxes, charges, contributions and commissions principally due to an increase in the sales tax; and (3) a Ps.22.7 million increase in freight as a result of inflation-related freight increases in Argentina.

Other gains and losses

We recorded a gain from other gains and losses of Ps.50.1 million during 2015 compared to a loss from other gains and losses of Ps.2.6 million in 2014. During 2014, our other gains and losses was primarily composed of Ps.9.5 million and Ps.9.0 million in expenses related to contingencies and donations, respectively, which was partially offset by Ps. 7.9 million of leases and Ps.6.2 million in miscellaneous income, primarily composed other sales unrelated to our operations. During 2015, our other gains and losses was primarily composed of profit of Ps.46.5 million resulting from Ferrosur Roca S.A. after obtaining a favorable judgment in its legal proceeding against the Province of Buenos Aires and the Railway Program.

Finance costs, net

Our finance costs, net decreased Ps.36.0 million, or 5.7%, from Ps.627.6 million for 2014 to Ps.591.6 million for 2015, due to a decrease of Ps.46.5 million in financial expenses and an increase in financial income of Ps.2.7 million, partially offset by an increase of Ps.13.2 million in losses from exchange rate differences.

Our financial expenses, decreased Ps.46.5 million, or 9.2%, from Ps.505.3 million for 2014 to Ps.458.9 million for 2015, mainly due to: (1) a Ps.59.5 million decrease in interest expenses, principally due to a lower average amount of outstanding capital; which was partially offset by (2) a Ps.11.6 million increase in other financial expenses, principally due to fees for renegotiation of indebtedness.

Our financial income, increased Ps.2.7 million, or 11.7%, from Ps.23.4 million for 2014 to Ps.26.2 million for 2015, mainly due to: (1) a Ps.4.2 million increase in gains from the restatement of financial assets and other financial income; and (2) a Ps.1.9 million increase in interest income from InterCement Brasil S.A., principally due to the increase in the exchange rate. These effects were partially offset by a Ps.3.3 million decrease in interest from temporary investments.

Tax on debits and credits to bank accounts

Our tax on debits and credits to bank accounts increased Ps.28.5 million, or 35.2%, from Ps.81.0 million in 2014 to Ps.109.5 million in 2015, mainly due to the increase in the amounts paid for purchases and collected from sales and the effects from investing and financial activities.

Income tax expense

Our income tax expense increased Ps.134.7 million, or 125.2%, from Ps.107.6 million in 2014 to Ps.242.3 million in 2015. Our effective tax rate was 40.8% in 2015 compared to 31.8% in 2014.

The following table presents our effective tax rate reconciliation for each period.

	For the year ended December 31,
	2015	2014
	(amounts in millions of Ps.)
Profit before income tax expense	593.9	338.8
Statutory rate	35%	35%

Income tax at statutory rate	(207.9)	(118.6)
Adjustments for calculation of the effective income tax:
Share of profit (loss) of associates(1)	(36.8)	8.6
Other non-taxable income or non-deductible expense, net	2.3	2.3

Income tax expense	(242.4)	(107.6)

Effective rate	40.8%	31.8%
Income tax expense:
Current	(209.8)	(99.3)
Deferred	(32.5)	(8.3)

Total	(242.4)	(107.6)

(1)

Since the share of profit (loss) in foreign companies is not taxable in Argentina, we adjust the effective income tax rate by subtracting or adding, as applicable, the share of profit (loss) of associates in Yguazú Cementos, a company formed under the laws of Paraguay, multiplied by the Argentine statutory rate of 35%. The fluctuations between the periods presented are due losses recorded by Yguazú Cementos in 2015 generated by (i) the 25% depreciation of the Guaraní against the U.S. dollar in 2015 as compared to a 1% depreciation of the Guaraní against the U.S. dollar in 2014 and its impact on Yguazú Cementos’ U.S. dollar-denominated indebtedness and related financial expenses; and (ii) a non-recurrent loss of US$6.3 million (Ps.68 million) recorded by Yguazú Cementos in 2015 relating to an advance payment made to Satarem AG, an engineering, procurement and construction contractor that subsequently made a voluntary bankruptcy filing. As a result of that filing, Yguazú Cementos determined that the advance payment would not be recoverable. See “—Year Ended December 31, 2015, Compared to the Year Ended December 31, 2014—Share of profit (loss) of associates” and “—Year Ended December 31, 2016, Compared to the Year Ended December 31, 2015—Share of profit (loss) of associates.”

Our current income tax increased Ps.110.5 million, or 111.4%, from Ps.99.3 million in 2014 to Ps.209.8 million in 2015, mainly due to a higher taxable income.

Our deferred income tax increased Ps.24.2 million, or 290.0%, from Ps.8.3 million in 2014 to Ps.32.5 million in 2015, mainly due to the deferred tax due to the consumptions of the tax losses the differences between financial statements income and taxable income.

Net profit

As a result of the foregoing, our net profit increased Ps.120.2 million, or 52.0%, from Ps.231.3 million for 2014 to Ps.351.5 million for 2015. Our net margin (net profit divided by net revenue and expressed as a percentage) increased by 0.6 percentage points, from 3.9% for 2014 to 4.5% for 2015.

Liquidity and Capital Resources

Our financial condition and liquidity is and will be influenced by a variety of factors, including:

•	our ability to generate cash flows from our operations;

•	the level of our outstanding indebtedness and the interest that we are obligated to pay on our indebtedness, which affect our net financial expenses;

•	prevailing domestic and international interest rates, which affect our debt service requirements; and

•	our capital expenditure requirements, which consist primarily of investments in our operations, maintenance, equipment and plant facilities.

Our principal cash requirements consist of the following:

•	working capital requirements;

•	the servicing of our indebtedness; and

•	capital expenditures related to investments in our operations, maintenance, equipment and plant facilities.

During 2017, we used cash flow generated by our operations primarily for capital expenditures and servicing our debt. As of June 30, 2017, our cash and cash equivalents (defined as cash and banks and short-term investments) was Ps.297.9 million, and we had a working capital deficiency (defined as current assets less current liabilities) of Ps.2,083.9 million, primarily as a result of short-term borrowings. We expect this working capital deficiency to be offset by cash flows generated by our existing long-term agreements entered into in the regular course of business. See “Risk Factors—Risks Relating to Our Business and Industry—Management’s plans to obtain sufficient funds to settle current liabilities may not be accomplished and hence we may continue to have negative working capital in the near future.”

We believe that our cash and cash equivalents on hand, cash from operations and borrowings that we believe are available to us, together with the net proceeds of this offering, will be adequate to meet our capital expenditure requirements and liquidity needs for the foreseeable future. We implement liquidity risk management practices, keeping cash and other instruments liquid, as well as available funds. Given the nature of our principal economic activity, which drives predictable cash flows, we can operate with negative working capital. This condition is not related to insolvency, but rather to a strategic management decision. We may require additional capital to meet our long-term liquidity objectives and future growth requirements Although we believe that we have adequate sources of liquidity (see note 26 to our audited consolidated financial statements), weaker economic conditions could adversely affect our business, results of operations and financial condition. In addition, if we are unable to access the capital markets to finance our operations in the future, this could adversely affect our ability to obtain additional capital to grow our business.

Capital Expenditures

We expect to invest approximately US$350 million from 2017 to 2020 in the expansion of our L’Amalí plant, to increase our production capacity to meet expected additional demand for our products. The timing of the incurrence of these capital expenditures may be affected by our results of operations, our leverage ratios, available financing and market conditions.

Our principal proposed expansion project during next three years is the expansion of our L’Amalí plant production capacity by an additional 2.7 million tons by the beginning of 2020. This plant has an installed annual production capacity of approximately 2.2 million tons of cement and complies with the highest standards of cement production technology and applicable environmental requirements. Once the expansion is completed, L’Amalí is expected to become the largest cement plant in Argentina and one of the largest in Latin America, based on installed annual cement production capacity. This expansion of our L’Amalí plant will enable us to produce at a lower cost allowing us to reduce our overall production costs plants which should positively impact our results.

We expect to meet these capital expenditure needs from our operating cash flow, cash on hand and with part of the net proceeds of this offering, and we may also incur additional indebtedness to finance a portion of these expenditures, including from equipment suppliers and development banks, particularly if financing is available on attractive terms.

Our actual capital expenditures may vary from the related amounts we have budgeted, both in terms of the aggregate capital expenditures we incur and when we incur them.

Cash Flows

The table below sets forth our cash flows from operating activities, investing activities and financing activities for the six-month periods ended June 30, 2017 and 2016 and the years ended December 31, 2016, 2015 and 2014:

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
	(in millions of Ps.)
Net cash flows provided by (used in):
Operating activities	558.0	233.4	1,612.9	1,383.1	883.2
Investing activities	(661.0)	(410.6)	(463.0)	(488.8)	(302.4)
Financing activities	(416.8)	124.0	(696.7)	(850.3)	(662.5)

Increase (decrease) in cash and cash equivalents	(519.8)	(53.2)	453.2	44.0	(81.8)

Six-Month Period Ended June 30, 2017

During the six-month period ended June 30, 2017, our cash resulting from profit before tax adjusted for non-cash items was Ps.1,637.5 million. The sum of changes in operating assets and liabilities were a decrease of Ps.964.3 million in the six-month period ended June 30, 2017, which was mainly due to cash flows of Ps.372.1 million used to increase our inventories, a Ps.335.3 million increase in trade accounts receivable, a Ps.168.1 million increase in accounts payable and a Ps.52.1 million increase in salaries and social security payables. In the six-month period ended June 30, 2017, we also paid income taxes of Ps.115.2 million, resulting in net cash provided by operating activities of Ps.558.0 million.

Our net cash flow used in investing activities was Ps.661.0 million in the six-month period ended June 30, 2017, mainly as a result of our acquisition of property, plant and equipment and intangible assets in the amount of Ps.679.9 million and Ps.8.8 million, respectively, during the six-month period ended June 30, 2017. This effect was partially offset by Ps.27.5 million as a result of investments. These investments mainly consisted of quarries and an acquisition of a dust filter in the Catamarca plant.

Our net cash flow used in financing activities was Ps.416.8 million in six-month period ended June 30, 2017, due to dividend payments of Ps.442.3 million, amortizations of borrowings of Ps.1,193.7 million and interest paid to service our debt of Ps.267.4 million, the combined effects of which were partially offset by Ps.1,486.5 million in new borrowings acquired.

Our cash and cash equivalents decreased by Ps.519.9 million in six-month period ended June 30, 2017, mainly due to Ps.558.0 million in net cash flows provided by operating activities, which was partially offset by net cash flows used by investing activities of Ps.661.0 million and net cash flows used in financing activities of Ps.416.8 million.

Six-Month Period Ended June 30, 2016

During the six-month period ended June 30, 2016, our cash resulting from profit before tax adjusted for non-cash items was Ps.821.9 million. The sum of changes in operating assets and liabilities were a decrease of Ps.499.9 million in the six-month period ended June 30, 2016, which was mainly due to cash flows of Ps.342.5 million used to increase our inventories and a Ps.132.8 million increase in trade accounts receivable, a Ps.150.5 million increase in other receivable, a Ps.73.1 million increase in accounts payable and a Ps.49.8 million increase in tax payables. In the six-month period ended June 30, 2016, we also paid income taxes of Ps.88.5 million, resulting in net cash provided by operating activities of Ps.233.4 million.

Our net cash flow used in investing activities was Ps.410.6 million in the six-month period ended June 30, 2016, mainly as a result of our acquisition of property, plant and equipment and intangible assets in the amount of Ps.422.4 million offset by Ps.11.7 million in cash and cash equivalents received as a result of business combinations. These investments mainly consisted of an acquisition of a dust filter in the Catamarca plant as well as capital expenditures related to general maintenance.

Our net cash flow provided in financing activities was Ps.124.0 million in six-month period ended June 30, 2016, due to dividend payments of Ps.852.9 million, amortizations of borrowings of Ps.170.2 million and interest paid to service our debt of Ps.277.8 million, the combined effects of which were partially offset by Ps.1,424.9 million in new borrowings acquired.

Our cash and cash equivalents decreased by Ps.53.2 million in six-month period ended June 30, 2016, mainly due to Ps.233.4 million and Ps.124.0 million in net cash flows provided by operating activities and financing activities, respectively, which was partially offset by net cash flows used by investing activities of Ps.410.6 million.

Year Ended December 31, 2016

In 2016, our cash resulting from profit before tax adjusted for non-cash items was Ps.1,991.5 million. The sum of changes in operating assets and liabilities were Ps.211.8 million in 2016, which was mainly due to cash flows of Ps.562.2 million used to increase our inventories and a Ps.164.7 million increase in trade accounts receivable, partially offset by a Ps.450.4 million increase in accounts payable and a Ps.113.4 million increase in salaries and social security payables. In 2016, we also paid income taxes of Ps.166.7 million, resulting in net cash provided by operating activities of Ps.1,612.9 million.

Our net cash flow used in investing activities was Ps.463.0 million in 2016, mainly as a result of our acquisition of property, plant and equipment and intangible assets in the amount of Ps.643.1 million and Ps.26.3 million, respectively, during the year. This effect was partially offset by Ps.207.9 million in cash and cash equivalents received as a result of business combinations. These investments mainly consisted of an acquisition of a dust filter in the Catamarca plant as well as capital expenditures related to general maintenance, renewal of the concrete fleet, stripping costs and our railroad operations.

Our net cash flow used in financing activities was Ps.696.7 million in 2016, due to dividend payments of Ps.853.1 million, amortizations of borrowings of Ps.840.2 million and interest paid to service our debt of Ps.600.6 million, the combined effects of which were partially offset by Ps.1,597.2 million in new borrowings acquired.

Our cash and cash equivalents increased by Ps.453.2 million in 2016, mainly due to Ps.1,612.9 million in net cash flows provided by operating activities, which was partially offset by net cash flows used by investing activities of Ps.463.0 million and net cash flows used in financing activities of Ps.696.7 million.

Year Ended December 31, 2015

In 2015, our cash resulting from profit before tax adjusted for non-cash items was Ps.1,542.4 million. The sum of changes in operating assets and liabilities were Ps.9.1 million in 2015, which was mainly composed of cash flows of Ps.211.4 million used to increase our inventories, a Ps.87.4 million increase in trade accounts receivable, a Ps.81.6 million increase in other receivables and a Ps. 40.1 million increase in tax payables, the effects of which were partially offset by a Ps.379.6 million increase in accounts payable. In 2015, we also paid income taxes of Ps.168.4 million, resulting in net cash provided by operating activities of Ps.1,383.1 million.

Our net cash flow used in investing activities was Ps.488.8 million in 2015, mainly as a result of our acquisition of property, plant and equipment in the amount of Ps.472.5 million and payments to acquire intangible assets for Ps.22.3 million during the year. These investments mainly consisted of capital expenditures related to general maintenance and stripping costs and our railroad operations.

Our net cash flow used in financing activities was Ps.850.3 million in 2015, due to amortizations of borrowings of Ps.1,262.1 million and interest paid to service our debt of Ps.417.3 million, the combined effects of which were partially offset by Ps.829.1 million in new borrowings acquired.

Our cash and cash equivalents increased by Ps.44.0 million in 2015, mainly due to Ps.1,383.1 million in net cash flows provided by operating activities, which was partially offset by and net cash flows used by investing activities of Ps.488.8 million and net cash flows used in financing activities of Ps.850.3 million.

Year Ended December 31, 2014

In 2014, our cash resulting from profit before tax adjusted for non-cash items was Ps.1,061.2 million. The sum of changes in operating assets and liabilities were Ps.44.6 million in 2014, which was mainly composed of cash flows of Ps.195.9 million used to increase our inventories and a Ps.102.2 million increase in accounts receivable, partially offset by a Ps.171.3 million increase in accounts payable. In 2014, we also paid income taxes of Ps.133.5 million, resulting in net cash provided by operating activities of Ps.883.2 million.

Our net cash flow used in investing activities was Ps.302.4 million in 2014, mainly as a result of our acquisition of property, plant and equipment in the amount of Ps.289.0 million and payments to acquire intangible assets for Ps.14.9 million during the year. These investments mainly consisted of capital expenditures related to general maintenance and stripping costs and our railroad operations.

Our net cash flow used in financing activities was Ps.662.5 million in 2014, due to amortizations of borrowings of Ps.510.2 million, interest paid to service our debt of Ps.415.5 million and dividend payments of Ps.246.4 million, the combined effects of which were partially offset by Ps.509.6 million in new borrowings acquired.

Our cash and cash equivalents decreased by Ps.81.8 million in 2014, mainly due to Ps.883.2 million in net cash flows provided by operating activities, which was partially offset by and net cash flows used by investing activities of Ps.302.4 million and net cash flows used in financing activities of Ps.662.5 million.

Indebtedness and Financing Strategy

As of June 30, 2017, our total outstanding consolidated borrowings were Ps.4,744.3 million, consisting of Ps.3,016.7 million of short-term borrowings, including current portion of long-term borrowings (or 63.6% of our total borrowings), and Ps.1,727.6 million of long-term borrowings (or 36.4% of our total borrowings).

Our peso-denominated consolidated borrowings as of June 30, 2017 was Ps.1,127.1 million (or 23.8% of our total borrowings), and our foreign currency-denominated borrowings was Ps.3,617.2. million (or 76.2% of our total borrowings), of which Ps.3,373.6 million was denominated in U.S. dollars and Ps.243.6 million was denominated in Guaraní.

As of June 30, 2017, Ps.3,991.8 million, or 84.1%, of our total consolidated borrowings bore interest at floating rates, including Ps.678.4 million of Peso-denominated borrowings that bore interest at rates based on the Buenos Aires Deposits of Large Amount Rate, or BADLAR, and Ps.3,180.2 million of foreign currency-denominated borrowings that bore interest at rates based on Libor.

The following table sets forth selected information with respect to our principal outstanding borrowings as of June 30, 2017:

	Company	Annual Interest Rate	Maturity	Total Outstanding as of June 30, 2017
				(in millions of Ps.)
U.S.-dollar denominated borrowings:
Banco Supervielle S.A.	Loma Negra C.I.A.S.A.	5%	September 2017	115.7
Banco Patagonia S.A.	Ferrosur Roca S.A.	5.75%	July 2018	77.7
Industrial and Commercial Bank of China	Loma Negra C.I.A.S.A.	3 Month Libor + 3.4%	June 2019	656.2
Industrial and Commercial Bank of China	Loma Negra C.I.A.S.A.	3 Month Libor + 3.75%	May 2020	1,069.6
Itaú-Unibanco S.A., New York Branch	Loma Negra C.I.A.S.A.	6 Month Libor + 2.9%	March 2018	312.7
Interamerican Development Bank—IDB(1)	Yguazú Cementos S.A.	6 Month Libor + 3.5%	August 2021	570.8
Latin American Development Bank—CAF(1)	Yguazú Cementos S.A.	6 Month Libor + 3.5%	August 2021	570.8
Paraguayan guaraní-denominated borrowings:
Banco Itaú S.A., Paraguay Branch	Yguazú Cementos S.A.	7.5%	August 2017	243.6

Total foreign currency denominated borrowings				3,617.2

Peso-denominated borrowings:
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 4%	September 2018	24.0
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	March 2019	125.3
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	June 2019	144.7
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	July 2019	19.9
Banco Patagonia S.A.	Loma Negra C.I.A.S.A.	BADLAR corrected + 1.65%	July 2018	116.6
Banco Patagonia S.A.	Ferrosur Roca S.A.	BADLAR corrected + 0.5	October 2018	90.9
Banco Santander Rio S.A.	Loma Negra C.I.A.S.A.	BADLAR corrected + 4%	July 2018	145.0
Syndicated	Loma Negra C.I.A.S.A.	BADLAR corrected + 3.95%	July 2017	12.0
HSBC Bank Argentina S.A.	Loma Negra C.I.A.S.A.	21.75%	April 2019	157.7
HSBC Bank Argentina S.A.	Ferrosur Roca S.A.	21.75%	April 2019	157.8
Bank overdrafts	Loma Negra C.I.A.S.A.	25,25%	July 2017	40.2
Bank overdrafts	Ferrosur Roca S.A	25,8%	July 2017	92.9

Total peso-denominated borrowings				1,127.1

Total borrowings				4,744.3

(1)	Loans repaid using proceeds of Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A. loans (see “—Yguazú Cementos—Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A.”).

Our financing strategy has been to extend the average maturity of our outstanding indebtedness, including by repaying short-term debt with the net proceeds of long-term loans, in order to improve our strategic, financial and operational flexibility. As of June 30, 2017, the average maturity of our indebtedness was 1.39 years. Our financing strategy over the next several years principally involves minimizing the firm cost of capital, continuing to maintain adequate liquidity and a debt maturity profile that is compatible with our anticipated cash flow generation and anticipated capital expenditures.

Certain of the instruments governing our indebtedness require us to comply with financial and non-financial covenants. A breach of these financial covenants would constitute an event of default under the related financial agreements and could result in the acceleration of our obligations thereunder. On June 2, 2017, we obtained a temporary waiver from IDB and CAF in connection with certain non-financial covenants, see “—Yguazú Cementos S.A.—Inter-American Development Bank and Corporación Andina de Fomento.” As of the date of this prospectus, we were in compliance with these financial and non-financial covenants. Many of our debt instruments also contain other covenants that restrict, among other things, our ability and the ability of certain of our subsidiaries to incur liens and merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of our assets.

The following is a description of our material indebtedness as of the date of this prospectus.

Loma Negra C.I.A.S.A.

Itaú Unibanco S.A.

On July 28, 2011, we entered into a loan agreement in an aggregate principal amount of US$55.2 million with Itaú-Unibanco S.A.–New York Branch. This loan originally matured in July 2016, but we extended the loan maturity to March 2018. This loan accrued interest at a floating rate of six-month LIBOR plus an applicable margin with interest payable on a semi-annual basis commencing from January 2012. The principal amount of the loan was payable in three equal installments. Early payments of the first two installments (corresponding to July and November 2017) were made in May 2017 with only the third installment remaining. This loan was guaranteed by InterCement Brasil S.A. and InterCement Participações S.A. on a senior unsecured basis. As of June 30, 2017, the amount outstanding was Ps.312.7 million. On September 25, 2017 the loan was repaid in full.

Banco Patagonia S.A

On July 21, 2015 we entered into a loan agreement with Banco Patagonia S.A. for a total amount of Ps.200 million. The principal of this loan will be payable in nine equal and quarterly installments, commencing 365 days after the disbursement. This loan accrues interest at a nominal floating rate of Corrected Private BADLAR with interest payable on a quarterly basis. As of June 30, 2017, the amount outstanding was Ps.116.6 million.

Banco Santander Rio S.A.

On July 22, 2015, we entered into a loan agreement with Banco Santander Rio S.A. for a total amount of Ps.250 million. The principal on this loan will be payable in nine equal and quarterly installments, commencing 365 days after the disbursement. This loan accrues interest at a nominal floating rate of Corrected Private BADLAR with interest payable on a quarterly basis. As of June 30, 2017, the amount outstanding was Ps.145.0 million.

Banco de la Provincia Buenos Aires

On September 30, 2013, we entered into a loan agreement with Banco Provincia de Buenos Aires in an aggregate principal amount of Ps.80 million which amortizes in ten equal and semi-annual installments of Ps.8 million, commencing on March 30, 2014. During the first three years of this loan, interest accrued at a nominal fixed rate and, currently, the loan accrues interest at a nominal floating interest rate of BADLAR plus spread with interest payable on a monthly basis. As of June 30, 2017, the amount outstanding was Ps.24.0 million.

On March 28, 2016 and June 10, 2016, we entered into two loan agreements with Banco Provincia de Buenos Aires in an aggregate principal amount of Ps.300 million (each one being Ps.150 million). Principal on each loan will amortize in 25 equal and monthly installments, commencing 12 months after disbursement. Interest on each loan will accrue at a nominal floating interest rate of BADLAR plus spread with interest payable on a monthly basis. As of June 30, 2017, outstanding amounts of these two loans were Ps.125.3 million and Ps.144.7 million, respectively.

Furthermore, on July 27, 2016, we entered into a new loan agreement with Banco Provincia de Buenos Aires for a total amount of Ps.20 million, which reflected the same terms and conditions as the foregoing loans. As of June 30, 2017, the principal amount outstanding was Ps.19.9 million.

Industrial and Commercial Bank of China (Dubai)

On June 15, 2016, Loma Negra entered into a term loan agreement with the Industrial and Commercial Bank of China (Dubai Branch) in an aggregate principal amount of US$50.0 million. This loan is payable in five semi-annual equal installments commencing 12 months after the disbursement of the loan. This loan accrues interest at a nominal floating interest rate per annum of LIBOR plus an applicable margin with interest payable on a quarterly basis. As of June 30, 2017, the amount outstanding was Ps.656.2 million.

On May 10, 2017, Loma Negra entered into a term loan agreement with the Industrial and Commercial Bank of China (Dubai Branch) in an aggregate principal amount of US$65.0 million. This loan is payable in five semi-annual equal installments commencing 12 months after the disbursement of the loan. This loan accrues interest at a nominal floating interest rate per annum of LIBOR plus an applicable margin with interest payable on a quarterly basis.

Banco Supervielle

On September 16, 2016, Loma Negra signed a short-term loan agreement with Banco Supervielle S.A. in an aggregate principal amount of US$7.0 million maturing on September 16, 2017. The loan accrues interest at a fixed interest rate and is payable on a quarterly basis. As of June 30, 2017, the amount outstanding was Ps.115.7 million.

HSBC Bank Argentina S.A.

On April 4, 2017, Loma Negra entered into a loan agreement with HSBC Bank Argentina S.A. in an aggregate principal amount of Ps.150.0 million. The principal of this loan will be payable in one installment due 24 months after the disbursement of the loan. This loan accrues interest at a nominal fixed rate payable on a quarterly basis. As of June 30, 2017, the amount outstanding was Ps.157.7 million.

Ferrosur Roca S.A.

Peso-denominated Syndicated Loan

On May 24, 2012, Ferrosur Roca S.A. entered into a Peso-denominated club loan with a group of banks in an aggregate principal amount of Ps.150 million. After renegotiating this loan on January 21, 2014, the loan amortizes in ten equal quarterly installments of Ps.11.4 million with a final installment payment of Ps.11.4 million, commencing on a date that is 12 months after the date of the renegotiated agreement. Currently, the loan accrues interest at a floating nominal rate of BADLAR private corrected plus an applicable margin and is payable on a quarterly basis. Ferrosur Roca S.A. had undertaken to assume certain obligations and conditions. This loan is guaranteed by Loma Negra on a senior unsecured basis. As of June 30, 2017, the amount outstanding was Ps.12.0 million.

Banco Patagonia S.A.

On October 21, 2015, Ferrosur Roca S.A. entered into a loan agreement with Banco Patagonia S.A. in an aggregate principal amount of Ps.130.0 million which amortizes in nine equal quarterly installments of

Ps.14.4 million, commencing on October 21, 2016. This loan accrues interest at a floating interest rate of BADLAR private corrected plus an applicable margin with interest payable on a quarterly basis. This loan is guaranteed by Loma Negra on a senior unsecured basis. As of June 30, 2017, the amount outstanding was Ps.90.9 million.

On August 5, 2016, Ferrosur Roca S.A. entered into a loan agreement with Banco Patagonia S.A. in an aggregate principal amount of US$4.7 million which amortizes in three equal quarterly installments of US$1.6 million, commencing on January 25, 2018. This loan accrues interest at a nominal fixed interest rate with interest payable on a quarterly basis. This loan is guaranteed by Loma Negra on a senior unsecured basis. As of June 30, 2017, the amount outstanding was Ps.77.7 million.

HSBC Bank Argentina S.A.

On April 5, 2017, Ferrosur Roca S.A. entered into a loan agreement with HSBC Bank Argentina S.A. in an aggregate principal amount of Ps.150.0 million. The principal of this loan will be payable in one installment due 24 months after the disbursement of the loan. This loan accrues interest at a nominal fixed rate payable on a quarterly basis. This loan is guaranteed by Loma Negra on a senior unsecured basis. As of June 30, 2017, the amount outstanding was Ps.157.8 million.

Yguazú Cementos S.A.

Inter-American Development Bank and Corporación Andina de Fomento

On January 25, 2013, Yguazú Cementos entered into loan agreements with IDB and CAF each for an aggregate principal amount equal to US$50 million. Yguazú Cementos used the proceeds from these loans to (1) develop, construct, operate and maintain a cement plant located in the department of Villa Hayes, (2) construct and operate a limestone, clay and pozzolana quarry and (3) produce and market cement through Yguazú Cementos’s existing distribution network located in the departments of Villa Hayes and Concepcion in Paraguay.

On June 2, 2017, IDB and CAF granted Yguazú Cementos a temporary waiver in connection with certain covenants, most of them related to technical and environmental matters of the project. This waiver was valid until August 15, 2017. On August 15, 2017 the loans were paid in full.

Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A.

On August 8, 2017, Yguazú Cementos S.A. entered into loan agreements with Banco Continental S.A.E.C.A. and Sudameris Bank S.A.E.C.A. in aggregate principal amounts of G.255,000 million and G.168,000 million, respectively. The principal of these loans will be payable in 16 installments on a semiannual basis, starting in February, 2018. These loans accrue interests at a 8.5% and 9.0%, respectively, for the first year. After the first anniversary, the interest rate shall be adjusted according to an average of rates published by the Banco Central de Paraguay plus 0.32% and 0.82%, respectively. In no case, the interest rate shall be lower than 8.5% and 9.0%, respectively.

The proceeds from such loans were used to prepay all outstanding amounts of the loans granted in 2013 by IDB and CAF, together with other short term debt, on August 15, 2017.

In order to guarantee the payment of the new loans, Yguazú Cementos has granted second priority liens (pledge and mortgage) over certain land and property (Villa Hayes Plant, Itapucumi quarry site and equipment ) in favor of the local banks for up to G.423,000 million (equivalent to the aggregate principal amount of both loans).

Contractual Commitments

The following table presents information relating to our contractual obligations as of June 30, 2017:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions of Ps.)
Financial Indebtedness(1)	4,744.3	3,016.7	1,727.6	—	—
Interest payable(2)	495.6	258.7	218.7	18.2	—
Indemnity payment plans	45.5	21.7	23.8	—	—
Other long-term liabilities	78.5	18.3	47.0	13.2	—

Total	5,363.9	3,315.4	2,017.1	31.4	—

(1)	Includes payments of principal only.
(2)	Includes estimated future payments of interest on our loans, financings and debentures, calculated based on interest rates and foreign exchange rates applicable at June 30, 2017 and assuming that all amortization payments and payments at maturity on our loans, financings and debentures will be made on their scheduled payments dates.

Selected Ratios

Comparative ratios as of and for the six-month period ended June 30, 2017 and years ended December 31, 2016, 2015 and 2014:

	As of and for the Six-Month Period Ended June 30,	As of and for the Year Ended December 31,
	2017	2016	2015	2014
Current Assets/Current Liabilities	0.64	0.58	0.74	0.72
Shareholder’s Equity/Total Liabilities	0.17	0.14	0.37	0.29
Non-current Assets/Total Assets	0.61	0.60	0.62	0.67
Net Profit/Average Shareholder’s Equity(1)	0.55	0.38	0.28	0.26

(1)	The average shareholders’ equity represents the average between opening and closing balances.

Supply Contracts

In 2007, we entered into a 15-year agreement with Siderar S.A.I.C., Argentina’s largest steel company, for the supply of ground granulated blast-furnace slag.

We purchase various sources of energy from several suppliers, traders and distributors of natural gas. These suppliers ensure that we have the necessary levels of energy to operate and give us flexibility to purchase additional energy, if needed. None of these purchase orders represents a material amount of our total energy supply.

In 2016, we entered into 20-year contract with Genneia S.A. for the provision of wind-sourced electric power commencing on January 1, 2018, to ensure compliance with the obligations imposed by Laws Nos. 26,190 and 27,191, and related regulations, whose main objective is to reduce the use of fossil energy by increasing the use of renewable energy for industrial users in Argentina commencing in 2018. According to the terms of this agreement, Loma Negra may be subject to monetary penalties in case of early termination resulting from an eventual breach of Loma Negra’s obligations.

Off-Balance Sheet Commitments and Arrangements

We do not currently engage in off-balance sheet financing arrangements. In addition, we do not have any interest in entities referred to as variable interest entities, which includes special purposes entities and other structured finance entities.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility that changes in interest rate or exchange rates will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Liquidity risk is the risk of us not complying with all of our obligations as a result of a decrease in the fair value of our investments, an excessive concentration of liabilities from a particular source, the mismatch between assets and liabilities, the lack of liquidity of assets or the funding of long term assets with short-term liabilities, among other possible risks. We enter into derivatives and other financial instruments for purposes other than trading, in order to manage and reduce the impact of fluctuations in foreign currency exchange rates. These instruments are intended to reduce the impacts of any devaluation of the peso against the U.S. dollar and any increase in international interest rates on U.S. dollar liabilities.

Interest Rate Risk

We are exposed to interest rate risk because a significant portion of our indebtedness bears interest at floating rates. As of June 30, 2017, our total outstanding borrowings on a consolidated basis was Ps.4,744.3 million, of which Ps.3,991.8 million, or 84.1%, bore interest at floating rates, including Ps.678.4 million of Peso-denominated indebtedness that bore interest at rates based on the BADLAR rate or BADLAR private corrected rate, and Ps.3,180.2 million of U.S. dollar-denominated indebtedness that bore interest at rates based on the LIBOR rate.

In the event that the average BADLAR rate applicable to our financial assets and indebtedness during the year ended December 31, 2016 were 1.0% higher than the average interest rate during such period, our financial income during the year ended December 31, 2016 would have increased by approximately Ps.0.5 million and our financial expenses in the same period would have increased by approximately Ps.3.7 million.

Foreign Currency Exchange Rate Risk

Our liabilities that are exposed to foreign currency exchange rate risk are primarily denominated in U.S. dollars. To partially offset our risk of any depreciation of the Peso against the U.S. dollar, from time to time we may enter into derivative contracts. Because we borrow in U.S. dollars in international markets to fund our operations and investments, we are exposed to market risks from changes in foreign exchange rates and interest rates.

Our foreign currency exposure gives rise to market risks associated with exchange rate movements. A significant portion of our borrowings are denominated in foreign currency. As of June 30, 2017, our consolidated foreign currency-denominated borrowings was Ps.3,617.2 million, 93.3% of which was denominated in U.S. dollars and 6.7% was denominated in Guaraní. This foreign currency exposure is represented mainly by debt in the form of international loans and working capital loans from financial institutions and multi-laterals.

As of June 30, 2017 we did not have foreign currency derivative financial instruments.

In the event that the Peso was to depreciate by 25.0% against the U.S. dollar as compared to the Peso/U.S. dollar exchange rate as of June 30, 2017, our U.S. dollar-denominated indebtedness as of June 30, 2017 would have increased by approximately Ps.904.3 million.

Liquidity Risk

Our board of directors has the ultimate responsibility for liquidity risk management and has established an appropriate framework allowing our management to handle financing requirements for the short-, medium- and long-term. We manage liquidity risk by maintaining reserves, obtaining loan facilities, continuously monitoring projected and real cash flows, and reconciling maturity profiles of financial assets and liabilities.

We implement liquidity risk management practices, keeping cash and other instruments liquid, as well as available funds. However, as of June 30, 2017, our consolidated financial statements reflected a negative working capital balance of Ps.2,083.9 million. Given the nature of our principal economic activity, which drives predictable cash flows, we can operate with negative working capital. This condition is not related to insolvency, but rather to a strategic management decision. We may require additional capital to meet our long-term liquidity objectives and future growth requirements.

In 2017, our management team plans to strengthen company’s balance sheet and financial profile by reducing debt, obtaining longer-term loans and increasing our capital stock. We consider that our liquidity risk exposure is low since we have generated recurrent cash flows from our operating activities. Although we believe that we have adequate sources of liquidity, weaker economic conditions could adversely affect our business, results of operations and financial condition. In addition, if we are unable to access the capital markets to finance our operations in the future, this could adversely affect our ability to obtain additional capital to grow our business. See “Risk Factors—Risks Relating to Our Business and Industry—Management’s plans to obtain sufficient funds to settle current liabilities may not be accomplished and hence we may continue to have negative working capital in the near future.”

CEMENT INDUSTRY

General

Concrete is the most widely used man made material in the world. Cement is the essential construction binding material used in making concrete, which is widely used in public works and in both residential and non-residential construction activity. Cement is made from calcined limestone that is ground, blended and mixed with different materials, such as clay and sand, to obtain the desired level of adhesive and cohesive properties when mixed with water. The most commonly used cement blend is Portland cement or “cement”.

Concrete is a combination of cement and other materials such as coarse aggregates, sand and admixtures. Given its tensile strength, resistance to pressure, durability, setting times, ease of placing and workability under various weather and construction conditions, concrete is heavily used in infrastructure projects, including in pavement, roads, bridges and overpasses. When mixed with water, the chemical reaction hardens the concrete into a permanent form of artificial stone. Due to its low value to weight ratio, it is not economically efficient to transport concrete over long distances, so having a close network of concrete plants is crucial in order to meet customers’ delivery needs.

Key Characteristics of the Cement and Market and Production Process

Although the cement and concrete industries can vary somewhat across geographic markets, the following industry dynamics are generally found in most markets:

•	High barriers to entry. The capital-intensive nature of the production process (costly and complex to build plants), the substantial amount of time required to build a new plant, the challenges in accessing raw materials and obtaining mining concessions and the difficulty in obtaining environmental permits and approvals limit the ability for new players to enter the market.

•	Low price elasticity. Low price elasticity is partially driven by the absence of competitive substitute products and relatively low contribution of cement to the overall construction costs.

•	Cyclical demand. Demand for cement is dependent on levels of construction activity and infrastructure spending, which are highly correlated to the macroeconomic environment.

There are certain characteristics that can be typically found in the cement production process:

•	Cement plants are generally located adjacent to large limestone quarries. Proximity to the source of raw materials, particularly limestone, reduces the production costs by shortening the distance to the plant.

•	Intensive energy use. A large amount of energy obtained from burning gas, petcoke or other fuel sources is needed in order to heat the kilns used in the production of clinker.

•	Perishable nature and heavy weight relative to its unit value. These characteristics translate into significant transportation costs. Therefore, cement producers tend to cluster around major consumer markets.

World Cement Industry

The world’s largest cement markets are in Asia, Western Europe and North America. However, we believe that the highest growth markets in the cement industry are expected to come from emerging markets such as Latin America and Africa. As emerging countries become more industrialized, consumption of cement tends to grow as income per capita increases, along with higher expenditures in public works and housing.

Over the past 10 years, the worldwide production of cement has increased from approximately 2.6 billion to 4.2 billion tons per year. According to the Global Cement Report, an international cement industry publication, during the same period, Argentina ranked as the 34th largest cement producer in the world, with approximately 0.3% of the world cement market, while China, the worldwide leader, had a 57.6% share. The table below sets forth the worldwide production of cement over the past five years:

Worldwide Production of Cement
2016	2015	2014	2013	2012
(in millions of tons)
4,174	4,082	4,192	4,075	3,783

Source: Global Cement Report, 12th Edition.

The table below sets forth the production capacity of the world’s principal producers in 2016 (excluding China):

Producer	Production Capacity (in millions of tons)
Lafarge Holcim	353
Heidelberg	197
Cemex	93
UltraTech Cement	71
Votorantim	58
Taiheiyo	55
Eurocement	53
InterCement	47

Source: Global Cement Report, 12th Edition.

Cement Consumption and Economic Growth

The global cement industry has historically shown a strong positive correlation with GDP growth, as displayed in the chart below. According to the IMF, the world’s GDP is expected to increase by 3.6% and 5.1% in 2017 and 2018, respectively, which may translate into a positive outlook for the global cement industry.

Source: Global Cement Report, 12th Edition, World Bank, IMF.

A relevant metric for consideration of international cement markets is per capita consumption. In that respect, countries vary widely according to their level of economic development and the importance of the construction industry in their economies.

The table below sets forth the cement consumption per capita of selected countries in 2016:

Country	Cement Consumption per Capita (in kg/inhabitant)
China	1,720
Chile	378
Ecuador	374
Peru	366
Mexico	326
Colombia	300
Brazil	275
Argentina	248

Source: Oxford Economics, U.S. Minerals Yearbook, World Bank and AFCP.

Cement consumption per capita has followed a similar growth trajectory in many countries around the world, driven by favorable demographic profiles, economic growth or recovery to pre-crisis levels. Over the past 15 years, the favorable macroeconomic context in Latin America coupled with high commodity prices and low interest rates renewed investor’s sentiment towards the region. Those countries that implemented investor friendly policies and more transparent regulation were able to benefit from this favorable context and undertake large investments in infrastructure projects. In the same period, several countries in Latin America with historical cement consumption levels between 150-250 kg/capita have experienced a significant increase in cement consumption to higher structural levels (even reaching the 350-400 kg / capita area). We believe Argentina can experience a similar growth profile in the short to medium term.

The examples below illustrate cement consumption dynamics and demand recovery in the region and in Argentina.

Regional Case Studies

The Case of Peru

Following the election of President Alejandro Toledo in 2001, and the subsequent political and market reforms, Peru entered a period of economic expansion that lasts until today. Cement consumption followed GDP growth, leaving its historical level of below 150 kg/capita, peaking at 418 kg/capita in 2013.

Source: The World Bank, Oxford Economics, U.S. Minerals Yearbook.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

The Case of Ecuador

Following a period of relative political stability and increased public investments, Ecuador has seen its cement consumption structurally increase to above 400 kg per capita in the last decade.

Source: The World Bank, Oxford Economics, U.S. Minerals Yearbook.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

The Case of Chile

After having seen its economy expand during the 1990s, Chile experienced a moderate economic downturn in 1999, due to its high degree of integration into the global economy, following the Asian financial crisis in 1997. The economy remained sluggish until 2003, when it began a long recovery cycle. Cement consumption per capita peaked at 386 tons/inhabitant in 2013.

Source: The World Bank, Oxford Economics, U.S. Minerals Yearbook.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

The Case of Colombia

Colombia continued its course of market friendly reforms upon the election of president Santos in 2011, which has led to economic growth and a structural increase of cement consumption to 300kg/capita in the last five years.

Source: The World Bank, Oxford Economics, U.S. Minerals Yearbook.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

The Case of Brazil

Following a period of relative political stability and increased public and foreign investments, resulted in housing, real estate and infrastructure developments, Brazilian cement consumption has structurally increased to above 300 kg per capita.

Source: The World Bank, IMF, Oxford Economics, U.S. Minerals Yearbook, AFCP.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

The Case of Argentina

Following a sharp devaluation of the currency at the end of 2001, real GDP contracted by 10.9% in Argentina in 2002. As economic growth recovered over the next five years, cement consumption increased much faster than the rest of the economy with a real GDP multiplier of 3.6x in 2003 and an average of 2.1x between 2003 and 2007. However, economic growth and growth in cement consumption came to a halt in the last years of the prior administration due to the lack of investor -friendly policies, scarcity of capital, tightening of foreign exchange rate regulations and monetary and fiscal imbalances resulting in lower investments.

Source: The World Bank, IMF, Oxford Economics, U.S. Minerals Yearbook, AFCP.

Note: Real GDP multiplier stands for the ratio between cement consumption growth year-on-year and GDP growth year-on-year.

Argentina Macro Update

Over the past decade, Argentina’s economy has been volatile, suffering from adverse public policies, and fiscal and monetary imbalances, resulting in chronic underinvestment in infrastructure, a long-running dispute with debtholders and discredited official government statistics. The country experienced a 2.6% real GDP contraction in 2014, according to the INDEC’s revised figures, while annual inflation reached 38.1% according to Oxford Economics.

Since assuming office in December 2015, the Macri administration has announced and started to execute several economic, regulatory and policy reforms in Argentina. As a result, the economy has undergone certain fiscal, monetary and currency adjustments, which we believe will guide the economy towards a sustained path for growth in the medium-term. The new administration has taken several concrete initiatives, such as:

Foreign Exchange Reforms. The new administration announced certain reforms to the foreign exchange market that have provided greater flexibility and easier access to the foreign exchange market to both companies and individuals. Currently, there is free access to the Foreign Exchange Market, to purchase foreign currency without prior authorization from the AFIP

Foreign Trade Reforms. The elimination of export duties on wheat, corn, beef and other regional products, and the reduction of the duty on soybeans by 5% from 35% to 30%. Furthermore, the 5% export duty on most industrial exports was eliminated. With respect to payments for imports of goods and services, the new administration announced the elimination of amount limitations for access to the Foreign Exchange Market for any new transactions as of December 17, 2015 and for existing debts for imports of goods and services as of April 22, 2016. On January 2, 2017 the federal government enacted a further reduction of the export duties rate set for soybean and soybean products, setting a monthly 0.5% cut on the export duties rate beginning on January 2018 and until December 2019.

Fiscal Policy. The new administration took steps to anchor fiscal accounts, reduce the primary fiscal deficit through the elimination of subsidies, reorganize certain expenditures and generate increased revenue through a tax amnesty. The fiscal deficit for 2016 was approximately 4.6% of GDP; reducing fiscal deficit is one of the most important objectives for the administration in the coming years.

Tax Amnesty Law. On June 29, 2016, the Argentine Congress passed law No. 27,260, which became effective on July 22, 2016 and provides for a tax amnesty regime and tax reform. This regime allowed individuals and entities to disclose undeclared assets both abroad and in Argentina, without the need to repatriate them to Argentina, under the conditions set forth in the law, within a period extending from its effectiveness until March 31, 2017, without penalty (other than charges described below) or the need to explain the source of the funds, among other benefits. The law also provides that there will be no charge on assets worth up to US$25,000, and a discounted applicable tax of 5% on property and assets worth up to US$80,000. Above that threshold, the applicable tax was 10% until the end of 2016 and 15% until the end of March 2017, when the amnesty window closed.

Plans for Correction of Monetary Imbalances. Adoption of an inflation targeting regime in parallel with the floating exchange rate regime and setting inflation targets for the next four years. The Central Bank has increased sterilization efforts to reduce excess monetary imbalances and raised Peso interest rates so as to offset inflationary pressure. Inflation remained high during 2016 at 39% as a result of the reforms implemented, but it is expected to decline to the 20% area in 2017 and further going forward.

Holdout Bondholders. Since assuming office, the new administration adopted a different negotiation strategy than the one followed by the previous administration to resolve the litigation with holdout sovereign bondholders thereby allowing Argentina once again to access international capital markets. This has resulted in a number of settlements with holders of Argentine public debt and contributed to vacating a number of court orders that limited Argentina’s ability to service its debt and complete the prior restructurings.

INDEC Reforms. On January 7, 2016, the new administration declared a state of administrative emergency in the INDEC which lasted until December 31, 2016. The new administration appointed Mr. Jorge Todesca, who previously served as director of a private consulting firm, as head of the INDEC. Since the declaration of emergency, INDEC ceased publishing certain statistical data and only recommenced publication of the CPI on June 16, 2016. In November 2016, the IMF lifted the censure motion that weighed on the country since 2013, when it decided to sanction Argentina because it considered that the INDEC’s statistics were being manipulated. The IMF determined that Argentina currently provides for accurate statistic information on the consumer price index, or CPI, and GDP. Beginning in June 2017, the INDEC commenced to release a new Federal CPI measuring statistics from 39 cities within Argentina.

National Electricity State of Emergency and Reforms. Following years of very limited investment in the energy sector, as well as a continued freeze on electrical power and natural gas tariffs since the 2001-2002 economic crisis, Argentina began to experience energy shortages in 2011. In response to the growing energy deficit left by the prior government, the Macri administration, upon assuming office, declared a state of emergency with respect to the national electrical power system, which will remain in effect until December 31, 2017. The state of emergency allows the federal government to take actions designed to ensure the supply of electrical power to the country, such as instructing the Ministry of Energy and Mining to design and implement, with the cooperation of all federal public entities, a coordinated program to guarantee the quality and security of the electrical power system. In addition, the Macri administration announced the elimination of certain energy subsidies and a substantial increase in electrical power rates.

Proposed New Capital Markets Law. The new administration is also focused on expanding and improving the capital markets. On November 17, 2016, the new administration submitted a bill to the federal congress to reform the Argentine Capital Markets Law, to foster the development of the local capital markets and attract investments thereto. Though this law has not been approved yet, we believe it is still a key point in the agenda of the Macri administration.

Corporate Criminal Liability Bill (Proyecto de Ley de Responsabilidad Penal Empresaria). On July 5, 2017, the House of Representatives approved a bill providing for the criminal liability of corporate entities for criminal offences against public administration and transnational bribery committed by, among others, its shareholders, attorneys-in-fact, directors, managers, employees, or representatives. According to the bill, a company may be held liable if such offences were committed, directly or indirectly, in its name, behalf or interest, the company obtained or may have obtained a benefit therefrom, and the offence resulted from a company’s ineffective control. Companies found liable under this bill may be subject to various sanctions, including, among others, fines ranging from 1% to 10% of its annual gross income during the fiscal year immediately preceding the commission of the offence and the partial or total suspension of its activities up to 10 years. In addition, the bill proposes to extend the criminal liability under the Argentine Criminal Code to cases of bribery committed outside Argentina by Argentine citizens or companies domiciled in Argentina. However, as of the date of this prospectus, such bill has not yet been passed, and therefore, the abovementioned provisions could be subject to further changes and new obligations for companies subject to such law could be included.

Amendment to Labor Risks Law. On February 15th 2017 the federal congress passed Law 27,348, which amends and complements Labor Risks Law No. 24,557 (the ‘‘Labor Risks Law’’) and aims to reduce litigation arising from accidents at work. Under the new regime, prior to filing a lawsuit resulting from work-related accidents, affected workers must go through jurisdictional medical commissions, which constitute a mandatory and exclusive administrative instance, in order to determine the character of the illness or contingency, the disability and the corresponding pecuniary benefits provided for under the Labor Risks Law.

Some of the above-mentioned policies led to a correction of 28% of the nominal official exchange rate in late 2015, resulting on a cumulative depreciation of 52.1% in 2015, and inflation of 41% during 2016, resulting in an overall 2.3% contraction of the Argentine economy. However, the main local macroeconomic indicators have started to show signs of recovery during the first quarter of 2017 anticipating a positive outlook for the country. Inflation expectations are starting to curve down to the area of 20% for 2017, and are expected to decrease further going forward, long-term capital markets remain open to Argentine credits and the exchange rate depreciated 7.2% against the U.S. dollar compared with an accumulated inflation of 10.2% during the first half of 2017.

Argentina Growth Potential

We believe Argentina will not only normalize its economy in the next five years, but will also generate a virtuous cycle that will drive investments that boost long-term sustainable growth. According to the IMF World Economic Outlook as of April 2017, Argentina’s real GDP growth rate is expected to average 2.8% p.a. for the next 5 years compared to the (0.3%) annual growth rate experienced during the past 5 years.

The Macri administration has announced an ambitious infrastructure plan, already under way, that will boost physical infrastructure; a capital markets reform is being discussed in Congress that will allow market penetration and foster foreign participation, while helping channel capital into productive investments; and a tax reform is underway to lower the burden on corporations and to reduce the level of informality in Argentina's economy.

These and other reforms should channel capital into investments that boost long-term sustainable growth. In turn, stronger growth and capital inflows will enhance governability and the ability to implement further reforms, creating a virtuous cycle. According to EIU, based on the World Investment Report data, the deepening of Argentina’s capital market is expected to trigger net FDI flow of roughly US$404 billion in the next 4 years (~10% of GDP on average). FDI inflow is therefore expected to expand from the current 15% of GDP to roughly 19% by 2021, a rate that is sufficient to keep long-term growth around the 3% mark.

Argentine Cement Industry

Argentina is the third largest cement market in South America, with approximately 10.8 million tons consumed in 2016. Cement sold in Argentina is almost exclusively produced domestically. According to the AFCP, imports were responsible for only 0.2% of local consumption and exports were mostly negligible as of 2016.

The demand for cement is dependent on the level of construction activity, which was negatively affected by the reforms implemented during 2016 as part of the economic and political transition. Following this scenario, cement sales in 2016 decreased by 10.7% year-on-year, affected by a 12.6% year-on-year contraction in the Argentina’s construction sector index. The following charts set forth the historical annual cement consumption in Argentina.

Source: AFCP.

Nevertheless, the construction sector has initiated a recovery phase in 2017, with an overall 10.7% year-on-year increase in cement consumption during the first nine months of 2017, according to AFCP. Moreover, cement consumption increased by 13.0% year-on-year during the third quarter of 2017, while the Argentine construction sector index increased by 15.5% in September year-on-year, reflecting the recovery trend.

Source: AFCP.

The following chart sets forth the historical evolution of the Construya Index, which accounts for variations in the demand for building materials. This index reflects an increase of 15.5% in September year over year. The chart shows year-on-year growth on a monthly basis for the past 13 years as of September 2017:

Source: Grupo Construya.

ABECEB, an Argentine consulting firm, estimates that cement consumption will reach 17.0 million tons per year within the next five years, which would result in cement consumption per capita of 367kg by 2022, considering population growth as forecasted by Oxford Economics. The chart below shows the estimated demand for cement in Argentina in millions of tons for the next 5 years.

Source: ABECEB.

Overall, the Argentine cement industry is expected to grow in the near-term as cement consumption is anticipated to return to expand following Argentina’s economic recovery. The chart below shows Loma Negra’s bag cement average list price evolution for our most common type of cement from our Olavarría plant over the past 12 years.

Source: Loma Negra.

Note: Prices have been converted from Argentine Pesos to US Dollars at an exchange rate of Ps.2.92, 3.08, 3.12, 3.16, 3.73, 3.91, 4.13, 4.55, 5.48, 8.13, 9.27 and 14.78 to US$1.00 for 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

The table below illustrates the total production of cement in Argentina over the past five years based on millions of tons produced.

	Argentine Production of Cement (in millions of tons, except for percentages)
	2012	2013	2014	2015	2016
Production	10.7	11.9	11.4	12.2	10.9
Growth	1.2%	11.0%	(4.1)%	6.9%	(10.6)%

Source: AFCP.

Traditionally, imported cement has not been significant in the Argentine market, accounting for approximately 0.2% of total consumption in 2016. Similarly, cement exports accounted for approximately 0.8% of total production that year. The relative small import and export cement markets are primarily the result of high transportation costs resulting from a general lack of infrastructure investments in Argentine ports for unloading cement and the distinctly regional nature of Argentina’s cement market.

Cement production and sales are greater in the Buenos Aires region, which accounted for 42% of Argentina’s national cement consumption during the first half of 2017. Our cement plants generally serve the geographic regions in which they are located, and cement prices may vary in each region, mainly due to transportation costs. The table below shows the percentage of cement sales in each of Argentina’s regions during the first half of 2017.

Sales of Cement in Argentina during the first half of 2017

	Sales	Cumulative Sales
	(in percentages %)
Region
Buenos Aires	42%	42
Center	23%	65
Northwest	12%	77
Patagonia	8%	85
Cuyo	8%	93
Northeast	7%	100

Source: AFCP.

Cement in Argentina is sold to construction retailers, industrial consumers (precast companies) and end-users (construction companies and public entities). There has been a gradual increase in bulk dispatch participation, a trend that is expected to continue as cement demand for public works and industrial consumer’s increases.

The table below shows Argentina’s cement dispatch by bagged and by bulk cement for the six-month period ended June 30, 2017.

Argentina’s Distribution	Percentages
Bagged	63%
Bulk	37%

Source: AFCP.

Competitive Dynamics in Argentina

There are currently four full-scale cement producers in Argentina: Loma Negra, Holcim Argentina (formerly Cementos Minetti), Cementos Avellaneda and Petroquímica Comodoro Rivadavia. They operate a total of 18 cement plants and grinding mills. During the 1990s, some of the world’s largest cement producers disembarked in Argentina through the acquisition of leading domestic players. In 2005, InterCement Group acquired Loma Negra, the leading Argentine player per local market share, which had acquired Cementos San Martín in 1992. Holcim Argentina acquired Juan Minetti and Corcemar, becoming the second largest cement producer in the country. Other Argentine cement producers include Molins/Votorantim Group, through its subsidiary Cementos Avellaneda, and independently owned, oil well-cement focused Petroquímica Comodoro Rivadavia.

Source: Loma Negra and AFCP.

(1)	Cementos Avellaneda’s share calculated as the difference between the industry as a whole, and the sum of Loma Negra, Holcim Argentina and Petroquímica Comodoro Rivadavia.

Each local cement player has developed market strength in specific areas, mainly driven by the location of their facilities and their historical focus resulting from transportation costs which limit their ability to effectively compete over long distances. Currently, Loma Negra is the largest cement producer in Argentina and the only Argentine cement company with nationwide coverage as its facilities are located throughout the country. According to AFCP, the operative installed capacity of the cement industry in Argentina in 2016 was 15.3 million tons.

The map below shows the footprint of our and our competitors’ facilities in Argentina.

Over the past six years the cement capacity utilization rate in Argentina has averaged approximately 75%, assuming operational capacity, according to the AFCP. Argentina’s installed cement production capacity is expected to increase in the short-term as a result of Loma Negra’s expansion of its L’Amalí plant to a capacity of 2.7 million tons per year (COD: beginning of 2020), as well as Cementos Avellaneda’s expansion of a new production facility in San Luis to a capacity of 0.7 million tons per year (COD: 2019). The table below shows the evolution of capacity utilization in Argentina.

Source: AFCP

Trends and Prospects for Argentina

We believe cement consumption in Argentina will grow above GDP for a number of years, driving cement consumption per capita to a structurally higher level, similar to that experienced by key regional peers such as Chile, Peru, Ecuador and Brazil.

Similar to other regional markets, the demand for cement in Argentina is expected to be driven by infrastructure projects as well as residential and non-residential construction activity. In the near term, the announced infrastructure projects coupled with new financing sources for residential construction are expected to drive incremental local cement demand.

Argentina needs substantial investments in infrastructure to improve its competitiveness and foster future economic growth. The Global Competitiveness Report for 2016–2017 reflects the opportunity for improvement in the state of Argentine infrastructure as Argentina ranked 85th among 138 countries under the Infrastructure category.

In order to address this concern, in September 2016 the Macri administration announced a US$260 billion investment plan across multiple sectors, including the improvement of roads and highways, the construction of dams and social housing, among others.

Below is a summary of the projects identified by Argentina’s Investment and International Trade Agency updated as of March 2017 across nine key areas. The largest opportunities are found in the Transportation, Federal Infrastructure and Public Works sectors, which together account for required investments of over US$155 billion.

Sector	Project	Investment	Description
	Roads	US$55 billion	Concession and construction opportunities spanning 43,000 km of roads and highways.
	Freight Rail	US$16 billion	Multi-stage railway plan aiming to transport 80-100 million tons/year by recovering 20,000 km of railways by 2035.
Transportation Infrastructure	Passenger Rail	US$9 billion	Construction of tracks, stations, rolling stocks and electrification of lines to connect major train stations in Buenos Aires, among others.
+US$96 billion	Airports and Ports	US$3 billion	Modernization, re-concessioning and capacity expansion of existing infrastructure.
	Other	US$13 billion	Construction of bridges and tunnels such as the Cristo Redentor tunnel and the Binational Agua Negra tunnel from San Juan (Argentina) to Coquimbo (Chile) to strengthen regional economies and provide an easy way out for production to the Pacific.
Federal Infrastructure & Public Works	Water & Sanitation	US$22 billion	Build and develop over 85,000 km of new water pipelines and improve sanitation & waste management through 2022.

Sector	Project	Investment	Description
	Irrigation	US$18 billion	Opportunity for private investors to participate in a nationwide expansion of irrigated land spanning 15 provinces and 45 projects through specially designed trust funds.
+US$60 billion	Education	US$16 billion	Build 460 education projects across the country through 2019.
	Health	US$4 billion	Execution of ready-to-launch projects involving the construction / expansion of 3 hospitals.
Power & Renewable Energy	Renewables	US$15 billion	Opportunities to leverage Argentina’s wind and solar conditions and achieve 20% renewable energy generation by 2025 (implies 10GW additional capacity), which will require the construction of wind farms, small hydro and biogas facilities, among others.
	Hydroelectric	US$10 billion	PPP scheme open to EPC companies to construct at least 3 multipurpose dams designed for irrigation, renewable energy generation and flood protection.
	Thermal	US$5 billion	Construction of power generation facilities resulting from capacity awarded in public auctions.
+US$35 billion	Power Grid	US$5 billion	Network of a 19,532 km low voltage distribution grid.
	Nuclear	US$3 billion	Construction of a new 480MW nuclear facility using the latest SMR technology. According to the World Nuclear Association, market for SMR reactors has been estimated at US$500 billion through 2030.
Mining +US$30 billion	Patagonia Region Northwest Region Cuyo Region	16 projects 15 projects 13 projects	Opportunity to begin production on 44 mining projects for a variety of different ores including gold, silver, copper and lithium, among others.
Oil & Gas	Vaca Muerta	US$20 billion per year	Opportunities to partner with operators and participate in the world’s second largest shale gas and fourth largest shale oil technically recoverable reserves.
+US$25 billion	Offshore E&P	7 basins	Opportunities to secure concessions for proven offshore O&G reserves.
	O&G Infrastructure	US$2 billion	Projects to expand and increase the capacity of Argentina’s gas pipelines and freight rail to keep pace with the increased production from Vaca Muerta.

Sector	Project	Investment	Description
Real Estate & Urban Developments +US$5 billion	Multipurpose Developments	US$4 billion	Residential, retail and commercial multipurpose development projects in some of the best locations in the City of Buenos Aires (e.g., Puerto Madero, Colegiales) and most economically active regions in the country (e.g., Rosario City, Mendoza City).
	Public Housing	N.A.	The government has made home ownership and urban development a priority and is offering partnership opportunities along with assets for sale for multipurpose projects.
TMT & Technology +US$5 billion	Cell Coverage	US$4 billion	Opportunity to participate in building further 30–50K “neutral” cell towers to increase network coverage in Argentina.
	Broadband Coverage	US$1 billion	Opportunity to expand Argentina’s fiber optic network to a further 1.2K location across the country by deploying cable and building access points. Opportunity for local internet provider to extend the ARSAT fiber optic network connecting homes.
Agribusiness +US$3 billion	Forestry	US$3 billion	Develop large industrial projects related to lumber processing (e.g., wood, pulp, and pellets) by taking advantage of available planted stock and favorable conditions for further plantations.
	Aquaculture	US$1 billion	Development of 100k tons of aquaculture.
Tourism +US$2 billion	Cuyo Region	Focus on hotel developments	Winter sport and winery related projects, primarily in Mendoza province, one of the nation’s top tourist destinations.
	Patagonia Region		Developments including a hotel and residences in Bariloche.
	Northwest Region		Development opportunities in Salta and Jujuy provinces, including winery related projects.

Source: Agencia Argentina de Inversiones y Comercio Internacional.

Moreover, in May 2017, the Governor of the Province of Buenos Aires, the largest province in the country, announced a US$16.8 billion investment plan including 80 works to improve roads, corridors and bridges. Additionally, the National Government has also set a target to increase Argentina’s power generation capacity from 33GW in 2015 to 54GW by 2025 which will require the construction of new facilities such as hydroelectric complexes (i.e., dams Presidente Kirchner and Gobernador Cepernic) and wind farms.

Argentina has a housing deficit of 1.5 million homes in addition to the 2.2 million homes which need refactoring. The Argentine Government’s “National Housing Plan 2016-2020” has started to address this deficit with plans to build 120,000 new homes and provide subsidized financing for affordable housing to buyers who otherwise would not be able to purchase a home and for the developers of such projects.

Paraguay Macro Update

Over the past five years Paraguay has experienced an economic expansion trend with an average annual GDP growth rate of 6.4% between 2012 and 2016. This growth was mainly driven by the construction, the power and energy and agricultural sectors. The performance of the construction sector in 2016 reflects investments by the private sector, mainly corporate buildings, real estate projects, residences, apartment buildings and shopping malls, as well as significant investments in public infrastructure by the government.

Paraguay Cement Industry

The following chart sets forth the historical cement consumption in Paraguay.

Source: Loma Negra.

Paraguay’s cement industry lacks sufficient production capacity to meet the country’s needs, which is reflected in almost a fifth of cement demand being supplied by imports. The chart below shows the evolution of cement production and imports in Paraguay, and the percentage of consumption supplied by imports.

Source: Loma Negra.

In order to address this shortfall, the Paraguayan state-owned enterprise INC acquired a new grinding mill in September 2016 which is expected to double their production capacity.

Trends and Prospects for Paraguay

We believe that Paraguay has all the fundamentals in place in order to promote the growth of its cement industry. According to Paraguay’s Central Bank as of April 2017, the country’s construction sector is expected to grow by 10% in 2017 as a result of increasing investments in private projects as well as continued public sector investments in infrastructure.

The Cartes administration seeks to promote the development of infrastructure by committing public funding and stimulating the involvement of the private sector. For instance, Paraguay’s Ministry of Public Work and Communications (“MOPC”) invested US$4.8 billion in public works during 2015-2016 and has publicly announced an annual investment target of US$1.0 billion for the coming years.

In line with this strategy, the government issued tender offers for two public-private partnership projects in the transportation sector aimed at improving the efficiency and quality of Paraguay’s infrastructure. One of the projects was awarded in 2016 and is aimed at the expansion and renovation of Highway Routes 2 and 7 which service Yparacai, Coronel Oviedo and San Lorenzo. This project is expected to be completed by March 2019. Another project awarded that same year is aimed at expanding and upgrading the Silvio Pettirossi International Airport which services Asunción and is expected to be completed by December 2018.

Moreover, Paraguay’s current housing deficit stands at approximately 1.4 million homes which, according to the SENAVITAT, Paraguay’s National Secretary for Habitat and Housing, is expected to increase by approximately 12.9% to 1.6 million by 2020. In this regard, the SENAVITAT launched the PLANHAVI program in 2012 which aims to provide 297,000 housing solutions by 2020 with a total expected required investment of US$3.2 billion.

Competitive Dynamics in Paraguay

According to World Cement Directory, currently there are two full-scale clinker producers operating in Paraguay. INC is operating one cement plant (kiln) with a grinding facility in the north and a grinding facility in Asuncion area, and Yguazú is operating one cement plant (kiln) integrated with a grinding facility in Asuncion area.

BUSINESS

Overview

We are the leading cement producer in Argentina. We believe that the economic recovery of Argentina represents one of the most attractive opportunities in global emerging markets today. Cement consumption is highly correlated to economic activity and we expect demand for cement to grow significantly within the next five years in Argentina. After two decades of capital scarcity across the industry, installed cement production capacity in the country is reaching its limit and we believe that Argentina will soon face a structural cement supply deficit. In the first nine months of 2017, cement consumption in Argentina has increased 10.7% year-on-year, according to AFCP.

We produce and distribute cement, masonry cement, aggregates, concrete and lime to wholesale distributors, concrete producers and industrial customers, among others. Our products are primarily used in construction, which we expect to be one of the fastest growing sectors of the Argentine economy in the next five years, resulting in an expected compound annual growth rate of 7.2% of the cement market, according to ABECEB. We held a market share of 45.4% in terms of sales volume in Argentina for the six months ended June 30, 2017, according to the AFCP.

Over our 90-year history we have built Argentina’s sole pan national, vertically-integrated cement and concrete business, supported by top-of-mind brands and captive distribution channels. As of June 30, 2017, our consolidated annual installed clinker and cement production capacities amounted to 5.5 million tons and 9.9 million tons, respectively. We hold significant, strategically located limestone reserves and we estimate that our existing quarries have sufficient reserves to support our operations for more than 100 years, based on our 2016 cement production levels.

We also own 51% of an integrated cement production plant in Paraguay, another key growth market in South America, through our subsidiary Yguazú Cementos S.A. We are one of two leading cement producers in Paraguay where we held a 46% market share in terms of sales volume for the six months ended June 30, 2017, according to management estimates.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we had net revenue of Ps.6,669.2 million (US$401.8 million) and Ps.9,874.4 million (US$594.9 million), respectively, and net profit of Ps.692.0 million (US$41.7 million) and Ps.502.0 million (US$30.2 million), respectively. For the six-month period ended June 30, 2017 and the year ended December 31, 2016, we also had Adjusted EBITDA of Ps.1,738.1 million (US$104.7 million) and Ps.2,350.1 million (US$141.6 million), respectively, and our Adjusted EBITDA margin and net margin amounted to 26.1% and 10.4% and to 23.8% and 5.1%, respectively, in the same periods. Our net debt as of June 30, 2017 and December 31, 2016 was Ps.4,446.3 million (US$267.9 million) and Ps.3,535.7 million (US$213.0 million), respectively.

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, Yguazú Cementos had net revenue of Ps.528,4 million (US$31.8 million) and Ps.930.0 million (US$56.0 million), respectively, and net profit of Ps.121.4 million (US$7.3 million) and Ps.104.7 million (US$6.3 million), respectively. Yguazú Cementos had Adjusted EBITDA of Ps.215.9 million (US$13.0 million) and Ps.347.5 million (US$20.9 million) for the six-month period ended June 30, 2017 and the year ended December 31, 2016, respectively, its Adjusted EBITDA margin during the same periods amounted to 40.9% and 23.0%, respectively, and its net margin during these periods amounted to 23.0% and 11.3%, respectively. Yguazú Cementos’ profit or loss statement was only consolidated on our unaudited consolidated interim financial statements for the six-month period ended June 30, 2017.

Selected Financial Data

The following tables set forth certain selected consolidated financial data for the periods indicated. The consolidated financial data displayed below only includes data from Yguazú Cementos as of and for the six-

month period ended June 30, 2017 and net debt as of December 31, 2016. Net profit also includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014.

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014
	(amounts in millions of Ps.)
Selected financial data:
Net revenue	6,669.2	4,343.2	9,874.4	7,871.0.	5,974.1
Gross profit	1,977.8	1,133.2	2,609.9	2,062.5	1,574.5
Gross profit margin	29.7%	26.1%	26.4%	26.2%	26.4%
Net profit	692.0	156.7	502.0	351.5	231.3
EBITDA	1,581.4	739.6	1,840.7	1,305.2	985.8
Adjusted EBITDA(1)	1,738.1	1,005.6	2,350.1	1,628.9	1,259.1
Adjusted EBITDA margin(2)	26.1%	23.2%	23.8%	20.7%	21.1%
Net debt(3)	4,446.3	—	3,535.7	1,491.4	1,739.9
Net debt/Adjusted EBITDA ratio(4)	—	—	1.50x	0.92x	1.38x
Total borrowings	4,744.3	—	4,339.0	1,819.8	2,000.8

(1)	We calculate EBITDA as net profit plus financial interest, net plus income tax expense plus depreciation and amortization. For a reconciliation of our net profit to our EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.” We calculate Adjusted EBITDA as EBITDA plus exchange rate differences plus other financial expenses, net plus tax on debits and credits to bank accounts. For further information about our presentation of Adjusted EBITDA, see “Presentation of Financial and Other Information—Special Note Regarding Non-IFRS Financial Measures.” For a reconciliation of our Adjusted EBITDA for the six-month periods ended June 30, 2017 and 2016 and years ended December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue, expressed as a percentage.
(3)	We calculate net debt as borrowing less cash and banks less short-term investments. For a calculation of our net debt as of June 30, 2107 and December 31, 2016, 2015 and 2014, see “Selected Consolidated Financial and Other Information.”
(4)	Net debt/Adjusted EBITDA ratio represents net debt as of the end of the applicable period divided by Adjusted EBITDA for the then most recently concluded fiscal year, as applicable. Note that Adjusted EBITDA includes equity in earnings of Yguazú Cementos presented in the line item “share of profit (loss) of associates” in our statement of profit or loss for the six-month period ended June 30, 2016 and for the years ended December 31, 2016, 2015 and 2014 (see note 2.2 to our unaudited consolidated interim financial statements and note 16 to our audited consolidated financial statements), calculated at our equity interest of 35% (prior to obtaining control), whereas net debt includes 100% of the debt from Yguazú Cementos as of June 30, 2017 and December 31, 2016.

The following table shows the breakdown of our total net revenues by segments for each of the financial periods indicated:

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014
	(amounts in millions of Ps.)
Selected financial data
Argentina cement, masonry cement and lime segment	5,035.5	3,665.6	8,314.4	6,701.3	5,014.4
Concrete segment	798.1	459.8	1,044.6	793.7	664.5
Railroad segment	746.5	533.9	1,223.7	919.7	753.0
Aggregates segment	116.8	74.9	189.5	144.7	114.7
Others segment	66.7	38.3	75.6	56.6	48.9
Paraguay cement	528.4	—	—	—	—
Eliminations	(622.8)	(429.3)	(973.4)	(745.0)	(621.4)

Total net revenue	6,669.2	4,343.2	9,874.4	7,871.0	5,974.1

Our History

We were founded in 1926 by Mr. Alfredo Fortabat and began our cement production operations in 1929 in Olavarría, Province of Buenos Aires. In the 1950s, we expanded our production capacity at our Olavarría plant through a new kiln and, in addition, we inaugurated a new plant located in the town of Barker, Province of Buenos Aires. During the 1960s, we continued our expansion, adding to our production a plant in the Province of San Juan and in the 1970s the one of Zapala, in the Province of Neuquén. In the 1980s, we inaugurated a new plant located in El Alto.

In 1992, we acquired Cemento San Martín S.A., an Argentine company that owned a cement producing plant in Sierras Bayas. Also during that year, we diversified our business towards activities complementary to the production of cement. In this sense, we own other complimentary businesses, including Cofesur, which controls Ferrosur Roca S.A., a company that operates the Ferrosur Roca freight railway network under a concession granted by the Argentine government. With this acquisition we optimized the distribution network of our products in the Province of Buenos Aires, connecting plants and accelerating the constant flow of material and customer service. In 1995, we founded Recycomb S.A.U., a company designed to recycle industrial waste for its later use as fuel in cement kilns. Recycomb operates through a modern facility located in Cañuelas, Province of Buenos Aires.

In 1998, we acquired the concrete operations of several producers in the Greater Buenos Aires area and in the city of Rosario. These companies were merged into Loma Negra in 2010. We operate our concrete business under the Lomax brand, and we are the leading concrete company in the Greater Buenos Aires area and Rosario, being specialists in large construction projects as this segment includes a broad product line of specialty concretes.

At the beginning of the 2000s, we finished the construction of L’Amalí, located approximately five kilometers from our Olavarría plant, and LomaSer, located approximately 50 kilometers from the City of Buenos Aires. These two plants are connected through the Ferrosur Roca’s railway, being a complement of each other, aiming to better serve the Greater Buenos Aires area, Argentina’s most important cement consumption market.

In 2005, we became part of the InterCement Group. Since then, we have invested in several projects, which have allowed us to increase production and be more efficient and competitive in a demanding market context. In order to diversify our energy matrix, we invested in alternative fuels (petroleum coal-petcoke), which makes it possible to keep our kilns running throughout the year substituting natural gas.

In 2009, we acquired La Preferida de Olavarría S.A., or La Preferida de Olavarría, a quarry of stone crushing, thereby allowing us to enter into the construction market. In 2015, this company was merged into Loma Negra.

In 2006, the Loma Negra Foundation was created with a vision of community development and toward the self-sustainability of projects through partnerships with several local actors or other public or private institutions. The Loma Negra Foundation primarily invests in projects related to education, capacity-building, entry of young people into the labor market and inclusive productive business.

In 2012, we acquired 35% of Yguazú Cementos’ outstanding shares from Votorantim Cimentos. Additionally, in 2016, we acquired an additional 16% of the company’s outstanding shares from InterCement Brasil, achieving control and 51% of ownership in the Paraguayan cement company.

Our Corporate Structure

The following organizational chart sets forth our simplified corporate structure as of the date of this prospectus:

(1)	Indirect ownership (through Cofesur, in which we have a direct 100% equity ownership interest)

Our Competitive Strengths

We believe the following competitive strengths consistently differentiate us from our competitors and contribute to our continued success:

Market leader in Argentina, uniquely positioned to capture increasing demand for cement

As the leading market player, we believe we are the best positioned company to benefit from the increase in cement consumption in Argentina. We are the leading cement producer in Argentina as measured by our 45.4% market share in cement sales volume for the six months ended June 30, 2017, according to the AFCP. We hold a 49% market share in the Buenos Aires region, a region with the highest concentration of GDP and population in Argentina, and that during the first half of 2017 was the area with greatest local demand and responsible for approximately 42% of the country’s cement consumption.

We believe that our nationwide presence, production and distribution capabilities, our extensive limestone reserves as well as our recognized brand provide us with a competitive advantage to benefit from the expected growth dynamics in our markets in the near and medium term. We also believe that the relatively low cement consumption per capita in Argentina compared to other countries, the housing deficit, the positive macroeconomic outlook and the announced infrastructure investment plans will translate into growth opportunities in the construction sector driving incremental demand for cement, masonry cement, concrete, lime, aggregates and other building materials.

Our favorable market position in Argentina and critical scale represent a significant barrier to entry for new cement players. As production capacity continues to exceed depressed demand in other parts of the world, we may in the future face the possibility of competition from the entry into our market of imported clinker or cement. However, we believe that cement companies in Argentina are relatively protected from imports since imported raw materials will incur significant incremental costs. Inland logistics to transport clinker and/or cement also present difficulties for our competitors. In addition, our limestone reserves are strategically located close to key markets and any new entrant would find it difficult to secure the sourcing of raw material in our main markets.

We are also the second largest cement producer in Paraguay as measured by our estimated market share of approximately 46% of total sales volumes in Paraguay for the six months ended June 30, 2017. We believe that, from a lower base, the Paraguayan market will benefit from similar trends with potentially higher economic growth than in Argentina and that we are well positioned to take advantage of this growth opportunity as the largest privately owned cement producer in Paraguay, with the ability to serve the country’s key markets.

Unmatched brand recognition and long-term relationships with customers

We have consistently provided our customers with high-quality and value-added products and services since 1926. Throughout the years, we believe that we have developed superior brand recognition and a reputation for producing reliable and high-quality cement and concrete products.

We offer our customers a broad range of high-quality cement products and a diversified portfolio of heavy-building materials aimed at meeting their cement needs. We are the sole Argentine cement company with pan national coverage, as evidenced by our facilities located throughout the country. We believe that our cement can competitively reach areas covering the vast majority of the Argentine population. Our distribution system is aimed at providing the broadest product range in Argentina’s most important cement markets, particularly in the Greater Buenos Aires metropolitan area.

Loma Negra is our principal brand under which we sell branded bagged cement. As a result of being one of Argentina’s cement pioneers and because of our superior mix of quality, consistency and broad product offering, we believe that we are one of Argentina’s preferred choice of cement and that our clients view Loma Negra as synonymous with “cement.” The same applies to Lomax, our concrete brand. In Paraguay we sell cement through the Yguazú Cementos brand.

In 2015, we were awarded the Premio Prestigio for the third consecutive year. This prize is awarded by the Argentine market research firm Centro de Estudios de Opinión Pública, or CEOP, to the Argentine company with the most recognizable brand in its sector. We undertake several marketing initiatives in Argentina and Paraguay that are focused on enhancing brand awareness, such as our new brand image campaign, the upgrades to the look and feel of our customers’ distribution centers and the launch of sports’ sponsorship events, reinforcing our position as the most recognized cement brand in Argentina. We are renowned for product quality, receiving top rankings in the Reporte Inmobiliario, an Argentine real estate and construction publication.

We sell our products to wholesale distributors, concrete producers as well as industrial customers. Over the years, we have thoughtfully built a network of small- and medium-sized distributors throughout Argentina, on which we rely for almost two thirds of our sales, and which we cultivate through a wide range of client relationship programs, such as training and technical assistance, aimed at improving loyalty and customer service quality. We believe that we have forged, over a long period of time, a strong client relationship based on prioritizing service and product quality.

In addition, we participate in the concrete market under our Lomax brand name and we also sell granitic aggregates through our plant La Preferida in Olavarría. We have entered into long-term exclusivity agreements with groups of local concrete producers and we also use our own concrete plants as a captive distribution channel for our cement business.

Strategically located cement facilities and limestone quarries with an extensive logistics and distribution network

We are the sole cement company with nationwide production and distribution capabilities in Argentina. Our operations are vertically integrated, allowing us to capture a greater portion of the cement value chain and eliminate dependence on third parties during our production and distribution processes. We source our own limestone, fully own our cement and concrete plants, and operate an extensive and highly efficient logistics and distribution network, including a railway concession in Argentina. We believe that the strategic location of most of our facilities allows us to be in close proximity to our customers, our limestone quarries, energy supply sources (such as natural gas pipelines), and other suppliers, thus enhancing time to market, increasing operating efficiencies and reducing operating costs.

Our L’Amalí plant, located in the Province of Buenos Aires and connected to the Ferrosur Roca freight railway, has an annual installed production capacity of approximately 1.8 million tons of clinker and approximately 2.2 million tons of cement and complies with the highest standards of cement production technology and applicable environmental requirements. The plant, which became operational in August 2001, uses natural gas and solid fuels, together with alternative fuels from Recycomb. The L’Amalí plant produces cement in bulk. It also produces base cement that is used by LomaSer as a raw material for its cement production and clinker that is used by our other cement plants.

We own extensive limestone quarries that are strategically located adjacent, or in close proximity, to our integrated plants, reducing the need to transport limestone over large distances and decreasing our operating costs. We estimate that as of December 31, 2016, our quarries contain approximately 418 million tons of proven limestone reserves and approximately 435 million tons of probable limestone reserves, based on estimates that assume certain factors that are beyond our control. From the open-pit quarries we operate we can extract limestone efficiently, due to the general proximity of our limestone reserves to the surface and the overall high quality of the limestone in the mines. We believe our strategically located limestone quarries and reserves represent a significant competitive advantage relative to our competitors and potential new market entrants, whom we expect would face difficulties when it comes to not only securing new commercially viable limestone reserves, but also the licenses and permits that would be necessary to operate these quarries.

Our LomaSer plant, a blending, distribution and logistics facility located in the Province of Buenos Aires, provides us with a unique ability to rapidly and efficiently supply our complete range of cement products to the Greater Buenos Aires metropolitan area, Argentina’s primary cement consumption market. LomaSer also enables us to rebalance and optimize the utilization rates of our other plants in the region, receiving base cement filler and slag from the L’Amalí, Barker and Ramallo plants, storing these materials in a multi-cell silo, and then feeding a mixer with an annual installed cement production capacity of approximately 2.2 million tons.

Our freight railway network, with approximately 3,100 km of railroads in four provinces of Argentina, links five of our production facilities (Olavarría, Barker, Ramallo, Zapala and L’Amalí) with our LomaSer, Solá and Bullrich distribution centers that are located near major consumption centers, such as the Greater Buenos Aires metropolitan area, and also with harbors and the shale gas field of Vaca Muerta. We believe that the connection of our plants and distribution centers located close to the major cement consumption centers allows us to significantly reduce freight cost, optimize time to market and further improve our competitive position. Our Ferrosur Roca concession expires in 2023 and could be extended by the Argentine government for an additional term of 10 years; however, the Argentine federal government may issue changes to the current regulatory framework which could affect the terms of our concession. Rail transportation can be a more cost-effective, efficient and environmentally friendly method of transport compared to transportation by truck, as it lowers fuel consumption, helps to reduce traffic on roads (one train equals 75 trucks) and emits less CO2 (a train emits almost 80% less CO2 than a truck).

Industry leading technical expertise and constant focus on operational efficiency and cost management

We have developed significant technical expertise and best operating practice through our long-standing track record in the cement sector and our integration into the InterCement Group. We have historically aimed to reduce our operating costs and enhance our operating standards, thereby improving our profitability and key performance indicators in all of our operations, such as addition coefficient, power and heat consumption and kiln and mill efficiency. We have implemented several programs in order to achieve these results, including the use of the InterCement Management System, or IMS, our Performance Programs, and the increased use of co-processing.

InterCement Management System. We benefit from our integration into the InterCement Group, one of the largest cement companies in the world, with presence in 8 countries, 40 cement production facilities and more than 47 million tons of annual installed cement production capacity, as of December 31, 2016. As part of the benefits from being part of the InterCement Group, we use the IMS management model, which helps us improve results at both strategic and operational levels across all of our business units. Under the IMS model, we endeavor to increase sales, reduce costs, provide innovative solutions, improve processes, and monitor goals.

Performance Programs. We believe that our operations are very efficient, as compared with other companies using similar technology. We have developed performance operational programs, or Performance Programs, focused on generating consistent operating cost reduction practices, ability to respond in a timely manner to market changes and high operating standards, which have driven our ability to maintain our profitability levels even under challenging market conditions. These efforts have allowed us to improve some of our key performance indicators in a sustainable way, for instance by increasing the efficiency of our kilns and mills, reducing our clinker ratio from 72.1% to 69.8% and decreasing our thermal power consumption from 640 kcal/kg to 617 kcal/kg, both between 2014 and 2016. Additionally, the large scale of our operations provides us with competitive advantages, notably cost-efficiencies and integrated logistics.

Our engineering team has developed extensive expertise in the technology related to cement production, the construction of state-of-the-art cement facilities and the management and improvement of cement production processes. Over the past years, we have upgraded certain of our primary production plants, which have allowed us not only to improve our performance, but also to reduce our operating costs and expand our product line. This expertise has also contributed to our delivery of operating results that we believe are above industry averages, by allowing us to deploy fewer resources on maintenance while increasing the reliability and availability of our facilities. We also entered into a license agreement with the InterCement Group on an arms’ length basis for the transfer of technology and technical know-how in order to implement efficiencies in our operational structure, such as production capacity expansions, reduction of fuel consumption and other product and service improvements.

We believe that our approach to thermal and electrical energy management also distinguishes our operations. Given the energy-intensive nature of our industry, the efficient consumption of energy is an important competitive advantage. We try to maximize the efficiency and flexibility of our operations by employing several energy sources in our production processes that may be used interchangeably, depending on price levels and adequacy of supply, such as natural gas and petcoke. In addition to using the energy-efficient dry production process in all of our cement facilities, we have programs in place to reduce the consumption and cost of fuel in the plants in which we operate. In 2016, we signed a 20-year contract with Genneia S.A. to enhance the use of green energy in a cost-efficient manner and ensure compliance with the obligation to use renewable energy sources for industrial users commencing in 2018, in compliance with the obligations imposed by Laws Nos. 26,190 and 27,191, and related regulations.

Co-Processing. Most of our facilities are designed to use multiple sources of thermal energy and we are focused on increasing alternative energy sources in order to maximize operational efficiency and reinforce our commitment to sustainability. We consume substantial amounts of energy in our cement production processes and currently rely on third-party suppliers for a significant portion of our total energy needs. We are increasingly using co-processing in our operations, which utilizes agricultural, urban and industrial waste as a source of energy in substitution of fossil fuels and raw materials.

Corporate culture oriented towards operational excellence and superior results

We have consistently delivered net revenue and Adjusted EBITDA growth since 2005 and expect this trend to accelerate in the coming years. We believe we have been one of the most profitable cement companies in Argentina and Paraguay in the past three years, as measured by our EBITDA margin. Our healthy cash flow generation has supported our disciplined investments in growth and sustainable initiatives.

Argentina. Since we became part of the InterCement Group in 2005 through December 31, 2016, our cement sales volume in Argentina has grown by 52%, from 3.3 million tons in 2005 to 5.0 million tons in 2016, resulting in a compounded annual growth rate of 3.5%, while maintaining attractive margins and cash flow generation. We achieved this result over a period that included years of adverse macroeconomic conditions. We believe our business has great operating leverage and will outperform other businesses during the expected recovery of the Argentine economy.

Paraguay. Our execution and management capabilities, together with our systematic investments jointly drove a significant ramp-up of our operations in Paraguay, leading to a compounded annual growth rate for cement sales volume in Paraguay of 24% from 2011, when we began the construction of our Yguazú cement plant, through 2016. We believe our experience in Paraguay shows our ability to identify market opportunities, build new cement production facilities and make them fully operational and profitable in a short period of time.

Highly experienced and professional management team with a successful track record of value creation

Our management team, with an average of more than 20 years of experience in the cement industry in Argentina and Paraguay, has technical and local market expertise that has contributed to our growth over the past few years. We believe we have developed a strong professional business culture and a team of highly qualified executives. We also have a well-regarded and experienced board of directors, which includes independent directors.

Our controlling shareholder, the InterCement Group, has a deep knowledge of the cement industry resulting from its global leading position and is deeply committed to its investments in Argentina and Paraguay. We believe that InterCement Group’s sponsorship gives us a competitive advantage, due to its continuing support and sharing of its global know-how.

We are committed to sustainable development of our business and the quality of life of the communities in the regions where we operate. We believe that our corporate sustainability policy aims to provide long-term value to our shareholders, while also taking into account the economic, social and environmental dimensions of our business.

Our Strategy

Our goal is to capture the unique growth opportunity resulting from the expected Argentine economic recovery and continue benefiting from the growth path in Paraguay, while further enhancing efficiencies and our profitability. The key elements of our business are outlined below:

Leverage our market position to capture the expected increase in demand for cement in Argentina

We intend to take advantage of our differentiated market position in Argentina and further improve our market position to consistently capture the increasing cement demand anticipated as a consequence of the expected recovery of the Argentine economy. In effect, as the leader in the Greater Buenos Aires region, we are participating in most of the major construction and infrastructure public projects that have commenced in 2017 in the Province of Buenos Aires, supplying their respective cement and concrete needs. We expect to continue to pursue organic growth on the basis of our value proposition to customers and recent investments in maintenance and new facilities. In 2016, our utilization rate stood at 59.8%, assuming our nominal capacity, or 88.1%, assuming that our grinding capacities take into account operational limitations (operational shifts, extraordinary equipment repairs, mix of grinding products) and demand constraints (seasonality of markets). Thus, we believe we have cement production capacity to meet expected incremental demand in the following years.

Our expectations with respect to the recovery of the Argentine economy depend on numerous factors that are beyond our control, such as, political and economic instability, inflation and fluctuation in the value of the Peso, among others. Though we have started to see strong improvements in expectations and key macroeconomic indicators, we cannot accurately foresee the evolution of these variables.

Continue to invest into the expansion and further modernization of our production capacity

We are increasing the annual installed capacity of our L’Amalí plant from 2.2 million tons to 4.9 million tons by the beginning of 2020. We expect that this expansion will allow us to meet the anticipated increase in cement demand in the upcoming years in Argentina, while we also expect this project to further streamline operations at L’Amalí, thereby reducing operating costs. In addition, this new line will utilize the same current quarry as our L’Amalí plant.

While we are confident on our and our suppliers’ construction capabilities, our ability to successfully complete the expansion project on schedule is subject to engineering, construction, and regulatory risks. Our L’Amalí plant is strategically located in the Province of Buenos Aires, close to our largest limestone reserves, and is connected to the Ferrosur Roca freight railway. We believe this expansion will allow us to better serve a region of Argentina that was responsible for approximately 42% of the country’s cement consumption during the first half of 2017, according to AFCP. Once the expansion is completed, we estimate that L’Amalí will be the largest and most efficient cement plant in Argentina and one of the largest in Latin America based on installed capacity.

We constantly evaluate our production and distribution costs and develop new cost-reduction strategies, including shifting production between facilities that have different production costs in order to optimize production levels as a result of eventual changes in demand.

Furthermore, we are continuously analyzing additional modernization and expansion projects. Some of the projects we have analyzed include a kiln expansion at the Catamarca plant; a brownfield in Barker, Province of Buenos Aires; a second line in Paraguay; a new plant in the Province of San Juan; and the installation of a new mill in Ramallo, Province of Buenos Aires. Our management has spent considerable time evaluating these investment projects. If and when executed, these investment projects could further increase our production capacity within two to three years after we begin their implementation, which we believe would allow us to meet incremental demand, supply growing markets more efficiently, if needed, and further improve our profitability.

Our business strategy to continue to expand our cement production capacity and distribution network will require capital investments, which we may finance through our own generated free cash flow or additional financing. The successful implementation of our business strategy may depend on access to capital on terms that are acceptable to us.

Continue to drive commercial strategy around enhancing our commercial relationships, distribution network, brand as well as price positioning

We attempt to continue to use our distribution and logistics network to improve service and prompt delivery to our customers, ultimately strengthening our relationships with end-users of our products.

We continuously seek to enhance and consolidate the strength of our brand in the markets where we operate. For example, we have developed a wide range of client relationship programs aimed at improving loyalty, including training programs designed for top-level managers and owners of our principal clients and technical assistance support to our clients, which include technical visits, workshops, seminars and other client interactions.

Our pricing strategy follows local supply and demand dynamics and we expect the Argentine market to move into a supply deficit situation over the next decade. However, demand for our cement products depends, in large part, on construction levels and infrastructure developments, which are in turn highly correlated to prevailing economic conditions in the country.

Since our inception, we have developed and expanded our product portfolio, tailoring different mixtures and product lines for a wide variety of uses and client needs. We provide our clients with customized construction solutions with superior quality, reliability and uniform performance. We believe that, by educating retailers and end-consumers on our products’ attributes, we have been successful in building demand and realizing higher margins for our differentiated product offering.

Continue to improve operational efficiency, enhance the use of alternative energy sources and remain at the forefront of competitiveness and innovation

Our modernization efforts are designed to improve key performance indicators, such as kiln efficiency, mill reliability, clinker factor, energy use, utilization of alternative fuels and, ultimately, our emission levels. As an example, we have a number of projects in place to continue reducing our clinker to cement ratio, which is mainly achieved by substituting clinker with other materials such as slag or pozzolana, and results in higher product yield in a more environmental responsible manner with a lower cost of production. Similarly, in our concrete segment we have also developed the use of high performance products, allowing us to reduce the environmental impact of our products.

We have expanded the use of co-processing in our operations and we intend to use co-processing as our main alternative energy source. Co-processing utilizes agricultural, urban and industrial waste as a source of energy. The replacement of fossil fuels and raw materials with waste provides us with a dual advantage: (1) it allows us to replace non-renewable natural resources in our production process at a reduced cost; and (2) it presents a recognized benefit by disposing of waste that otherwise would have been deemed to be harmful and of environmental concern. We have implemented the highest industry standards and technology in developing our co-processing operations to ensure safety and efficiency. We co-processed 77,570 tons of waste in 2016, preserving more than 15,750 tons of natural resources and attaining a thermal substitution rate of 3.7%. We co-processed 28,300 tons of waste during the six-month period ended June 30, 2017, preserving more than 6,400 tons of natural resources and attaining a thermal substitution rate of 2.9%, and we expect to achieve a thermal substitution rate of 4.5% by the end of 2017. Such initiative should reduce the cost of using coal, petcoke, gas and other fuels and will act as a natural hedge against fossil fuel price volatility. We expect co-processing to incrementally have a direct effect on costs and margins, enabling us to expand further our profitability indexes.

Our growing use of co-processing as a substitute for fossil fuels, together with our incremental use of green energy, are expected to further reduce our thermal energy and electricity costs, which together comprise the main drivers of our cost structure, contributing 25.3% of our total cost of sales for the six-month period ended June 30, 2017 and 26.6%, 24.9% and 25.9% in 2016, 2015 and 2014, respectively.

Furthermore, we plan to continue investing in innovation and sustainable development in order to strengthen our commitment to the environment and position ourselves to comply with future environmental regulations.

In addition, we believe that the ongoing economic recovery in Argentina could provide opportunities to further reduce costs. For example, electricity costs shall be reduced if new power generators come online or if new natural gas producers enter the market.

Our Products

We offer our customers a broad range of high-quality cement products and a diversified product portfolio aimed at meeting all of their cement needs. Since our inception, we have developed and expanded our product range, tailoring different mixtures and product lines for a wide variety of uses and client needs. We currently produce cement (compound cement, cement with calcareous filler, pozzolana cement, as well as other specialty type cements), masonry cement, lime and concrete. In 2016, cement represented approximately 85% of our shipments.

In Argentina, we sell our products under the Loma Negra trademark, which we believe is the most well-known cement brand in Argentina, and which we believe is synonymous with “cement” in the country. We believe that our brand recognition is important, given that bagged cement represents a significant part of the cement sold in Argentina. We sell our products in bulk and in bags, with bagged cement representing approximately 63% of our sales in 2016.

As a result of the infrastructure investment plan announced by the Argentine government, the proportion of bulk sales has increased during the first semester of 2017. We believe this trend will continue for the next few years and we have a specific portfolio of products to attend the expected increase in bulk sales. Depending on our clients’ needs, we can offer an integrated solution (cement or concrete facility, technical and operational expertise) to clients purchasing in bulk.

Cement

Through our brand name and our San Martín brand, a well-known brand for Portland cement and compound cement, we produce 8 different types of cement in bags and 11 types of cement in bulk. Our cement products meet all requirements and quality standards as outlined in the following Standard Specifications of the Instituto Argentino de Normalización y Certificación, or the IRAM Institute: IRAM-50000:2010 and IRAM-50001:2000. These specifications were constructed based upon the European Cement Standards. The IRAM Institute is a member of the International Standard Organization, or the ISO.

Masonry Cement

As part of our continued diversification of our product line, we entered the masonry cement market in 1973. Our masonry cement brand Plasticor is well-known in Argentina. In the masonry cement market we believe we are market leaders, in a market of approximately 1 million tons, followed by Hidralit of Cementos Avellaneda S.A., in a market that represents approximately 1 million tons per year.

Lime

Through our Cacique brand, we produce two different types of lime: (1) hydraulics, under the brands Cacique Plus and Cacique Max; and (2) industrial, under our brand Loma Negra Plus. These products are generally used for generic masonry, underpinning, interior and exterior plaster, interior and exterior subfloors and soil stabilization. The mixing process includes, cement, sand and lime.

The oldest and most traditional use of lime has been in mortar and plaster, because of its superior plasticity and workability. There are other applications of lime in construction. The dominant construction-related use of lime is soil stabilization for roads, building foundations and earthen dams. Lime is added to low quality soils to produce a usable base and sub base. Hydrated lime has long been acknowledged to be a superior anti-stripping addition for asphalt pavements. It also helps resist rutting and fracture growth at low temperatures, reduce age hardening and improve the moisture resistance and durability.

Concrete and Aggregates

We participate in the concrete market under our Lomax brand offering different types of concrete. We also sell granitic aggregates through our plant La Preferida in Olavarría, which is responsible for approximately 70% of the aggregates consumed by Lomax in their concrete production operations.

Lomax offers a highly recognized set of solutions to our clients, including quality control, in-place facilities and logistics solutions, among other features, which can be customized to our customer’s needs. Lomax concentrates its operations on the segments in which it can assert its differential attributes: focus on quality, operational and logistic capacity and development of customized solutions.

Production Process

Cement Production

We produce cement in a closely controlled chemical process. All our plants use the dry cement production process, incorporating state of the art technology. Below we set forth the standard phases of the cement production process, which consists of the following main stages: extraction and transportation of limestone from the quarry; grinding and homogenization to make the raw meal of consistent quality; clinkerization; cement grinding; storage in silos; and packaging, loading and distribution.

1. Mining

The extraction process of the principal raw materials (limestone and clay). Naturally occurring calcareous deposits such as limestone, marl or chalk provide calcium carbonate and are extracted from quarries, often located close to the cement plant. In the pre-operational phase, the extraction process begins with mining research and probing to identify the quality and quantity of limestone ore. Once economic feasibility is established, we begin planning the mining work to define final digging configuration as well as the size of the fleet of vehicles and equipment needed for the operation. In the operational phase, the blocs are marked and the holes are made by punch presses. The holes are then loaded with explosives and detonated to obtain fragmented material, which is then transported to the crushing system to reduce the granulation level. Clay extraction does not normally require explosives.

2. Transportation

Limestone is loaded by large blades on dump trucks, and carried to the crushing plant.

3. Primary crushing

The primary crusher converts the rocks into small stones.

4. Pre-homogenization of the limestone and clay

Approximately 90% of the limestone is stored in a park, where the first homogenization of the chemical composition of the stone is achieved. At the crusher, the limestone rocks are reduced to fragments measuring approximately 10 centimeters. This crushed limestone is then transported to the cement plant by truck or conveyor belt. Clay is also transported by truck to the plants. At the clinker plant, crushed limestone is blended by reducing the variations in chemical properties in order to obtain a homogenized mixture of limestone and clay.

5. Grinding and homogenization (“raw meal” production)

The crushed pieces are then milled together to produce a powder called “raw meal.” Subsequently, the raw meal is sent to a blending silo and then to a storage silo from where it is fed into the pre-heater.

6. Burning of raw meal to produce clinker (“clinkerization”)

A pre-heater is a series of vertical cyclones through which the raw meal is passed. In these cyclones, thermal energy is recovered from the hot flue gases and the raw meal is preheated before it enters the kiln, so the necessary chemical reactions occur faster and more efficiently. Calcination is the decomposition of limestone to lime. Part of the reaction takes place in the “pre-calciner” and part in the kiln. Here, the chemical decomposition of limestone typically emits 65% of total emissions. The pre-calcined meal then enters the kiln. Fuel is fired directly into the kiln to reach temperatures of up to 1,450 degrees Celsius. The intense heat causes chemical and physical reactions that partially melt the meal to form a mixture of calcium silicates and other silicates, which is called “clinker.”

7. Cooling and final milling of clinker to produce cement

From the kiln, the hot clinker falls onto a grate cooler where it is cooled to a temperature of approximately 200 degrees Celsius by incoming combustion air. A typical cement plant will have clinker storage between clinker production and grinding. Traditionally, ball mills have been used for grinding, although more efficient technologies like roller presses and vertical mills are used in many modern plants today. In this form, cement reacts as a binding agent that, when mixed with water, sand, stone and other aggregates, is transformed into concrete or mortar.

8. Storing in the cement silo

The final product is homogenized and stored in cement silos and dispatched from there to either a packing station (for bagged cement) or to a silo truck. Most of our product is sold in paper bags, which are generated through an industry standard automatic bagging process.

9. Cement dispatch

Cement is dispatched in bulk or in paper bags sacked on pallets.

The chart below illustrates the different phases of our cement production process, as numbered above:

To ensure an efficient production process, our plants use monitoring and control tools, including: (1) automated controls using specialized software for the operation and monitoring of the cement production process; (2) measuring and testing equipment that offer metrological reliability; and (3) SAP system support for management of production planning and maintenance.

Concrete Production

Concrete is produced either in concrete plants and transported directly to construction sites as concrete in trucks or produced at the construction sites. In the concrete industry, it is crucial to have a close network of concrete plants to meet customers’ delivery needs.

The Concrete production process is a question of minutes. Cement mixed with water enters the hydrate phase. After a short period, a chemical reaction hardens the concrete into a permanent form of artificial stone. Tensile strength, resistance to pressure, durability, setting times, ease of placing, and workability under various weather and construction conditions characterize this building material.

Lime Production

1. Mining, crushing and homogenization of the limestone

The extraction process of the principal raw material: limestone. See “—Cement Production.”

2. Burning of limestone to produce quicklime (“calcination”)

The limestone then enters the kiln. Fuel is fired directly into the kiln to reach temperatures of up to 1,150 degrees Celsius. The intense heat causes physical reactions that partially transform limestone into quicklime.

While there are multiple kiln types in use, we have a rotary kiln in our plants. A rotary kiln consists of a rotating cylinder that sits horizontal. Limestone is fed into the upper or “back end” of the kiln, while fuel and combustion air are fired into the lower or “front end” of the kiln. Limestone is heated as it moves down the kiln toward the lower end. As the preheated limestone moves through the kiln, it is “calcined” into lime to reach temperatures of up to 1,200 Celsius degrees. The lime is discharged from the kiln into a cooler where it is used to preheat the combustion air. Lime can either be sold as is or crushed to make hydrated lime.

3. Cooling and storing of quicklime

From the kiln, the hot lime falls onto a grate cooler where it is cooled to a temperature of approximately 200 degrees Celsius by incoming combustion air. A typical lime plant will have clinker storage between quicklime production and hydration and classification plant.

4. Hydration and classification plant to produce hydrated lime

Quicklime can be processed into hydrated lime by crushing the quicklime, adding water to the crushed lime (water accounts for approximately 1% of raw hydrate), and then classifying the hydrated lime to ensure it meets customer specifications before it is transported.

5. Storing in the lime silo and dispatch

The final product is homogenized and stored in lime silos and dispatched from there to either a packing station (for bagged hydrated lime) or to a silo truck. Most of our product is sold in paper bags, which are generated through an industry standard automatic bagging process.

Masonry Cement Production

The production of masonry cement is similar to the cement production, see “—Cement Production.” However, the blending and final milling of the clinker processes vary in the production of masonry cement.

1. Blending

Masonry cement consists of a mixture of clinker, gypsum and plasticizing materials (such as limestone), together with other additions introduced to enhance one or more properties of the cement, such as: setting time, workability, water retention, and durability. We prepared our additions for masonry cement at our Olavarría plant.

2. Final milling of clinker to produce masonry cement

Ball mills are used for grinding. In this form, masonry cement is designed to be mixed with sand and water to produce a masonry mortar. Masonry mortar is specially formulated and manufactured for use in brick, block, and stone masonry construction. Masonry cements are also used to produce stucco.

3. Storing in the cement silos

The final product is homogenized and stored in cement silos and dispatched from there to either a packing station (for bagged masonry cement) or to a silo truck. Most of our product is sold in paper bags, which are generated through an industry standard automatic bagging process.

Our Production Facilities

As of June 30, 2017, we owned nine cement manufacturing plants in Argentina: Barker, Catamarca, L’Amalí, LomaSer, Olavarría, Ramallo, San Juan, Sierras Bayas and Zapala, seven concrete plants under the Lomax brand, one granitic aggregates plant and one cement plant in Paraguay, Yguazú Cementos.

The following table sets forth information regarding our production facilities in Argentina and Paraguay, as of June 30, 2017:

Production Facility	Type of Plant	Location	Commissioning Year
Argentina:
North:
Resistencia	Warehouse
Center-east:
Barker	Cement	Benito Juárez	1956
L’Amalí	Cement		2001
LomaSer	Blending/Distribution	Cañuelas	2000
Olavarría	Cement		1929
Ramallo	Grinding Mill	Ramallo	1998
Sierras Bayas	Grinding Mill	Olavarría	1919
Paraná	Warehouse
Center-west:
Zapala	Cement	Zapala	1970
North-west:
San Juan	Cement	San Juan	1963
North:
Catamarca	Cement	El Alto	1980
Concrete plants under the Lomax brand:
San Lorenzo	Concrete	Rosario	2016
Uriburu	Concrete	Rosario	2010
Don Torcuato	Concrete	Greater Buenos Aires area	1998
Campana	Concrete	Campana	2015
Sola	Concrete	City of Buenos Aires	1998
Lavallol	Concrete	Greater Buenos Aires area	1998
Haedo	Concrete	Greater Buenos Aires area	2012
Techint	Concrete	City of Buenos Aires	2014
Timbues	Concrete	Santa Fe area	2016
Darsena F	Concrete	City of Buenos Aires	2017
Maldonado	Concrete	City of Buenos Aires	2017
Aggregates plant:
La Preferida	Aggregates	Olavarría	2004

The map below presents the location of our facilities in Argentina and Paraguay:

Barker

The Barker plant began operations in 1956 and is located in the City of Benito Juárez, Province of Buenos Aires. The Barker plant currently has total annual cement production capacity of approximately 1.3 million, using one dry-process kiln. The Barker plant produces cement and also produces filler, which is used for cement mixing by LomaSer.

Catamarca

The plant of Catamarca began operations in 1980 and is located in the City of El Alto, Province of Catamarca. The Catamarca plant, which uses a dry-process kiln, has annual installed production capacity of 2.18 million tons. This plant has modern automation technology and is equipped with pre-heating equipment. It also features automated quality control systems, which enhance the reliability of its finished products.

The Catamarca plant produces cement, as well as masonry cement. It serves the Province of Catamarca and certain neighboring provinces and regions.

L’Amalí

The L’Amalí plant is located approximately five kilometers from our Olavarría plant, Province of Buenos Aires, where our largest limestone reserves are located, and is connected to the Ferrosur Roca freight railway. This plant, which became operational in August 2001, has an annual installed production capacity of approximately 1.9 million tons of clinker and approximately 2.2 million tons of cement and complies with the highest standards of cement production technology and applicable environmental requirements. The plant uses natural gas and solid fuels, together with alternative fuels from Recycomb. See “—Investments” for more information regarding the planned expansion of the L’Amalí plant.

The L’Amalí plant has mobile equipment to extract and crush limestone mined from a quarry located nearby. The quarry is linked to the plant by a conveyor belt transporting system. The L’Amalí plant has a vertical mill to grind limestone and other raw materials, with an hourly capacity of approximately 493 tons, a single kiln to produce clinker with a daily capacity of approximately 5,960 tons and cement production, storage and bulk loading capabilities.

The L’Amalí plant produces cement in bulk. It also produces base cement that is used by LomaSer as a raw material for its cement production and clinker that is used by our other cement plants.

LomaSer

LomaSer started operations in 2000 and it is located in the City of Vicente Casares, Province of Buenos Aires. LomaSer is our blending, distribution and logistics center and includes a cement mixing plant and distribution and logistics center. It is located approximately 50 kilometers from the City of Buenos Aires and is connected to our plants in the Province of Buenos Aires through the Ferrosur Roca freight railway. LomaSer’s proximity to Argentina’s principal cement market helps us to quickly respond to client needs, providing superior and reliable delivery services at competitive costs. It also allows customers to maximize fleet performance and minimize cement stock requirements.

LomaSer receives base cement filler and slag from the L’Amalí, Barker and Ramallo plants, respectively. These materials are stored in a multi-cell silo, which has a total capacity of 30,000 tons. The silo feeds a mixer, which has an annual installed cement production capacity of approximately 2.2 million tons.

The map below presents the location and connections among our facilities with LomaSer in the Greater Buenos Aires area, as well as the Ferrosur Roca freight railway network, which we use to ship our products and raw materials, as it is connected directly to six of our plants. Ferrosur Roca also connects LomaSer with harbors and the shale oil and gas field of Vaca Muerta.

(1)	Railway segment we actively use.

LomaSer has a flexible production facility that allows production to be switched rapidly between one type of cement to another. The ability to separate grinding and blending according to each additions’ characteristic enables us to produce superior quality cement while optimizing the usage of additions.

LomaSer operates over 35% of our total cement dispatches in Argentina. It ships cement in bags or in bulk depending on its customers’ needs.

Olavarría

The Olavarría plant began operations in 1929 and it is located in the City of Olavarría, Province of Buenos Aires. The plant currently has two active dry-process kilns with a kiln production capacity of approximately 0.4 million tons of lime, and a second kiln with an installed capacity of 1.0 million tons of annual production capacity of clinker and 1.62 million tons of annual production capacity of cement. In addition, the Olavarría plant has annual capacity to ship approximately 0.4 million tons of types of lime.

The Olavarría plant produces cement, as well as masonry cement and lime. It principally serves the Buenos Aires region.

Ramallo

The Ramallo plant was inaugurated in 1998 and it is located in the City of Ramallo, Province of Buenos Aires. Ramallo produces cement and also mills slag that is used by LomaSer. This plant has annual cement installed production capacity of 0.48 million tons. We acquire slag from Siderar S.A.I.C., Argentina’s largest steel company, which is located near this plant.

The Ramallo plant serves the northern portion of the Province of Buenos Aires and the Province of Santa Fe.

San Juan

The San Juan plant began operations in 1963 and it is located in the City of Rivadavia, Province of San Juan. It has an annual installed production capacity of clinker of 0.13 million tons and uses a dry-process kiln and 0.25 million tons of annual production capacity of cement. In 1993, a new facility was added to this plant to enable it to store and process coal, enabling it to operate either using natural gas or a combination of natural gas, fuel oil and coal, together with liquid alternative fuels. The San Juan plant produces cement and it serves the Province of San Juan and certain neighboring provinces.

Sierras Bayas

We acquired the Sierra Bayas plant, which is located in the City of Sierras Bayas, Province of Buenos Aires, in 1992 as part of the Cemento San Martín acquisition. This plant has annual cement production capacity of 0.66 million tons.

This plant receives the clinker that it uses for cement production from the L’Amalí and Olavarría plants. This plant serves the same areas supplied by the Olavarría plant.

Zapala

The Zapala plant began operations in 1970 and it is located in Zapala, Province of Neuquén. This plant has a dry-process kiln, with annual cement installed production capacity of 0.39 million tons and annual clinker installed production capacity of approximately 0.23 million tons. This plant is equipped with energy-efficient wheel-type roller grinding equipment used to grind the clinker before it enters the production process.

The Zapala plant produces cement. It serves the provinces of Neuquén and Río Negro and exports less than 1% of its cement products to Southern Chile.

La Preferida

In 2009, we commenced operations in the aggregates market in Argentina with our acquisition of La Preferida de Olavarría, which is located in the City of Olavarría, Province of Buenos Aires. This plant has annual aggregates production capacity of 1.2 million tons.

We sell granitic aggregates through La Preferida de Olavarría, which is responsible for approximately 70% of the aggregates consumed by Lomax in their concrete production operations.

Yguazú Cementos

On December 22, 2016, we acquired control of Yguazú Cementos in Paraguay, which commenced operations in 2003. Through Yguazú Cementos we operate one integrated grinding facility in the city of Villa

Hayes, located approximately 30 kilometers from Asunción, with a total annual installed cement production capacity of 0.81 million tons, sales volume of 0.50 million tons and 116 employees in 2016. This plant was inaugurated in 2014. We had a market share of approximately 46% as of June 30, 2017 in terms of cement volume sold in Paraguay, positioning us as the second largest cement company in Paraguay, based on internal estimates.

Capacity and Volumes

In 2016, our sales volume reached 6.4 million tons of cement, masonry and lime, and during the six-month period ended June 30, 2017, it reached 3.2 million tons. We had a cement installed capacity of 9.9 million tons annually (including Yguazú Cementos’ sales volume and installed cement capacity), a concrete installed capacity of 0.8 million m3, an aggregates installed capacity of 1.2 million tons annually and a lime installed capacity of 0.4 million tons annually. Annual installed capacity is based on a 365-day production per annum.

The following table sets forth certain data related to our operations in Argentina and Paraguay for the periods indicated.

	As of and for the Six-Month Period Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016(1)	2015	2014
Operating data (million tons annually):(2)
Installed cement capacity
Argentina	9.1	9.1	9.1	9.1	9.1
Paraguay	0.8	—	0.8	—	—

Total installed cement capacity	9.9	9.1	9.9	9.1	9.1
Installed clinker capacity
Argentina	5.2	5.2	5.2	5.2	5.2
Paraguay	0.3	—	0.3	—	—

Total installed clinker capacity	5.5	5.2	5.5	5.2	5.2
Installed concrete capacity in Argentina (in m3)	0.8	0.8	0.8	0.8	0.8
Installed aggregates capacity in Argentina	1.2	1.2	1.2	1.2	1.2
Installed lime capacity in Argentina	0.4	0.4	0.4	0.4	0.4
Production volume (millions of tons):
Cement, masonry and lime
Argentina	2.9	2.8	5.9	6.6	6.0
Paraguay	0.3	—	0.5	—	—

Cement, masonry and lime total	3.2	2.8	6.4	6.6	6.0
Clinker
Argentina	2.0	2.0	3.9	4.1	3.9
Paraguay	0.2	—	0.3	—	—

Clinker total	2.2	2.0	4.2	4.1	3.9

(1)

On December 22, 2016, we acquired 16.0% of the capital stock of Yguazú Cementos. Following such acquisition, we own 51.0% of the outstanding capital stock of Yguazú Cementos. As a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, we recorded the results of operations of our subsidiary Yguazú Cementos S.A. under the line item “share of profit (loss) of associates” in our consolidated statement of profit or loss and other comprehensive income and cash flow statement for the years ended December 31, 2016, 2015 and 2014 (see note 16 to our audited consolidated financial statements) and for the six-month period ended June 30, 2016 (see note 2.2 to our unaudited consolidated interim financial statements). However, the statement of financial position and results of operations of our subsidiary Yguazú Cementos as of and for the six-month period ended June 30,

2017 were consolidated on our unaudited consolidated interim financial statements only for that period (see note 2.2 to our unaudited consolidated interim financial statements).
(2)	Annual installed capacity is based on a 365-day production per annum.

The table below sets forth the name, location and annual clinker and cement production at each of our nine cement plants as of December 31, 2016:

Name	Location	Annual Production of Clinker	Annual Production of Cement
		(in millions of tons)
Argentina:
Barker	Benito Juárez	0.2	0.2
Catamarca	El Alto	0.9	1.0
L’Amalí/ LomaSer	Olavarría/Vicente Casares	1.8	2.2
Olavarría	Olavarría	0.7	0.8
San Juan	San Juan	0.1	0.2
Zapala	Zapala	0.2	0.4
Ramallo	Ramallo	—	0.1
Sierras Bayas	Olavarría	—	0.1
Paraguay:
Yguazú(1)	Villa Hayes	0.3	0.5

Total		4.2	5.5

(1)	We acquired control of Yguazú Cementos on December 22, 2016 and, as a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, the results of operations of our subsidiary Yguazú Cementos are not consolidated on our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014.

The following table sets total production of each of our plants of cement, masonry cement and lime, our principal products, for each of the periods indicated:

	Production for the Six-Month Period Ended June 30,	Production for the Year Ended December 31,
Name	2017	2016	2015	2014
	(in millions of tons)
Argentina:
Barker	0.1	0.3	0.4	0.3
Catamarca	0.6	1.1	1.3	1.2
L’Amalí/ LomaSer	1.1	2.2	2.4	2.2
Olavarría	0.7	1.5	1.6	1.5
San Juan	0.1	0.2	0.2	0.2
Zapala	0.2	0.4	0.4	0.3
Ramallo	0.1	0.1	0.1	0.1
Sierras Bayas	0.1	0.1	0.2	0.2
Paraguay:
Yguazú(1)	0.3	0.5	0.3	0.3

Total	3.2	6.4	6.9	6.3

(1)

We acquired control of Yguazú Cementos on December 22, 2016 and, as a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, the results of operations of our subsidiary Yguazú Cementos are not consolidated on our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014.

The following table sets forth net average historical prices in Argentina of cement, masonry cement and lime, our principal products, for each of the periods indicated:

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2017	2016	2016	2015	2014
Net revenue Argentina cement, masonry cement and lime segment (amount in millions of Ps.)	5.035,5	3.665,6	8.314,4	6.701,3	5.014,4
Sales volume (millions of tons)	2.9	2.8	5.9	6.6	6.2
Average price (Ps./tons)	1.712	1.322	1.411	1.020	812

Quality Control

We monitor quality control measures at each stage of the cement production process. At each of our plants, we review our production line, and periodically perform examinations of the raw material mix. These examinations include chemical, physical and x-ray tests. We perform similar examinations on the clinker we produce as it comes out of our kilns. In addition, we similarly test our finished products.

These examinations are performed by sampling the subject material from the various points on each production line. All of our plants have received ISO 9002 certification, which reflects the quality of our products and of our operating procedures. Our quality controls comply with the ISO 9000 rules.

Raw Materials

The principal raw materials used in the production of cement include: (1) limestone, clay and gypsum for the production of clinker, and (2) clinker additions, including blast furnace slag, pozzolan, gypsum fly ash, and we package a substantial portion of our cement in bags. These items collectively represented 12% for the six-month period ended June 30, 2017 and 9%, 13% and 12% in 2016, 2015 and 2014, respectively, of our total cost of sales.

Mineral Reserves

Our cement operations are supplied by limestone reserves that are located within close proximity to our production facilities. We own and operate exclusively seven open-pit quarries from which limestone can be extracted efficiently due to the proximity of the limestone deposits to the surface and the high quality of the limestone in the mines. We have total limestone reserves of approximately 852.9 million tons, which should be sufficient to supply us with over 100 years of cement production at our 2016 rate of consumption.

Our reserves are a sum of proven and probable reserves. Proven reserves are those mineral masses for which size, shape, depth and mineral content of reserves are well-established, revealed by geological surveys, drilling campaigns, chemical analysis or geological modeling, to ensure exploitability and usage. All of these activities determine the quantity of minerals that matches the quality required by our production process. Our proven reserves contain suitable geological and chemical information density (drill holes) to guarantee their existence, continuity and the suitability of use. Proven reserves are constrained by a final pit configuration (effectively exploitable reserves). In addition to the foregoing, we consider reserves to be proven if they are present on land we own and if related environmental permits have been granted.

Probable reserves are mineral masses for which quantity or quality are computed from information similar to that used from proven reserves, but the sites for inspection, sampling, and measurement are farther apart. Our probable reserves contain similar suitable geological and chemical information density (drill holes) to guarantee their existence, continuity and the suitability of use than our proven reserves. The degree of assurance, although sometimes lower than that for proven reserves, is high enough to assume continuity between points of observation. In addition to the foregoing, we consider reserves to be probable if they are not present on land we own or if related environmental permits have not been granted.

Drilling or sample density information is not the key criteria we use to distinguish proven from probable reserves. Nevertheless, to analyze the drill hole data from our quarries we assume the following distance ranges between drill holes: for active quarries, between 60 and 150 meters, and for inactive quarries, between 150 and 300 meters. The density between drill holes (samples) used in the reserves estimation process is a function of the geological complexity of the deposits and the chemical heterogeneity of the materials used in the process; therefore, we do not have a single, fixed criteria for all of our mineral reserves.

We also do not use the price or cost of raw materials used in the cement production process as a variable in our reserves’ evaluation process because there is no global commodity market value for these raw materials, which prices depend on the cement local market value.

Our proven and probable reserve estimates are based on estimated recoverable tons. We did not employ independent third-parties to review reserves over the three-year period ended December 31, 2016 and the six-month period ended June 30, 2017. Our mineral reserves data are prepared by our engineers and geologists and are subject to further review by our corporate staff. We believe that our engineers and geologists are qualified to prepare our mineral reserves data in Argentina and Paraguay. Given that we prepare our mineral reserve data in-house, our engineers and geologists have acquired important technical know-how, which helps us to maintain our cost competitiveness.

To further maintain our cost competitiveness, we obtain nearly all of our mineral resources from our own quarries, using, in most cases, our own mining equipment (drilling machines, excavators, wheel loaders, trucks, etc.) and crushing systems, with as few contractors as possible. For the six-month period ended June 30, 2017 and the year ended December 31, 2016, all of our limestone was sourced from our own quarries. We use and operate exclusively our limestone quarries.

Each of our plants possesses and is responsible for several active and inactive mining licenses. Active mining licenses are those for which we hold all necessary permits and rights to actively exploit the mineral mass. Each of our plants also holds inactive mining licenses on areas for which we do not have the operational license that is required for its mineral exploitation.

We conduct annual operational governance, checking our released mineral reserves and reviewing new production volumes and geologic aspects to maintain high safety standards and sufficient volume to guarantee our production without overburdening our activities.

Our mining capital expenditures are focused on developing new quarries and sustaining investments, and are used mainly for mining equipment, crushing systems, safety equipment and environmental compliance.

We do not classify our reserves by average grade.

We distinguish recoverable limestone from waste by evaluating whether the limestone rocks are adequate to be used in raw meal, which is a powder composed of a clay and limestone mixture. In order to meet raw meal specifications, we generally use limestone with at least a 75% concentration of calcium carbonate (CaCO3). Although there is no specific cutoff grade for aggregates, we distinguish recoverable aggregates from waste by segregating the type of rock extracted from the quarry. The most common rocks used for aggregates production are granite, basalt, limestone, sand or gravel.

In 2016 and during the six-month period ended June 30, 2017, depending on the type of cement product, we required approximately 1.5 tons of limestone to produce one ton of clinker. On average, we required approximately 1.2 tons of limestone to produce one ton of cement product. In addition, on average, we required approximately one ton of rock to produce one ton of aggregates product.

The table below sets forth our total proven and probable operating limestone and granitic aggregates reserves by geographic regions as of June 30, 2017:

Location	Mining Property	Number of quarries	Reserves				Years to Depletion	2016 Annualized Production	5 year Average Annualized Production
			Active Mining Rights		Inactive Mining Rights
			Proven (R1)	Probable (R2)	Probable (R2)	Total
			(in millions of tons)					(in thousands of tons)
Limestone:
Argentina
Catamarca	Doña Amalía	1	68.6	56.2	—	124.8	83	1,522.2	1,507.8
San Juan	Piedras Blancas	1	1.1	—	—	1.1	8	150.0	145.9
Zapala	El Salitral	1	49.5	27.0	—	76.5	209	438.2	405.2
	Cerro Bayo	1	6.4	1.8	—	8.2
Barker	Barker	1	60.1	24.4	—	84.5	91	872.6	929.3
Olavarría and L’Amalí	La Pampita	1	175.4	79.5	—	254.9	54	4,692.1	4,678.4
	Cerro Soltero I	—	—	—	53.5	53.5	—	—	—
	Cerro Soltero II	—	—	—	111.6	111.6	—	—	—
	El Cerro	—	—	—	37.6	37.6	—	—	—
Paraguay
Itapucumi	—	1	56.5	43.7	—	100.2	170	591.0	591.0

Total			417.6	232.6	202.7	852.9	103	8,266.1	8,257.6

Granitic aggregates:
La Preferida	—	1	45.6	—	—	45.6	48	956.1	993.8

Total			45.6	—	—	45.6	48	956.1	993.8

The reserves estimations presented do not consider losses by dilution, mining and process recovery issues, since they are considered to be marginal in the deposits in which they are being exploited. Also, the flexibility of the cement production process allows several types of materials to be partially blended into cement products, including materials that could otherwise be considered as waste products without blending.

The map below shows the geographical location of each of our principal limestone quarries:

Map showing location and means of access of Catamarca.

Source: Loma Negra.

Map showing location and means of access of San Juan.

Source: Loma Negra.

Map showing location and means of access of Zapala.

Source: Loma Negra.

Map showing location and means of access of Barker.

Source: Loma Negra.

Map showing location and means of access of Olavarría and L’Amalí.

Source: Loma Negra.

Map showing location and means of access of Yguazú Cementos.

Source: Loma Negra.

Energy Sources

We maximize the efficiency and flexibility of our operations by employing several energy sources in our production processes that may be used interchangeably, depending on price levels and adequacy of supply, such as thermal energy and electrical power. Energy is the largest single cost component in the production of cement and accounted for 25.3% of our total cost of sales for the six-month period ended June 30, 2017 and 26.6%, 24.9% and 25.9% in 2016, 2015 and 2014, respectively.

Thermal Energy

Thermal energy is our most utilized source of energy for our operations having accounted for 15.3% for the six-month period ended June 30, 2017 and 16.1%, 16.1% and 17.4% in 2016, 2015 and 2014, respectively, of our total cost of sales. Thermal energy is comprised of fuel oil, natural gas, mineral coal and petcoke. Natural gas and petcoke are the most significant of these energy sources. Thermal energy cost is strongly impacted by the volatility of the price of natural gas and the international price of oil. Since 2006, we have diversified our matrix fuel in our main plants, so that we can optimize it at all times according to the cost of the fuel. This great versatility allows us to capture the best price on the market.

Historically, given the shortage of gas in wintertime the energy matrix of the our furnaces migrates to solid fuels. Since 2015, taking advantage of the impact of the lower oil price on the price of petcoke, we used a mixed matrix also during the rest of the year, facilitating us to mitigate the increases in natural gas costs that have occurred in Argentina.

We enter into annual contracts with suppliers and traders of natural gas, including YPF, Total S.A. and Energy Traders S.A., which expire on April 2018, December 2017 and April 2018, respectively. These agreements ensure that we have the necessary levels of energy to operate and give us flexibility to purchase additional energy, if needed. Furthermore, we have contracts with distributors, such as Ecogas – Distribuidora de Gas del Centro S.A. and Camuzzi that guarantee us access to energy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supply Contracts.” In the case of our Zapala Plant, we enter into natural gas supply agreements with YPF and Camuzzi to reduce the use of fuel oil and guarantee our supply during the winter.

The cost of petcoke varies in accordance with international market prices, which are quoted in U.S. dollars and fluctuate depending upon the supply and demand for oil and other refined petroleum products. We make spot purchases of petcoke or steam coal in order to capture market opportunities in the price of these solid fuels. In addition, we prioritize petcoke in Argentina as opposed to imported petcoke since the petcoke we derive from Argentine sellers is generally of higher quality and at a lower cost. Average petcoke prices decreased by approximately 23% from 2014 to 2015 and decreased by approximately 2% from 2015 to 2016.

Electrical Power

Electrical power is one of the main drivers of our cost structure and represented 10.0% for the six-month period ended June 30, 2017 and 10.5%, 8.8% and 8.5% in 2016, 2015 and 2014, respectively, of our total cost of sales. The increase in 2016 of electrical power cost as a percentage of total cost was mainly due to the reduction of government subsidies. In 2016, the new administration in Argentina started a process to reverse subsidized electrical power rates and has implemented a series of measures to correct and normalized the electrical power tariff, which has had a direct negative impact on our cost structure.

Electrical power is one of the most expensive energy sources that we use. Given our consumption needs and the potentially high cost of electrical power, we have sought to mitigate the risks of decreased supply and increased costs of electrical power by contracting electrical power to private companies and entering into agreements to increase the use of renewable energy. Electrical power cost is highly influenced by the policy used in generation fuels and by the growing share of thermal power generation in the electric matrix in Argentina.

Currently, the energy system in Argentina works at operating technical limits due to the disinvestment in the system during the last 15 years, and a price policy oriented to subsidy to residential demand, which has discouraged investment in electrical power generation, transportation and distribution.

In Argentina, under the current system it is only possible to contract the energy demanded above the 2005 energy consumption level, which represents only 30% of our current consumption. The rest of our demand is traded through CAMMESA. It is estimated that in the coming years the market will be able to return to a system of private contracts. Currently, we have an ongoing commercial relationship and execute annual contracts with Pampa Energía S.A. for the supply of 30% of our current electrical power demand.

In 2016, we signed a 20-year contract with Genneia S.A. to enhance the use of green energy in a cost efficient manner and ensure compliance with the obligation to use renewable energy for industrial users commencing in 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supply Contracts.”

Co-processing

We have increased the use of co-processing in our operations. Co-processing is the final disposal of waste (agricultural, urban and industrial waste) by its integration in the process of cement production as a secondary raw material or alternative fuel, as a source of energy. Co-processing is a technique used for permanently eliminating waste without generating environmental liabilities, harnessing the energy and/or mineral potential of the material.

Co-processing uses waste duly prepared at different stages of the production process as a substitute for natural raw materials and/or fossil fuels. The replacement of fossil fuels and raw materials with waste provides us with a dual advantage: (1) it allows us to meet thermal and non-renewable natural resources requirements in our production process; and (2) it presents a recognized benefit by disposing of waste that otherwise would have been deemed to be harmful and of environmental concern. This initiative acts as a natural hedge to the volatility of the price of fossil fuels, which represents our main cost.

This process is conducted safely, monitored and environmentally correct, with quality assurance of the cement produced. We have utilized the highest industry standards and technological advances in developing our co-processing operations to ensure safety and efficiency.

In order to reinforce our commitment to sustainability, five of our plants are prepared for co-processing. The products we co-process are mainly municipal solid waste, or MSW, refuse-derived fuel, or RDF and shredded solid waste, or SSW.

Investments

The planned duplication of the L’Amalí plant is expected to increase our capacity by 2.7 million tons annually and it involves a capital expenditure of approximately US$350 million (U$S130 per ton).

The L’Amalí plant is strategically located in the Buenos Aires region and to our main distribution center, LomaSer, a region of Argentina that accounts for approximately 42% of the country’s cement consumption.

The expansion of the L’Amalí plant was planned during its construction, reducing execution complexity. Required production inputs are already in place with enough capacity to sustain additional demand, such as electric power and natural gas sources. The investment will optimize the maintenance plan of the plant and spare parts inventory. Sinoma guarantees, among other technical features, a thermal consumption of 730 kcal/kg, representing approximately an 18% reduction from our average thermal consumption in 2016.

The execution phase of the L’Amalí plant expansion started in August 2017, with a total execution time of approximately 31 months. The installation will include state-of-the-art equipment, including, among others: five stage precalcination towers, a new 5,800 tons/day three-pier kiln, one 24,000 tons multi-chamber cement silo, two new packing lines and bulk facilities, one silo with a capacity to store 75,000 tons of clinker, one cement vertical mill, one raw vertical mill and one solid fuel vertical mill.

Once the expansion is completed, L’Amalí is expected to become the largest cement plant in Argentina and one of the largest in Latin America, based on installed cement annual production capacity.

Sales, Marketing and Customers

We are supported by a commercial, sales and marketing team of over 73 people focused on attending our customers’ needs. This team includes the technical center Loma Negra, focused on quality control, research and development of new products and technical support for clients. We serve more than 1,100 clients in Argentina through our dedicated sales teams. In the Greater Buenos Aires area, our sales team is organized by customer category, namely distributors, concrete companies, industrial and construction companies, and public sector entities. Outside the Greater Buenos Aires area, sales teams are organized by geographical region.

We have long-term relationships with many of our customers, with approximately 70% of our customer base (representing over 77% of our total cement shipments) operating under long-standing, exclusive relationships. No single customer represents more than 4% of our total net sales, while our top 20 clients represented approximately 29% of total cement volume sold during 2016.

We have also built a diversified customer base by sectors. Over the years, we have thoughtfully built a network of small- and medium-sized distributors throughout Argentina, on which we rely for almost two thirds of our sales, and which we cultivate through a wide range of customer relationship programs, such as training and technical assistance, aimed at improving loyalty and customer service quality. We believe that we have forged, over a long period of time, a strong client relationship based on prioritizing service and product quality. In 2016, 63% of our total cement sales were made directly to our wholesale distributors, 25% to concrete producers, 6% to industrial customers and 6% to construction companies and others.

Since our inception, we have developed and expanded our product range, tailoring different mixtures and product lines for a wide variety of uses and client needs. We provide our clients with customized construction solutions with superior quality, proven reliability and uniform performance. We believe that, by educating retailers and end-consumers of these attributes of our products, we have been successful in building demand and realizing higher margins for our differentiated product offering.

Client Loyalty

Throughout the years we have implemented a wide range of relationship programs focused on improving customer loyalty. Our average client is a medium-sized family -owned company mainly focused on the commercialization of cement, masonry and lime. We consider them as our partners, we take care of their profitability, the way their shops look like, and even issues related to their business continuity. According to our 2016 annual customer satisfaction inquiry to evaluate our key competitive advantages, we outperformed our competitors in terms of overall satisfaction, cement quality, post-sales services, technical assistance and on-time delivery.

Source: 2016 Loma Negra Customer Satisfaction Inquiry Results.

Client Training

Training programs designed for exclusive customers focused on adding value to their companies. The courses are conducted at the IAE Business School (one of the most important business schools in the World, according to Financial Times ranking), with the program already on its fourth year, holding 4 days of classes and 67 invitees (owners and managers of 47 customers).

Loyalty Program

Our loyalty program consists of monthly prizes calculated by a coefficient previously assigned to each client. The monthly volume of cement purchased by a customer is multiplied by its respective coefficient and the resulting amount is converted into credit to buy appliances or travel, for example. In 2016 we reached 106 clients (official distributors and major concrete mixers), with annual prizes for those who achieve individual goals.

Technical Assistance

We offer technical and post-sales support to customers, focusing on enhancing each customer’s capacity. In order to provide this service, we have nine technical advisers who are available for different customer segments, technical visits, workshops, seminars and in site demonstrations.

Distribution

We have a distribution system aimed at providing the broadest product range in Argentina’s most important cement markets, particularly in the Greater Buenos Aires area. Our strategy has been to base our sales and marketing efforts on our brand name recognition, broad product portfolio, customer service, efficient and timely delivery and technical support

We divide our distribution platform into six regions: Buenos Aires, Central, Northwestern, Northeastern Patagonia and Cuyo. Each of these regions is served by our production facilities. LomaSer, our mixing, distribution and logistics facility is the gravity center of our Buenos Aires’ distribution complex, or the Buenos Aires Complex. Our Buenos Aires Complex serves the main market of the Greater Buenos Aires area and provides backup supply to others regions in the rest of the country. The Province of Buenos Aires is our principal market representing 46% of our total volume sold during the first half of 2017.

Our cement plants generally serve the geographic regions in which they are located. The table below shows our sales in each of Argentina’s regions as a percentage of our total volume sold in Argentina during the first half of 2017.

Our Sales of Cement in Argentina during the first half of 2017

	Sales	Cumulative Sales
Region	(in percentages %)
Buenos Aires	46%	46
Center	22%	68
Northwest	14%	82
Patagonia	8%	90
Northeast	7%	97
Cuyo	3%	100

Source: Loma Negra.

LomaSer is located approximately 50 kilometers from the City of Buenos Aires. Due to its close proximity to this important market and its mixing and bagging capacity, LomaSer enables us to respond quickly to our clients’ cement needs. For example, LomaSer has the capacity to deliver bagged or bulk cement at locations in the Greater Buenos Aires area designated by its customers within 24 hours from the time a customer places its order. In addition, LomaSer is linked to our other production facilities via the Ferrosur Roca freight railway and is able to mix cement on-site that it receives from our other plants (L’Amalí, Barker and Ramallo).

Argentina’s Central Region is mainly served by the Catamarca plant. The Northwest area of the Patagonia region is served from our Zapala plant. The San Juan plant supplies demand from Cuyo, while Catamarca serves the Northwestern region of Argentina.

The Northeast region is serviced by our LomaSer plant, through our Resistencia distribution center. The Litoral area is serviced through our Buenos Aires Complex and our Paraná distribution center.

There are no exclusive sale contracts in Argentina or abroad, for a portion of or for total production, with the exception of the “Export and Distribution Contract” (Contrato de Exportación y Distribución) entered in 2008 with the Administración Nacional de Combustibles, Alcohol y Portland, or ANCAP, in which, with regards to the exportation of cement produced to Uruguay, we committed to the exclusive distribution through ANCAP and/or Cementos del Plata S.A. (of which ANCAP is the controlling shareholder) in Uruguay.

In addition, we operate the Ferrosur Roca freight railway network, which extends from the northeastern region of the City of Buenos Aires to several other regions of the country. Of the total distance of 3,100 kilometers that are part of this railway concession, approximately 2,500 kilometers are currently operational. We use the Ferrosur Roca freight railway network to ship our products and raw materials, as it is connected directly to six of our plants. In addition, third parties have access to this railway network in which we charge them freight railway fees to ship their goods.

Our Subsidiaries

The following chart shows our principal subsidiaries, including our direct or indirect equity ownership interest in each of them and their main business activities as of the date of this prospectus:

Subsidiary	Equity Ownership Interest (%)	Main activity
Ferrosur Roca S.A.(1).	80.00	Train cargo transportation
Recycomb S.A.U.	100.00	Waste recycling
Yguazú Cementos S.A.	51.00	Cement production and distribution

(1)	Indirect ownership (through Cofesur S.A., in which we have a direct 100% equity ownership interest).

Below is a brief description of some of our principal subsidiaries.

Ferrosur Roca S.A.

Through our subsidiary, Cofesur, we indirectly control Ferrosur Roca, a company that holds a concession to operate the Ferrosur Roca freight railway network, a 3,100 kilometer railway that runs from the northeastern region of the city of Buenos Aires to several other regions of the country and that is strategic to our business as it is linked directly to five of our plants (Ramallo, Olavarría, Barker, Zapala and L’Amalí) and also our LomaSer, Solá and Bullrich production and distribution centers. We own the total capital of Cofesur, which in turn owns 80% of the total capital of Ferrosur. As of June 30, 2017, Ferrosur Roca had 1,222 employees.

The Ferrosur Roca concession expires in 2023 and could be extended by the Argentine government for an additional term of 10 years, based on the fulfillment of obligations related to the concession, such as investments, maintenance and fines imposed, among others.

Recycomb S.A.U.

We own 100% of the total equity capital of Recycomb, a company that was founded in 1995. Recycomb operates a blending facility for recycling industrial waste into alternative fuel sources. This blending facility has an annual production capacity of 106,000 tons (30,000 tons of liquid waste-derived fuel, 36,000 tons of solids waste-derived fuel and 40,000 tons of shredded solids waste-derived fuel) and has been operational since the end of 1996. This facility, which is located in the southern part of the Greater Buenos Aires area, is connected to Ferrosur Roca’s freight railway. As of June 30, 2017, Recycomb had 32 employees.

Yguazú Cementos S.A.

We own 51.0% of the total equity of Yguazú Cementos, our Paraguayan cement subsidiary. The remaining 49.0% is owned by Concret-Mix S.A. Pursuant to our participation in the total equity of Yguazú Cementos and the shareholders’ agreement with Concret-Mix S.A., dated July 4, 2017, we have managerial control. As of the date of this prospectus, Yguazú Cementos is the second largest producer of cement in Paraguay.

Yguazú Cementos has recently introduced the first compounded bulk cement in Paraguay, which is positioned towards a specific segment of our clients and which accounted for 21.5% of our shipments in 2016. The other 78.5% of our shipments corresponds to cement dispatched in bags. Although Yguazú Cementos has had a comparatively short presence in the Paraguayan market, we believe that its recognition among our clients has been growing as a result of its high quality products.

Our Paraguayan operation is supported by our Argentine team in several areas, such as: technology transfer, know-how, sales and marketing expertise. For further information on the operations of Yguazú Cementos, see “—Our Production Facilities—Yguazú Cementos.”

Information Technology

We believe that an appropriate information technology infrastructure is important in order to support the growth of our business. Our data collection processes and software allow us to accurately monitor the quality of the products manufactured at our various facilities, ensuring consistency and enabling us to adjust quickly in the event of any variations. Furthermore, our enterprise resources planning software allows us to develop production, sourcing and pricing models based on anticipated consumer demand.

Since June 1, 2011 Loma Negra, Ferrosur and Recycomb substantially upgraded their information technology systems, installing a new version of SAP CCP database software (SAP v6.0 EHP 5). SAP is a system that electronically links all of our plants, enabling our management to better coordinate our operations and to have access to real-time operational and financial information. In addition, we have implemented Lomanet, an online portal that allows our customers to manage their orders directly with us.

Yguazú Cementos also upgraded the information technology system on January 2, 2014, by installing a new version of SAP CCP database software (SAP v6.0 EH 4).

We have license agreements involving intellectual property rights with several companies, such as: Oracle, Microsoft, SAP, Adobe, and McAFee.

Intellectual Property

As of June 30, 2017, Loma Negra had 18 registered trademarks, two pending trademark applications for renewal and three pending trademark applications with the Argentine National Intellectual Property Institute. In addition, Recycomb and Ferrosur Roca are owners of two trademarks each. There are not still pending trademarks of these companies. We do not own any registered patents, industrial models or designs.

We are required to renew these trademark registrations when they expire at the end of their respective terms. Under the Argentine Trade and Service Marks Law No. 22,362, the term of duration of a registered trademark is 10 years from its issue date, and a trademark may be indefinitely renewed for equal periods thereafter if, within the five-year period prior to each expiration, the trademark was used in the marketing of a product, in the rendering of a service or as the designation of an activity. We have no pending litigation related to trademark matters. We have also registered our trademarks in Bolivia, Chile, Paraguay and Uruguay.

Insurance

We maintain insurance policies against damages to third parties, with coverage and conditions comparable to those of companies engaged in similar businesses in Argentina and Paraguay, respectively. We maintain insurance policies with reputable international insurance companies, covering property loss and business interruption risks to our plants, equipment and buildings for partial or total damages or losses. The coverage for total loss or damage is for an insured value that we have established using as a reference the replacement value of each plant’s kiln, which is the main asset subject to risk, as we consider the total destruction of any of our plants as unlikely. For partial loss or damage, we are insured for the value at risk. As of June 30, 2017, the aggregate value at risk of our plants was approximately US$163 million. These policies have a deductible of US$54,000 per claim. For loss of profit derived from material damages the coverage is 21 days.

We have not made any material claims on our insurance policies in recent years.

For our Paraguayan plant, we maintain insurance policies covering property loss and business interruption risks to our plant, equipment and inventory from operational risks and certain acts of God. For partial loss or damage, we are insured for the value at risk.

Sustainability and Social Responsibility

We are committed to sustainability and social responsibility, by creating value for our shareholders and avoiding and reducing the impact of our activities on the environment and society. Three principles drive our practices in the markets in which we operate: constant economic growth, protection of the environment and respect for our communities. By following these principles, we will continue to develop as a world-class company and operate our business in accordance with the principles of sustainability.

Together with other companies within the InterCement Group, we have been signatories to the Global Compact led by the United Nations since 2010 and are members of the Cement Sustainability Initiative, or CSI, an initiative of the cement segment of the World Business Council for Sustainable Development, or WBCSD, since 2008. Furthermore, we are founding members of WBCSD’s local branch in Argentina. These programs have supported us in developing and implementing a social action strategy that contributes to the development of the communities in which we operate.

We believe that we are pioneers in the use of alternative fuels in Argentina and Paraguay. We intend to continue to explore the use of environmentally friendly techniques. We continuously monitor pollutants in all of our kiln stacks, enabling real time pollution control. In December 2012, we successfully registered our first clean development mechanism project with the United Nations Framework Convention on Climate Change, or UNFCCC. Our focus on improving energy efficiency at our Catamarca Plant has reduced carbon dioxide emissions by approximately 6,000 tons per year.

Competition

Argentina

Cement

Following the consolidation of the cement industry in Argentina during the 1990s, LafargeHolcim, an international cement company, through its acquisition of Juan Minetti S.A. and Corcemar S.A., two Argentine cement producers, became the second largest cement producer in Argentina. Other Argentine cement producers include Cementos Avellaneda S.A., or Avellaneda, a company controlled by Cementos Molins, S.A. and Votorantim Cimentos S.A., and Petroquímica Comodoro Rivadavia S.A., or PCR. Given the high cost of transporting cement, our competitors are generally limited in competing in the regions where their production facilities are located. We are the only cement company in Argentina with production facilities located in several regions of Argentine and with nationwide reach.

The chart below sets forth the estimated cement market share in Argentina during the first half of 2017 for our company, Holcim Argentina, Cementos Avellaneda and Petroquímica Comodoro Rivadavia.

Source: AFCP and Loma Negra.

Each of Argentina’s main cement companies have developed market strengths in specific areas driven primarily by the location of their facilities and their geographic focus resulting from high transportation costs which limit their ability to compete effectively over long distances. We are the only Argentine cement company to have nationwide coverage, as our facilities are located throughout the country, with particular focus on Argentina’s most important market, the Province of Buenos Aires. Our cement plants generally serve the geographic regions in which they are located. Holcim Argentina S.A. has a strong market position in the provinces of Córdoba, Mendoza and Jujuy. The chart below shows our market share in terms of tons of cement sold during the first half of 2017 in each of Argentina’s regions.

Source: AFCP.

There has been a gradual increase in bulk dispatch participation, a trend that is expected to continue as cement demand for public works and industrial consumer’s increases. During the first six months of 2017, we supplied 46% of Argentina’s cement dispatch by bags and 44% of Argentina’s cement dispatch by bulk, according to AFCP.

Concrete

We participate in the concrete market under our Lomax brand. We have operations in the two principal concrete markets of Argentina: (1) the Greater Buenos Aires area; and (2) the city of Rosario. The Olavarría region is the main supplier of granitic aggregates consumption for the Greater Buenos Aires area. This area is responsible for approximately 50% of the national production of aggregates, according to our own estimates.

We also control this dynamic and high potential growth market through the NPV concept. NPV is a group of selected concrete medium- and large-sized companies that have been exclusive and loyal clients of Loma Negra for many years. We have entered into agreements with fourteen of these companies to keep them in a continuous improving operational process, with several clauses related to loyalty and cement supply commitment.

The chart below presents the market share of concrete in the Greater Buenos Aires area as of June 30, 2017. Our combined market share is 57.9% when we add Lomax share together with the NPV clients and other exclusive concrete producers.

Source: Loma Negra.

Paraguay

Industria Nacional de Cementos, or INC, a Paraguayan state-owned company, is the largest producer and supplier and the historical market leader in the cement business in Paraguay with a market share of 48%. We are the second largest producer of cement in Paraguay with a market share of approximately 46%.

Legal and Regulatory Matters

Environmental Regulations

The pollutants generated by cement producers are mainly dust and gas emissions. In Argentina, regulations regarding gas emissions and air quality are enacted at both the national and provincial levels. The Province of Buenos Aires, where our principal plants are located, requires that all production facilities have an environmental compliance certificate issued by the relevant municipal authorities, as well as other provinces where we operate, which require similar certifications. We have obtained the certificates of environmental compliance in relation to the San Juan, Barker, LomaSer, Olavarría, and Sierras Bayas plants, while our L´Amalí, Ramallo, Catamarca and Zapala plants have delivered the documents required to renew them. We expect that these renewals will be granted during 2017 and the plants are allowed to operate while the certificate renewal process is ongoing. Our concrete plants are either certificated or in process to obtain the certificates. We do not require any material technology licenses for our cement operations.

Mining Regulations

We extract limestone from quarries that we own and quarries owned by third parties. The main statute that governs mining in Argentina is the Argentine Mining Code, which was enacted by Law No. 1,919 of 1886, as amended. The Argentine Mining Code establishes that the ownership of mineral substances existing in quarries, including limestone, is exclusively vested in the owner of the land where they are located and that provincial laws will regulate the operation of quarries. The owner may mine the quarries existing in its land or leave them inactive. However, the federal, provincial or municipal government where the quarry is located may declare that the exploitation of the mines is of public interest and expropriate the land where the quarries are located.

Pursuant to the Argentine Mining Code, as amended by Law No. 24,585, which regulates environmental aspects of the mining activity, parties involved in certain mining activities are required to file, prior to the commencement of mining activities on a tract of land, an environmental impact evaluation report with the relevant regulatory agency for its approval. If approved, the relevant regulatory agency issues an environmental impact declaration, which must be renewed every two years.

We are the owners of 21 quarries throughout Argentina and currently conduct mining activities at six of them.

Employees

As of June 30, 2017 we had a total of 3,142 and 116 employees on our Argentine and Paraguayan operations, respectively. We have collective bargaining agreements with the union that represents our blue collar employees in the cement industry, or AOMA. Certain of our subsidiaries have collective bargaining agreements with unions that represent their employees in the railway transportation (APDFA, La Fraternidad and Unión Ferroviaria), in the chemical industry (FESTIQyPRA), and in the construction industry (UOCRA). We have not experienced a significant number of strikes or other labor slowdowns. During the last four years we have not had a particular strike affecting all our operations, and we have lost an average of only 3.8 working days per year due to local strikes always affecting a particular plant in each case.

	As of June 30,	As of December 31,
Location	2017	2016	2015	2014
Argentina:
Cement	1,510	1,499	1,448	1,472
Concrete	306	252	113	259
Aggregates	72	70	73	77
Railroad	1,222	1,206	1,159	1,121
Others	32	32	34	41
Paraguay:
Yguazú(1)	116	116	107	105

Total	3,258	3,175	2,934	3,075

(1)	We acquired control of Yguazú Cementos on December 22, 2016 and, as a result, considering that the consolidation was not deemed significant for the 10-day period ended December 31, 2016, the results of operations of our subsidiary Yguazú Cementos are not consolidated on our consolidated financial statements for the years ended December 31, 2016, 2015 and 2014.

Legal Proceedings

We were party to various legal and administrative proceedings, including civil and labor claims filed by former employees and subcontractors’ employees and public authorities relating to overtime payments, paid leave, working hours, safety, occupational accidents and compensation for exposure to health hazards and tax claims. As of June 30, 2017, such claims involved a total amount in controversy of approximately Ps.368.0 million, of which Ps.77.3 million corresponded to probable claims, Ps.72.5 million to possible claims, including mainly Ps.50.0 million related to tax contingencies, Ps.7.4 million in civil claims and Ps.15.1 million in labor contingencies. The remaining corresponded to remote claims. It is our policy to make provisions for legal contingencies when, based upon our judgment based on the advice of our legal advisers, the risk of loss is probable. As of June 30, 2017, we had established a provision in the amount of Ps.77.3 million to cover contingencies for proceedings for which the risk of loss was deemed probable. As of December 31, 2016 and 2015, we had established a provision in the amount of Ps.61.1 million and Ps.53.9 million, respectively, to cover contingencies for proceedings for which the risk of loss was deemed probable. Moreover, as of December 31, 2016, we also made judicial deposits in the amount of Ps.8.1 million, related to these proceedings.

As of June 30, 2017, there were no other material contingencies that could negatively impact our financial results.

The following table summarizes legal and administrative proceedings to which we are party, the amounts in dispute in these proceedings and the aggregate amount of the provision established for losses that may arise from these proceedings:

	As of June 30, 2017
	Number of proceedings	Total Claims	Total Provisions
		(in millions of Ps.)
Labor and Social Security proceedings	203	84.9	37.0
Civil and other proceedings	232	283.1	40.3

Total	435	368.0	77.3

Class Action

In February 27, 2007, Damnificados Financieros Asociación Civil filed a class action as representative of the holders of the notes issued by Inversora Eléctrica de Buenos Aires S.A., or IEBA, in an aggregate principal amount of Ps.200,000,000, in 1997, or the IEBA Notes, against several defendants (including us, as a former minority shareholder of IEBA). Plaintiff seeks to extend liability to the defendants for the lack of payment of the IEBA Notes alleging, among other things, under-capitalization of IEBA, as issuer. We filed several defenses, including, without limitation, lack of standing to sue, statute of limitations, that we were no longer shareholders of IEBA at the time of the issuance of the IEBA Notes and that the IEBA Notes have been successfully restructured through a reorganization plan duly endorsed by the competent court with effect against all holders of the IEBA Notes and declared fulfilled by resolution of the same court dated April 18, 2008. On August 28, 2017, the court admitted the class action and we are in the process of appealing the court’s decision. Based on the foregoing and on our Argentine litigation counsel’s opinion, we believe that the chances of success of the claim against us are remote.

Antitrust Proceedings

CNDC Fine. In 1999, the Argentine Antitrust Commission, or the CNDC, initiated administrative investigations against the largest Argentine cement companies, including Loma Negra, for alleged violations of Argentine antitrust regulations by means of an alleged mutual agreement among all companies to fix prices and to distribute the market share among themselves during the period from 1981 to 1999, causing a potential damage to the general economic interest. On July 25, 2005, the CNDC determined that Loma Negra and Cementos San Martín (a company acquired by, and merged into, Loma Negra in 1992), together with other cement companies, violated these regulations and imposed a fine against Loma Negra in the aggregate amount of

Ps.167.2 million. This resolution by the CNDC was appealed and finally confirmed in 2013 by the Argentine National Supreme Court of Justice, and Loma Negra paid the fine.

CNDC Market Investigation (C. 1476). In 2013, the CNDC initiated administrative investigations related to the price of cement. To this end, the CNDC requested information from all cement companies involved in the 1999 investigation. In June 2014, the CNDC removed Loma Negra as a party to the investigative proceeding and confirmed that it is a market investigation where the cement companies do not have access to the file. As of the date of this prospectus, the case is under analysis by the CNDC.

CNDC Market Investigation (C. 1491). In 2014, the CNDC initiated a market investigation that involved all construction materials companies. However, no particular company has been charged or is subject to investigation for anti-competitive behavior. In March and June 2014, Loma Negra submitted all the information requested by the Antitrust Commission. As of the date of this prospectus, the case is under analysis by the CNDC.

CNDC Investigation—Abuse of Dominant Position (C. 1488). In 2014 the Association of Small- and Micro- Enterprises (Asociación de Pequeñas y Micro Empresas) filed a claim against cement, steel and aluminum companies (including Loma Negra) for alleged abuse of dominant market position and artificial increases in product prices. In March 2016, Loma Negra filed an answer against the complaint and denied all claims, which was rejected by the CNDC on August 25, 2017. We plan to file a motion for reconsideration against this administrative decision. If the CNDC decision becomes final, the CNDC will move forward with its investigation, which might result in a judicial accusation against steel and aluminum companies (including Loma Negra) of breaches of antitrust laws.

CNDC Investigation—Competitive Conditions in Cement Market. On August 10, 2017, we were notified of a new administrative investigation initiated by the CNDC regarding competitive conditions in the cement market in Argentina. The CNDC has requested us to file several information and documentation related to products that we commercialized. As of the date of this prospectus, the case is under analysis by the CNDC.

Professional Associations

As of the date of this prospectus we are part of the following associations:

•	Argentine National Association of Portland Cement Producers (Asociación de Fabricantes de Cementos Portland).

•	Argentine Institute of Portland Cement (Instituto Argentino de Cemento Portland).

•	Argentine National Concret Association (Asociación Argentina de Hormigón Elaborado).

•	Argentine National Association of Industrial Gas Consumers (Asociación de Consumidores Industriales de Gas de la República Argentina).

•	Argentine National Association of Energy Power Major Users (Asociación de Grandes Usuarios de Energia Eléctrica de la República Argentina).

•	American Chamber of Commerce of United States in Argentina (Cámara de Comercio de Estados Unidos en Argentina).

To the extent of our knowledge, none of the above mentioned associations are under antitrust investigations by the CNDC.

MANAGEMENT AND CORPORATE GOVERNANCE

The following description sets forth certain information about our management and management-related matters which we expect will be in place prior to the consummation of this offering.

Board of Directors

Our by-laws provide that our board of directors consists of a minimum of three and up to fourteen members. Loma Negra’s board of directors is the decision-making body responsible for, among other things, determining policies and guidelines for its business. Loma Negra’s board of directors also supervises its board of executive officers and monitors the implementation of the policies and guidelines that are established from time to time by Loma Negra’s board of directors.

The members of our board of directors are elected at general shareholders’ meetings for one fiscal year and are eligible for reelection. The shareholders’ meeting may also appoint alternate members as substitutes for absent or unavailable members. The terms of all of our current members expire on the next fiscal year and once the next annual shareholders’ meeting is held in 2018. Our board of directors is presided over by the president of the board of directors and, in his absence, the vice president of the board of directors. The president of the board of directors, or the vice president in his absence, is the legal representative of Loma Negra. There are no restrictions in our by-laws establishing a minimum age for directors for retirement or non-retirement under an age limit requirement or requiring directors to be shareholders of our company.

The board of directors is required to meet as often as required by the interests of the Company and at least on a quarterly basis. The president or his alternate may, or at the request of any director shall, call for an extraordinary meeting of the board of directors at any time; provided that if such meeting is not called by the president or his alternate, it could be called by any other director. Decisions of the board of directors require a quorum of an absolute majority of members present physically or by any simultaneous electronic media including sounds and images, which permit to clearly determine the identity of the directors participating through electronic media in accordance with the applicable law, and any action may be taken by the affirmative vote of an absolute majority of those that are entitled to vote on such action. In the case of a tie, the vote of the president of the board of directors decides.

The following table lists the current members of our board of directors appointed by the ordinary and extraordinary shareholders meeting held on July 27, 2017:

Name	Age	Position	Independent	Years as a Board Member as of June 30, 2017
Ricardo Fonseca de Mendonça Lima	51	President	No	8
Sergio Damian Faifman	43	Vice-President	No	5
Luiz Augusto Klecz	46	Director	No	2
Paulo Diniz	60	Director	No	0
Carlos Boero Hughes	51	Director	Yes	0
Diana Mondino	59	Director	Yes	0
Sergio Daniel Alonso	55	Director	Yes	0

Brief descriptions of the biographical information of the members of the board of directors are presented below. As per section 256 of Argentine General Companies Law, the special address of our current directors is Reconquista 1088, 7th Floor, City of Buenos Aires, Argentina. The majority of our directors reside in Argentina.

Ricardo Fonseca de Mendonça Lima. Mr. Fonseca de Mendonça Lima was appointed as President of our board of directors in December 2016. He also served as a member of our board of directors from 2008 to 2015 and was appointed as Vice-President between 2011 and 2015. Mr. Fonseca de Mendonça Lima has been the

Chief Executive Officer of InterCement Participações S.A. since August 2015 and he currently serves as chairman of Cimentos de Moçambique S.A. and as Manager of Camargo Correa Cimentos de Luxemburgo S.à.r.l. and Caue Finance Limited, Mr. Fonseca de Mendonça Lima is also a member of the board of directors of Cimpor—Cimentos de Portugal SGPS, S.A. and chairman of its Executive Committee. He has served as General Manager of InterCement Brasil, S.A. in 2008, Cimpor Portugal SGPS S.A. from 2012 to 2016 and from 2010 to 2013 and of Kandmad—Sociedade Gestora de Participações Sociais from 2012 to 2014. He has also served as chairman of the board of directors of NPC - Cimpor (PTY) Limited in 2013, Natal Portland Cement Company (Proprietary) Limited from 2012 to 2013, Cimpor - Serviços De Apoio à Gestão De Empresas S.A. from 2012 to 2014, Cimpor Trading e Inversiones, S.A. from 2012 to 2014, and Cimpor—Industria de Cimentos, S.A. from 2012 to 2016. Mr. Fonseca de Mendonça Lima received a bachelor’s degree in Metallurgical Engineering in 1988 and a Master’s degree in Metallurgic Engineering in 1993, both from Universidade de São Paulo. He also holds a Postgraduate diploma in Industrial Management from Universidade de São Paulo and an MBA from Fundação Dom Cabral. He has also completed executive programs in Marketing and Leadership at Kellogg School of Management at Northwestern University and in Advanced Management at Harvard University.

Sergio Damian Faifman. Mr. Faifman was appointed as a member of our board of directors in August 2012. He has also acted as Vice-President of our board of directors and CEO since November 2016. In addition, Mr. Faifman also currently serves as president of the board of directors of Yguazú Cementos S.A., Ferrosur Roca S.A., Cofesur S.A. and Recycomb S.A.U., and Vice-President of InterCement Participações S.A. for Loma Negra and Yguazú Cementos. In November 2016, Mr. Faifman was appointed President of the National Association of Portland Cement Producers and the Argentine Institute of Portland Cement. Mr. Faifman joined the company in November 1994 and, since then, has held a number of positions, including Logistics and Supply Director from June 2015 until November 2016 and Chief Financial Officer between August 2012 and June 2015. Mr. Faifman has also served as Superintendent of Corporate Comptroller at InterCement Brasil from September 2010 until August 2012 and as Comptroller and Tax Manager at Loma Negra from May 2006 until September 2010. Mr. Faifman received a bachelor’s degree in Public Accountancy from Universidad de Buenos Aires in 1997 and an MBA from Universidad del CEMA in 2002.

Luiz Augusto Klecz. Mr. Klecz was appointed as a member of our board of directors in July 2017. Mr. Klecz was also a member of our board from 2006 to 2008 and Director of InterCement Austria Holding GmbH from 2013 to 2015. He has been Head of the Legal Department of InterCement Brasil since 2002, and between 2005 and 2008, he was also our Legal Director. Since 2011, he is the General Counsel for InterCement. Mr. Klecz received a bachelor’s degree in Law from Universidade de São Paulo in 1993. He also completed an MBA program that began at Universidad de CEMA en Buenos Aires and concluded in Insper in São Paulo in 2009.

Paulo Diniz. Mr. Diniz was appointed as a member of our board of directors in July 2017. Mr. Diniz is the Chief Financial Officer of InterCement Participações, S.A. since 2015 and he is also member of the board of directors of Cimpor—Cimentos de Portugal SGPS, S.A. and member of its Executive Committee. Mr. Diniz has over thirty years of experience in finance and general management, in companies in Brazil and abroad, such as: Amyris, Inc., Bunge Limited, Carrier Corporation, Cosan Limited, F. Hoffmann-La Roche AG and Telecom Italia. Mr. Diniz received a bachelor’s degree in Industrial Engineering from Universidade de São Paulo Politecnica and a master’s degree in Business Administration from IMD in Switzerland. Mr. Diniz also holds a postgraduate degree in human resources from INSEAD in France.

Carlos Boero Hughes. Mr. Boero was appointed as a member of our board of directors in July 2017. Mr. Boero Hughes has served as corporate Chief Financial Officer of Adeco Agropecuaria in Argentina, Brazil and Uruguay since 2008. From 2003 to 2008, he served as regional Chief Financial Officer and local co-CEO of Noble Group. From 2000 to 2003 he served as Relationship Manager of Food, Retail and Agrobusiness at Citibank and from 1997 to 2000 as project manager at Citibank. From 1996 to 1997 he was Public Relations Manager at Banco Privado de Inversiones and from 1990 to 1996 he was Commercial Manager of Carlos

Romano Boero. Mr. Boero Hughes received a bachelor’s degree in Administration from Universidad de Buenos Aires in Argentina in 1989, an MBA from Universidad Católica de Argentina in 2001 and has also completed an Executive Program at INSEAD in 2007.

Diana Mondino. Ms. Mondino was appointed as a member of our board of directors in July 2017. She is also Dean of Institutional Relations at Universidad del CEMA since 2006. Ms. Mondino has served as director of Banco Roela since 2014. From September 2015 to May 2017 she served as independent director and member of the audit committee of Grupo Supervielle and from 2009 to 2011 as an independent director of Banco de Córdoba. From 2006 to 2011, she also served as an independent director of Pampa Energía. Ms. Mondino was Latin America Region Head for Standard & Poor’s Credit Rating Services in New York until 2003 and before that she was country head for Standard & Poor’s Credit Rating Services in Buenos Aires. Ms. Mondino obtained a bachelor’s degree in Economics from Universidad de Córdoba in Argentina. She received an MBA from IESE Business School, Universidad de Navarra in Spain in 1996.

Sergio Daniel Alonso. Mr. Alonso was appointed as a member of our board of directors in July 2017. Mr. Alonso has served as executive director (CEO) of Arcos Dorados since 2015. From 2008 to 2015, he served as COO of Arcos Dorados and as CEO of McDonald’s of Brazil from 2003 to 2008. He also served as managing partner of Aroma from 1999 to 2003. Mr. Alonso served as General Manager of business subsidiaries and as director of commercial operations of CIADEA and RENAULT from 1996 to 1999. He served as Vice-President of Operations, Manager of Operations, Director and member of the Finance Committee, Accounting Manager and Accounting Director of Arcos Dorados- McDonald’s from 1989 to 1996. Mr. Alonso received a degree as a Certified Public Accountant from Universidad de Buenos Aires in Argentina.

Executive Officers

Our Executive Officers are responsible for the execution of decisions of our board of directors and our day-to-day management within the scope of their respective capacity. Our Executive Officers are elected by the board of and may be removed at any time with or without cause by the board of directors. Each executive officer also has individual responsibilities that are determined by the board of directors. Our Executive Officers are currently as follow:

Name	Year of Birth	Position	Year of first Appointment
Sergio Damian Faifman	1974	Chief Executive Officer	2016
Marcos Isabelino Gradin	1972	Chief Financial Officer	2015
Eduardo Blake	1953	Logistics Processes, Procurement and Supply Chain Director	2016
Dardo Ariel Damiano	1963	Industrial Director	2008
Gerardo Oscar Diez	1967	Commercial and Concrete Director	2016
Damian Ariel Caniglia	1975	Head of Human Resources	2016
Gustavo Daniel Romera	1953	Ferrosur Roca General Director	2016
Matías Cardarelli	1972	Managing Director Yguazú Cementos	2015
Lucrecia Loureiro	1981	Legal Affairs Manager	2017

The business address of our Executive Officers is Reconquista 1088, 7th Floor, City of Buenos Aires, Argentina.

The following are brief biographical descriptions of our executive officers.

Marcos Isabelino Gradin. Mr. Gradin was appointed as a member of our board of directors since August 2015. He has also acted as our Chief Financial Officer since March 2016. In addition, Mr. Gradin also currently serves on the boards of directors of Yguazú Cementos S.A., Ferrosur Roca S.A., Cofesur S.A. and Recycomb

S.A.U. Mr. Gradin served as a member of our board of directors since August 2015 until July 2017. He has also served as CFO of Cimpor Spain and Portugal, from January 2013 until August 2015. He joined us in 1998, having occupied several executive positions within our group, including Financial Manager from June 2006 until January 2013 and Chief of Financial Operations from January 1998 until June 2006. Mr. Gradin received a bachelor’s degree in Business Administration in 1995 from Pontificia Universidad Católica Argentina (UCA). He also received a master’s degree in Corporate Finance from Universidad del CEMA in 2000.

Eduardo Blake. Mr. Blake has served as our Director of Logistics Processes, Procurement and Supply Chain since November 2016. In addition, Mr. Blake also currently serves on the boards of Yguazú Cementos S.A., Ferrosur Roca S.A., Cofesur S.A. and Recycomb S.A.U. Mr. Blake joined the company in June 1977 and, since then, has held a number of positions, including member of our board of directors from April 2011 to July 2017, Planning and Control Director from January to November 2016, General Director of Yguazú Cementos S.A. from June to December 2015 and Logistics Processes and Supply Chain from May 2006 to May 2015. Prior to that, he held other positions in our group, such as: Audit Manager, Comptroller Manager, Finance Manager, Coordination and General Assistance Manager and Economic and Financial Studies Manager, having accumulated over 40 years of expertise. Mr. Blake received a bachelor’s degree in Business Administration and Public Accountancy from Universidad Argentina de la Empresa in 1978.

Dardo Ariel Damiano. Mr. Damiano has acted as our Director of Operations since March 2008, and he is responsible for the management and operations of our six integrated plants and two grinding plants. In addition, Mr. Damiano also currently serves on the boards of Ferrosur Roca S.A., Cofesur S.A. and Recycomb S.A.U. Mr. Damiano served as a member of our board of directors from November 2008 to July 2017. Since 1990, he held a number of positions at our industrial units and was the plant manager of our L’Amalí and Ramallo plants from May 2006 until March 2008, our Catamarca plant from March 2005 until May 2006 and our Olavarría, Sierras Bayas and Barker plants from December 2002 until February 2005. Mr. Damiano received a degree as Mechanical and Electrical Technician from ENET No.1 in 1982, a bachelor’s degree in Mechanical Engineering from Universidad Nacional de La Plata in 1989, a master’s degree in Human Resources Management from Pontificia Universidad Católica Argentina (UCA) in 2000 and an Executive MBA degree from IAE Business School Universidad Austral in 2008.

Gerardo Oscar Diez. Mr. Diez has acted as our Commercial and Concrete director since January 2011. Mr. Diez is responsible for our marketing strategy and commercial relationships. In addition, Mr. Diez also currently serves on the boards of Yguazú Cementos S.A., Ferrosur Roca S.A., Cofesur S.A. and Recycomb S.A.U. Mr. Diez joined the company in May 1992 and, since then, has held a number of positions, including member of our board of directors from September 2012 to July 2017 and Superintendent of Concrete and Aggregates Finance Manager and Supply Chain Manager, having accumulated more than 25 years of expertise. Mr. Diez received a bachelor’s degree in Public Accountancy from Universidad de Buenos Aires in 1991 and an MBA from Universidad Austral in 2000.

Damian Ariel Caniglia. Mr. Caniglia has acted as our Human Resources and Health, Security and Environment Superintendent since November 2016. In addition, Mr. Caniglia currently serves on the boards of Ferrosur Roca S.A. and Cofesur S.A. Mr. Caniglia served as a member of our board of directors from December 2016 to July 2017. He has also held a number of positions at our Human Resources, or HR, team since 2000 when he joined us, including HR Superintendent from April 2015 until November 2016 and HR Development Manager from April 2013 until April 2015. Between 2008 and 2013, Mr. Caniglia acted as HR Corporate Manager and HR manager for InterCement Brasil. Prior to that, Mr. Caniglia served at Loma Negra as Development Leader, from 2006 to 2008; San Juan plant’s HR Leader, from 2002 to 2006; and HR Analyst, from 2000 to 2002. Mr. Caniglia received a bachelor’s degree in Business Administration in 1999 from Universidad de Buenos Aires and a specialization certificate in Human Resources in 2007 from Universidad de San Andrés. He is currently pursuing a master’s degree in Human and Organizational Factors in Risk Management at Universidad de San Andrés.

Gustavo Daniel Romera. Mr. Romera has acted as the General Director of Ferrosur Roca since November 2016, responsible for the management of our railway operations. In addition, Mr. Romera also currently serves on the boards of Ferrosur Roca S.A. and Cofesur S.A. Mr. Romera joined the company in 1982 and, since then, has held a number of positions, including member of our board of directors from December 2016 to July 2017, Superintendent of Operations, Operational Excellence Manager and Projects and Technical Manager, at Ferrosur Roca from November 2011 until September 2016. He has also served at Loma Negra as Operational Excellence Manager for our operations in Argentina and Paraguay from 2009 until 2011; Plant Manager at our Olavarría and Sierra Bayas plants from 2008 until 2009 and Operational Excellence Manager from 2007 until 2008. Prior to that, between 1992 and 2007, Mr. Romera held several operational positions at Ferrosur Roca, including Manager of Operations, Manager of Transport, Head of Transport and Head of Training Personnel, Security and General Services. Mr. Romera received a degree as Mechanical Technician from the Escuela Técnica Privada de Fábrica Henry Ford—Consejo Nacional De Educación Técnica in 1972 and a bachelor’s degree in Mechanical Engineering from Universidad Tecnológica Nacional in 1982.

Matías Cardarelli. Mr. Cardarelli has acted as the Managing Director of Yguazú Cementos since December 2015, responsible for the management of our operations in Paraguay. Previously, he acted as Supply Chain, Human Resources and Corporate Affairs Director in Amreyah Cement (Intercement Egypt BU) from October 2012 to November 2015. He also served as Legal Affairs Manager in Loma Negra and Ferrosur Roca from April 2008 to October 2012. Before joining us, Mr. Cardarelli held several legal, compliance and corporate positions at Zurich Financial Services and Ford Motor Company. Mr. Cardarelli received a bachelor’s degree in Law in 1995 from Pontificia Universidad Católica Argentina (UCA). He also received a master’s degree in Business Law from Universidad Austral in 2000, an MBA from Universidad del CEMA in 2007 and he attended to executive training programs in Penn State University in 2014 and The Wharton School – University of Pennsylvania in 2015.

Lucrecia Loureiro. Ms. Loureiro was appointed as the Legal Affairs Manager in July 2017. Ms. Loureiro has wide-ranging experience in corporate, labor, financial and commercial matters as well as active participation in international investment projects. In addition, she conducts our in-house Program on Antitrust and Compliance in Argentina and Paraguay. She acted as our Legal Department Leader between October 2014 and June 2017 and our Legal Department Coordinator between January 2013 and September 2014. Ms. Loureiro is also responsible for the legal matters of Yguazú Cementos and Ferrosur Roca and she is currently serving as alternate Director of Ferrosur Roca. Ms. Loureiro received a Law Degree from the University of Buenos Aires in 2005. Furthermore, she completed graduate coursework in a master’s program in Economic Business Law at Pontificia Universidad Católica Argentina (UCA) between 2008 and 2009 and she participated on the International Exchange Program in Tilburg University of Netherlands also in 2009.

Duties and Liabilities of Directors

Directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person. Under Argentine legislation, directors are jointly and severally liable to the company, the shareholders and third parties for the improper performance of their duties, for violating any law or the bylaws or regulations, if any, and for any damage to these parties caused by fraud, abuse of authority or gross negligence. The following are considered integral to a director’s duty of loyalty: (i) the prohibition on using corporate assets and confidential information for private purposes; (ii) the prohibition on taking advantage, or allowing another to take advantage, by action or omission, of the business opportunities of the company; (iii) the obligation to exercise board powers only for the purposes for which the law, the corporation’s bylaws or the shareholders’ or the board of directors’ resolutions were intended; and (iv) the obligation to take strict care so that acts of the board do not go, directly or indirectly, against the company’s interests. A director must inform the board of directors and the supervisory committee of any conflicting interest he may have in a proposed transaction and must abstain from deliberating and voting thereon.

In general, a director will not be held liable for a decision of the board of directors, even if that director participated in the decision or had knowledge of the decision, if (i) there is written evidence of the director’s opposition to the decision and (ii) the director notifies the Supervisory Committee of that opposition. However, both conditions must be satisfied before the liability of the director is claimed before the board of directors, the supervisory committee or the shareholders or relevant authority or the commercial courts.

Section 271 of the Argentine General Companies Law allows directors to enter into agreements with the company that relate to such director’s activity and under arms’ length conditions. Agreements that do not satisfy any of the foregoing conditions must have prior approval of the board of directors (or the supervisory committee in the absence of board quorum), and must be notified to the shareholders at a shareholders’ meeting. If the shareholders reject the agreement, the directors or the members of the supervisory committee, as the case may be, shall be jointly and severally liable for any damages to the company that may result from such agreement. Agreements that do not satisfy the conditions described above and are rejected by the shareholders are null and void, without prejudice to the liability of the directors or members of the supervisory committee for any damages to the company.

The acts or agreements that a company enters into with a related party involving a relevant amount should fulfill the requirements set forth in Section 72 and 73 of Law No. 26,831. Under Section 72, the term “related party” includes the directors, the members of the audit and supervisory committee, the special or general managers designated pursuant to Section 270 of the Argentine General Companies Law (as well as their ascendants, descendants, spouses, brothers or sisters) and the companies in which any of the aforementioned persons may have a direct or indirect significant ownership. A relevant amount is considered to be an amount which exceeds 1% of the net worth of the company as per the latest balance sheet. Under the CNV Rules, a person has a “significant ownership” when the person owns shares that represent no less than 15% of the total capital of such company, or a lesser ownership and the right to designate one or more directors per class of shares, or agreements with other shareholders regarding the management or corporate governance of the company or its controlling entity. The board of directors or any of its members shall require from the audit committee a report stating if the terms of the transaction may be reasonably considered adequate in relation to normal market conditions. The company may resolve with the report of two independent evaluating firms that shall have informed about the same matter and about the other terms of the transaction. The board of directors shall make available to the shareholders the report of the audit committee or of the independent evaluating firms, as the case may be, at the main office on the business day after the board’s resolution was adopted and shall communicate such fact to the shareholders of the company in the respective market bulletin. The vote of each director shall be stated in the minutes of the board of directors approving the transaction. The transaction shall be submitted to the approval of the shareholders of the company when the audit committee or both evaluating firms have not considered the terms of the transaction to be reasonably adequate in relation to normal market conditions. In the case where a shareholder demands compensation for damages caused by a violation of Section 73, the burden of proof shall be placed on the defendant to prove that the act or agreement was in accordance with the market conditions or that the transaction did not cause any damage to the company. The transfer of the burden of proof shall not be applicable when the transaction has been approved by the board of directors with the favorable opinion of the audit committee or the two evaluating firms.

We may initiate causes of action against directors if so decided at a meeting of the shareholders. If a cause of action has not been initiated within three months of a shareholders’ resolution approving its initiation, any shareholder may start the action on behalf and on the company’s account. A cause of action against the directors may be also initiated by shareholders who object to the approval of the performance of such directors if such shareholders represent, individually or in the aggregate, at least 5% of the company’s capital stock.

Except in the event of our mandatory liquidation or bankruptcy, shareholder approval of a director’s performance, or express waiver or settlement approved by the shareholders’ meeting, terminates any liability of a director vis-à-vis the company, provided that shareholders representing at least 5% of the company’s capital stock do not object and provided further that such liability does not result from a violation of law or the company’s bylaws.

Under Argentine law, the board of directors is in charge of the company’s management and administration and, therefore, makes any and all decisions in connection therewith, as well as those decisions expressly provided for in the Argentine corporate law, the company’s bylaws and other applicable regulations. Furthermore, the board is generally responsible for the execution of the resolutions passed in shareholders’ meetings and for the performance of any particular task expressly delegated by the shareholders.

Supervisory Committee

Our supervisory committee (Comisión Fiscalizadora) consists of three members appointed at our shareholders’ meeting for a term of one year. Members may be reelected. The primary responsibility of our supervisory committee is to supervise the compliance by our management with Argentine law and with our by-laws as well as to review our financial statements and to report their findings to our shareholders. Our supervisory committee is required to elect a president among its members and shall meet every quarter and at any time when called by its president. Decisions of the supervisory committee require a quorum of a majority of members and are taken by a majority vote. According to the Argentine Capital Markets Law and our bylaws, the supervisory committee may be rescinded by our shareholders at an extraordinary shareholders’ meeting if the Company has an Audit Committee. The following table lists the current members of our supervisory committee, who were elected at a shareholders’ meeting held on July 27, 2017:

Name	Year of Appointment	Position Held	Age
Antonio Juan Lattuca	2017	Member	74
Omar Raúl Rolotti	2017	Member	70
Esteban Pedro Villar	2017	Member	79
Paola Lorena Rolotti	2017	Alternate	41
Carlos Roberto Chiesa	2017	Alternate	48
José Alanis	2017	Alternate	80

Committees of the Board of Directors

Our board of directors has established an Audit Committee as described below. We expect our board of directors to have such other committees as the board of directors may determine from time to time.

Audit Committee

Our Audit Committee is composed of three members designated by our board of directors. All members of the audit committee were appointed by our board of directors on September 22, 2017, and their terms will expire at the annual shareholders meeting at which our financial statements as of and for December 31, 2017 will be considered. The following table provides some relevant information about the members of our audit committee required by CNV rules:

Name	Position	Age	Election Date	Condition
Carlos Boero Hughes	Permanent	51	2017	Independent
Diana Mondino	Permanent	59	2017	Independent
Sergio Daniel Alonso	Permanent	55	2017	Independent

As of the date of this prospectus, all of the members of our audit committee are independent under CNV regulations, Rule 10A-3 under the Exchange Act, or Rule 10A-3, and the applicable NYSE standards. In addition, our board of directors has determined that each of the members of our Audit Committee is “financially literate” within the meaning of the rules of the NYSE and that Carlos Boero Hughes and Diana Mondino are “audit committee financial experts” within the meaning of Item 407(d) of Regulation S-K under the Securities Act and have the requisite accounting or related financial management expertise under the rules of the NYSE.

We expect that our Audit Committee’s primary responsibilities will be to assist the board of directors’ oversight of: (1) the integrity of our financial statements; (2) the adequacy and integrity of the accounting and financial reporting processes and internal controls systems for the issuance of financial reports, and the monitoring of such internal controls; (3) the adequacy and integrity of disclosure controls and procedures and the monitoring of such controls; (4) the identification and monitoring of our risks and risk management policies; (5) the standards and procedures related to ethics and conduct and our internal policies and channels for addressing complaints and concerns raised by employees; (6) the external and internal audits, as well as the engagement of the independent auditor and the evaluation of qualifications, services, performance and independence of our independent auditor; and (7) our compliance with legal and regulatory requirements. We expect to adopt an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE prior to listing.

Corporate Governance

Because we are a “foreign private issuer,” the NYSE rules applicable to us are considerably different from those applied to domestic companies that are not “controlled companies.” Accordingly, we are eligible to, and we intend to, take advantage of certain exemptions from NYSE governance requirements provided in the NYSE rules for “foreign private issuers.” Subject to the items listed below, we currently follow certain Argentine practices concerning corporate governance:

•	Director Independence. The NYSE rules provide that the board of directors of a domestic listed company must have a majority of independent directors in accordance with NYSE independence requirements. “Controlled companies” are not required to comply with this requirement. Under Argentine corporate governance practices, an Argentine company is not required to have a majority of independent members on its board of directors.

•	Executive Sessions. The NYSE rules require the non-management directors of domestic listed companies to meet at regularly scheduled executive sessions without management being present. There is no similar requirement under Argentine law. Under Argentine law there is a requirement that the board of directors meets at least once every three (3) months.

•	Audit Committee. The NYSE rules require domestic listed companies to have an audit committee with a minimum of three independent directors and a written charter that covers certain minimum specified duties. In addition, the audit committee must comply with Rule 10A-3 and have at least one member with requisite accounting or related financial management expertise and each member of the audit committee must satisfy the independence and financial literacy set forth in the NYSE rules. As a foreign private issuer, we are only required to comply with Rule 10A-3. Pursuant to the Argentine Capital Markets Law, and its corresponding regulations, listed companies in Argentina are required to have an audit committee consisting of at least three members of our board of directors, the majority of which must be independent directors. We have elected to voluntarily comply with all financial management expertise, independence and financial literacy requirements of the NYSE.

•	Compensation and Nominating/Corporate Governance Committees. The NYSE rules require domestic listed companies to maintain compensation and nominating/corporate governance committees, which must consist solely of independent directors and must have a written charter that addresses certain matters specified in the listing standards. “Controlled companies” are not required to comply with this requirement. Under Argentine law, an Argentine company may, but is not required to, form special governance committees, which may be composed partially or entirely of non-independent directors.

•	Shareholder Approval of Equity Compensation Plans. The NYSE rules require shareholders of domestic listed companies to be given the opportunity to vote on all equity-compensation plans and material revisions thereto, with limited exemptions. Under Argentine law, the basic terms of the equity-compensation plans should be considered at the general shareholders’ meeting, but permits delegation to the board of directors.

•	Corporate Governance Guidelines. The NYSE rules require domestic listed companies to adopt and disclose corporate governance guidelines that cover certain minimum specified subjects related to director qualifications and responsibilities. Argentine law does not require the adoption or disclosure of corporate governance guidelines. The CNV Rules contain recommended guidelines for listed companies referred to as Code of Corporate Governance and the board of directors must describe the level of compliance with the guidelines and recommendations in such Code of Corporate Governance in its annual report. As of the date of this prospectus, we are in the process of adopting a corporate governance manual which shall be in compliance with the CNV Rules.

•	Code of Business Conduct and Ethics. The NYSE rules require domestic listed companies to adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers. We are currently subject to InterCement Group’s code of corporate conduct. Such code of corporate conduct applies to our employees, directors and officers. The code of corporate conduct will be available on our website at http://www.lomanegra.com.ar.

Furthermore, as a “controlled company,” we are eligible to, and, in the event we no longer qualify as a “foreign private issuer,” we intend to, elect not to comply with certain of the NYSE corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement to maintain a compensation, nominating/corporate governance committee consisting entirely of independent directors. For additional information, see “Risk Factors—Relating to the Offering, Our Ordinary Shares and the ADSs—Our status as a “foreign private issuer” and as a “controlled company” allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.”

Compensation

Executive Officers

Our Executive Officers receive compensation for the services they provide. The aggregate cash compensation paid to all members of senior management as a group was Ps.29.0 million during the six-month period ended June 30, 2017, Ps.56.2 million in 2016, Ps.41.5 million in 2015 and Ps.27.6 million in 2014. Until July 27, 2017, all of our Executive Officers were members of our board of directors.

The cash compensation for each of our Executive Officers is principally comprised of base salary and bonus. Base salary is reviewed twice a year and adjusted accordingly to the fluctuations in the labor market. Bonuses are determined based on business results and paid once a year. In addition, our Executive Officers are eligible to participate in welfare benefit programs, including medical, life and disability insurance. We believe that the compensation awarded to our Executive Officers is consistent with that of our peers and similarly situated companies in the industry in which we operate.

Directors and Supervisory Committee

Our shareholders fix the compensation of our directors and members of our supervisory committee, including additional wages which may arise from the directors’ performance of any administrative or technical activity. Compensation of our directors and members of our supervisory committee is regulated by the Argentine General Companies Law and the CNV regulations. Any compensation paid to our directors and members of our supervisory committee must have been previously approved at an ordinary shareholders’ meeting. Section 261 of the Argentine General Companies Law provides that the compensation paid to all directors and members of our supervisory committee in a year may not exceed 5.0% of net profit for such year, if the company is not paying dividends in respect of such net profit. The Argentine General Companies Law increases the annual limitation on director compensation to up to 25.0% of net profit based on the amount of dividends, if any, that are paid. In the case of directors that perform duties at special commissions or perform administrative or technical tasks, these limits may be exceeded if approved at a shareholders’ meeting, the issue is included in the agenda, and is in accordance with the regulations of the CNV. In any case, the compensation of all directors and members of the supervisory committee requires shareholders’ ratification at an ordinary shareholders’ meeting.

During the annual ordinary shareholders’ meeting held on March 23, 2017, the shareholders approved total directors’ fees of Ps.38.1 million and total fees for the members of our supervisory committee of Ps.832,933, for services rendered during 2016.

During the annual ordinary shareholders’ meeting held on March 23, 2016, the shareholders approved total directors’ fees of Ps.26.4 million and total fees for the members of our supervisory committee of Ps.594,570, for services rendered during 2015.

Members of our board of directors who are also our employees or employees of our subsidiaries will not receive any additional compensation for their service on our board of directors. We believe that our director fee structure is customary and reasonable for companies of our kind and consistent with that of our peers and similarly situated companies in the industry in which we operate. These fees may be increased from time to time by a resolution of the general meeting of shareholders.

As of the date of this prospectus, neither we, nor any of our affiliates, have entered into any agreement that provides for any benefit or compensation to any director after expiration of his or her term.

Long-Term Incentive Plan

In conjunction with the completion of this offering, we intend to establish the long-term incentive plan, or the incentive plan, with the purpose of attracting, retaining and motivating executive officers and directors by providing them incentives directly linked to shareholder value. The incentive plan will have an annual frequency, with granting of phantom stock rights occurring in the month immediately following the publication of our audited consolidated financial statements for the previous fiscal year. Grants will be determined by our board of directors.

Plan administration. Our board of directors will be responsible for the overall supervision of the incentive plan with the support of a designated management committee, or the management committee, and our management. Only the board of directors will have deliberative powers over the incentive plan. The management committee will be composed of members of our board of directors and, when necessary, advised by executive officers from specific areas (i.e., financial, legal) and external consultants who will support our board of directors in the review of proposals for each grant in terms of eligible participants, number of awards, exercise price of each program, among others.

Eligibility. Board members and senior management of Loma Negra and a limited number of senior employees indicated by senior management are eligible for awards under the incentive plan.

Awards. Awards consist of the granting of phantom stock rights, which consist in rights to future cash-based awards, based on the valuation of lots of common shares from a predetermined price, or exercise price, and for a certain period, or option term.

Exercise price. The exercise price will be defined at the time the awards are granted and will be held until the end of the option term. The exercise price will be equivalent to the average closing value of the common shares in the form of ADRs traded on the NYSE in the 60 days prior to the date of granting the phantom stock rights. The exercise price of the first grant will be equal to the initial public offering price. The share appreciation target will be defined at each grant based on a proposal from the management committee to be reviewed and approved by the board of directors.

Vesting period. The phantom stock rights shall vest and become exercisable on a staggered basis with no phantom stock rights vesting during the first two years of the individual grant and 1/3 of the phantom stock rights vesting during each subsequent year. Participants may exercise their vested rights every quarter after the publication of our quarterly financial statements, once the non-vesting period established by the board of directors has expired.

Option term. The incentive plan will have an option term of five years, commencing from the granting of awards. The term of the award represents the maximum term in which the participant must exercise the right. After this period, the phantom stock rights not exercised will become null and void.

Share Ownership

The shares and any outstanding options to purchase shares beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Principal Shareholders.”

PRINCIPAL AND SELLING SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our outstanding shares as of the date of this prospectus and our outstanding shares, including shares in the form of ADSs, after this offering, excluding any ADSs that may be purchased through the directed share program, by:

•	each person or group of affiliated persons that, to our knowledge, beneficially owns 5% or more of our ordinary shares or shares;

•	each of our directors, director nominees and executive officers individually; and

•	all of our directors, director nominees and executive officers as a group.

The beneficial ownership of our ordinary shares, including shares in the form of ADSs, is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. The percentage of shares beneficially owned prior to the offering is based on the 566,026,490 ordinary shares outstanding as of June 30, 2017 (which reflects the stock split approved by our shareholders’ meeting dated July 3, 2017, see “Description of Capital Stock—General”), and the percentage of shares beneficially owned after the offering assumes shares outstanding upon the completion of this offering (which assumes that the underwriters will not exercise their option to purchase additional shares with respect to the offering).

All of our shareholders, including the shareholders listed below, have the same voting rights attached to their shares, including shares in the form of ADSs. See “Description of Capital Stock—Bylaws—Voting Rights.” Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under community property laws. Unless otherwise noted below, the shareholder’s address is Hohenstaufengasse, 10/ 3rd Floor, 1010 Vienna, Austria.

A description of any material relationship that our principal shareholders have had with us or any of our predecessors or affiliates within the past three years is included under “Certain Relationships and Related Party Transactions.”

	Shares Beneficially Owned Prior to Offering		Number of Shares	Shares Beneficially Owned After Offering		Number of Shares Offered Pursuant to Option to Purchase Additional Shares
Name of Beneficial Owner	Number	Percentage	Offered	Number	Percentage
Loma Negra Holding GmbH(1)	562,883,740	99.44%	221,000,000	341,883,740	57.63	37,650,000

(1)	Loma Negra Holding GmbH is a limited liability company incorporated in Austria and registered in the Public Registry of Commerce in Argentina.

As of the date of this prospectus our directors and executive officers did not own, beneficially or of record, any shares of our capital stock.

Loma Negra Holding GmbH

Loma Negra Holding GmbH’s capital stock consists solely of ordinary shares. Camargo Corrêa S.A. holds direct controlling ownership of InterCement Participações S.A., which in turn holds indirect controlling ownership of Cimpor Cimentos de Portugal, SGPS, S.A., or Cimpor. Cimpor holds indirect controlling ownership of Cauê Áustria Holding GmbH’ total capital, which in turn holds the direct controlling ownership of Loma Negra Holding GmbH. Cauê Áustria Holding GmbH also holds 56.78% of the share capital of InterCement Brasil.

InterCement Austria Holding GmbH, a fully controlled subsidiary of InterCement Participações S.A., holds 74.64% of Cimpor’s share capital, while Camargo Corrêa Cimentos Luxembourg, S.a.r.l. holds 19.55% of the share capital of this same company.

During the past three years there has been no change in the percentage of ownership of our ordinary shares by our controlling shareholder, InterCement Participações S.A. However, as a result of the corporate reorganization of Cauê Áustria Holding GmbH, the sole shareholder of Loma Negra Holding GmbH and controlling shareholder of InterCement Brasil, on August 26, 2017, Loma Negra Holding GmbH became the beneficial owner of 562,883,740 of our ordinary shares, representing 99.44% of our share capital.

Camargo Corrêa Group

The following chart sets forth the corporate structure of the Camargo Corrêa group as of the date of this prospectus:

Controlling Shareholder

InterCement Participações S.A., our controlling shareholder, is a holding company for the cement business of the Camargo Corrêa group. Construções e Comércio Camargo Corrêa S.A., or CCCC, a construction and engineering affiliate of InterCement Participações S.A., is also controlled by the Camargo Corrêa group.

CCCC and certain of its former senior management and employees have recently been the subjects of a Brazilian Federal Police investigation referred to as Operation Car Wash, which is an investigation into widespread allegations of corruption, including at the Brazilian federal government controlled national oil company Petróleo Brasileiro S.A.—Petrobras, where certain of its employees accepted bribes from a number of construction companies, including CCCC.

In connection with the Operation Car Wash investigation and comprehensive internal investigations undertaken by CCCC with the assistance of external experts, CCCC and certain of its former senior management and employees entered into leniency and plea bargain agreements with the Brazilian authorities pursuant to which they admitted to violations of Brazilian antitrust and anti-corruption laws and agreed to pay compensation totaling more than 800 million Brazilian reais, which included fines and other indemnification, and committed to continue to cooperate with Brazilian authorities. In addition, CCCC continues to conduct internal investigations on an ongoing basis regarding its anti-corruption compliance.

The news of Operation Car Wash also had repercussions in other Latin America countries where CCCC operates besides Brazil, including Peru, Argentina and Venezuela. According to certain media reports, government investigations are underway in those countries for alleged acts of corruption involving Brazilian construction companies. CCCC’s management has conducted internal investigations with the help of external experts and to-date has not identified evidence of any wrongdoing performed by CCCC in these countries.

Any additional violations of anti-corruption and/or antitrust laws involving CCCC may result in additional fines and/or indemnification obligations. In addition, any additional adverse events or developments could have a material adverse impact on CCCC and the Camargo Corrêa group, which may subject us to reputational damage and could materially adversely affect the trading price of our ordinary shares and ADSs. Moreover, although we have been informed by CCSA and its counsels that CCCC should be solely liable for any violations by CCCC of antitrust and/or anti-corruption laws, no assurances can be given that affiliates of CCCC will not also be found to be liable for any such violations of law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into transactions with our shareholders and with companies that are owned or controlled, directly or indirectly, by us in the normal course of our business. We conduct these transactions on an arms’ length basis. Any transactions with related parties have been made consistent with normal business operations using terms and conditions available in the market and are in accordance with the applicable legal standards. Those transactions were eliminated in the consolidation process.

We maintain certain agreements with other companies controlled by our controlling shareholder in the ordinary course of business in order to share costs and expenses related to the use and maintenance of certain shared administrative functions. These transactions comply at all times with legal requirements regarding conflict of interests and are monitored closely by our management.

As of the date of this prospectus, we do not have any loans or other financing agreements with any of our directors and executive officers. Our related party transactions consist mainly of loans and financings and purchases of petcoke, clinker and steam coal. Please refer to note 14 to our unaudited consolidated financial statements and note 19 of our audited consolidated financial statements included elsewhere in this prospectus for more information.

Guarantees

As of June 30, 2017, InterCement Brasil and InterCement Participações provided a corporate guarantee in connection with a loan agreement with Itaú Unibanco – New York Branch. On September 25, 2017 the loan was repaid in full and the guarantee was extinguished. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy—Loma Negra C.I.A.S.A.—Itaú Unibanco S.A.” for additional information.

As of June 30, 2017, InterCement Brasil and InterCement Participações, individually or jointly, guaranteed US$55.2 million of our outstanding indebtedness. Although we did not compensate InterCement Brasil or InterCement Participações in exchange for their provision of these guarantees, we may begin to pay a guarantee fee on market terms to InterCement Brasil or InterCement Participações in respect of our net guaranteed obligations with InterCement Brasil or InterCement Participações at some point following the consummation of this global offering. The total outstanding balance of the debt guaranteed by InterCement Brasil and InterCement Participações as of June 30, 2017 was US$18.4 million. As of the date of this prospectus there is no outstanding balance of our debt guaranteed by InterCement Brasil and InterCement Participações.

Clinker, Petcoke and Steam Coal Purchases

From time to time, we enter into agreements for the purchase of clinker, petcoke and steam coal through Cimpor Trading e Inversiones S.A., a trading company of the InterCement Group, and InterCement Brasil. As of June 30, 2017, we had trade payables of US$17.3 million related to these purchase orders with Cimpor.

InterCement Brasil

On June 9, 2011, Loma Negra entered into a loan agreement with InterCement Brasil for US$11 million. This loan originally matured in November 2016, but we extended the maturity to July 3, 2017, the parties also agreed to capitalize accrued interest as of that date and to raise the applicable interest rate to 4.7%. As of June 30, 2017, the amount outstanding was US$5.9 million. On July 3, 2017, we offset the outstanding balance of this mutual agreement with the balance of our trade payable with InterCement Brasil originated on December 22, 2016 for the purchase of 16% of Yguazú Cementos’ outstanding shares.

As of June 30, 2017, we had credits with InterCement Brasil for (1) Ps.33.6 million (US$2.0 million) for payments we made of taxes on personal assets (see “Taxation–Personal assets tax” for more detailed information regarding this tax) and (2) Ps.8.1 million (US$0.5 million) for expenses to be refunded for technical assistance.

As of June 30, 2017, we had outstanding trade payables of Ps.138.5 million (US$8.3 million) with InterCement Brasil, including Ps.96.6 million (US$5.8 million) for the acquisition of a 16% equity interest in Yguazú Cementos S.A. on December 22, 2016, Ps.37.0 million (US$2.2 million) for the purchase of trucks and Ps.4.9 million (US$0.3 million) for the purchase of cement in bulks from our subsidiary Yguazú Cementos.

Other Transactions

On August 17, 2017, we accepted an offer from Cimpor - Serviços De Apoio à Gestão De Empresas S.A., or Cimpor Services, regarding the services to be received in connection with the transfer of technology and technical know-how relating to the designing and manufacturing of construction materials, such as, cement, clinker, concrete, among others, and aimed at optimizing our performance and operations. According to the terms of this agreement, we will have access to the know-how and intellectual property rights possessed and developed by Cimpor Services, such as, technology, engineering, development of management systems to enhance performance and processes, industrial sustainability and innovation. The royalty fee for the transfer of technical know-how represents 1% of our unconsolidated net sales for each year of validity of the offer and is payable on a quarterly basis. The term of the agreement is three years, automatically renewable for successive three-year periods unless either party provides written notice of termination at least three month in advance. These transactions comply with legal requirements regarding conflict of interests, are conducted on an arms’ length basis and are monitored closely by our management.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our share capital and the rights of the holders of our ordinary shares that are material to an investment in the ordinary shares in the form of ADSs offered by this prospectus. These rights are set forth in our bylaws or are provided by Argentine corporate law and the rules and regulations of the CNV and the listing rules of BYMA. This summary does not purport to be complete and is qualified by reference to our by-laws, Argentine corporate law, the rules and regulations of the CNV and the listing rules of BYMA. For more complete information, you should read our bylaws, which are attached as an exhibit to the registration statement filed by us on Form F-1 (of which this prospectus forms a part). For information on how to obtain a copy of our bylaws, please read “Where You Can Find More Information.”

General

We are a corporation organized as a Sociedad Anónima under the laws of Argentina on May 10, 1926 and registered with the Public Registry of Commerce of the Province of Buenos Aires (Azul) on August 5, 1926. Our ordinary and extraordinary shareholders’ meeting dated July 3, 2017 approved the change of our legal domicile to the City of Buenos Aires and the resolution of the board of directors dated July 7, 2017 approved the change of our principal executive offices to Reconquista 1088, 7th floor, City of Buenos Aires. In addition, such ordinary and extraordinary shareholders’ meeting approved the extension of our corporate term until July 3, 2116 and a global reform of our bylaws. These resolutions have been registered before the Public Registry of Commerce of the City of Buenos Aires on August 29, 2017 under No. 17557, Book No. 85, Volume: - of corporations.

Our share capital as of June 30, 2017 consisted of Ps.56,602,649, represented by 56,602,649 ordinary, nominative non-endorsable certificated shares, with a par value of Ps.1.00 per share and each entitled to one vote. Our ordinary and extraordinary shareholders’ meeting dated July 3, 2017 approved the conversion of our ordinary nominative non-endorsable certificated shares in book entry shares and the reduction of their par value from Ps.1.00 per share to Ps.0.10 per share, which resolutions have been registered before the Public Registry of Commerce of the City of Buenos Aires on August 29, 2017 under No. 17557, Book No. 85, Volume: - of corporations. Accordingly, our share capital as of the date of this prospectus consists of Ps.56,602,649, represented by 566,026,490 ordinary, book entry shares, with a par value of Ps.0.10 per share and each entitled to one vote.

All outstanding shares are fully paid as of the date of this prospectus. Our issued share capital has increased twice during the past three years: (i) on April 17, 2015, the extraordinary shareholders’ meeting approved the merger of Loma Negra with La Preferida de Olavarría S.A. and to increase the corporate capital of Loma Negra in the amount of Ps.1,000,000, from Ps.54,602,649 to Ps.55,602,649 through the partial capitalization of the capital adjustment account; and (ii) on December 15, 2015, the extraordinary shareholders’ meeting approved the merger of Loma Negra with Holdtotal S.A., Betel S.A. and Cía. Argentina de Cemento Portland S.A. and to increase the corporate capital of Loma Negra in the amount of Ps.1,000,000, from Ps.55,602,649 to Ps.56,602,649, through the partial capitalization of the capital adjustment account.

As of the date of this prospectus, 2,951,740 ordinary shares (0.52% of the total share capital) are held by several minority shareholders and 191,010 ordinary shares (0.03% of the total share capital) correspond to unidentified shareholders who have not claimed for such shareholding or have not surrendered their nominative non-endorsable certificates in exchange for the new book entry shares described above. Those 191,010 shares will be recorded immediately after giving effect to the offering in a book entry account with Caja de Valores denominated “Acciones No Distribuidas” and are available for delivery to the respective shareholders upon showing evidence of their ownership rights or upon surrendering the corresponding certificates.

The rights of holders of our stock may be modified through a resolution of our extraordinary shareholders meeting.

Bylaws

Corporate Purpose

According to its bylaws, Loma Negra C.I.A.S.A. has a broad corporate purpose that includes, among others, to participate in industrial activities, such as the production, commercialization, multiplication, licensing, purchase, sale, importation, exportation and distribution of mining products, as well as to engage in any activity related to mining; to invest in national or foreign companies, private or partially state-owned; to subscribe, acquire or transfer shares, interest or securities, to form subsidiaries; to provide guarantees to third parties; purchase, sale or lease real estate and personal property; to purchase, sell, register and make use of intellectual property; and to allocate up to 10% of its capital, reserves and profits to social and cultural works and charity.

Shareholders’ Liability

Shareholders’ liability for the losses of a company is limited to their respective shareholding in the company. Under the Argentine General Companies Law, however, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s bylaws (or regulation, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. In addition, a shareholder who votes on a business transaction in which the shareholder’s interest conflicts with that of the company may be liable for damages under the Argentine General Companies Law, but only if the transaction would not have been validly approved without such shareholder’s vote. See also “Risk Factors—Risks Related to the Offering, Our Ordinary Shares and the ADSs—Our shareholders may be subject to liability for certain votes of their securities.”

In addition, the shareholders are liable for damages derived to the company from the shareholders’ willful misconduct (dolo) or negligence (culpa). The shareholders are jointly and severally liable for any damages derived from any act of the company that (a) conceals the prosecution of interests different from the interests of the company, or (b) constitute a mere resort for breaching the law, violating principles of public policy or good faith, or frustrating third parties’ rights (“piercing of the corporate veil doctrine”).

Under the Argentine Bankruptcy Law No. 24,522, the bankruptcy of the company may be extended to its controlling shareholder if it (a) used the company to perform acts in its own interest and in detriment of the company’s interest and disposed of the company’s assets as if they were of the controlling shareholder, all in fraud of the company’s creditors; or (b) who unlawfully diverted the company’s corporate interest subjecting it to a unified management in the interest of the controlling shareholder or its group; or (c) with respect to whom there is an indivisible confusion with the assets of the company, or a major part thereof, that impedes the clear delimitation of the assets and liabilities of each of such parties.

Voting Rights

Under our bylaws, each ordinary share entitles the holder thereof to one vote at any meeting of our shareholders. Under the Argentine General Companies Law, a shareholder is required to abstain from voting on any resolution in which it has a direct or indirect interest that conflicts with, or is different from, that of the company. In the event that such shareholder votes on such resolution, and the relevant resolution would not have been approved without the shareholders’ vote, such shareholder may be held liable for damages to the company, other shareholders and third parties, and the resolution may be declared void by a competent court.

Pursuant to Section 244 of the Argentine General Companies Law, all shareholders’ meetings, whether convened on a first or second quorum call, require the affirmative vote of the majority of shares with right to vote in order to approve the following decisions: the voluntary winding up of the company in advance, transfer of the domicile of the company outside of Argentina, a fundamental change to our corporate purpose of the company, total or partial mandatory repayment by the shareholders of the paid in capital and a merger or a spin off, where we will not be the surviving entity. In the aforementioned cases, the plurality of votes granted by a certain class of shares shall not be considered. Also, under Section 284 of the Argentine General Companies Law, plurality of votes will not be applicable to the election of syndics or members of the supervisory committee; provided that, the Argentine General Companies Law allows for the election of up to one third of vacant supervisory committee members positions through the cumulative voting system in terms similar to those described in the election of the members of the board of directors. For further information regarding cumulative voting rights, see “Description of the Capital Stock—By-laws—Election of Directors, Quorum and Resolutions.” We do not have any class of shares affording multiple votes.

In accordance with Argentine General Companies Law, as long as we remain an entity authorized to publicly offer our ordinary shares, we will not issue additional shares of any class that entitle the holder to more than one vote per share. For further information regarding voting rights, see “—Shareholders’ Meetings”

Registration Requirements of Foreign Companies or Entities Holding Ordinary Shares Directly

Under Argentine law, foreign companies or entities that hold shares directly (and not in the form of ADSs) in an Argentine company must register with a local public registry of commerce to exercise certain shareholder political rights, including voting rights. Although the requirements may vary in the different local jurisdictions in which the foreign company or entity may be registered, in order to register with the public registry of commerce, the foreign company or entity is usually required to comply with, among other requirements: (1) filing of its corporate and accounting documents so as to show that it is not a special purpose vehicle organized solely to conduct business in Argentina, (2) verification that it is able to conduct business in its place of incorporation and (3) provide evidence that it meets certain foreign asset requirements.

Redemption and Appraisal Rights

Our ordinary shares may be redeemed in connection with a reduction in capital by the vote of a majority of shareholders at an extraordinary shareholders’ meeting. Any shares so redeemed must be canceled by us.

Whenever our shareholders approve a spin-off or merger in which we are not the surviving corporation, the dissolution prior to the expiration of the corporate term, a fundamental change in our corporate purpose, change of our domicile outside of Argentina, withdrawal, denial or voluntary retirement from public offering or delisting, our continuation in the case of withdrawal of the authorization to perform activities or cancelation of the public offering authorization, or a total or partial recapitalization following a mandatory reduction of our capital, any shareholder that voted against such action that was approved or did not attend the meeting at which the decision was taken, may withdraw and receive the book value of its shares, determined on the basis of our latest balance sheet prepared or that should have been prepared in accordance with Argentine laws and regulations, provided that such shareholder exercises its appraisal rights within a determined period. Appraisal rights must be exercised within the five days following the adjournment of the meeting at which the resolution was adopted, in the event that the dissenting shareholder voted against such resolution, or within 15 days following such adjournment if the dissenting shareholder did not attend such meeting and can prove that he was a shareholder on the date of such meeting. In the case of merger or spin-off, appraisal rights may not be exercised if the shares to be received as a result of such transaction are authorized for public offering or listed. Appraisal rights are extinguished if the resolution giving rise to such rights is revoked at another shareholders’ meeting held within 75 days of the meeting at which the resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except in the case of our withdrawal, denial or voluntary retirement from the public offering regime of the CNV, our delisting or any continuation of the withdrawal of the authorization to perform activities. In any such case the payment period is reduced to 60 days from the date of the adjournment of the shareholders’ meeting or following the publication of the withdrawal, denial or approval of the voluntary retirement from the public offering regime of the CNV.

Preemptive and Accretion Rights

Under the Argentine General Companies Law, in the event of a capital increase, holders of existing ordinary shares of any given class have a preemptive right to subscribe for a number of shares of the same class, so that they may maintain the same proportion of shares in that class. In addition, shareholders are entitled to accretion rights which allow them to subscribe for shares that are not otherwise subscribed by other existing shareholders in proportion to the percentage of shares for which subscribing existing shareholders have exercised their preemptive rights. Shares not subscribed by the shareholders by virtue of their exercise of preemptive rights or accretion rights may be offered to third parties.

Preemptive rights and accretion rights may be waived only by each shareholder on a case-by-case basis. Additionally, the Argentine General Companies Law permits shareholders at a special shareholders’ meeting to suspend or limit the preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our Company requires such action and, additionally, under the following specific conditions: (i) the issuance is expressly included in the list of matters to be addressed at the shareholders’ meeting; and (ii) the shares to be issued are to be paid in-kind or in exchange for payment under preexisting obligations.

Furthermore, Article 12 of the Negotiable Obligations Law No. 23,576, as amended, permits shareholders at a special shareholders’ meeting to suspend preemptive subscription rights for the subscription of convertible bonds under the conditions described above. According to said law, preemptive rights may also be eliminated in the event that a given company enters into an underwriting agreement with an agent for the placement of the bonds, by means of a shareholders resolution passed with an affirmative vote of at least 50% of the outstanding share capital with a right to exercise such preemptive rights, so long as votes against such resolution do not represent 5% or more of the share capital. This provision on elimination also applies to the issuance of warrants over shares of capital stock or other securities convertible into capital stock.

Holders of ADSs may be restricted in their ability to exercise preemptive rights if a registration statement under the Securities Act relating thereto has not been filed or is not effective or an exemption is not available. In addition, holders of ADSs wishing to exercise their preemptive rights in connection with our ordinary shares underlying their ADSs directly will have to request to the depositary of the ADSs the cancellation of their ADSs and the release and delivery of the underlying ordinary shares, for which purposes, holders of the ADSs will need to have a custody account with Caja de Valores, or other custody account in Argentina.

Under Section 194 of the Argentine General Companies Law, the right to preemptive subscription must be exercised within thirty days following the announcement to the shareholders that they can exercise their rights. Such announcement must be published for a period of three days in the Official Gazette of the Republic of Argentina and in an Argentine newspaper of wide circulation. According to the Argentine General Companies Law, companies admitted to the public offering regime may, upon authorization of an extraordinary shareholders’ meeting, reduce this period to ten days.

In accordance with Argentine General Companies Law, as long as we remain being an entity authorized to publicly offer our ordinary shares, we will not issue additional shares of any class that entitle the holder to more than one vote per share.

Liquidation Rights

In the case of our liquidation or dissolution, our assets will be applied to satisfy our outstanding liabilities and then proportionally distributed among our holders of ordinary shares.

Form and Transfer of Shares

Our current share capital is represented by book-entry shares. The registry for our ordinary shares will be maintained with Caja de Valores in Argentina. Only those persons whose names appear on such share registry are recognized as owners of our ordinary shares. Transfers, encumbrances and liens on our ordinary shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place. If the share registry is not properly updated, investors will have a claim for proper registration and damages, if applicable, against the registrar.

Shareholders’ Meetings

Shareholders’ meetings may be ordinary or extraordinary. We are required to convene and hold an ordinary meeting of shareholders within four months of the close of each fiscal year to consider the matters specified in the first two paragraphs of Section 234 of the Argentine General Companies Law, such as the approval of our consolidated financial statements, allocation of net profit for such fiscal year, approval of the reports of the board of directors and supervisory committee and election and remuneration of directors and members of the supervisory committee. Other matters which may be considered at an ordinary meeting convened and held at any time include the responsibility of directors and members of the supervisory committee, and capital increases without limit, according to our bylaws.

In addition, under the provisions of section 71 of the Argentine Capital Markets Law and due to our being a company authorized to publicly offer our ordinary shares, the ordinary shareholders’ meeting is to undertake (i) the transfer or encumbrance of all or a substantial part of our assets, other than in the ordinary course of business; and (ii) the execution of an administration or management agreement as it relates to our business and/or assets. The same applies to the approval of any other agreement pursuant to which the assets or services received by us are paid for, totally or partially, with a percentage of our income, results or profits, if such amount is substantial as it relates to our business or assets.

Extraordinary shareholders’ meetings may be convened at any time to consider matters beyond the authority of an ordinary meeting, including amendment of the bylaws; reduction and reimbursement of capital; redemption, reimbursement and amortization of shares; merger, transformation and dissolution of the company; appointment, removal and remuneration of liquidators; division; examination of accounts and any other matters related to management during the liquidation of the corporation, which may require a final approving resolution; limitation or suspension of preemptive rights pursuant to Section 197 of the Argentine General Companies Law; reduction of the term for the exercise of preemptive rights for the subscription of new ordinary shares pursuant to Section 194 of the Argentine General Companies Law; issue of debentures and their conversion into shares; and issue of bonds, except for the issuance of negotiable obligations under the Argentine law, which may be approved by a resolution of an ordinary shareholders meeting.

The Argentine General Companies Law provides that shareholders’ meetings may be called by our board of directors or by our supervisory committee or at the request of the holders of shares representing no less than 5% of the ordinary shares. Any meetings called at the request of shareholders must be held within a maximum of 40 days after the request is made. Any shareholder may appoint any person as its duly authorized representative at a shareholders’ meeting, by granting a proxy.

Notice of shareholders’ meetings must be published for five days in the Official Bulletin, in an Argentine newspaper of wide circulation and in the publications of Argentine exchanges or securities markets in which our ordinary shares are traded, at least 20 but not more than 45 days prior to the date on which the meeting is to be held. Such notice must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda. If a quorum is not available at such first call for the meeting, a notice for a second call for the meeting, which must be held within 30 days of the date on which the first meeting was called, must be published for three days, at least eight days before the date of the second call for the meeting. The above-described notices of shareholders’ meetings may be effected simultaneously for the second call for the meeting to be held on the same day as the first call, except in the case of extraordinary meetings. Shareholders’ meetings may be validly held without notice if all shares of our outstanding share capital are present and resolutions are adopted by unanimous vote of such shares.

Under Argentine corporate law and our bylaws, quorum for ordinary meetings of shareholders on first call is a majority of the shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the shares present that are entitled to vote on such action. If a quorum is not available at the first call for the meeting, a second call for the meeting may be held at which action may be taken by the holders of an absolute majority of the shares present, regardless of the number of such shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the shares entitled to vote, and if such quorum is not available, an extraordinary meeting following a second call may be held with the presence of 30% of shares entitled to vote.

However, pursuant to Section 244 of the Argentine General Companies Law, all shareholders’ meetings, whether convened on a first or second quorum call, require the affirmative vote of the majority of shares with right to vote in order to approve the following decisions: voluntary winding-up of the company, transfer of the domicile of the company outside of Argentina, fundamental change to the purpose of the company, total or partial mandatory repayment by the shareholders of the paid-in capital; and a merger or a spin-off, when our company will not be the surviving company. In the aforementioned cases, the plurality of votes granted by a certain class of shares shall not be considered. Also, under Section 284 of the Argentine General Companies Law, plurality of votes will not be applicable to the election of syndics or members of the supervisory committee; provided that, the Argentine General Companies Law allows for the election of up to one third of vacant supervisory committee members positions through the cumulative voting system in terms similar to those described in the election of the members of the board of directors. For further information regarding cumulative voting rights, see “Description of the Capital Stock—By-laws—Election of Directors, Quorum and Resolutions.”

Election of Directors, Quorum and Resolutions

Currently, the shareholders present at any annual ordinary meeting may determine the size of the board of directors, provided that there shall be no less than three and no more than fourteen. Any director so appointed will serve for one fiscal year and is eligible for reelection.

Members of our board of directors shall remain in office until replaced. In the event that any member resigns, a designated substitute director will take his or her place. If no substitute has been designated by the shareholders, the supervisory committee will have to name a new director until the following shareholders’ meeting, unless another form of appointment of directors in case of vacancy is provided for in the bylaws.

Under our bylaws, quorum for board meetings is the majority of board members present physically or by any electronic media, and any action may be taken by the affirmative vote of an absolute majority of those that are entitled to vote on such action, having the president double vote in the event of a tie. The board of directors has full power of management over the company within the scope of our corporate purpose, including borrowing money. The powers of the board of directors may only be modified through an amendment of our bylaws approved at an extraordinary shareholders’ meeting.

Under the Argentine General Companies Law, board members materially interested or having a conflicting interest with the company shall notify the board of directors and the members of our supervisory committee of such situation and must refrain from participating in the debate, under penalty of being liable for damages.

The Argentine General Companies Law allows for cumulative voting to elect up to one third of vacant board positions. The positions within the one third of vacancies not appointed under cumulative voting rights and the remaining vacant board positions are elected using the ordinary voting system. Cumulative voting is a system designed to protect holders with non-controlling interests, as it gives rise to the possibility, but does not ensure, that non-controlling interests will be able to elect some of their candidates to our board of directors. Under this system, the number of votes corresponding to members participating in the proceeding is multiplied by the number of contemplated vacancies, and can only be applied to vote to appoint up to one third of the vacancies. The larger the number of vacancies, the greater the possibility that minority groups of shareholders will win positions in our board of directors.

End of Fiscal Year

Our fiscal year ends on December 31 of each year.

Mandatory Public Offers Required Pursuant to Argentine Capital Markets Law and the CNV Rules

Mandatory Public Offer in the Case of Significant Acquisition of Our Capital Stock and Votes

Pursuant to the Argentine Capital Markets Law and the CNV rules, any person who directly or indirectly intends to acquire for value, whether acting individually or in conjunction with others, in a single transaction or a series of transactions over a period of ninety (90) calendar days, a number of voting shares, stock warrants or stock options, convertible securities or other similar instruments issued by a company, which directly or indirectly give such person the right to subscribe, acquire or otherwise convert into voting shares, irrespective of how the transaction is carried out, an amount of shares which, when considered with such person’s existing interests in a company, equals a “significant interest” in the company’s voting capital stock and/or votes, must, within ten days after a firm decision to make an offer to acquire any such instruments is made, announce a public tender offer to acquire and/or swap securities in accordance with the procedure and scope established under the CNV rules. We refer to such an offer as an OPA.

According to the CNV rules, a “significant interest” means an interest equal to or greater than thirty five percent (35%) and up to fifty percent (50%) of the voting capital stock and/or the votes of the company. When trying to achieve an interest equal to or greater than thirty five (35%) of the voting capital stock and/or the votes of the company, provided that such acquisition implies a change of control of the company, the offer shall be made on a number of securities that would allow the purchaser to achieve, at least fifty percent (50%) of the voting capital stock of the company. When trying to reach a stake equal to or greater than fifty percent (50%) of the voting capital stock and/or the votes of the company, the offer shall be made on a number of shares that would allow the purchaser to reach one hundred percent (100%) of the voting capital stock of the company.

The price offered in an OPA shall be determined by the offeror with the following exceptions:

•	if the purchaser has purchased other securities related to the offering within the 90 days prior to the announcement of the offer, the price cannot be lower than the highest price the purchaser paid in such transactions; and

•	if the purchaser has obtained firm sale commitments from the controlling shareholder or other shareholders entitled to take part in the public offering, the price cannot be lower than the price provided for in such commitments.

In order to determine the purchase price, the purchaser must also consider the following criteria, according to the CNV rules:

•	the book value of the shares;

•	a valuation of the target company according to discounted cash flows, or DCF, or other applicable valuation criteria applicable to comparable business; and

•	the average price of the shares for the last six months before the “offer.” Based on certain interpretations of Argentine Capital Markets Law and the CNV rules, there is no certainty as to whether the average price of the shares for the last six months before the “offer” should be considered as a minimum price. Additionally, the price may be challenged by both the CNV and any offeree shareholder.

When the securities are acquired in breach of the obligation to make a public offer as stated herein, the CNV will declare such acquisition illegal and ineffective for administrative purposes and will carry out the auction of the shares acquired in breach, without prejudice of other applicable penalties.

Public Offers in the Case of Voluntary Withdrawal from the Public Offer and Listing System in Argentina

The Argentine Capital Markets Law and the CNV rules also provide that, when a company whose shares are publicly offered voluntarily agrees to withdraw from the public offer and listing system, the company must follow the procedures contemplated in CNV rules and must also launch a mandatory public offer to acquire the full amount of its shares and/or stock warrants or securities convertible into shares or stock options, in accordance with the provisions of the CNV rules. The public offer need not be addressed to any shareholders who voted for withdrawal at the relevant shareholders’ meeting. The public offer may be made solely as a sale transaction, and payment thereunder must be made in cash.

The company’s own shares may be bought solely by using earned and net profits or freely-available cash reserves, provided that they are fully paid-up, and for the amortization or disposition thereof, within the term established in Section 221 of the Argentine General Companies Law. The company must provide the CNV with proof of the company’s financial capacity to buy such shares as well as proof of the fact that the company’s financial soundness will not be adversely affected as a result of payment of the shares.

The price offered in the case of voluntary withdrawal from the public offer and listing system in Argentina must be fair and the following criteria must be taken into account for purposes of that fairness determination:

•	the book value of the shares, taking into account a special balance sheet for withdrawal from the public offer and/or listing system;

•	the company’s value, in accordance with discounted cash flows and/or coefficients applicable to comparable companies or enterprises;

•	the company’s liquidation value;

•	average trading prices in the stock market where the shares were listed over the six months immediately preceding the request for withdrawal, irrespective of the number of sessions required for such trading; and

•	the amount of consideration previously offered, or the placement price of the new shares, if a public offer has been made in connection with the same shares or any new shares have been issued, as the case may be, in the last year before the date when an agreement is reached to submit a request for withdrawal.

The price offered shall not be lower than the average trading price referred to above. The criteria for calculation of the price per share in the event of withdrawal from public offer and listing in Argentina are established in the Argentine Capital Markets Law and the CNV rules and may differ from the price that might arise from application of the Argentine Capital Markets Law in the event of a shareholder exercising his/her/its appraisal rights.

Mandatory or Voluntary Acquisition Public Offer in the Event of Almost Total Control (Squeeze Out)

If one person directly or indirectly owns 95% or more of the outstanding shares of a company whose shares are publicly offered in Argentina, any minority shareholder may require the controlling shareholder to launch a mandatory public offer for all the outstanding shares of the company. Additionally, a person who directly or indirectly owns 95% or more of the outstanding shares of a public company in Argentina may unilaterally make the decision to buy all of the outstanding shares of the company within six months of the date on which said person attains said 95% ownership of the company, and withdraw the company from the system for public offer and listing of shares. The price offered must be fair, in accordance with the criteria listed above and established in the Argentine Capital Markets Law and the CNV rules.

Jurisdiction and Arbitration

Pursuant to article 46 of Law No. 26,831, companies whose shares are listed on any authorized market (including the BYMA), such as we intend our ordinary shares to be, are subject to the jurisdiction of the arbitration court of such authorized market (in this case, the Tribunal de Arbitraje General de la Bolsa de Comercio de Buenos Aires, or any successor thereof) for all matters concerning such companies’ relationship with shareholders and investors, without prejudice to the right of shareholders and investors to submit their claims (or challenge any arbitral award, as provided by Sections 758 and 760 of the Argentine Code of Civil and Commercial Procedure) to the competent courts of Argentina. In case that the applicable laws provide for the accumulation of claims related to the same subject matter, such accumulation will be subject to the jurisdiction of the judicial courts.

Shareholders’ Agreements

To our knowledge, as of the date of this prospectus, there are no shareholders’ arrangements or agreements the implementation or performance of which could, at a later date, result in a change in the control of us in favor of a third person other than the current controlling shareholder.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. will act as the depositary bank for our American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safe keep the securities on deposit. In our case, the custodian is Citibank, N.A. – Buenos Aires Branch.

We will appoint Citibank, N.A. as depositary bank pursuant to a certain deposit agreement, or the deposit agreement. A draft copy of the deposit agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part with the SEC. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-220347 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive five fully paid ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Argentina, which are different from the laws in the United States.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

Applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the ADSs (i.e., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Argentine laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Argentina would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, shares or rights to purchase additional shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The net proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value of the underlying ordinary shares represented by our ordinary shares, a split-up, cancellation, consolidation or reclassification of such underlying shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

The depositary bank may create ADSs on your behalf if you or your broker deposits shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive ADSs may be limited by U.S. and Argentine legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares and/or the underlying shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying shares at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S. and Argentine legal considerations applicable at the time of withdrawal. In order to withdraw the shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (1) the transfer books for the shares or ADSs are closed, or (2) shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

ADS holders who are non-Argentine entities that are not registered with the applicable public registry of commerce of Argentina and who withdraw deposited securities for their own account, are required to register with a local public registry of commerce to exercise certain shareholder rights, including voting rights.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the underlying ordinary shares in the shares represented by your ADSs.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank receives voting instructions from a holder of ADSs before the voting instructions cut-off date specified by the depository bank in each case, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

If the depositary bank receives timely voting instructions from a holder of ADSs which fail to specify the manner in which the securities represented by the holder’s ADSs are to be voted, the depositary bank shall (unless otherwise specified in the applicable notice) deem such ADS holder to have instructed the depositary bank to vote in favor of the applicable resolutions. If we timely request the depositary bank to distribute voting materials to the ADS holders and the depositary bank does not timely receive voting instructions from a holder of ADSs on or before the date established by the depositary for such purpose, the depositary bank shall deem such ADS holder to have instructed the depositary bank to give a discretionary proxy to a person designated by our board of directors with respect to the deposited securities represented by the holder’s ADSs and the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, our bylaws, applicable laws and the provisions of the deposited securities, to give or cause the custodian to give a discretionary proxy to the person so designated by our board of directors to vote such deposited securities; provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which our board of directors informs the depositary that (x) the we do not wish such proxy given, (y) substantial opposition exists or (z) the matter to be voted on materially and adversely affects the rights of holders of our ordinary shares.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Rate

Issuance of ADSs (i.e., an issuance of ADS upon a deposit of shares, upon a change in the ADS(s)-to-share(s) ratio, or for any other reason, excluding ADS issuances as a result of distributions of shares)

Up to US$0.05 per ADS issued
Cancellation of ADSs (i.e., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-share(s) ratio, or for any other reason)	Up to US$0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (i.e., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., upon a spin-off)	Up to US$0.05 per ADS held
Depositary Services	Up to US$0.05 per ADS held

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in Argentina (i.e., upon deposit and withdrawal of shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs.

•	Taxes and duties upon the transfer of securities (i.e., when shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of shares on deposit.

•	Any applicable fees and penalties thereon.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary Bank

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares and the underlying shares, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any actions of or failure to act by, or any information not provided by DTC or any participant in DTC.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or in any provisions of or governing the securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential, indirect or punitive damages resulting from any breach of the terms of the deposit agreement or otherwise.

•	We, the depositary bank and the custodian disclaim any liability for any action or failure to act by any holder or any beneficial owner of ADSs relating to their obligations under Argentine law or regulation relating to foreign investment in Argentina and the withdrawal of shares upon cancellation of ADSs.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•	Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions to 30% of the ADSs outstanding (without taking into account pre-released ADSs) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require fulfilling legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including shares represented by ADSs) are governed by the laws of Argentina.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

TAXATION

The following discussion contains a description of the principal Argentine and United States federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase our ordinary shares or ADSs and is not applicable to all categories of investors, some of which may be subject to special rules, and does not specifically address all of the Argentine and Unites States federal income tax considerations applicable to any particular holder. This summary is based upon the tax laws of Argentina and the regulations thereunder and the tax laws of United States and the regulations thereunder as in effect on the date of this prospectus, which is subject to change, possibly with retroactive effect, and to differing interpretations. Each prospective purchaser is urged to consult its own tax adviser about the particular Argentine and United States federal income tax consequences to it of an investment in our ordinary shares or ADSs. This discussion is also based upon the representations of the depositary and on the assumption that each obligation in the deposit agreement among us, The Bank of New York Mellon, as depositary and the registered holders and beneficial owners of the ADSs, and any related documents, will be performed in accordance with its terms.

Material Argentine Tax Considerations

The following opinion of material Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This section is the opinion of the law firm Marval, O’Farrell & Mairal, insofar as it relates to matters of Argentine tax law, of the material Argentine tax considerations relating to the purchase, ownership and disposition of our ordinary shares or ADSs. This opinion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation. Holders should carefully read “Risk Factors–Risks Relating to the Offering, Our Ordinary Shares and the ADSs–Interpretation of Argentine tax laws may adversely affect the tax treatment of our ordinary shares and the ADSs.” Holders are encouraged to consult their tax advisers regarding the tax treatment of our ordinary shares and ADSs as it relates to their particular situation.

Taxation on Dividends

As a general rule, dividends are exempt from income tax. However, dividends paid in excess of the Taxable Accumulated Income, as defined below, will be subject to the Equalization Tax, at the rate of 35% applicable on such excess and regarding both resident and non-resident in Argentina shareholders. This withholding rate might be lower if the holder of our ordinary shares or ADSs is resident of a country which signed a treaty to avoid double taxation with Argentina, and meets all the substantial and formal requirements for such treaty to apply. Equalization Tax is applicable when dividends distributed are greater than the income determined according to the application of the Argentine Income Tax Law, accumulated at the fiscal year immediately preceding the year on which the distribution is made, referred to as “Taxable Accumulated Income.”

The Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend.

Capital Gains

Gains derived from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of the type of beneficiary who obtains the income.

Capital gains realized by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net profit. Losses from a previous fiscal year as a result of the disposition of shares can only be applied and compensated against net gains resulting from the same kind of transaction, and these losses can be carried forward for five fiscal years.

Capital gains realized by individuals resident in Argentina from the sale of shares and other securities is subject to income tax at a 15% rate on the capital gain, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption only includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption provided in the Argentine Income Tax Law only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offered authorized securities, as provided in the Argentine Income Tax Law). Certain qualified tax scholars have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

Capital gains recognized by individuals or entities that are not residents of Argentina from the sale, exchange or other disposition of shares would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-resident beneficiaries. Therefore, the gain derived from the disposition of shares by non-residents is subject to Argentine income tax at a rate of 15% either (i) on the net amount resulting from deducting from the sale price of the shares, the acquisition cost and the expenses incurred in Argentina necessary for obtaining, maintaining and conserving this asset, as well as the deductions admitted by the Argentine Income Tax Law or (ii) on the net presumed income provided by the Argentine Income Tax Law for this type of transaction (i.e., 90%), which results in an effective rate of 13.5% of the sales price. The Argentine Income Tax Law establishes that the purchaser who is not a resident of Argentina is responsible for paying the applicable capital gains tax. After almost four years without regulation regarding the mechanism for the payment of the income tax when the sale involves only non-resident parties in Argentina, on July 17, 2017, through the General Resolution No. 4094-E, the AFIP regulated the mechanism for the payment of the tax between non-residents in Argentina. However, by General Resolution No. 4095E dated July 19, 2017, the AFIP resolved to suspend the effects of the General Resolution No. 4094-E until January 16, 2018. Therefore, in the event that AFIP’s General Resolution No. 4094-E is not revoked, or its suspension extended, the sale, exchange or transfer of the ordinary shares between non-residents of Argentina will result in the payment of the income tax in accordance with the mechanism described above. Resolution No. 4094-E has retroactive effect to all transactions made since September 23, 2013; therefore, all transactions made before the end of the suspension period would be subject to tax, unless such resolution is amended. The deadline for paying the tax for all transactions made before its entry into force is the last business day of the second month after its entry into force.

Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to gains realized by beneficiaries who are residents and not residents of Argentina from the sale of ADSs is open to interpretation and it may not be uniform under the amended Argentine Income Tax Law. Possible variations in the treatment of the ADSs for income tax purposes can affect both residents and non-resident of Argentina holders of ADSs. As of the date of this prospectus, there are no administrative or judicial decisions clarifying the ambiguity of the law regarding the source of income originated in the sale of ADSs. Therefore, General Resolution 4094-E would apply to the sale of ADSs once its suspension expires or is lifted. Therefore, holders of our ordinary shares or ADS are encouraged to consult a tax adviser as to the particular Argentine income tax consequences derived from holding and disposing of not only our ordinary shares but also the ADSs.

Personal Assets Tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to resident individuals and non-resident individuals and entities for the holding of our ordinary shares. The applicable tax rate is 0.25% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP.

Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value Added Tax

The sale, exchange or other disposition of our ordinary shares and ADSs, and the distribution of dividends in connection therewith, are exempted from the value added tax.

Tax on Debits and Credits on Argentine Bank Accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075% that may apply in certain cases. Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts and taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit against income tax or tax on presumed minimum income. When financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is restricted only to certain specific transactions. Such specific transactions include, among others, dividends or profits distributions. Recently, Law No. 27,264 increased the creditable portion of the tax to 100% for small-sized companies and to 50% to medium-sized companies registered as a Small and Medium Enterprises.

Tax on Minimum Presumed Income

Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets, to the extent it exceeds in the aggregate an amount of Ps.200,000. Specifically, the law establishes that banks, other financial institutions and insurance companies will consider a taxable base equal to 20% of the value of taxable assets. This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income. In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid. Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately-following 10 fiscal years. Please note that shares and other equity participations in entities subject to tax on minimum presumed income are exempt from this tax. The tax on minimum presumed income is abrogated for tax years starting January 1, 2019 (Law 27,260).

Turnover Tax

In addition, gross turnover tax could be applicable to residents in Argentina on the transfer of shares and on the payment of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the payment of dividends are exempt from gross turnover tax.

Holders of our ordinary shares or ADSs are encouraged to consult a tax adviser as to the particular Argentine gross turnover tax consequences derived from holding and disposing of our ordinary shares or ADS.

Stamp Taxes

Stamp tax is a local tax that is levied based on the formal execution of public or private instruments.

Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each province and the City of Buenos Aires have its own stamp tax legislation.

Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other Taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our ordinary shares, except for the court tax applicable in inheritance or succession processes which, if the proceedings is brought before a court sitting in the City of Buenos Aires, will be levied at 1.5% on the assets of the estate. Such rate will vary in each jurisdiction. The Provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our ordinary shares could be subject to this tax. In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

Tax Treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States.

THE ABOVE OPINION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OR DISPOSITION OF SHARES OR ADSs. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISERS CONCERNING THE TAX CONSEQUENCES ARISING IN EACH PARTICULAR CASE.

Material United States Federal Income Tax Considerations

The following sets forth the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ADSs and the ownership and disposition of the ordinary shares by U.S. Holders (as defined below) and does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations issued thereunder, or the Regulations, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax, or to U.S. Holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, individual retirement accounts, dealers in securities or currencies, traders in securities, U.S. Holders whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass through entities and investors in such entities, persons liable for alternative minimum tax, U.S. Holders that own 10% or more of our voting stock, U.S. Holders that are resident in or have a permanent establishment in a jurisdiction outside the United States and persons holding the ordinary shares or ADSs as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this summary is limited to U.S. Holders that acquire ADSs pursuant to the international offering and who hold the ordinary shares and ADSs as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ordinary shares or ADSs that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person for U.S. federal income tax purposes.

If any entity treated as a partnership for U.S. federal income tax purposes holds the ordinary shares or ADSs the U.S. tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the ordinary shares or ADSs, and partners in such a partnership, should consult their tax advisers regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares or ADSs.

The following discussion generally assumes that we are not, and will not become, a passive foreign investment company, or PFIC.

Prospective purchasers of the ordinary shares or ADSs should consult their tax advisers concerning the tax consequences of holding ordinary shares or ADSs in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, non-U.S. or other tax laws.

Tax Treatment of the ADSs

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreements will be complied with in accordance with their terms. For U.S. federal income tax purposes, a beneficial owner of the ADSs generally will be treated as the owner of the ordinary shares represented by such ADSs. Accordingly, no gain or loss will be recognized upon an exchange of the ADSs for the ordinary shares.

Dividends

The gross amount of distributions paid with respect to the ordinary shares or ADSs (other than certain pro rata distributions of shares to all shareholders), including the amount of any Argentine taxes withheld, will be treated as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The dividends will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally available to U.S. corporations.

Dividends received by certain non-corporate U.S. Holders will generally be subject to taxation at reduced rates if the dividends are “qualified dividends.” Subject to applicable limitations, dividends paid with respect to the ordinary shares or ADSs will be treated as qualified dividends if (i) the ordinary shares or ADSs, as applicable, are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. Our ADSs have been approved for listing on the NYSE. The ADSs will qualify as readily tradable on an established securities market in the United States so long as they are so listed. As discussed below under “Passive Foreign Investment Company Rules,” the Company does not believe it was a PFIC for the taxable year ending December 31, 2016 and does not expect to be a PFIC for the foreseeable future. Based on existing guidance, it is not entirely clear whether dividends received with respect to ordinary shares will be treated as qualified dividends, because the ordinary shares are not themselves listed on a U.S. exchange. U.S. Holders of ordinary shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Dividends paid in pesos will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of a U.S. Holder’s receipt, or in the case of ADSs, the depositary’s receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If such a dividend is not converted into U.S. dollars on the date of receipt, a U.S. Holder generally will have a basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder generally will be required to recognize foreign currency gain or loss realized on a subsequent conversion or other disposition of such currency, which will be treated as U.S.-source ordinary income or loss.

Dividends received by U.S. Holders will generally constitute passive category income for U.S. foreign tax credit purposes. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, any Argentine taxes withheld from cash dividends on the ordinary shares or ADSs will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). However, amounts withheld on account of the Argentine personal assets tax (as defined in “—Material Argentine Tax Considerations”) will not be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The rules with respect to foreign tax credits are complex and U.S. Holders are urged to consult their independent tax advisers regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Upon a sale or other disposition of the ordinary shares or ADSs, U.S. Holders will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. Holder’s tax basis, determined in U.S. dollars, in the ordinary shares or ADSs. Generally, such gain or loss will be capital gain or loss, and will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. Holders, such as individuals) or loss if the ordinary shares or ADSs were held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to significant limitations.

If an Argentine tax is withheld on the sale or other disposition of the ordinary shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of the sale or other disposition before deduction of the Argentine tax. See “—Material Argentine Tax Considerations—Capital gains” for a description of when a disposition may be subject to taxation by Argentina. This gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, in the case of a disposition of the ordinary shares or ADSs that is subject to Argentine tax, the U.S. Holder may not be able to use the foreign tax credit for that Argentine tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Argentine tax if it elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisers as to whether the Argentine tax on gains may be creditable against the U.S. Holder’s U.S. federal income tax liability.

Passive Foreign Investment Company Rules

The foregoing discussion of dividends and capital gains assumes that we are not a PFIC for U.S. federal income tax purposes. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which the corporation satisfies either of the following requirements:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average gross fair market value of its assets is attributable to assets that produce “passive income” or are held for the production of “passive income”.

Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In addition, there is a look-through rule for investments in subsidiary corporations. Under this rule, if a non-U.S. corporation owns (directly or indirectly) at least 25 percent of another corporation, the non-U.S. corporation is treated as owning its proportionate share of the assets of the other corporation and earning its proportionate share of the income of the other corporation for purposes of determining if the non-U.S. corporation is a PFIC.

Based upon the composition of its income, its assets and the nature of its business, the Company does not believe it was a PFIC for the taxable year ending December 31, 2016 and does not expect to be a PFIC for the current year or the foreseeable future. There can be no assurance, however, that the Company will not be considered to be a PFIC for any particular year because PFIC status is factual in nature, depends upon factors not wholly within the Company’s control, generally cannot be determined until the close of the taxable year in question, and is determined annually. If the Company were a PFIC in any taxable year, materially adverse U.S. federal income consequences could result for U.S. Holders. If the Company were a PFIC for any taxable year during which a U.S. Holder owned ordinary shares or ADSs, gains recognized by such U.S. Holder on a sale or other disposition of ordinary shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for such ordinary shares or ADSs. The amount allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution on the ordinary shares or ADSs in excess of 125% of the average of the annual distributions on such ordinary shares or ADSs received by a U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner as gain, as described immediately above. If the Company is classified as a PFIC in any year that a U.S. Holder is a shareholder, the Company generally will continue to be treated as a PFIC for that U.S. Holder in all succeeding years, even if the Company ceases to satisfy the requirements of being a PFIC. If a U.S. Holder owns ordinary shares or ADSs during any taxable year in which we are a PFIC, that holder generally will be required to file an annual Internal Revenue Service (“IRS”) Form 8621. Significant penalties are imposed for failure to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares or ADSs. U.S. Holders should assume, however, that a “qualified electing fund” or “QEF election” will not be available with respect our shares or ADSs. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances and regarding the application of the PFIC rules to their investment in the ordinary shares or ADSs generally.

Information Reporting and Backup Withholding

Payments of dividends and proceeds from the sale or other disposition of the ordinary shares or ADS by a U.S. paying agent or other U.S. intermediary, or made into the United States, generally will be reported to the Internal Revenue Service, or the IRS, unless the U.S. Holder is a corporation or otherwise establishes a basis for exemption. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers or certification of exempt status.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets,” the aggregate value of which exceeds US$50,000 on the last day of the taxable year (or the aggregate value of which exceeds US$75,000 at any time during the taxable year), generally are required to file an information report with respect to such assets with their tax returns. The ordinary shares and ADSs generally will constitute specified foreign financial assets subject to these reporting requirements unless the ordinary shares or ADSs, as applicable, are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisers regarding the application of these disclosure requirements to their ownership of the ordinary shares or ADSs.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , 2017, we and the selling shareholder have agreed to sell to the underwriters named below, for whom Banco Bradesco BBI S.A., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itau BBA USA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives, the respective numbers of ADSs representing ordinary shares described below. The offering of ordinary shares in the Argentine offering shall be carried out by the Argentine placement agent according to an Argentine placement agency agreement among us, and the Argentine placement agent.

Underwriter	Number of ADSs
Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Itau BBA USA Securities, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC.

Total

Banco Bradesco BBI S.A. is not a U.S. registered broker-dealer and will not effect any sales of ordinary shares or ADSs in the United States. Bradesco Securities Inc. is acting as a U.S. registered broker dealer on behalf of Banco Bradesco BBI S.A. in connection with the sale of ADSs and ordinary shares in the United States.

Subject to the conditions contained in the underwriting agreement, the underwriters are obligated to take and purchase all the ADSs in the international offering if any are purchased, other than those ADSs covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. However, the underwriters are not required to take or purchase for the ADSs covered by the option of the underwriters described below.

We have also entered into an Argentine placement agency agreement with Banco Patagonia S.A., the Argentine placement agent, providing for the concurrent offering of up to 30,000,000 of our new ordinary shares in Argentina. Pursuant to the terms of such placement agency agreement, the Argentine placement agent shall carry out its best efforts to offer our new ordinary shares in Argentina, but has not undertaken any underwriting commitments in connection with the Argentine offering. The international and Argentine offerings are conditioned on the closing of each other.

The Argentine placement agency agreement and the underwriting agreement provide that the obligation of the Argentine placement agent to place, and of the underwriters to underwrite the ordinary shares is subject to, among other conditions, the delivery of certain legal opinions by our, the selling shareholder’s and the underwriters’ legal counsel in Argentina and in the United States, as applicable.

We and/or the Argentine placement agent and/or the underwriters reserve the right to reject any subscription of our new ordinary shares if any of us understands that there have not been fulfilled to our satisfaction all applicable laws and regulations related to anti-money laundering, including the provisions set forth by the Anti-Money Laundering Law, as amended and supplemented by other rules and regulations, including regulations issued by the UIF, the Central Bank, the CNV and other regulatory entities. Any such decision to reject any subscription on these grounds will take into consideration the fair treatment among all investors.

All of our existing shareholders have a preferential subscription right, including preemptive rights, in the subscription of our new ordinary shares in a number sufficient to maintain their proportionate holdings in our total capital; and accretion rights, in the subscription of our new ordinary shares not subscribed by other existing shareholders under their preemptive rights in proportion to the percentage of shares for which such subscribing existing shareholders have exercised their preemptive rights. Existing shareholders may assign their preferential subscription rights subject to applicable law. The preferential subscription period on our new ordinary shares will expire on or about October 31, 2017. After expiration of the preferential subscription period, the new ordinary shares not subscribed under the preferential subscription rights will be allocated to the investors in the global offering.

All sales of the ADSs in the United States will be made by the underwriters, either directly or through their U.S. broker dealer affiliates or such other registered dealers as may be designated by the underwriters.

The selling shareholder has granted to the underwriters a 30-day option following the date of this prospectus to purchase from us up to 37,650,000 additional ordinary shares, representing 7,530,000 additional ADSs, at the initial public offering price paid by investors less applicable underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of shares or ADSs. If the underwriters exercise this option in the international offering, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$         per share. The underwriters and selling group members may allow a discount of US$         per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling shareholder will pay assuming both no exercise and full exercise of the underwriters’ option to purchase 37,650,000 additional ordinary shares:

	Per Share		Total
	Without Option Shares	With Option Shares	Without Option Shares	With Option Shares
Underwriting Discounts and Commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
Underwriting Discounts and Commissions paid by selling shareholder	US$	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$3,500,000. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, and for certain other expenses.

At the selling shareholder’s request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered by this prospectus for sale to our board members and managers and to certain employees and board members of our controlling shareholder under a directed share program. If these persons purchase reserved ADSs, this will reduce the number of ADSs available for sale to the general public in the international offering. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public in the international offering on the same terms as the other ADSs offered by this prospectus.

The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or the ADSs, either in the form of shares or in the form of or securities convertible into or exchangeable or exercisable for any shares of our common stock or the ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except (i) sales in the international offering and Argentine offering described herein, (ii) issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (iii) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof and (iv) issuances pursuant to the exercise of such options or pursuant to our dividend reinvestment plan. Banco Bradesco BBI S.A., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itau BBA USA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Our officers, directors and existing shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or the ADSs, or securities convertible into or exchangeable or exercisable for any shares of our common stock or the ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or the ADSs, whether any of these transactions are to be settled by delivery of our common stock or the ADSs, or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except for (i) transfer of shares as bona fide gifts or gifts or for bona fide estate planning purposes; (ii) transfers to any trust or other entity for the direct or indirect benefit of the transferee or the immediate family of the transferee; (iii) as a distribution to limited partners or stockholders of the transferee; (iv) to the Company in connection with the withholding, receipt, exercise, cashless or net exercise relating to any stock, restricted stock, restricted share units, or any other award pursuant to any employee benefit or director equity plan or agreement; and (v) to the transferee’s affiliates or to any investment fund, trust or other entity controlled or managed by, or under common control or management with, the transferee; provided that, the transferee does not voluntarily effect any public filing or report regarding such transfers. Banco Bradesco BBI S.A., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Itau BBA USA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

We and the selling shareholder have agreed to indemnify the underwriters and we have agreed to indemnify the Argentine placement agent and each of their directors and officers and any person who controls such underwriter and Argentine placement agent against certain liabilities, including liabilities under the Securities Act. Pursuant to the international underwriting and the Argentine placement agreement, if we are unable to provide the indemnification as required thereunder, we have agreed to contribute to payments the underwriters, the Argentine placement agent and each of their directors and officers and any person who controls such underwriter and Argentine placement agent may be required to make in respect of the international and Argentine offering, as applicable, of our ordinary shares.

Our ADSs have been approved for listing on the NYSE under the symbol “LOMA.” We also intend to apply to list and trade the ordinary shares on the BYMA under the symbol “LOMA.”

In connection with the international offering, the underwriters may engage in stabilizing transactions, option share transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, Regulation M.

Stabilizing transactions permit bids to purchase ADSs, so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the underwriters of ADSs, in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. Syndicate covering transactions involve purchases of the ADSs, in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional shares. If the underwriters sell more ADSs than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

In connection with the Argentine offering, the Argentine placement agent may engage in stabilizing transactions, in accordance with the CNV Regulations and other applicable regulations.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares and the ADSs, or preventing or slowing a decline in the market price of each. As a result, the price of ordinary shares and the ADSs, may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or the BYMA and, if commenced, may be discontinued at any time.

The underwriters and their affiliates may enter into derivative transactions with clients, at their request, in connection with our ordinary shares or the ADSs. The underwriters and their affiliates may also purchase some of our ordinary shares or the ADSs to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the ADSs and/or ordinary shares, respectively, which ADSs and/or ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Argentine placement agent, the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory (except for the Argentine placement agent), investment management, investment research, principal investment, hedging, financing and brokerage and other financial and non-financial activities and services. Certain of the underwriters, the Argentine placement agent and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory (except for the Argentine placement agent) and investment banking services for us, for which they received or will receive customary fees and expenses.

The Argentine placement agent, the underwriters and their respective affiliates have provided, currently provide or may provide in the future various investment banking, commercial banking, financial advisory (except for the Argentine placement agent) or similar services to us on a regular basis, and maintain normal business relationships with us and the selling shareholder in their capacity as credit institutions or as lenders under credit facilities, for which they have received and may continue to receive customary fees and commissions. All investment, consulting and financial transactions with the Argentine placement agent, the underwriters and their respective affiliates are conducted on an arm’s length basis. In particular, affiliates of certain of the underwriters are lenders under our existing loan agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness and Financing Strategy.”

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The information on any such website is not a part of this prospectus. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The address of Banco Bradesco BBI S.A. is Avenida Brigadeiro Faria Lima 3064, São Paulo, SP 01451-000. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The address of HSBC Securities (USA) Inc. is 452 Fifth Avenue New York, New York 10018. The address of Itau BBA USA Securities, Inc. is 767 Fifth Avenue, 50th floor, New York, New York 10153. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York 10036. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036.

Selling Restrictions

Argentina

The Argentine public offering of the ordinary shares has been authorized by the CNV pursuant to Resolution No. RESFC-2017-18952-APN-DIR#CNV dated September 28, 2017.

The ordinary shares may be offered directly to the public in Argentina only through the Argentine placement agent, which is authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the ordinary shares in Argentina will be made by a substantially similar prospectus in Spanish and in accordance with CNV regulations.

We, our controlling shareholder, any members of our board of directors and our executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of the underwriters. See “Underwriting.”

Brazil

The offer and sale of our ordinary shares will not be carried out by any means that would constitute a public offering in Brazil under Law No.6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of our ordinary shares has not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of our ordinary shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of common stock is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of our common stock to the public in Brazil.

Any offer of our common stock is addressed to the addressee personally, upon such addressee’s request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without the underwriters’ prior, express and written consent.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal adviser.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

European Economic Area

In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for Loma Negra or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

Loma Negra, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of ordinary shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ordinary shares. Accordingly any person making or intending to make an offer in that Member State of ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of ordinary shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

(i)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(ii)	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(i)	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(ii)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(iii)	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our ordinary shares in Germany. Consequently, our ordinary shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our ordinary shares to the public in Germany or any other means of public marketing. Our ordinary shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our ordinary shares in any circumstances in which such offer or solicitation is unlawful.

Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

Warning

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

The offering of the ordinary shares has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the ordinary shares may not be offered or sold, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers’ Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the ordinary shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Mexico

The ordinary shares have not been registered with the National Securities’ Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or CNBV), and may not be offered or sold publicly in Mexico.

This document is not intended to be publicly distributed to an undetermined person through mass media, nor to serve as an application for the registration of the securities in Mexico, nor as a prospectus for their public offering in said jurisdiction.

This document is addressed to you under a private offering exception contained in article 8 of the Securities Market Law (Ley del Mercado de Valores or LMV), for which you must comply with any of the following requirements:

(i)	you are either an institutional or qualified investor for purposes of Mexican law;

(ii)	you are a member of a group of less than 100 individually identified people to whom the ordinary shares are being offered directly and personally; or

(iii)	you are an employee of the issuer and a beneficiary of an employees’ benefit plan of said issuer.

The LMV and CNBV regulations (along with other laws applicable in Mexico) define institutional investors as Mexican and foreign banks, broker dealers, insurance and bond companies, bonded warehouses, financial leasing companies, factoring companies and investment funds, private pension and annuities funds and foreign pension and investment funds. Such regulations also define qualified investors as individuals and corporations which maintain during the previous year investments in securities for an amount equal or similar to 1.5 million Mexican Unidades de Inversión or “UDIS” (approximately US$330,000) or that have obtained during the previous two years a gross income of at least 500,000 UDIS (approximately US$110,000) per year.

Netherlands

The ordinary shares may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (SFA) and accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

•	To an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

•	Where no consideration is given for the transfer; or

•	By operation of law.

By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

This offer of ordinary shares of Loma Negra has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV) and, therefore, no ordinary shares of Loma Negra may be offered, sold or distributed in any manner, nor may any resale of the ordinary be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to the ordinary shares of Loma Negra have been or will be registered with the CNMV and therefore they are not intended for the public offer of the ordinary shares of Loma Negra in Spain.

Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2) (a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

EXPENSES OF THE OFFERING

We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as set forth in the following table.

	Amount To Be paid
SEC registration fee	US$	136,560.00
NYSE listing fee	US$	280,920.00
FINRA filing fee	US$	165,031.00
Bolsas y Mercados Argentinos S.A. listing fee	US$	23,000.00
CNV registration fees	US$	51,000.00
Printing and engraving expenses	US$	200,000.00
Legal fees and expenses	US$	1,600,000.00
Accounting fees and expenses	US$	813,000.00
Miscellaneous	US$	230,489.00

Total	US$	3,500,000.00

All amounts in the above table, except for the SEC registration fee and the FINRA filing fee are estimated and accordingly are subject to change. Some of these expenses are incurred in Pesos and were converted to U.S. dollars based on the exchange rate of Ps.16.5985 to US$1.00, which was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars as of June 30, 2017. We will pay all expenses related to the global offering. The depositary has agreed to reimburse us for some of our expenses, subject to the closing of the global offer.

ANTI-MONEY LAUNDERING

The concept of money laundering is generally used to denote transactions intended to introduce criminal proceeds into the institutional financial system and thus to transform profits from illegal activities into assets of a seemingly legitimate origin.

On April 13, 2000, the Argentine Congress passed Law No. 25,246 (as amended, among others, by Laws No. 26,087, 26,119, 26,268, 26,683 and 26,734, together to which we refer to as the Anti-Money Laundering Law) which defines money laundering as a crime. Furthermore, the Anti-Money Laundering Law, which supersedes several sections of the Argentine criminal code, established severe penalties for anyone participating in any such criminal activity and created the Financial Information Unit (the FIU or UIF for its acronym in Spanish) which established an administrative criminal system.

Below is a summary of certain provisions regarding the anti-money laundering regime as set forth by the Anti-Money Laundering Law, as amended and supplemented by other rules and regulations, including regulations issued by the UIF, the Central Bank, the CNV and other regulatory entities. Investors are advised to consult their own legal counsel and to read the Anti-Money Laundering Law and its statutory regulations. The UIF is the agency responsible for the analysis, treatment and transmission of information, with the aim to prevent money laundering that may result from crimes and the financing of terrorism. The Argentine Criminal Code defines money laundering as a crime committed by any person who exchanges, transfers, manages, sells, levies, disguises or in any other way commercializes goods obtained through a crime with the possible consequence of making the original assets or the substitute thereof appear to come from a lawful source, provided that their value exceeds Ps.300,000 (or approximately US$18,073, using the June 30, 2017 exchange rate of Ps.16.5985 to US$1.00 reported by the Central Bank), whether such amount results from one or more related transactions. The penalties established for such activity are the following:

•	imprisonment for three (3) to ten (10) years and fines of two (2) to ten (10) times the amount of the transaction;

•	the penalty provided in the precedent paragraph shall be increased by one third of the maximum and a half of the minimum, when (a) the person carries out the act on a regular basis or as a member of an association or organized group with the aim to continuously commit acts of a similar nature, and (b) the person is an officer of the government who carries out the act in the course of his or her duties; or

•	if the value of the assets does not exceed Ps.300,000, the penalty shall be imprisonment for a period ranging between six (6) months to three (3) years.

The Argentine Criminal Code further punishes any person who receives money or other assets from a criminal source with the purpose of applying such funds to a transaction to make them appear to have come from a lawful source.

In line with internationally accepted practices, the Anti-Money Laundering Law does not merely assign responsibility for controlling these criminal transactions to government agencies, but also assigns certain duties to various private sector entities such as banks, stockbrokers, brokerage houses and insurance companies as legally bound reporting parties. These duties primarily consist of information capturing functions.

According to the Anti-Money Laundering Law, the following persons, among others, are subject to UIF reporting: (i) financial institutions and insurance companies; (ii) exchange agencies and individuals or legal entities authorized by the Argentine Central Bank to operate in the purchase and sale of foreign currency in the form of cash or checks drawn in foreign currency or by means of credit or debit cards or in the transfer of funds within Argentina or abroad; (iii) broker-dealers, companies managing investment funds, over-the-counter market agents, and intermediaries engaged in the purchase, lease, or borrowing of securities; (iv) armored transportation services companies and companies or concessionaires rendering postal services that carry out foreign currency transfers or remittance of different types of currency or notes; (v) governmental organizations, such as the Central Bank, the Argentine Tax Authority, the National Superintendency of Insurance (Superintendencia de Seguros de la Nación), the CNV and the Public Registry of the City of Buenos Aires; (vi) professionals in economics sciences and notaries public; and (vii) individuals and legal entities acting as trustees of any kind and individuals or legal entities related directly or indirectly to trust accounts, trustees and trustors under trust agreements.

Individuals and entities subject to the Anti-Money Laundering Law must comply with certain duties that include: (i) obtaining documentation from their customers that irrefutably evidences their identity, legal status, domicile, and other data stipulated in each case (so-called “know your customer” policies), comply with Resolution UIF No. 11/2011, as amended, with respect to politically exposed persons, check the client’s name against the list of terrorists and/or terrorist organizations (Resolution UIF No. 29/2013) and request information about products to be used and the reasons therefore); (ii) reporting any suspicious event or transaction (which, according to the customary practices of the field involved as well as the experience and competence of the parties who have the duty to inform, are those transactions attempted or consummated that were previously identified as unusual transactions by the legally bound reporting party or have no economic or legal justification or relations with the customer’s risk or transactional profile or are unusually or unjustifiably complex, whether performed on a single occasion or repeatedly (regardless of the amount)); and (iii) abstaining from disclosing to customers or third parties any act performed in compliance with the Anti-Money Laundering Law. If a transaction is suspected to be money laundering, such reports shall be made by the legally bound reporting parties within 15 (fifteen) days from the date on which the operation is qualified as suspicious whenever the legally bound reporting party is subject to Resolution UIF No. 30/2017, within 30 (thirty) days from the date on which the operation is qualified as suspicious for any other legally bound reporting parties; and within the maximum term of 150 (one hundred fifty) days from the day on which the transaction was made, for all legally bound reporting parties. If the legally bound reporting parties suspect terrorist financing, the term is reduced to a maximum of 48 (forty-eight) hours from the date on which the transaction was made. Within the framework of analysis of a suspicious transaction report, the aforementioned individuals and entities cannot refrain from disclosing to the UIF any information required from it by claiming that such information is subject to bank, stock market or professional secrecy, or legal or contractual confidentiality agreements. The AFIP shall only disclose to UIF the information in its possession when the suspected transaction report has been made by such entity and refers to the individuals or entities directly involved with the reported transaction. In all other cases the UIF shall request that the federal judge holding authority in the criminal matter order the AFIP to disclose the information in its possession. Additionally, in accordance with Resolution UIF No. 50/2011, as supplemented, among others, by Resolution UIF No. 460/2015, the Obligors and their respective compliance officers, have the obligation to register through www.argentina.gob.ar/uif in the Operations Reporting System, or ORS, of the UIF, as well as to submit in paper before the UIF’s reception desk, within fifteen administrative working days as of registration in the ORS, all documentation supporting such registration.

Argentine financial institutions must comply with all applicable anti-money laundering regulations as provided by the Central Bank, the UIF, and, if applicable, the CNV. In this regard, in accordance with Resolution No. 229/2014 of the UIF, both the Central Bank and the CNV are considered “Specific Control Organs.” In such capacity, they must cooperate with the UIF in the evaluation of the compliance with the anti-money laundering proceedings by the legally bound reporting parties subject to their control. In that respect, they are entitled to supervise, monitor and inspect such entities, and if necessary, to implement certain corrective measures and actions. Resolution 121/2011 issued by the UIF, as amended and to which we refer to as Resolution No. 121, is applicable to financial entities subject to Law No. 21,526, to entities subject to Law No. 18,924, as amended, and to individuals and legal entities authorized by the Central Bank to intervene in the purchase and sale of foreign currency through cash or checks issued in foreign currency or through the use of credit or payment cards, or in the transfer of funds within or outside the national territory. Resolution No. 30/2017 will replace Resolution No.121, and will enter into force on September 15, 2017. Notwithstanding, as set forth below, the new resolution gives the legally bound reporting parties more time to comply with certain new obligations. Resolution No. 229/2011 of the UIF, as amended or supplemented by Resolutions No. 140/2012, 104/2016 and 4/2017 among others and to which we refer to as Resolution No. 229, is applicable to brokers and brokerage firms, companies managing common investment funds, agents of the over-the-counter market, intermediaries in the purchase or leasing of securities affiliated with stock exchange entities with or without associated markets, and intermediary agents registered on forwards or option markets. Resolution No. 121 and Resolution No. 229 regulate, among other things, the obligation to collect documentation from customers and the terms, obligations and restrictions for compliance with the reporting duty regarding suspicious money laundering and terrorism financing transactions.

Resolution No. 229 set forth general guidelines in connection with the customer’s identification (including the distinction between occasional and regular customers), the information to be requested, the documentation to be filed and the procedures to detect and report suspicious transactions. Furthermore, the aforementioned resolutions established that these legally bound parties must implement a due diligence procedure based on risk approach in order to comply with the “know your customer” policies. Resolution No. 30, which will replace Resolution No. 121 has been issued based on the standards of the Financial Action Task Force, or the FATF, with an approach based on risks. Pursuant to Resolution No. 30 financial entities will develop a risk identification methodology and evaluation to prevent risks according to their nature and activities. Resolution No. 30 contemplates a gradual implementation plan by which: (i) such new methodology should have been developed by the legally bound reporting parties by December 31, 2017; (ii) a technical report that reflects the results of such methodology should have been issued by March 31, 2018; and (iii) the implementation of policies and procedures should have been completed by June 30, 2018.

Likewise, in accordance with Resolution No. 04/2017 of the UIF, a special due diligence procedure (based on risk approach) has been established for the remote opening of special investment accounts. It is applicable to the obligated subjects included in subsections 1, 4 and 5 of article 20 of the Anti-Money Laundering Law.

The Central Bank and the CNV must also comply with anti-money laundering regulations set forth by the UIF, including reporting suspicious transactions. In particular, the Central Bank must comply with UIF Resolution No. 12/2011, as supplemented by, among other resolutions, Resolutions No. 1/2012 and No 92/2012, which, among other things, sets forth the Central Bank’s obligation to evaluate the anti-money laundering controls implemented by Argentine financial institutions (with the limitation of access to the reports and records of suspicious operations, which are, as explained above, confidential and subject only to the UIF’s supervision), and lists examples of what circumstances should be specifically considered in order to establish whether a particular transaction may be considered unusual and eventually qualified as suspicious.

Central Bank regulations require Argentine banks to take certain minimum precautions to prevent money laundering. Each institution must have an anti-money laundering committee, formed by a member of the board of directors and an officer responsible for anti-money laundering matters (oficial de cumplimiento). Additionally, each financial institution must appoint a member of the board of directors as the person responsible for (a) money laundering prevention, (b) centralizing any information the Central Bank may require by its own initiative or at the request of any competent authority and (c) reporting any suspicious transactions to the UIF. Notwithstanding the officer’s role as a liaison with the UIF, all board members have personal, joint, several and unlimited responsibility for the entity’s compliance with its reporting duties with the UIF. Furthermore, the officer will be responsible for the implementation, tracking and control of internal procedures to ensure compliance with the regulations in financial institutions and its subsidiaries.

In addition, pursuant to Communication “A” 5738 of the Central Bank (as amended and supplemented by Communication “A” 6090, among others), Argentine financial institutions must comply with certain additional “know your customer policies”. Pursuant to such Communication, under no circumstance may new commercial relationships be initiated if the “know your customer policies” and the risk management legal standards have not been complied with. Furthermore, in respect to the existing customers, if the “know your customer policies” could not be complied with, the Argentine financial institution must analyze the continuance of the commercial relationship with such client using a risk-based approach. In case the operations with the client are discontinued, the termination of the relationship must be implemented in accordance with Central Bank’s regulations for each type of product. Operations do not have to be discontinued when the “know your customer” policies are complied with in such period or when simplified due diligence procedures were implemented pursuant to applicable laws. Furthermore, pursuant to this Communication, Argentine financial entities must keep the documentation related to the discontinuance for ten years and include in their prevention manuals the detailed procedures to initiate and discontinue operations with customers in accordance with the above-mentioned additional “know your customer policies” implemented.

The CNV Rules (as amended in September 2013) include a specific chapter regarding the “Prevention of Money Laundering and the Financing of Terrorism” which state that the persons set forth therein (negotiation agents, clearing and settlement agents such as (such as stockbrokers), distribution and placement agents, manager and custody agents of collective investment funds, brokerage agents, collective depositary agents, issuers with respect to capital contributions, irrevocable capital contributions for future capital increases or significant loans that have been made in its benefit, specifically with respect to the identity of contributors and/or creditors and the origin and legality of the funds so contributed or loaned) are to be considered legally bound reporting parties under the Anti-Money Laundering Law and therefore must comply with all the laws and regulations in force in connection with anti-money laundering and terrorism financing, including resolutions issued by the UIF, presidential decrees referring to resolutions issued by the United Nations Security Council in connection with the fight against terrorism and the resolutions (and its annexes) issued by the Ministry of Foreign Affairs. Furthermore, CNV Rules impose certain restrictions in connection with payment arrangements (limiting, among other things, the cash amount that the entities set forth therein could receive or pay per day and per client, to Ps.1,000, or its equivalent in other currencies) and impose certain reporting obligations.

In addition, the CNV Rules establish that the above-mentioned entities shall only be able to carry out any transactions contemplated under the public offering system, when such transactions are carried out or ordered by persons organized, domiciled or residing in dominions, jurisdictions, territories or associated States included in the cooperating countries list contained in Executive Decree No. 589/2013, section 2(b). If such persons are not included in such list and under their home jurisdiction qualify as registered intermediaries in an entity under control and supervision of a body that carries out similar functions to those carried out by the CNV, such persons will only be allowed to carry out such transactions by providing evidence indicating that the relevant securities and exchange commission in their home jurisdiction has signed a memorandum of understanding for cooperation and exchange of information with the CNV.

Recently, the “National Coordination Program for the Prevention of Asset Laundering and the Financing of Terrorism” was created by Executive Decree No. 360/2016 as an instrument of the Ministry of Justice and Human Rights. This Program was assigned the duty to reorganize, coordinate and strengthen the national system for the prevention of money laundering and the financing of terrorism, taking in consideration the specific risks that might have an impact on Argentine territory and the global demand for a more effective compliance with international obligations and recommendations established under United Nations Conventions and the standards of the Financial Action Task Force, or FATF. These duties will be performed and implemented by a National Coordinator appointed for this particular purpose. Also, through the modification of applicable statutory rules, the Ministry of Justice and Human Rights was established as the federal government’s central authority in charge of the inter-institutional coordination among all public and private agencies and entities with competent jurisdiction on this matter, while the UIF will retain the ability to perform operating coordination activities at the national, provincial and municipal levels in relation to matters strictly inherent in its jurisdiction as a financial intelligence agency.

Through the issuance of Law No. 27,260 and its regulatory decree No. 895/2016, the UIF was given the authority to communicate information to other public entities with powers of intelligence or investigation. This power may only be exercised after a founded resolution of the President of the UIF, and providing that there is serious, precise and consistent evidence regarding the commission of any of the crimes under the Anti-Money Laundering Law. Such communications, shall include the transfer of the duty of confidentiality established in article 22 of the Anti-Money Laundering Law, making liable to penalty those officers of the receiving entity that by themselves or by another reveal confidential information. It is clarified that the UIF will not exercise the power referred to in cases related to voluntary and exceptional statements made under Law No.27, 260.

Accordingly, in August 2016, the UIF issued Resolution No. 92/2016, which required the Obligors to implement a risk management system according to the “Sistema voluntario y excepcional de declaración de tenencia de moneda nacional, extranjera y demás bienes en el país y en el exterior” established under Law No. 27,260, for the purpose of reporting suspicious transactions carried out by clients up to March 31, 2017, arising from the fiscal sincerity regime. This report must be duly substantiated and contain a description of the circumstances in which the transaction is deemed to be suspicious, within the fiscal sincerity regime framework, and should reveal an adequate analysis of the operation and the profile of the client (in this case, the requirements related to tax documentation are not necessary). Pursuant to Law No. 25,760 and Decree No. 2/2017 the UIF became a financially independent instrumentality of the Ministry of Finance.

For an extensive analysis of the money laundering regime in effect as of the date of this prospectus, investors should consult legal counsel and read Title XIII, Book 2 of the Argentine Criminal Code and any regulations issued by the UIF, the CNV and the Central Bank in their entirety. For such purposes, interested parties may visit the websites of the Argentine Ministry of Justice and Human Rights, the UIF, the CNV, or the Central Bank. The information found on such websites is not a part of this prospectus.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to United States law will be passed upon for us by White & Case LLP. Certain legal matters in connection with this offering relating to Argentina law and the validity of our ordinary shares and the underlying shares will be passed upon for us by Marval, O’Farrell & Mairal. Certain legal matters concerning this offering relating to United States law will be passed upon for the underwriters by Davis Polk & Wardwell LLP. Certain legal matters in connection with this offering relating to Argentine law will be passed upon for the underwriters by Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h).

EXPERTS

The consolidated financial statements of Loma Negra C.I.A.S.A. as of December 31, 2016, 2015 and 2014 and for each of the three years in the period ended December 31, 2016, included in this prospectus, have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion, and includes an explanatory paragraph referring to that the consolidated financial statements as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014 have been restated for the correction of errors and that certain disclosures were expanded from those previously presented). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Argentina

We are incorporated under the laws of Argentina. Substantially all of our assets and the assets of our subsidiaries are located outside the United States. All of our directors and all our officers and certain advisers named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons.

We have been advised by our Argentine counsel, Marval, O’Farrell & Mairal, of the incertitude in terms of extent and timeliness for enforceability of liabilities predicated solely upon the federal securities laws of the United States in original actions in Argentine courts as compared to actions brought in a U.S. or other non-Argentine courts, as well as with respect to the enforceability of judgments of United States courts in Argentine courts that were obtained in actions against us, that were predicated upon the civil liability provisions of the federal securities laws of the United States and which will be subject to compliance with certain requirements under Argentine law mentioned below, including the condition that any such judgment does not violate Argentine public policy (orden público).

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of sections 517 through 519 of the National Civil and Commercial Procedure Code (if enforcement is sought before the Argentine federal courts) are met. These include: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law and was given an opportunity to defend against the foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

Pursuant to Article 519 bis of the National Civil and Commercial Procedure Code, awards issued by foreign arbitral tribunals can be enforced in Argentina following the procedure established for the enforcement of foreign judgments, provided that: (i) the applicable requirements of Article 517 are met; (ii) the waiver by a foreign court of its jurisdiction is not prohibited by law; and (iii) the matter debated in the case may be subjected to arbitration.

Subject to compliance with Article 517 of the National Civil and Commercial Procedure Code described above, a judgment against us obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits. Notwithstanding, a judgment’s recognition and enforcement in Argentina may be denied by Argentine courts in light of the March 6, 2014 decision of the Supreme Court of Argentina in Claren Corporation vs. Estado Nacional. In that case, the plaintiff was a bondholder which sought to recognize a U.S. judgment against the Argentine federal government. The Supreme Court of Argentina held that enforcing such judgment violated Argentine law principles of public policy. It further stated that granting the enforcement would imply that a plaintiff, through an individual action filed before a foreign court, would be able to circumvent the public debt restructuring process set forth by the federal government through emergency legislation enacted in accordance with the Argentine Constitution.

Paraguay

Yguazú Cementos S.A., our subsidiary, is a private company organized under the laws of Paraguay. All of its directors and officers reside outside of the United States and all or a significant portion of the assets of the directors and officers and substantially all of its assets are located in Paraguay. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

There is no treaty between the United States and Paraguay for the reciprocal enforcement of foreign judgments. We have been advised by our Paraguayan counsel that there is doubt as to the enforceability in Paraguay, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the federal securities laws of the United States. Furthermore, any final and conclusive judgment obtained against us in any foreign court having jurisdiction in respect of any suit, action or proceeding against us for the enforcement of any of our obligations under the notes will, upon request, be deemed valid and enforceable in Paraguay without the local court reopening the case provided that the following requirements set forth in Section 532 of the Paraguayan Civil Procedural Code are satisfied:

(i)	the foreign judgment has res judicata effects in the jurisdiction where it was rendered, and was issued by a competent court, as a result of a personal action, or of a real action in which the object of the action was personal property brought to Paraguay during or after the foreign action was filed;

(ii)	no legal action is filed and no judgment is pending in a court of law in Paraguay with the same object and among the same parties;

(iii)	any person or entity domiciled in Paraguay against whom such judgment is sought to be enforced was legally served with process and represented during the trial or judged to have failed to appear in accordance with the laws of the country where the trial was held;

(iii)	the obligation underlying the cause of action the judgment is valid under Paraguayan law;

(iv)	the foreign judgment does not include provisions that conflict with Paraguayan law of public policy;

(v)	the foreign judgment complies with all the necessary requirements of the foreign jurisdiction; and

(vi)	the foreign judgment does not conflict with a previous or contemporaneous judgment of a Paraguayan court.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement (including amendments and exhibits to the registration statement) with the SEC on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement as well as the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, or the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each year. We plan to file quarterly financial statements with the SEC within two months of the end of each of the first three quarters of our fiscal year, and we will file annual reports on Form 20-F within the time period required by the SEC, which will be four months from December 31, the end of our fiscal year.

We will send the depositary a copy of all notices that we give relating to meetings of our shareholders, distributions to shareholders, offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make the notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and we will furnish sufficient copies of materials for that purpose.

We will also file financial statements and other periodic reports with the CNV and the BYMA in Argentina.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Interim Consolidated Financial Statements as of June 30, 2017 and for the Six-Month Periods Ended June 30, 2017 and 2016 of Loma Negra C.I.A.S.A.
Condensed Interim Consolidated Statement of Profit or Loss and Other Comprehensive Income for the Six-Month Periods Ended June 30, 2017 and 2016	F-2
Condensed Interim Consolidated Statements of Financial Position as of June 30, 2017 and December 31, 2016	F-3
Condensed Interim Consolidated Statement of Changes in Equity for the Six-Month Periods Ended June 30, 2017 and 2016	F-5
Condensed Interim Consolidated Statement of Cash Flows for the Six-Month Periods Ended June 30, 2017 and 2016	F-7
Notes to the Condensed Interim Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2016, 2015 and 2014 of Loma Negra C.I.A.S.A.
Report of Independent Registered Public Accounting Firm	F-39
Consolidated Statement of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2016, 2015 and 2014	F-41
Consolidated Statements of Financial Position as of December 31, 2016, 2015 and 2014	F-42
Consolidated Statement of Changes in Equity for the Years Ended December 31, 2016, 2015 and 2014	F-44
Consolidated Statement of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	F-46
Notes to the Consolidated Financial Statements	F-47

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

		Six months ended		Three months ended
	Notes	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net revenue	4	6,669,241,353	4,343,188,381	3,467,333,514	2,185,104,090
Cost of sales	5	(4,691,447,196)	(3,210,009,553)	(2,438,248,242)	(1,635,056,264)

Gross profit		1,977,794,157	1,133,178,828	1,029,085,272	550,047,826
Share of profit (loss) of associates		—	28,808,811	—	13,123,362
Selling and administrative expenses	6	(541,832,668)	(394,504,204)	(266,849,176)	(203,743,080)
Other gains and losses	7	1,326,578	9,804,204	1,033,354	(936,812)
Tax on debits and credits to bank accounts	8	(79,007,886)	(70,583,189)	(38,978,843)	(39,690,984)
FINANCE COSTS, NET
Exchange rate differences	9	(43,137,723)	(157,940,200)	(130,349,740)	(76,914,402)
Financial income	9	19,697,608	17,229,985	15,967,775	8,196,966
Financial expenses	9	(319,760,462)	(340,529,413)	(178,089,197)	(208,662,272)

Profit before tax		1,015,079,604	225,464,822	431,819,446	41,420,604
INCOME TAX EXPENSE
Current	10	(311,725,639)	(63,369,713)	(129,715,849)	(5,351,491)
Deferred	10	(11,360,875)	(5,389,931)	(9,463,259)	(2,576,837)

NET PROFIT FOR THE PERIOD		691,993,090	156,705,178	292,640,338	33,492,276

OTHER COMPREHENSIVE INCOME
Items to be reclassified through profit and loss:
Exchange differences on translating foreign operations		20,927,844	28,764,966	12,221,612	4,085,557
Cash flow hedges (1)		—	(54,402,733)	—	(54,346,734)

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME		20,927,844	(25,637,767)	12,221,612	(50,261,177)

TOTAL COMPREHENSIVE INCOME		712,920,934	131,067,411	304,861,950	(16,768,901)

Net Profit (loss) for the period attributable to:
Owners of the Company		630,261,881	163,175,967	276,131,033	35,750,491
Non-controlling interests		61,731,209	(6,470,789)	16,509,305	(2,258,215)

NET PROFIT FOR THE PERIOD		691,993,090	156,705,178	292,640,338	33,492,276

Total comprehensive income (loss) attributable to:
Owners of the Company		651,189,725	137,538,200	288,352,645	(14,510,686)
Non-controlling interests		61,731,209	(6,470,789)	16,509,305	(2,258,215)

TOTAL COMPREHENSIVE INCOME		712.920.934	131,067,411	304,861,950	(16,768,901)

Earnings per share (basic and diluted):	11	1.11	0.29	0.49	0.06

(1)	Net of income tax effect for 29,293,779 and 29,184,579 for the six and three months periods ended June 30, 2016, respectively.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statements of Financial Position as of June 30, 2017

and December 31, 2016 (unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Notes	June 30, 2017	December 31, 2016
ASSETS
Non-current assets
Property, plant and equipment	12	5,157,506,949	4,880,927,203
Intangible assets		61,465,161	57,047,422
Investments		330,062	330,062
Goodwill		39,347,434	39,347,434
Inventories	13	167,154,194	176,021,243
Other receivables	15	208,010,912	229,281,406
Trade accounts receivable	16	90,028,402	78,430,745

Total non-current assets		5,723,843,114	5,461,385,515

Current assets
Inventories	13	2,106,257,489	1,717,088,995
Other receivables	15	248,571,779	226,314,680
Trade accounts receivable	16	957,780,874	629,163,568
Investments	17	105,467,706	694,208,774
Cash and banks		291,762,523	233,844,913

Total current assets		3,709,840,371	3,500,620,930

Total assets		9,433,683,485	8,962,006,445

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statements of Financial Position as of June 30, 2017

and December 31, 2016 (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Notes	June 30, 2017	December 31, 2016
SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital stock and other capital related accounts	18	55,375,011	87,209,608
Reserves		59,163,641	43,706,351
Retained earnings		630,261,881	460,157,290
Accumulated other comprehensive income	19	170,221,336	149,293,492

Equity attributable to the owners of the Company		915,021,869	740,366,741

Non-controlling interests		468,382,381	390,144,836

Total shareholders’ equity		1,383,404,250	1,130,511,577

LIABILITIES
Non-current liabilities
Borrowings	20	1,727,560,057	1,277,054,290
Accounts payable	21	60,235,803	81,912,576
Provisions	22	139,408,945	120,683,488
Tax liabilities	23	735,466	1,087,580
Other liabilities		23,799,849	28,273,858
Deferred tax liabilities		304,761,083	292,892,013

Total non-current liabilities		2,256,501,203	1,801,903,805

Current liabilities
Borrowings	20	3,016,697,945	3,061,974,070
Accounts payable	21	1,891,142,556	2,226,100,262
Advances from customers		101,432,881	106,956,982
Salaries and social security payables		328,225,922	380,151,193
Tax liabilities	23	424,922,441	225,086,288
Other liabilities		31,356,287	29,322,268

Total current liabilities		5,793,778,032	6,029,591,063

Total liabilities		8,050,279,235	7,831,494,868

Total shareholders’ equity and liabilities		9,433,683,485	8,962,006,445

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statement of Changes in Equity for the Six Months ended June 30, 2017 (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Owners’ contributions								Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium	Legal reserve	Environmental reserve	Future dividends reserve	Cash flow hedging reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Balances as of January 1, 2017	56,602,649	151,390,644	183,902,074	(403,406,965)	98,721,206	41,598,659	1,444,425	663,267	—	149,293,492	460,157,290	740,366,741	390,144,836	1,130,511,577
Resolution of the Ordinary Shareholders’ Meeting held on March, 23, 2017:
—Distribution of cash dividends											(444,700,000)	(444,700,000)		(444,700,000)
—Increase in optional reserve for future dividends								15,457,290			(15,457,290)
Other comprehensive income										20,927,844		20,927,844	20,105,801	41,033,645
Business combination under common control (note 18)				(31,834,597)								(31,834,597)	(3,599,465)	(35,434,062)
Net profit for the period											630,261,881	630,261,881	61,731,209	691,993,090

Balances as of June 30, 2017	56,602,649	151,390,644	183,902,074	(435,241,562)	98,721,206	41,598,659	1,444,425	16,120,557	—	170,221,336	630,261,881	915,021,869	468,382,381	1,383,404,250

(1)	Adjustment for inflation up to February 28th, 2003.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statement of Changes in Equity for the Six Months Ended June 30, 2016 (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Owners’ contributions								Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium	Legal reserve	Environmental reserve	Future dividends reserve	Cash flow hedging reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Balances as of January 1, 2016	56,602,649	151,390,644	183,902,074	—	98,721,206	41,598,659	1,444,425	416,976,161	54,402,733	114,949,865	349,671,383	1,469,659,799	28,128,663	1,497,788,462
Resolution of the Ordinary Shareholders’ Meeting held on March 23, 2016:
—Distribution of cash dividends											(380,687,106)	(380,687,106)		(380,687,106)
—Partial release of optional reserve for future dividends								(416,312,894)				(416,312,894)		(416,312,894)
Other comprehensive income									(54,402,733)	28,764,966		(25,637,767)		(25,637,767)
Net profit for the period											163,175,967	163,175,967	(6,470,789)	156,705,178

Balances as of June 30, 2016	56,602,649	151,390,644	183,902,074	—	98,721,206	41,598,659	1,444,425	663,267	—	143,714,831	132,160,244	810,197,999	21,657,874	831,855,873

(1)	Adjustment for inflation up to February 28th, 2003.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Condensed Interim Consolidated Statement of Cash Flows for the Six Months

Ended June 30, 2017 and 2016 (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Six months ended
	June 30, 2017	June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit for the period	691,993,090	156,705,178
Adjustments to reconcile net profit to net cash provided by operating activities
Income tax expense	323,086,514	68,759,644
Depreciation and amortization	300,769,560	228,343,093
Provisions	25,991,339	23,445.629
Interest expense	262,668,772	296,033,545
Share of profit of associates	—	(28,808,811)
Interest income	(3,536,637)	(7,370,757)
Exchange rate differences	41,533,042	95,744,708
Gain on disposal of Property, plant and equipment	(5,051,201)	(10,987,899)
Changes in operating assets and liabilities
Inventories	(372,097,605)	(342,534,583)
Other receivables	(25,804,842)	(150,521,751)
Trade accounts receivable	(335,303,328)	(132,776,076)
Advances from customers	(5,524,101)	(3,819,825)
Accounts payable	(168,133,461)	73,116,945
Salaries and social security payables	(52,090,809)	12,313,224
Provisions	(7,215,187)	(6,496,801)
Tax liabilities	6,697,948	49,789,623
Other liabilities	(4,857,632)	1,008,147
Income tax paid	(115,150,118)	(88,514,073)

Net cash generated by operating activities	557,975,344	233,429,160

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of Property, plant and equipment	13,145,795	11,731,526
Payments to acquire Property, plant and equipment	(679,852,496)	(422,365,563)
Payments to acquire Intangible Assets	(8,798,821)	—
Interest collected	27,488,149	—
Contributions to Trust	(13,001,286)	—

Net cash used in investing activities	(661,018,659)	(410,634,037)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,486,530,147	1,424,893,972
Interest paid	(267,419,223)	(277,770,972)
Dividends paid	(442,282,358)	(852,925,107)
Repayment of borrowings	(1,193,655,129)	(170,222,344)

Net cash (used in) generated by financing activities	(416,826,563)	123,975,549

Net decrease in cash and cash equivalents	(519,869,878)	(53,229,328)
Cash and cash equivalents at the beginning of the year	803,285,795	328,404,790
Effects of the exchange rate differences on cash and cash equivalents in foreign currency	14,510,503	18,195,645

Cash and cash equivalents at the end of the period	297,926,420	293,371,107

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

1. General Information

Loma Negra Compañía Industrial Argentina S.A. (hereinafter “Loma Negra”, the “Company” or the “Group”) is a stock company organized according to Argentine Law located in Argentina.

The Company was founded in 1926 and its date of expiration is July 3, 2116 and pursuant to section 4 of its bylaws, its corporate purpose includes engaging in commercial, industrial, real estate and financial activities. It is also authorized to carry out business in the mining and construction industries, and to be operator of transportation and public services.

The main activity of the Company is the manufacturing and marketing of cement and its by-products, and also the exploration of mineral resources that are used in the production process.

The Company, through its subsidiary Cofesur S.A., has control over Ferrosur Roca S.A., a company that operates the rail network Railroad Roca under a concession granted by the Argentine government in 1993 for a period of 30 years, allowing access to several of the Loma Negra’s cement plants to the rail network.

The Company also owns Recycomb S.A., a corporation engaged in the treatment and recycling of industrial waste intended to be used as fuel or raw material and Yguazú Cementos S.A., a company organized in the Republic of Paraguay dedicated to the manufacture and marketing of cement.

The parent Company is InterCement Brasil S.A., a company organized in São Paulo, Brazil, whose corporate purpose is the manufacturing and marketing of cement and its by-products, as well as the exploration of mineral resources that are used in its production process.

2. Basis of Preparation and Group’s Accounting Policies

2.1 Basis of Preparation

The accompanying condensed interim consolidated statement of financial position as of June 30, 2017, the condensed interim consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the six months ended June 30, 2017 and 2016 and the explanatory notes to the condensed interim consolidated financial statements are unaudited and are prepared for interim financial information. These condensed interim consolidated financial statements are prepared in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting.

Consequently, all of the disclosures required in accordance with International Financial Reporting Standards (IFRS) for annual financial statements are not included herein, hence, these unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the years ended December 31, 2016, 2015 and 2014 issued on July 7, 2017. In the opinion of management, these unaudited condensed interim consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair representation of financial results for the interim periods presented.

The financial information as of December 31, 2016 presented in these unaudited condensed interim consolidated financial statements is derived from our audited consolidated financial statements for the year ended December 31, 2016.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The results of operations for six months and three months periods ended June 30, 2017 and 2016 are not necessarily indicative of the results for the full years. The Company believes that the disclosures are adequate to make the information presented not misleading.

These condensed interim consolidated financial statements were approved for issue by the Board of Directors on August 10th, 2017, which is the date that the condensed interim financial statements were available for issuance.

2.2 Basis of Consolidation

These condensed interim consolidated financial statements include the unaudited condensed interim consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries. The basis of consolidation are the same as for the Company’s audited consolidated financial statements for the years ended December 31, 2016, 2015 and 2014, approved by the Board of Directors on July 7, 2017.

The consolidated subsidiaries are as follows:

	Main activity	Place of incorporation and principal place of business	% of direct and indirect equity interest as of
			06-30-2017	12-31-2016	06-30-2016
Subsidiaries:
Cofesur S.A. (1)	Holding	Argentina	100.00	97.64	97.64
Ferrosur Roca S.A. (2)	Train cargo transportation	Argentina	80.00	78.12	78.12
Recycomb S.A.	Waste recycling	Argentina	100.00	100.00	100.00
Yguazú Cementos S.A. (3)	Manufacture and marketing of cement and construction materials	Paraguay	51.00	51.00	35.00

(1)	In 2007, the Company acquired 1,623,474 shares of Cofesur S.A.—representing an interest of 2.36%—to Camargo Corrêa S.A., which required the approval of the Government to be effective. On March 6th, 2017, the Government approved the acquisition of the shares making it effective since then.
(2)	Controlled directly by Cofesur S.A. The increase in participation is due to the acquisition of 2.36% of Cofesur S.A.
(3)	Company controlled due to the business combination under common control made on December 22, 2016. As a result, the statement of financial position line items of Yguazú Cementos S.A. as of December 31, 2016 were included in the consolidated statement of financial position of the Company as of December 31, 2016; in the case of the consolidated statement of profit or loss and other comprehensive income, it was consolidated for the period ended June 30, 2017. As of June 30, 2016, the equity in profit or loss of Yguazú Cementos S.A. is presented in the line “Share of profit (loss) of associates”.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Summarized financial information in respect of each of the Group’s subsidiaries that has material non-controlling interests is set out below. The summarized financial information below represents amounts before intragroup eliminations.

a) Yguazú Cementos S.A.

As of	June 30, 2017	December 31, 2016
Current assets (1)	551,579,813	519,436,580
Non-current assets	2,062,412,841	2,016,522,494
Current liabilities (2)	1,723,065,780	1,811,949,703
Non-current liabilities	11,763,336	7,307,114
Equity attributable to the owners of the Company	448,388,076	365,530,116
Non-controlling interests	430,775,462	351,172,141

(1)	Including 227,649,574 and 207,927,790 of Cash and Cash equivalent as of June 30, 2017 and December 31, 2016 (note 16.1 to the financial statements as of December 31, 2016, 2015 and 2014), respectively.
(2)	Including 1,385,260,777 and 1,476,726,832 of Borrowings as of June 30, 2017 and December 31, 2016 (note 16.1 to the financial statements as of December 31, 2016, 2015 and 2014), respectively.

For the six-months period ended	June 30, 2017
Net revenue	528,394,689
Finance costs, net	(3,864,668)
Depreciation	(76,990,467)
Income tax	(13,995,396)
Profit for the six-months period	121,427,638

For the six-months period ended	June 30, 2017
Net cash generated by operating activities	216,612,215
Net cash used in investing activities	(46,676,018)
Net cash used in financing activities	(160,785,543)

The summarized figures presented for Yguazú Cementos S.A. for the period ended June 30, 2017, reflect the amounts resulting from the available information received from Yguazú Cementos S.A. adjusted to conform with IFRS, the Company’s accounting policies and other classification adjustments to conform with Company´s policies.

b) Ferrosur Roca S.A.

As of	June 30, 2017	December 31, 2016
Current assets	233,804,262	227,349,424
Non-current assets	768,891,289	710,404,407
Current liabilities	577,822,655	594,786,019
Non-current liabilities	236,838,301	166,101,662
Equity attributable to the owners of the Company	150,427,676	138,159,696
Non-controlling interests	37,606,919	38,706,454

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

For the six-months period ended	June 30, 2017	June 30, 2016
Net revenue	746,519,950	533,930,262
Finance costs, net	(47,249,001)	(72,119,532)
Depreciation	(36,029,710)	(25,771,714)
Income tax	(6,175,071)	15,393,804
Profit or (loss) for the year	11,168,445	(29,351,898)

For the six-months period ended	June 30, 2017	June 30, 2016
Net cash (used in) generated by operating activities	(3,261,922)	36,911,285
Net cash used in investing activities	(43,977,088)	(26,212,665)
Net cash generated by financing activities	57,692,850	7,435,373

2.3 Accounting Policies

Except as described below, these unaudited condensed interim consolidated financial statements have been prepared using the same accounting policies as used in the preparation of our audited consolidated financial statements for the year ended December 31, 2016, except for the adoption of new standards and interpretations effective as of January 1, 2017.

2.3.1 Application of new and revised International Financial Reporting Standards

•	Adoption of new and revised standards

The Company has adopted all of the new and revised standards and interpretations issued by the IASB that are relevant to its operations and that are mandatorily effective at June 30, 2017 as described in note 2.2 to the Company’s consolidated financial statements as of December 31, 2016. The new and revised standards and interpretations mentioned before did not have impact on these interim financial statements.

The Company applied the amendments of IAS 12 retrospectively. However, their application has no effect on the Company’s financial position and performance as the Company has no deductible temporary differences or assets that are in the scope of the amendments.

The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

•	New accounting pronouncements

In addition to the new and revised IFRSs that have been issued but are not yet mandatorily effective that are described in note 2.2 to the consolidated financial statements as of December 31, 2016, the following revised IFRS were published:

IFRIC 23	Uncertainty over Income Tax Treatments (1)

(1)	Effective for annual periods beginning on or after 1 January 2019, with earlier application permitted.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

On June 7, 2017, the IASB published IFRIC 23 “Uncertainty over Income Tax Treatments”, which was developed by the IFRS Interpretations Committee to clarify the accounting for uncertainties in income taxes. The interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatments under IAS 12. The interpretation specifically considers:

•	Whether tax treatments should be considered collectively.

•	Assumptions for taxation authorities’ examinations.

•	The determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates.

•	The effect of changes in facts and circumstances.

The interpretation is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted.

The directors of the Company do not anticipate that the application of this standard in the future will have a significant impact on the Group’s consolidated financial statements.

The Company has not applied the new and revised IFRSs that have been issued but are not yet mandatorily effective.

2.3.2 Investments in Associates

Yguazú Cementos S.A.

The summarized figures presented for Yguazú Cementos S.A. for the period ended June 30, 2016, reflect the amounts resulting from the available information received from Yguazú Cementos S.A. adjusted to conform with IFRS, the Company’s accounting policies and other classification adjustments to conform with Company´s policies.

As of	June 30, 2016
Current assets	460,823,229
Non-current assets	2,043,058,667
Current liabilities	1,825,468,660
Equity	678,413,236

For the six-month period ended	June 30, 2016
Net revenue	392,568,249
Finance costs, net	15,746,627
Depreciation	(69,585,162)
Income tax	(1,020,418)
Profit for the period	82,310,887
Net cash generated by operating activities	103,108,225
Net cash used in investing activities	(24,259,850)
Net cash used in financing activities	(116,385,795)

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

2.3.3 Unconsolidated Ferrocarril Roca Management Trust

The 100% interest in the Ferrocarril Roca Management Trust is valued at cost, taking into account the value of contributions made, net of trust expenses, including the financial income accrued as of the balance sheet date.

This unconsolidated structured entity refers to the entity which is not controlled by the Company.

As of June 30, 2017 and December 31, 2016, the Company´s participation in the unconsolidated trust is as follows:

As of	June 30, 2017	December 31, 2016
Current assets	107,896,601	90,065,227
Current liabilities	57,233	87,150
Non—current liabilities	26,500	—
Equity	107,812,868	89,978,077

3. Critical Accounting Judgments and Key Sources Used for Estimating Uncertainty

In the application of the Group’s accounting policies, the directors of the Company are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.

There are no significant changes to the critical judgements used by Management in applying accounting policies to the critical judgements disclosed in the annual consolidated financial statements for the year ended December 31, 2016.

As a consequence of the activities to which the Company is engaged, the transactions of the Company do not have a significant cyclical or seasonal character. Nevertheless, during the second half of the year, historically the volume of sales in Argentina has showed a slight increase.

4. Net Revenue

	Six months ended
	June 30, 2017	June 30, 2016
Sales of goods	6,514,664,090	4,267,405,773

Domestic market	6,513,365,629	4,266,032,782
External customers	1,298,461	1,372,991
Services rendered	462,657,387	295,024,440
(-) Bonus / Discounts	(308,080,124)	(219,241,832)

Total	6,669,241,353	4,343,188,381

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Net revenue has increased mainly due to the consolidation of Yguazú Cementos S.A. (528,394,689) and the increase in volumes of cement sold in Argentina on an average of 6% combined with an increase on average price of 29%.

5. Cost of Sales

Six months ended		June 30, 2017		June 30, 2016
Inventories at the beginning of the year		1,717,088,995		910,372,828
Finished products	141,811,446		88,253,896
Products in progress	611,224,018		221,614,930
Raw materials, materials, spare parts, fuels and inventory in transit	964,053,531		600,504,002

Currency translation difference		8,204,882		—
Purchases and production expenses for the period		5,072,410,808		3,448,391,282
Purchases	946,954,525		451,875,657
Production expenses	4,125,456,283		2,996,515,625

Inventories at the end of the period		(2,106,257,489)		(1,148,754,557)
Finished products	(114,780,681)		(98,945,690)
Products in progress	(817,357,795)		(354,252,653)
Raw materials, materials, spare parts, fuels and inventory in transit	(1,174,119,013)		(695,556,214)

Cost of sales		4,691,447,196		3,210,009,553

Cost of sales has increased mainly due to:

a)	the consolidation of Yguazú Cementos S.A. amounting to 370,648,235 for the six-month period ended June 30, 2017.

b)	the increase of tariffs and prices derived mainly from inflation in Argentina for an average annual rate of approximately 22% as of June 30, 2017.

c)	the increase in demand.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The detail of production expenses is as follows:

	Six months ended
	June 30, 2017	June 30, 2016
Fees and compensation for services	38,003,405	21,022,574
Salaries, wages and social security charges	940,912,722	635,901,834
Transport and travelling expenses	37,718,468	26,018,041
Data processing	3,904,216	2,971,962
Taxes, contributions and commissions	80,259,002	56,479,436
Depreciation and amortizations	293,726,134	223,233,995
Preservation and maintenance costs	526,839,630	382,073,203
Communications	4,496,527	4,012,184
Leases	9,253,871	6,216,959
Employee benefits	22,290,726	15,374,353
Water, natural gas and energy services	1,776,165	926,266
Freight	368,023,563	213,291,016
Thermal energy	719,772,059	534,064,509
Insurance	10,650,340	7,486,842
Packaging	163,041,405	159,709,514
Electrical power	467,576,224	337,564,056
Contractors	313,945,558	261,451,231
Tolls	3,691,864	6,031,829
Canon	5,571,978	13,965,696
Security	35,175,909	24,248,961
Others	78,826,517	64,471,164

Total	4,125,456,283	2,996,515,625

Production expenses have increased mainly due to the consolidation of Yguazú Cementos S.A. amounting to 218,907,677 for the six-month period ended June 30, 2017 and the impact of inflation in Argentina for an average annual rate of approximately 22% as of June 30, 2017, combined with an increase in demand; which impacted mainly in salaries, wages and social security charges, freights, thermal energy, electrical power and contractors.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

6. Selling and Administrative Expenses

	Six months ended
	June 30, 2017	June 30, 2016
Managers, directors and trustees’ fees	28,950,101	26,084,275
Fees and compensation for services	21,507,691	16,758,629
Salaries, wages and social security charges	184,989,965	129,927,477
Transport and travelling expenses	7,383,478	5,940,583
Data processing	6,795,800	4,195,892
Advertising expenses	12,288,846	8,622,938
Taxes, contributions and commissions	164,687,574	110,498,897
Depreciation and amortization	7,043,426	5,109,098
Preservation and maintenance costs	3,140,874	2,211,424
Communications	3,857,232	3,416,218
Leases	7,979,078	6,553,242
Employee benefits	8,049,895	4,772,518
Water, natural gas and energy services	478,673	220,705
Freight	66,185,914	53,862,428
Insurance	1,493,253	1,405,782
Allowance for doubtful accounts	50,695	6,015,699
Security	1,024,129	535,639
Others	15,926,044	8,372,760

Total	541,832,668	394,504,204

Selling and administrative expenses have increased mainly due to the consolidation of Yguazú Cementos S.A. for the six-month period ended June 30, 2017 amounting to 19,444,889, and the impact of inflation in Argentina for an average annual rate of approximately 22% as of June 30, 2017.

7. Other Gains and Losses

	Six months ended
	June 30, 2017	June 30, 2016
Gain on disposal of Property, plant and equipment	5,051,201	10,987,899
Donations	(6,859,372)	(5,689,679)
Contingencies	(8,500,935)	(4,279,388)
Leases	9,155,988	7,711,732
Miscellaneous	2,479,696	1,073,640

Total	1,326,578	9,804,204

8. Tax on Debits and Credits to Bank Accounts

The general tax rate is 0.6% (six per thousand) for credits and 0.6% (six per thousand) for debits in the amounts credited to or debited from the Company’s bank accounts. On the amount levied on credits, 0.2% may

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

be considered as a payment to be taken into account when calculating the Income Tax. The 0.4% on credits and 0.6% on debits is included in this line of profit or loss.

9. Finance Costs, Net

	Six months ended
	June 30, 2017	June 30, 2016
Exchange rate differences
Foreign exchange gains	62,729,132	126,562,197
Foreign exchange losses	(105,866,855)	(284,502,397)

Total	(43,137,723)	(157,940,200)

Financial income
Interest from short-term investments	4,010,140	1,138,337
Interest from loans to related parties (InterCement Brasil S.A.)	3,536,637	7,370,757
Unwinding of discounts on receivables	12,150,831	8,720,891

Total	19,697,608	17,229,985

Financial expenses
Interest on borrowings	(258,406,459)	(287,712,148)
Interest on borrowings with related parties	(14,646,045)	(6,555,316)
Unwinding of discounts on provisions and liabilities	(29,695,505)	(25,016,880)
Others	(17,012,453)	(21,245,069)

Total	(319,760,462)	(340,529,413)

Exchange rate differences have decreased mainly due to the net changes in the valuation of assets and liabilities denominated in US dollars as a consequence of a 15% devaluation of the Argentine peso against US dollar in the six months period ended June 30, 2016, compared with such variation of the exchange rate during the same period of 2017, which was 3.6%. The variation has been partially offset by foreign exchange gains of Yguazú Cementos S.A. amounting to 55,118,466 that were consolidated for the period ended June 30, 2017.

10. Income Tax

Income tax expense is recognized on the basis of the actual expenses and the statutory rate expected as year-end.

This criteria does not significantly differ from the criteria established in IAS 34, which requires income tax expense to be recognized in each interim period based on the best estimate of the effective tax rate expected as of the year-end.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The reconciliation of the profit before tax included in the condensed interim consolidated statement of comprehensive income, at the statutory rate, to income tax as disclosed in the condensed interim statements of comprehensive income for the six months periods ended June 30, 2017 and 2016, respectively, is as follows:

	June 30, 2017	June 30, 2016
Profit before tax	1,015,079,604	225,464,822
Statutory rate (*)	35%	35%

Income tax at statutory rate	(355,277,861)	(78,912,688)
Adjustments for calculation of the effective income tax:
Effect of different statutory income tax rate in Paraguay (*)	33,855,758	—
Share of profit (loss) of associates	—	10,083,084
Other non-taxable income or non-deductible expense, net	(1,664,411)	69,960

Income tax expense	(323,086,514)	(68,759,644)

INCOME TAX EXPENSE
Current	(311,725,639)	(63,369,713)
Deferred	(11,360,875)	(5,389,931)

Total	(323,086,514)	(68,759,644)

(*)	Statutory rate in Argentina is 35%, while in Paraguay the statutory rate is 10%.

Main components of deferred income tax are as follows:

	June 30, 2017	December 31, 2016
Assets
Provisions	25,938,542	22,003,693
Trade accounts receivable	21,379,619	21,379,619
Others	6,236,127	6,453,592

Total	53,554,288	49,836,904

Liabilities
Other receivables	(60,468,043)	(60,402,707)
Property, plant and equipment	(284,070,170)	(279,594,390)
Others	(13,777,158)	(2,731,820)

Total	(358,315,371)	(342,728,917)

The effective tax rate calculated for the six months ended June 30, 2017 and 2016 was 31.8% and 30.5% respectively. The lower effective tax rate for the Company during the six months ended June 30, 2016 is explained by the share on profit of associates which was not taxable under Argentine tax laws, while as of June 30, 2017, the profit and losses from Yguazú Cementos S.A. are consolidated and subject to income tax in Paraguay.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

11. Earnings Per Share

Basic and Diluted Earnings per Share

The earnings and weighted average number of ordinary shares used in the calculation of basic and diluted earnings per share are as follows:

	Six months ended		Three months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net profit attributable to Owners of the Company—Earnings used in the calculation of basic earnings per share	630,261,881	163,175,967	276,131,033	35,750,491

Weighted average number of ordinary shares for purposes of basic and diluted earnings per share (1)	566,026,490	566,026,490	566,026,490	566,026,490

Basic and diluted earnings per share	1.11	0.29	0.49	0.06

(1)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 30.

12. Property, Plant and Equipment

	June 30, 2017	December 31, 2016
Cost	8,955,541,098	8,376,720,986
Accumulated depreciation	(3,798,034,149)	(3,495,793,783)

Total	5,157,506,949	4,880,927,203

Land	36,492,586	36,162,817
Plant and buildings	731,461,951	744,839,769
Machinery, equipment and spare parts	3,051,989,784	2,959,823,921
Transport and load vehicles	422,358,832	287,181,987
Furniture and fixtures	14,977,852	13,810,449
Quarries	512,444,470	429,197,452
Tools and devices	12,239,818	11,395,746
Work in progress	375,541,656	398,515,062

Total	5,157,506,949	4,880,927,203

Acquisitions and Disposals

During the six months ended June 30, 2017, the Group acquired assets with a cost of 475,370,764 (the six months ended June 30, 2016: 324,035,461. The increase derives mainly from quarries (194,198,605) and work in progress (200,854,483).

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Assets with a net book value of 40,442 were disposed of by the Group during the six months ended 30 June 2017 (31 December 2016: 7,169,595), resulting in a net gain on disposal of 5,051,201 (31 December 2016: 31,315,437).

13. Inventories

	June 30, 2017	December 31, 2016
Non-current
Spare parts	169,287,256	178,154,305
Allowance for obsolete inventories	(2,133,062)	(2,133,062)

Total	167,154,194	176,021,243

Current
Finished products	114,780,681	141,811,446
Products in progress	817,357,795	611,224,018
Raw materials, materials and spare parts	933,696,878	743,930,982
Inventory in transit	1,981,910	14,824,828
Fuels	238,440,225	205,297,721

Total	2,106,257,489	1,717,088,995

The increase in Products in progress and Raw materials is mainly due to increase in stock volume of clinker, gypsum and limestone, amounting to 258,171,901 as compared with December 31, 2016.

14. Parent Company, Other Shareholders, Associates and Other Related Parties Balances and Transactions

Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The outstanding balances between the Group and the Parent company, other shareholders, associates and other related parties as of June 30, 2017 and December 31, 2016 are as follows:

	June 30, 2017	December 31, 2016
Parent company
InterCement Brasil S.A.
Loans (Investment)	99,303,809	124,767,892
Other receivables	41,737,180	41,737,180
Accounts payable	(138,509,867)	(172,153,538)

Other Shareholders Camargo Corrêa S.A.
Other receivables	287,085	35,721,149
CCCimentos Participacoes LTDA
Other receivables	1,341,509	1,341,509

	June 30, 2017	December 31, 2016
Other related parties
Cimpor Trading e Inversiones S.A.
Trade accounts receivable	—	26,240,458
Accounts payable	(287,823,190)	(377,295,476)
Cimpor Servicios de Apoio a Gestao S.A.
Trade accounts receivable Accounts payable	4,940,712 (14,711,733)	4,770,992 —
Cimpor—Cimentos de Portugal, SGPS, S.A.
Accounts payable	—	(14,400,608)
SACOPOR S.A.
Accounts payable	(14,707,287)	—
Concret-Mix S.A.
Trade accounts receivable	5,163,616	7,428,231
Accounts payable	(9,517,547)	(12,391,549)
Constructora Acaray S.A.
Trade accounts receivable	1,409,061	2,138,991
Construshopping S.A.
Trade accounts receivable	405,132	476,253
Ochoa S.A.
Trade accounts receivable	107,224	281,194

Summary of balances with related parties as of June 30, 2017 and December 31, 2016 is as follows:

Loans (investment)	99,303,809	124,767,892
Trade accounts receivable	12,025,745	41,336,119
Other receivables	43,365,774	78,799,838
Accounts payable	(465,269,624)	(576,241,171)

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The amounts outstanding are unsecured and will be settled in cash, except the Loan (Investments) which was used for settlement of the acquisition of Yguazú Cementos S.A on July 3, 2017. No guarantees have been given or received on the outstanding balances.

The transactions between the Group and parent companies, associates and related parties for the six-month periods ended June 30, 2017 and 2016 are detailed as follows:

	Interest and Exchange rate differences			Sale/(Purchase) of Goods and Services
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Parent Company
InterCement Brasil S.A.	3,237,472	65,779,349	9,076,155	—
Associates
Yguazú Cementos S.A.	—	2,225,103	—	813,257
Other related parties
Cimpor Trading e Inversiones S.A.	(13,269,118)	—	(53,016,151)	(56,475,148)
Cimpor Serv. de Apoio a Gestao S.A.	169,719	—	117,761	—
Concret-Mix S.A.	—	—	64,818,277	—
Sacopor S.A.	—	—	(5,591,460)	—

The amount recognized in the statement of comprehensive income related to the Company´s key management fees amounted to 28,950,101 and 26,084,275 for the six-month periods ended June 30, 2017 and 2016, respectively. All the payments to key management are short-term employee benefits.

The Group did not recognize any expense in the current period or in prior years regarding bad or doubtful accounts related to amounts owed by related parties.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

15. Other Receivables

	June 30, 2017	December 31, 2016
Non-current
Tax credits	91,310,886	92,271,030
Other receivables to Canon—Ferrosur Roca S.A.	107,812,868	91,550,175
Advance payment for acquisition of shares (Note 14)	—	35,434,064
Guarantee deposits	3,553,825	1,941,451
Miscellaneous	5,333,333	8,084,686

Total	208,010,912	229,281,406

Current
Tax credits	86,372,405	97,954,552
Related parties receivables (Note 14)	43,365,774	43,365,774
Prepaid expenses	32,252,659	14,199,214
Guarantee deposits	7,839,003	9,353,393
Reimbursement receivables	16,117,940	13,988,747
Advances to suppliers	42,256,913	19,129,087
Salaries advances and loans to employees	6,235,901	10,879,811
Receivables from sales of Property, plant and equipment	3,400,856	11,455,008
Miscellaneous	10,730,328	5,989,094

Total	248,571,779	226,314,680

Other current receivables variation mainly derived from the increase in prepaid expenses derived from: a) the payment of insurance amounting to 7,247,793 and b) the installation of mobile concrete plants for 13,645,440 as of June 30, 2017.

16. Trade Accounts Receivable

	June 30, 2017	December 31, 2016
Non-current
Receivables with U.E.P.F.P.—Ferrosur Roca S.A.	89,317,048	78,346,682
Accounts receivable	711,354	84,063

Total	90,028,402	78,430,745

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The increase in Receivables with U.E.P.F.P. is due to the unwinding of such receivable.

Current
Accounts receivable	943,146,556	589,755,049
Related parties (Note 14)	12,025,745	41,336,119
Accounts receivable in litigation	20,006,915	15,084,404
Notes receivable	48,163	4,636,897
Foreign customers	1,252,956	1,210,027

Subtotal	976,480,335	652,022,496
Allowance for doubtful accounts	(18,699,461)	(22,858,928)

Total	957,780,874	629,163,568

Current trade accounts receivable increased mainly due to the increase in volume, prices and the increase in the average credit period from December 31, 2016 to June 30, 2017.

The decrease in the allowance for doubtful accounts is mainly due to amounts written off during the period amounting to 4,210,162.

17. Investments

	June 30, 2017	December 31, 2016
Current Short-term investments
In pesos (1)	2,847,633	470,780,626
In foreign currency (2)	3,316,264	98,660,256
Loans to related parties—InterCement
Brasil S.A. (Note 14)	99,303,809	124,767,892

Total	105,467,706	694,208,774

(1)	The Group holds short-term investments denominated in pesos represented by participation in Mutual Funds and Certificate of Deposits for a total amount of 2,847,633 and 470,780,626, as of June 30, 2017 and December 31, 2016, respectively. Such investments accrue interest at an annual nominal rate of approximately 23.5% as of June 30, 2017 and December 31, 2016.
(2)	The Group holds short-term investments denominated in US Dollars represented by Money Market Mutual Funds for a total amount of 3,316,264 and 70,942,028 as of June 30, 2017 and December 31, 2016, respectively, and accrue interest at an annual nominal interest rate of 0.1%. As of December 31, 2016, the Group also held short-term investments in Guarani for 27,718,228, represented by Certificate of Deposits, and accrue interest at an annual nominal rate of approximately 4.25%.

The decrease in Investments is mainly due to the redemption of Mutual funds as of December 31, 2016.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

18. Capital Stock and Other Capital Related Accounts

	June 30, 2017	December 31, 2016
Capital stock	56,602,649	56,602,649
Adjustment to capital	151,390,644	151,390,644
Share premium	183,902,074	183,902,074
Other capital adjustments	(435,241,562)	(403,406,965)
Merger premium	98,721,206	98,721,206

Total	55,375,011	87,209,608

The issued, paid-in and registered capital, consists of:

	June 30, 2017	December 31, 2016
Common stock with a face value of $ 0,1 per share and entitled to 1 vote each, fully paid-in (1)	566,026,490	566,026,490

(1)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 30.

The Company accounted for the acquisition of the 2.36% of equity share in Cofesur S.A., which was approved by Government in March, 2017.

Since the Company had acquired such participation from Camargo Corrêa S.A., it applied its accounting policy for acquisitions of entities under common control and recognized the participation at their carrying amount, being the excess of the purchase price over such amount disclosed in Equity under the caption adjustments in Owners’ contributions.

19. Accumulated Other Comprehensive Income

	June 30, 2017	December 31, 2016
Cash flow hedging reserve
Balances at the beginning of the year	—	54,402,733
Net change on revaluation of hedging instruments	—	(8,341,700)
Income tax related to gains/losses recognized in other comprehensive income	—	2,919,595
Amounts reclassified to (profit) or loss	—	(75,354,812)
Income tax related to amounts reclassified to profit or loss	—	26,374,184

Balances at the end of the period/year	—	—

Exchange differences on translating foreign operations
Balances at the beginning of the year	149,293,492	114,949,865
Exchange differences of the period/year	20,927,844	34,343,627

Balances at the end of the period/year	170,221,336	149,293,492

Total accumulated other comprehensive income	170,221,336	149,293,492

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

20. Borrowings

20.1 Composition of Borrowings

	June 30, 2017	December 31, 2016
Borrowings
In foreign currency	3,617,181,069	3,358,702,428
In local currency	1,127,076,933	980,325,932

Total	4,744,258,002	4,339,028,360

Non-current	1,727,560,057	1,277,054,290
Current	3,016,697,945	3,061,974,070

Total	4,744,258,002	4,339,028,360

20.2 Detail of Borrowings

				June 30, 2017	December 31, 2016
	Company	Interest rate	Due date	Amount	Amount
Borrowings in foreign currency—u$s
Banco Supervielle S.A.	Loma Negra C.I.A.S.A..	5%	Sep-17	115,711,840	111,672,996
Banco Patagonia S.A.	Ferrosur Roca S.A.	5.75%	Jul-18	77,699,955	74,721,781
Industrial and Commercial Bank of China (Dubai)	Loma Negra C.I.A.S.A..	3 Month Libor + 3.75%	May-20	1,069,604,317	—
Industrial and Commercial Bank of China (Dubai)	Loma Negra C.I.A.S.A..	3 Month Libor + 3.4%	Jun-19	656,196,437	791,854,007
Itaú-Unibanco S.A.—New York	Loma Negra C.I.A.S.A..	6 Month Libor + 2.9%	Mar-18	312,707,742	903,726,812
Inter-American Development Bank (IDB)	Yguazú Cementos S.A.	6 Month Libor + 3.5%	Aug-21	570,846,154	621,509,323
Corporación Andina de Fomento (CAF)	Yguazú Cementos S.A.	6 Month Libor + 3.5%	Aug-21	570,846,154	621,509,323
Borrowings in foreign currency—Guarani
Banco Itaú S.A.—Paraguay	Yguazú Cementos S.A.	7.5%	Aug-17	243,568,470	233,708,186

Subtotal in foreign currency				3,617,181,069	3,358,702,428

Borrowings in local currency
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 4%	Sep-18	24,000,000	32,000,000
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	Mar-19	125,312,451	149,206,763
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	Jun-19	144,707,776	150,822,338
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.	BADLAR + 2%	Jul-19	19,895,822	19,879,350
HSBC Bank Argentina S.A.	Loma Negra C.I.A.S.A.	21,75%	Apr-19	157,686,986	—
HSBC Bank Argentina S.A.	Ferrosur Roca S.A.	21,75%	Apr-19	157,776,370	—
Banco Patagonia S.A.	Loma Negra C.I.A.S.A.	BADLAR + 1.65%	Jul-18	116,584,229	164,392,235
Banco Patagonia S.A.	Ferrosur Roca S.A.	BADLAR + 0.5%	Oct-18	90,906,588	122,079,572
Banco Santander Rio S.A.	Loma Negra C.I.A.S.A.	BADLAR + 4%	Jul-18	145,040,961	204,298,831
Syndicated	Ferrosur Roca S.A.	BADLAR + 3,95%	Jul-17	11,985,124	36,093,092
Bank overdrafts	Loma Negra C.I.A.S.A.	25,25%	Jul-17	40,206,918	8,266,151
Bank overdrafts	Ferrosur Roca S.A.	25,8%	Jul-17	92,973,708	93,287,600

Subtotal in local currency				1,127,076,933	980,325,932

Total				4,744,258,002	4,339,028,360

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Summary of borrowings by Company

	June 30, 2017	December 31, 2016
Loma Negra C.I.A.S.A.	2,927,655,479	2,536,119,483
Ferrosur Roca S.A.	431,341,745	326,182,045
Yguazú Cementos S.A.	1,385,260,778	1,476,726,832

Total	4,744,258,002	4,339,028,360

Loma Negra C.I.A.S.A.:

(1)	On April 6, 2017, the Company subscribed a loan agreement with HSBC Bank Argentina S.A. for total amount of 150,000,000 to be settled on April 4, 2019. Fixed interest rate was payable on a quarterly basis.

(2)	On May, 2017, the Company subscribed a loan agreement with Industrial and Commercial Bank of China (Dubai) for total amount of u$s 65,000,000 to be settled in five quarterly, equal and consecutive installments with a twelve month grace period after the disbursement, accruing a nominal floating interest rate based on Libor with quarterly repayments.

(3)	As of June 30, 2017, the Company had bank overdrafts for total amount of 40,206,918.

Ferrosur Roca S.A.:

(1)	On April 6, 2017, the Company subscribed a loan agreement with HSBC Bank Argentina S.A. for total amount of 150,000,000 to be settled on April 4, 2019. Fixed interest rate was payable on a quarterly basis.

(2)	As of June 30, 2017, Ferrosur Roca S.A: had bank overdrafts for total amount of 92,973,708.

20.3 Movements of Borrowings

The movements of borrowings in the six-month period ended June 30, 2017 are outlined below:

June 30, 2017
Balances at the beginning of the year	4,339,028,360

New borrowings	1,486,530,147
Interest accrual	262,668,772
Currency translation difference	68,294,858
Effect of the exchange rate differences	48,810,217
Interest payments	(267,419,223)
Principal payments	(1,193,655,129)

Balances at the end of the period	4,744,258,002

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

As of June 30, 2017 the long-term loans have the following maturity schedule:

Year
2018	563,685,424
2019	950,505,228
2020	213,369,405

Total	1,727,560,057

21. Accounts Payable

	June 30, 2017	December 31, 2016
Non-current
Accounts payable for investments in Property, plant and equipment and intangible assets	60,235,803	69,989,797
Expense accrual	—	11,922,779

Total	60,235,803	81,912,576

Current
Suppliers	892,277,063	1,005,308,084
Related parties (Note 14)	465.269.624	576,241,171
Accounts payable for acquisitions of Property, plant and equipment and intangible assets	100,330,720	280,599,659
Expense accrual	433,265,149	363,951,348

Total	1,891,142,556	2,226,100,262

Accounts payable decrease is mainly due to the decrease in suppliers and accounts payable for acquisition of property, plant and equipment and intangible assets as a consequence of a decrease in average payment days.

22. Provisions

	June 30, 2017	December 31, 2016
Labor and Social Security	37,004,989	29,256,783
Environmental restoration	62,122,401	59,616,013
Civil and others	40,281,555	31,810,692

Total	139,408,945	120,683,488

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Changes in the provisions were as follows:

	Labor and Social Security	Environmental restoration	Civil and others	Total
Balances as of December 31, 2016	29,256,783	59,616,013	31,810,692	120,683,488
Increases	11,078,311	4,425,189	10,437,144	25,940,644
Uses	(3,330,105)	(1,918,801)	(1,966,281)	(7,215,187)

Balances as of June 30, 2017	37,004,989	62,122,401	40,281,555	139,408,945

The increase is mainly due to the unwinding of the amounts included in the provisions amounting to 17,439,709. The additional increase amounting to 8,500,935 (disclosed in Note 7 – Other gains and losses) is due to new lawsuits none of which is individually significant.

23. Tax Liabilities

	June 30, 2017	December 31, 2016
Non-current
Facilities payment plans	735,466	1,087,580

Total	735,466	1,087,580

Current
Income tax expense	202,212,384	49,995,504
Value added tax	134,511,933	102,065,724
Turnover tax	33,795,963	23,546,780
Other taxes, withholdings and perceptions	54,402,161	49,478,280

Total	424,922,441	225,086,288

Tax liabilities increase is mainly due to the increase in Income tax liabilities as a result of the increase in the taxable increase of the current period when compared with the same period of 2016.

24. Cash and Cash Equivalents

For the purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, bank accounts and short-term investments with high liquidity (with maturities of less than 90 days from the date of acquisition). Cash and cash equivalents at the end of the periods as shown in the consolidated statement of cash flows can be reconciled to the related items in the consolidated statement of financial position as follows:

	June 30, 2017	December 31, 2016
Cash and Banks	291,762,523	233,844,913
Short-term investments and others	6,163,897	569,440,882

Cash and cash equivalents	297,926,420	803,285,795

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

25. Financial Instruments

25.1 Net Debt to Equity Ratio

The net debt to equity ratio of the period is as follows:

	June 30, 2017	December 31, 2016
Debt (i)	4,744,258,002	4,339,028,360
Cash and cash equivalents	297,926,420	803,285,795

Net debt	4,446,331,582	3,535,742,565
Equity (ii)	1,383,404,250	1,130,511,577
Net debt to equity ratio	3.21	3.13

(i)	Debt is defined as current and non-current borrowings.
(ii)	Equity includes all reserves and capital of the Group which are managed as capital.

25.2 Categories of Financial Instruments

	June 30, 2017	December 31, 2016
Financial assets
Cash and banks	291,762,523	233,844,913
Fair value through profit or loss (1)	6,163,897	541,722,654
Held to maturity investments	—	27,718,228
Loans and receivables	1,237,454,144	926,540,358

	June 30, 2017	December 31, 2016
Financial liabilities
Amortized cost	7,504,676,326	7,310,962,385

(1)	Fair value hierarchy—Level 1—Quoted bid in an active market.

25.3 Financial Risks

The Group´s activities are exposed to a variety of financial risks: market risk (including foreign currency risk, described below, interest risk, credit risk and liquidity risk). The Group maintains an organizational structure and systems that allow the identification, measurement and control of the risks to which it is exposed.

The condensed interim consolidated financial statements do not include all the information and disclosures on financial risk management, therefore, they should be read in conjunction with the Group´s annual consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

25.4 Fair Value Measurements

Fair value measurements are described in note 34 to the annual consolidated financial statements.

Between December 31, 2016 and June 30, 2017, there have been no significant changes in the business economic circumstances affecting the fair value of the Group´s financial assets and liabilities, either measured at fair value or amortized cost. In addition, no transfer has occurred among the different levels of fair value hierarchy during the period.

The carrying amounts of financial assets and liabilities related to trade receivables, other current and non-current receivables, trade payables and other liabilities, where applicable, included in the condensed interim consolidated statement of financial position as of June 30, 2017 and December 31, 2016, approximate to their fair values. Borrowings are subsequently measured at amortized cost considering the effective interest rate method, which approximate to its fair value.

The Company practices a careful liquidity risk management. However, as of June 30, 2017, the condensed interim consolidated financial statements reflect a negative working capital of 2,083,938 thousands. Given the nature of the activity of the Company, which has predictable cash flows, it can operate with negative working capital. This condition is not related to insolvency, but rather to a strategic decision.

Nevertheless, the Management of the Company will be focused during the second half of 2017 on the objective of decreasing the level of negative working capital. In order to comply with that objective, the Management has planned to improve the debt ratio and obtain longer-term loans (see note 30.b) and to increase the capital stock in up to 50,000,000 shares, nominal value 0.1$ per share, for a value of among USD 1 and USD 6.

The Management of the Company considers that the liquidity risk exposure is low since the Company has been generating cash flows from its operating activities, supported on strong profits, and has access to loans and financial resources, as explained in Note 20.

25.5 Exchange Risk Management

The Group carries out transactions in foreign currency; and is hence exposed to exchange rate fluctuations. Exposures in the exchange rate are managed within approved policy parameters using foreign exchange contracts.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The amounts of monetary assets and liabilities denominated in foreign currency at the end of the reported period/year are as follows:

	June 30, 2017	December 31, 2016
Liabilities
US Dollars	3,978,801,649	3,602,828,793
Guarani	345,370,004	272,717,762
Euro	9,457,291	235,771,525
Real	12,359	12,359
Assets
US Dollars	196,546,306	321,575,956
Guarani	388,683,436	325,933,382
Euro	28,822,652	17,781,524
Real	20,696	12,978

Foreign currency sensitivity analysis

The Group is mainly exposed to the US dollar.

The following table shows the sensitivity of the Group to an increase in the US dollar exchange rate. The sensitivity rate is the one used when reporting to the top executive level and represents the management’s assessment of a possible reasonable change in exchange rates. The sensitivity analysis only includes outstanding foreign-currency monetary items and adjusts translation of such items on the balance sheet date considering a reasonably possible 25% increase in the exchange rate.

	US Dollar effect (in thousands of pesos)
	June 30, 2017	December 31, 2016
Loss for the year	954,564	820,313
Decrease in net equity	954,564	820,313

26. Non-Cash Transactions

Below is a list of transactions that did not involve cash flow movements in the six-month periods ended June 30, 2017 and 2016:

	June 30, 2017	June 30, 2016
—Acquisition of Property, plant and equipment financed with trade payables	100,330,720	93,957,397
—Acquisition of 2.36% interest in Cofesur S.A. (*)	35,434,064	—

(*)	The Company applied the receivable for 35,434,064 outstanding as of December 31, 2016, to the acquisition of 2.36% of interest in Cofesur S.A. approved by Government in March, 2017 (note 18).

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

27. Segment Information

The Company has adopted IFRS 8—Operating segments, that requires operating segments to be identified on the basis of internal reports regarding components of the Company that are regularly reviewed by the Executive Committee, chief operating decision maker, in order to allocate resources to the segments and to assess their performance.

Due to the acquisition of Yguazú Cementos S.A. (note 16 to the financial statements for the year ended December 31, 2016), since January 1, 2017, the Executive Committee reviews the segment information broken-down as described below. As of June 30, 2016, the 35% participation in Yguazú Cementos S.A.´s profit was included in Share of profit (loss) of associates, amounting to 28,808,811, since it was not consolidated.

For the purposes of managing its business both financially and operatively, the Company has classified its businesses segments as follows:

i)	Cement, masonry cement and lime—Argentina: this segment includes the results from the cement, masonry cement and lime business in Argentina, and comprises the procurement of the raw materials from quarries, the manufacturing process of clinker / quicklime and their subsequent grinding with certain additions intended to obtain the cement, masonry cement and lime.

ii)	Cement—Paraguay: this segment includes the results from the cement business in Paraguay, and comprises the procurement of the raw materials from quarries, the manufacturing process of clinker and their subsequent grinding with certain additions intended to obtain the cement.

iii)	Concrete: this segment includes the results from the production and sale of ready-mix concrete. It also includes the delivery of the product at the worksite and, depending on the circumstances, the pumping of concrete up to the place of destination.

iv)	Aggregates: this segment includes the results from the production and sale of granitic aggregates.

v)	Railroad: this segment includes the results from the provision of the railroad transportation service.

vi)	Others: this segment includes the results of the industrial waste treatment and recycling business for its use as fuel or raw material.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	June 30, 2017	December 31, 2016
Net revenue
Cement, masonry cement and lime—Argentina	5,035,468,682	3,665,551,788
Cement—Paraguay	528,394,689	—
Concrete	798,085,752	459,849,291
Railroad	746,519,950	533,930,262
Aggregates	116,766,578	74,921,098
Others	66,685,992	38,334,360
Eliminations	(622,680,290)	(429,398,418)

Total	6,669,241,353	4,343,188,381

Cost of sales
Cement, masonry cement and lime—Argentina	3,438,872,744	2,669,880,683
Cement—Paraguay	370,648,235	—
Concrete	739,671,056	425,160,758
Railroad	621,028,253	459,119,409
Aggregates	114,725,381	67,344,280
Others	29,181,817	17,902,841
Eliminations	(622,680,290)	(429,398,418)

Total	4,691,447,196	3,210,009,553

Selling, administrative expenses and other gains and losses
Cement, masonry cement and lime—Argentina	409,949,888	310,530,212
Cement—Paraguay	18,458,752	—
Concrete	35,974,146	27,889,458
Railroad	54,551,116	34,111,071
Aggregates	2,528,723	2,235,006
Others	19,043,465	9,934,253

Total	540,506,090	384,700,000

Depreciation and amortization
Cement, masonry cement and lime—Argentina	173,791,095	191,785,426
Cement—Paraguay	76,610,613	—
Concrete	8,181,877	6,841,597
Railroad	36,029,710	25,771,714
Aggregates	4,976,460	3,002,258
Others	1,179,805	942,098

Total	300,769,560	228,343,093

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	June 30, 2017	December 31, 2016
Net revenue less cost of sales, selling, administrative expenses and other gains and losses
Cement, masonry cement and lime—Argentina	1,186,646,050	685,140,894
Cement—Paraguay	139,287,702	—
Concrete	22,440,550	6,799,076
Railroad	70,940,581	40,699,782
Aggregates	(487,526)	5,341,811
Others	18,460,710	10,497,265

Total	1,437,288,067	748,478,828
Reconciling items:
Share of profit (loss) of associates	—	28,808,811
Tax on debits and credits banks accounts	(79,007,886)	(70,583,189)
Finance costs, net	(343,200,577)	(481,239,628)
Income tax	(323,086,514)	(68,759,644)

NET PROFIT FOR THE PERIOD	691,993,090	156,705,178

	June 30, 2017	December 31, 2016
Geographical information
Non-current assets
Argentina	3,661,430,273	3,444,863,021
Paraguay	2,062,412,841	2,016,522,494

For these purposes, non-current assets do not include deferred tax assets.

No single customer contributed 10% or more of the Group´s revenue for the six-month periods ended June 30, 2017 and 2016.

28. Guarantees Granted to Subsidiaries

On May 24, 2012, Ferrosur Roca S.A. obtained financing from a group of banks for 150,000,000, which was used to refinance financial debts, working capital and investments. On January 21, 2014, the borrowing was renegotiated, modifying the amortization period of principal owed as of such date and the applicable rate. This refinanced loan also has a guarantee by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2017 amounted to 11,985,124.

On October 21, 2015 Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of 130,000,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2017 amounted to 90,906,588.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

During 2016, Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of u$s 4,700,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2017 is 77,699,955.

In April, 2017, Ferrosur Roca S.A. subscribed a loan agreement with HSBC Bank Argentina for an amount of 150,000,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2017 is 157,776,370.

29. Commitments

Commitments are described in Note 39 to the annual consolidated financial statements as of December 31, 2016.

There were no significant developments in the six-month period ended June 30, 2017 concerning the above.

30. Subsequent events

The Group has evaluated subsequent events to assess the need for potential recognition or disclosure in these condensed interim consolidated financial statements. Such events were assessed until August 10, 2017 the date these Consolidated financial statements were available to be issued.

The relevant subsequent events are:

a)	At the Extraordinary Shareholders’ Meeting held on July 3, 2017, the following matters were approved in relation to the modification of the Company´s by-laws: change of registered office address, change of expiration date, authorization of initial public offering:

•	Change the registered office address from the Province of Buenos Aires to the City of Buenos Aires.

•	Extend the expiration date of the Company to 99 years since July 3, 2017.

•	Authorization of Initial Public Offering of the Company in Argentina or international markets (including Stock Exchange Commission of the United States of America)

•	Potential increase of the capital stock through the issuance of up to 10,000,000 new additional shares, which represents up to 20% of the authorized new shares.

•	Share split of the capital stock from a nominal value of 1 to 0.10 per share.

•	Increase the capital stock in up to 50,000,000, nominal value 0.10 per share, for a value of among USD 1 and USD 6.

•	Considering the amendments described above, an updated consolidated text to the Company´s By-Laws.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The table below summarizes the impact on the Company´s issued shares of giving effect to the share split described in the preceding paragraph:

Number of Common Shares
Balance as of June 30, 2016 before split approved on July 3, 2017	56,602,649
Effect of the share split approved on July 3, 2017	509,423,841

Balance as of June 30, 2016 after split approved on July 3, 2017	566,026,490

Balance as of December 31, 2016	566,026,490

Balance as of June 30, 2017	566,026,490

b)	On August 8, 2017, Yguazú Cementos S.A. entered into two loan agreements with two Paraguayan Banks and agreed the following terms:

Banco Continental S.A.E.C.A.:

Principal amount: 255,000,000,000 Guaranies (715,500,000)

Maturity: 8 years

Interest Rate: 8.5% for the first year. After the first anniversary, the interest rate shall be adjusted according to an average of rates published by the Banco Central de Paraguay plus 0.32%. In no case the interest rate shall be lower than 8.5%. Interests will be paid every six months starting in February 2018. Payment of principal: 15 equal and consecutive installments on a semiannual basis, starting in August, 2018.

Sudameris Bank S.A.E.C.A.

Principal Amount: 168,000,000,000 Guaranies (534,240,000)

Maturity: 8 years

Interest Rate: 9% for the first year. After the first anniversary, the interest rate shall be adjusted according to an average of rates published by the Banco Central de Paraguay, plus 0.82% In no case the interest rate shall be lower than 9%. Interests will be paid every six months starting in February 2018.

Payment of principal: 15 equal and consecutive installments on a semiannual basis, starting in August, 2018.

The proceeds of such loans shall be used to prepay all the outstanding amounts of the loans granted in 2013 by the Inter-American Development Bank (“IDB”) and Corporación Andina de Fomento (“CAF”), together with short term debt with Banco Itaú Paraguay.

In order to guarantee the payment of the new loans, Yguazú Cementos S.A. has created second priority liens (pledge and mortgage) over land and property (Villa Hayes Plant, Itapucumi quarry site and equipment ) in favor of the local banks for up to Gs. 423.000.000.000, equivalent to the amount of both loans.

Once IDB and CAF have received the voluntary prepayment of all the outstanding amounts of their loans, they shall cancel the first priority land mortgage and equipment pledge created on their favor.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

c)	At the Board of Directors´ Meetings held on July 21, 2017:

1.	The Board approved the offer received from Cimpor – Servicos de Apoio á Gestao de Empresas S.A., in relation to the transfer of know-how related to the production of clinker, cement, concrete, including access to procedures, rules, databases, systems, benchmarking program, tools and best practices in relation to the production process, in order to obtain better product quality. The Company will have to pay a charge (fee) of 1% on its stand-alone basis total revenues of Loma Negra C.I.A.S.A. for the service received.

Once the offer is accepted according to its terms, it shall became effective as from August, 1st 2017 to July 2020, and it will be registered before the Instituto Nacional de Propiedad Intelectual (the intellectual property registry in Argentina).

2.	The Board accepted the Offer received from the Chinese company Sinoma International Engenieering Co. Ltd. (“Sinoma”) for the construction of a new cement plant with a capacity of 5,800 tons per day of clinker. The offer includes the engineering, provision and shipment of all the equipment for the plant and its construction.

The work will be executed in two phases:

a)	Phase 1: basic engineering of the new plant and study of soil in situ (5 months).

b)	Phase 2: equipment provision and plant construction (26 months). The Company has the right to notify Sinoma the start-up of Phase 2 within the term of 1 (one) year counted as from the Commencement of Phase 1. If such notice is not given within such term, it shall be understood that Phase 2 was automatically terminated, and the Company shall not be liable for, neither assumes, any kind of compensation, costs, expenses and/or any direct or indirect loss or damages arising from the termination.

Total cost of the project amounts to 5,000,000,000 (2,167,648,300 plus u$s 107,414,700 plus Euros 41,574,600) The costs in local currency will be adjusted periodically in accordance with an agreed formula.

Deloitte & Co. S.A. Florida 234, 5° piso C1005AAF Ciudad Autónoma de Buenos Aires Argentina Tel.: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Loma Negra Compañía Industrial Argentina Sociedad Anónima

Reconquista 1088—7th Floor

City of Buenos Aires, Argentina

We have audited the accompanying consolidated statements of financial position of Loma Negra Compañía Industrial Argentina Sociedad Anónima and subsidiaries (the “Company”) as of December 31, 2016, 2015 and 2014, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Loma Negra Compañía Industrial Argentina Sociedad Anónima and subsidiaries as of December 31, 2016, 2015 and 2014, and the results of their operations, their cash flows and changes in equity for each of the three years in the period ended December 31, 2016, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

As discussed in Note 41, the consolidated financial statements as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014 have been restated for the correction of errors. In addition, the Company also expanded disclosures from those previously presented. Our opinion is not modified with respect to these matters.

City of Buenos Aires, Argentina

July 7, 2017

Deloitte & Co. S.A.

/s/ Adriana I. Calvo

Partner

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

Deloitte Touche Tomatsu Limited is a private Company limited by guarantee incorporated in England & Wales under Company number 07271800, and its registered office is Hill House, 1 Little new Street, London, EC4a, 3TR, United Kingdom.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Notes	12.31.2016	12.31.2015	12.31.2014
Net revenue	5	9,874,443,208	7,870,953,893	5,974,129,528
Cost of sales	6	(7,264,522,456)	(5,808,497,475)	(4,399,587,506)

Gross profit		2,609,920,752	2,062,456,418	1,574,542,022
Share of profit (loss) of associates	15	36,631,307	(105,140,743)	24,598,544
Selling and administrative expenses	7	(929,330,913)	(712,436,283)	(549,119,137)
Other gains and losses	8	123,851,396	50,076,831	(2,585,178)
Tax on debits and credits to bank accounts	9	(140,033,765)	(109,513,061)	(80,986,116)
FINANCE COSTS, NET
Exchange rate differences	10	(261,025,771)	(158,849,947)	(145,662,705)
Financial income	10	41,149,762	26,153,475	23,423,757
Financial expenses	10	(721,411,397)	(458,867,829)	(505,328,785)

Profit before tax		759,751,371	593,878,861	338,882,402
INCOME TAX EXPENSE
Current	11	(238,702,150)	(209,816,188)	(99,256,752)
Deferred	11	(19,032,175)	(32,542,926)	(8,344,014)

NET PROFIT FOR THE YEAR		502,017,046	351,519,747	231,281,636

OTHER COMPREHENSIVE INCOME
Items to be reclassified through profit and loss:
Exchange differences on translating foreign operations	25	34,343,627	53,160,907	33,609,154
Cash flow hedges (1)	25	(54,402,733)	56,310,034	(1,512,291)

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME		(20,059,106)	109,470,941	32,096,863

TOTAL COMPREHENSIVE INCOME		481,957,940	460,990,688	263,378,499

Net Profit (loss) for the year attributable to:
Owners of the Company		491,173,013	348,299,466	239,931,036
Non-controlling interests		10,844,033	3,220,281	(8,649,400)

NET PROFIT		502,017,046	351,519,747	231,281,636

Total comprehensive income (loss) attributable to:
Owners of the Company		471,113,907	457,770,407	272,027,899
Non-controlling interests		10,844,033	3,220,281	(8,649,400)

TOTAL COMPREHENSIVE INCOME		481,957,940	460,990,688	263,378,499

Earnings per share (basic and diluted):	12	0.868	0.615	0.476

(1)	Net of income tax effect (Note 25).

The accompanying notes are an integral part of these consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statements of Financial Position as of December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Notes	12.31.2016	12.31.2015	12.31.2014
ASSETS
Non-current assets
Property, plant and equipment	13	4,880,927,203	2,523,467,228	2,317,465,522
Intangible assets	14	57,047,422	53,229,269	47,013,160
Investments	15	330,062	543,845,293	511,231,368
Goodwill	17	39,347,434	39,347,434	39,347,434
Inventories	18	176,021,243	172,740,638	101,483,894
Other receivables	20	229,281,406	58,301,904	156,787,236
Trade accounts receivable	21	78,430,745	78,261,693	—

Total non-current assets		5,461,385,515	3,469,193,459	3,173,328,614

Current assets
Inventories	18	1,717,088,995	976,407,379	836,305,866
Other receivables	20	226,314,680	361,880,260	77,332,517
Trade accounts receivable	21	629,163,568	379,412,142	371,000,791
Investments	15	694,208,774	345,387,878	212,961,587
Cash and banks	22	233,844,913	56,917,693	47,875,372

Total current assets		3,500,620,930	2,120,005,352	1,545,476,133

Total assets		8,962,006,445	5,589,198,811	4,718,804,747

The accompanying notes are an integral part of these consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statements of Financial Position as of December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Notes	12.31.2016	12.31.2015	12.31.2014
SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital stock and other capital related accounts	24	87,209,608	490,616,573	489,852,351
Reserves		43,706,351	460,019,245	232,088,209
Retained earnings		460,157,290	349,671,383	239,931,036
Accumulated other comprehensive income	25	149,293,492	169,352,598	59,881,657

Equity attributable to the owners of the Company		740,366,741	1,469,659,799	1,021,753,253

Non-controlling interests	16	390,144,836	28,128,663	24,908,382

Total shareholders’ equity		1,130,511,577	1,497,788,462	1,046,661,635

LIABILITIES
Non-current liabilities
Borrowings	26	1,277,054,290	688,039,897	1,121,686,367
Accounts payable	27	81,912,576	108,718,398	74,611,819
Provisions	28	120,683,488	107,435,794	100,033,772
Tax liabilities	29	1,087,580	2,977,874	2,359,564
Other liabilities	30	28,273,858	16,011,635	6,213,258
Deferred tax liabilities	11	292,892,013	295,846,470	232,982,791

Total non-current liabilities		1,801,903,805	1,219,030,068	1,537,887,571

Current liabilities
Borrowings	26	3,061,974,070	1,131,721,132	879,067,457
Accounts payable	27	2,226,100,262	1,242,886,777	881,256,150
Advances from customers		106,956,982	74,198,789	47,573,932
Salaries and social security payables		380,151,193	261,814,395	231,517,206
Tax liabilities	29	225,086,288	83,287,016	80,944,205
Other liabilities	30	29,322,268	78,472,172	13,896,591

Total current liabilities		6,029,591,063	2,872,380,281	2,134,255,541

Total liabilities		7,831,494,868	4,091,410,349	3,672,143,112

Total shareholders’ equity and liabilities		8,962,006,445	5,589,198,811	4,718,804,747

The accompanying notes are an integral part of these consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statement of Changes in Equity for the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Owners´ contributions								Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium (2)	Legal reserve	Environmental reserve	Future dividends reserve	Cash flow hedging reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Balances as of January 1, 2014	54,602,649	153,390,644	183,902,074	—	97,956,984	41,598,659	1,444,425	50,389,214	(395,010)	28,179,804	138,655,911	749,725,354	13,557,782	763,283,136
Resolution of the Ordinary and General Shareholders’ Meeting held on March 26, 2014
—Increase in optional reserve for future dividends								138,655,911			(138,655,911)	—		—
Capital increases in Ferrosur Roca S.A. on August 19 and December 19, 2014, by Cofesur S.A.												—	20,000,000	20,000,000
Other comprehensive income									(1,512,291)	33,609,154		32,096,863		32,096,863
Net profit of the year											239,931,036	239,931,036	(8,649,400)	231,281,636

Balances as of December 31, 2014	54,602,649	153,390,644	183,902,074	—	97,956,984	41,598,659	1,444,425	189,045,125	(1,907,301)	61,788,958	239,931,036	1,021,753,253	24,908,382	1,046,661,635
Resolution of the Ordinary and General Shareholders’ Meeting held on February 12, 2015:
—Distribution of cash dividends								(12,000,000)			1,371,917	(10,628,083)		(10,628,083)
Resolution of the Ordinary and General Shareholders’ Meeting held on March 20, 2015:
—Increase in optional reserve for future dividends								239,931,036			(239,931,036)	—		—
Resolution of the Ordinary and Extraordinary Shareholders’ Meeting held on April 17, 2015:
—Capitalization of adjustment to Capital	1,000,000	(1,000,000)										—		—

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statement of Changes in Equity for the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Owners´ contributions								Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium (2)	Legal reserve	Environmental reserve	Future dividends reserve	Cash flow hedging reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Resolution of the Ordinary and Extraordinary Shareholders’ Meeting held on December 15, 2015:
—Capitalization of adjustment to Capital	1,000,000	(1,000,000)										—		—
Merger Premium					764,222							764,222		764,222
Other comprehensive income									56,310,034	53,160,907		109,470,941		109,470,941
Net profit for the year											348,299,466	348,299,466	3,220,281	351,519,747

Balances as of December 31, 2015	56,602,649	151,390,644	183,902,074	—	98,721,206	41,598,659	1,444,425	416,976,161	54,402,733	114,949,865	349,671,383	1,469,659,799	28,128,663	1,497,788,462
Resolution of the Ordinary Shareholders’ Meeting held on March 23, 2016:
—Distribution of cash dividends											(380,687,106)	(380,687,106)		(380,687,106)
—Partial release of optional reserve for future Dividends								(416,312,894)				(416,312,894)		(416,312,894)
Other comprehensive income									(54,402,733)	34,343,627		(20,059,106)		(20,059,106)
Business combination under common control (Note 16)				(403,406,965)								(403,406,965)	351,172,140	(52,234,825)
Net profit for the year											491,173,013	491,173,013	10,844,033	502,017,046

Balances as of December 31, 2016	56,602,649	151,390,644	183,902,074	(403,406,965)	98,721,206	41,598,659	1,444,425	663,267	—	149,293,492	460,157,290	740,366,741	390,144,836	1,130,511,577

(1)	Adjustment for inflation up to February 28th, 2003 – See Note 3.16.b)
(2)	See Note 3.16 c)

The accompanying notes are an integral part of these consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Consolidated Statement of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

		12.31.2016	12.31.2015	12.31.2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit for the year		502,017,046	351,519,747	231,281,636
Adjustments to reconcile net profit to net cash provided by operating activities
Income tax expense		257,734,325	242,359,114	107,600,766
Depreciation and amortization		509,073,880	333,956,297	211,644,305
Provisions		36,379,703	24,995,318	10,224,121
Interest		594,598,148	393,757,671	453,674,297
Share of profit (loss) of associates		(36,631,307)	105,140,743	(24,598,544)
Investment income recognized in profit		(112,039,773)	(158,494,542)	(84,756,368)
Exchange rate differences		271,656,002	253,078,707	158,026,616
Gain on disposal of Property, plant and equipment		(31,315,437)	(3,909,421)	(1,864,536)
Changes in operating assets and liabilities
Inventories		(562,166,309)	(211,358,257)	(195,894,244)
Other receivables		(140,932,111)	(81,556,400)	(24,399,912)
Trade accounts receivable		(164,726,684)	(87,387,645)	(102,242,258)
Advances from customers		32,758,193	26,624,857	3,652,014
Accounts payable		450,394,525	379,555,491	171,327,544
Salaries and social security payables		113,400,684	30,297,189	52,061,254
Provisions		(16,685,934)	(16,878,695)	(6,140,675)
Tax liabilities		56,868,398	(40,069,120)	52,141,426
Other liabilities		19,249,181	9,837,034	4,894,938

Cash generated from operations		1,779,632,530	1,551,468,088	1,016,632,380
Income tax paid		(166,708,107)	(168,391,995)	(133,457,517)

Net cash generated by operating activities		1,612,924,423	1,383,076,093	883,174,863

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of Property, plant and equipment		22,399,342	6,001,998	1,472,307
Payments to acquire Property, plant and equipment		(643,073,919)	(472,532,197)	(288,985,639)
Payments to acquire intangible assets		(26,279,675)	(22,307,623)	(14,929,909)
Contributions to F.F.F.S.F.I. (Note 37)		(23,956,029)	—	—
Cash from business combinations under common control	Note 16.1	207,927,790	30,552	—

Net cash used in investing activities		(462,982,491)	(488,807,270)	(302,443,241)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings		1,597,236,466	829,064,617	509,587,832
Interest paid		(600,560,695)	(417,259,343)	(415,542,188)
Dividends paid		(853,136,862)	(16,642)	(246,383,594)
Repayment of borrowings		(840,235,934)	(1,262,052,887)	(510,204,943)

Net cash used in financing activities		(696,697,025)	(850,264,255)	(662,542,893)

Net increase (decrease) in cash and cash equivalents		453,244,907	44,004,568	(81,811,271)
Cash and cash equivalents at the beginning of the year	Note 31	328,404,790	260,836,959	324,486,939
Effects of the exchange rate differences on cash and cash equivalents in foreign currency		21,636,098	23,563,263	18,161,291

Cash and cash equivalents at the end of the year	Note 31	803,285,795	328,404,790	260,836,959

The accompanying notes are an integral part of these consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

1. General Information

Loma Negra Compañía Industrial Argentina S.A. (hereinafter “Loma Negra”, the “Company” or “the Group”) is a stock company organized according to Argentine Law. The address of its registered office is Reconquista 1088—7th Floor—Buenos Aires—Argentina.

The Company was founded in 1926 and on August 5, 1926 was registered as a “sociedad anónima” (stock company according to Argentine Law, originally under the name “Compañía Argentina Ganadera Agrícola Comercial e Industrial S.A.” being registered with the Public Registry of Commerce of Azul, Province of Buenos Aires, under the Number 38, Folio 46. On August 25, 1927, the Company adopted its current name and on August 27, 1984, the Company was registered with the General Office of Legal Entities of the Province of Buenos Aires under the Number 747. The Company´s date of expiration is July 3, 2116 and pursuant to section 4 of its bylaws, its corporate purpose includes engaging in commercial, industrial, real estate and financial activities. It is also authorized to carry out business in the mining and construction industries, and to be operator of transportation and public services. The Company is domiciled in Argentina with headquarters and its commercial offices are located at Reconquista 1088—7th Floor, Autonomous City of Buenos Aires, Argentina.

The main activity of the Company is the manufacturing and marketing of cement and its by-products, and also the exploration of mineral resources that are used in the production process.

The Company has 9 factories in Argentina, in the provinces of Buenos Aires, Neuquén, San Juan and Catamarca. It also has 9 concrete plants.

In addition, the Company, through its subsidiary Cofesur S.A., has control over Ferrosur Roca S.A., a company that operates the rail network Railroad Roca under a concession granted by the Argentine government in 1993 for a period of 30 years, allowing access to several of the Loma Negra’s cement plants to the rail network.

The Company also owns Recycomb S.A., a corporation engaged in the treatment and recycling of industrial waste intended to be used as fuel or raw material.

As of December 31, 2016, the Company also controlled Yguazú Cementos S.A., a company organized in the Republic of Paraguay dedicated to the manufacture and marketing of cement, due to the acquisition on December 22, 2016 of 16.0017% of this company’s capital stock. As of December 31, 2015, the Company held an equity interest of 35% in the company, which added to the new equity interest acquired gives the Company control as of December 31, 2016.

Note 2.3 Includes a Breakdown of the Companies that are Consolidated in these Financial Statements.

The parent Company is InterCement Brasil S.A., a company organized in São Paulo, in the homonymous state, Brazil, whose corporate purpose is the manufacturing and marketing of cement and its by-products, as well as the exploration of mineral resources that are used in their production process. As of December 31, 2015, InterCement Brasil S.A. directly held approximately 91% of the Company’s shares. On December 23, 2016, the Board of Directors of Loma Negra C.I.A.S.A. was informed that InterCement Brasil S.A. acquired all rights and obligations on 5,716,868 shares of Loma Negra C.I.A.S.A. held by CCCimentos Participaoes LTDA. Based on the above, InterCement Brasil S.A. holds an approximate equity interest of 99.44% as of December 31, 2016.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Cauê Áustria Holding GmbH, a Company controlled indirectly by Camargo Corrêa S.A. (ultimate controlling company), is the actual direct parent company of InterCement Brasil S.A.

2. Basis of Preparation of the Consolidated Financial Statements

2.1 Compliance Status

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements have been prepared in connection with the Company’s initial public offering of shares in the United States of America.

These consolidated financial statements have been approved by the Board of Directors in the meeting held on July 7, 2017.

2.2 Basis of Preparation

These financial statements have been prepared on a historic cost basis, except for certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies below. In general, the historic cost is calculated based on the fair value of the consideration paid in exchange for goods or services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Current and non-current classification

The presentation in the statement of financial position makes a distinction between current and non-current assets and liabilities. Current assets and liabilities include assets and liabilities, which are realized or settled within the 12-month period from the end of the fiscal year.

Fiscal year-end

The Company’s fiscal year begins on January 1 and ends on December 31, each year.

Currency

Consolidated information attached is stated in Pesos ($), Argentine’s legal currency, based on the financial information of Loma Negra and its subsidiaries, presented in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”).

IAS 29 “Financial reporting in hyperinflationary economies”, requires the consolidated financial statements of an entity whose functional currency belongs to a hyperinflationary economy to be stated in terms of the measuring current unit at the end of the fiscal year.

For such purpose, in general, inflation is to be computed in non-monetary items from the acquisition or revaluation date, as applicable. The standard lists a set of quantitative and qualitative factors to be taken into account in order to determine whether an economy is to be considered hyperinflationary. Considering inflation’s decreasing trend, the absence of qualitative factors that may lead to a certain conclusion, and the anomalies detected in information about inflation published by INDEC in prior years, the Company’s Board of Directors has concluded there is no sufficient evidence to consider Argentina as a country having a hyperinflationary economy as of each of the years presented, according to guidelines established by IAS 29. Therefore, restatement principles established in the mentioned standard have not been applied.

Over the last years, certain macroeconomic variables affecting Company’s business, such as payroll costs, input prices, borrowing and exchange rates, have experienced significant changes. In case that the restatement of the consolidated financial statements becomes applicable, the corresponding adjustment should be resumed, and calculated from the last date the Company had restated its financial statements in order to reflect inflation effects, as established by applicable regulation. Both circumstances should be taken into consideration by these financial statements’ users.

Use of estimates

The preparation of financial statements at a certain date requires the Management to make estimates and assessments affecting the amount of assets and liabilities recorded, contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the period. Actual future results might differ from the estimates and assessments made at the date of preparation of these consolidated financial statements.

The description of any significant estimates and accounting judgments made by Management in applying the accounting policies, as well as the main estimates and areas with greater degree of complexity and which require more critical judgments, are disclosed in Note 4.

The principal accounting policies are described below.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Standards or interpretations issued by the IASB, which application is not mandatory as of the date of closing of these consolidated financial statements, therefore have not been adopted by the Group.

IFRS 9	Financial Instruments (1)
IFRS 15	Revenue from Contracts with Customers (and the related Clarifications) (1)
IFRS 16	Leases (2)
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (3)
Amendments to IFRSs	Annual Improvements to IFRS Standards 2014-2016 Cycle (1)
IFRIC 22	Foreign Currency Transactions and Advance Consideration (1)

1	Effective for annual periods beginning on or after 1 January 2018, with earlier application permitted.
2	Effective for annual periods beginning on or after 1 January 2019, with earlier application permitted.
3	Effective for annual periods beginning on or after a date to be determined.

IFRS 9, Financial Instruments, issued in November 2009 and amended in October 2010, November 2013 and July 2014, introduces new requirements for the classification, measurement and derecognition of financial assets and liabilities.

IFRS 9 requires all recognized financial assets that are within the scope of IAS 39 Financial Instruments—Recognition and measurement, to be subsequently measured at amortized cost or fair value. Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal, are generally measured at amortized cost at the end of subsequent accounting periods. All other debt investments and equity investments are measured at their fair value at the end of subsequent accounting periods.

The most significant effect of IFRS 9 with regard to classification and measurement of financial liabilities refers to the registration of changes in their fair value (designated as at fair value through profit or loss), attributable to changes in the credit risk of that liability. Specifically, in accordance with IFRS 9, for financial liabilities designated as at fair value through profit or loss, the amount of change in the fair value of the financial liability, that is attributable to changes in the credit risk of that liability, is presented in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. Changes in fair value attributable to a financial liability’s credit risk are not subsequently reclassified to profit or loss. Previously, under IAS 39, the entire amount of the change in the fair value of the financial liability designated as fair value through profit or loss was presented in profit or loss.

IFRS 9 is applicable for annual periods beginning on or after January 1, 2018.

The Directors anticipate that IFRS 9 will be adopted in the Group’s Consolidated financial statements for the year beginning on January 1, 2018. It is not practicable to provide a reasonable estimate of the potential effect until a detailed review has been completed.

IFRS 15, Revenue from contracts with customers issued in May 2014, establishes principles that an entity should apply for the purposes of disclosing information that is useful to users of consolidated financial statements regarding the nature, amount, timing and uncertainty of revenues and cash flows resulting from the agreements with clients.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

IFRS 15 is applicable for annual periods beginning on or after January 1, 2018.

It is not possible to reasonably determine the impact of potential effect until a detailed analysis is made.

IFRS 16 issued in January 2016 states how issuers will recognize, measure and disclose leases in the Consolidated financial statements. The rule takes most leases in the accounts of tenants to a single model, eliminating the distinction between operating and finance leases. Accounting landlords, however, remains virtually unchanged, preserving the distinction between operating and finance leases.

IFRS 16 will take effect from the year beginning on January 1, 2019 and may be adopted earlier. However, the Company cannot adopt IFRS 16 before adopting IFRS 15, “Revenue from contracts with customers”.

The Board anticipates that the amendments to IFRS 16 will be adopted in the consolidated financial statements of the Company for the fiscal year beginning January 1, 2019. It is not possible to reasonably determine the impact of potential effect until performing a detailed analysis.

Amendments to IFRS 10 and IAS 28 deals with the situations where there is a sale or contribution of assets between an investor and its associate or join venture.

IAS 28 and IFRS 10 are amended as follows:

IAS 28 has been amended to reflect the following:

•	Gains and losses resulting from transactions involving assets that do not constitute a business between and investor and its associate or joint venture are recognised to the extent of unrelated investor´s interest in the associate or joint venture.

•	Gains or losses from downstream transactions involving assets that constitute a business between an investor and its associate or joint venture should be recognised in full in the investor´s financial statements.

In December 2015, the IASB postponed the effective date of this amendments indefinitely pending the outcome of its research project on the equity method of accounting. Earlier application of these amendments is still permitted.

It is not practicable to provide a reasonable estimate of the potential effect until a detailed review has been completed.

Annual Improvements to IFRS (cycle 2014-2016) introduce amendments to several rules: IFRS 1 (First-time Adoption of IFRS) (the short-term exemptions set forth in paragraphs E3-E7 were eliminated for they have already served their purpose); IFRS 12 (Disclosure of Interests in Other Entities), clarifies the scope of the standard by specifying that the disclosure requirements in IFRS 12, except for the ones in paragraphs B10–B16, apply to interests in entities included in paragraph 5 that are classified as held for sale, held for distribution or discontinued operations in accordance with IFRS 5 Non-Current Assets classified as held for sale or discontinued operations; and IAS 28 (investments in associates and joint ventures) clarifies that the choice to measure

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

investments in associates or joint ventures at fair value through profit or loss when held by an entity that is a venture capital organization or other type of qualified entity, is available for each investment in an associate or a joint venture on an investment-by-investment basis, upon initial recognition.

Amendments to IFRS 1 and IAS 28 are effective for periods beginning on January 1, 2018. Amendments to IFRS 12 are effective for periods beginning on January 1, 2017.

It is not possible to reasonably determine the impact of potential effect until performing a detailed analysis.

IFRIC 22 (Foreign currency transactions and advances payments) clarifies the accounting for transactions that include the receipt or payment of advance consideration in a foreign currency when an entity recognizes a non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration before the entity recognizes the related asset, expense or income. The date of the transaction, for the purpose of determining the exchange rate, is the date of initial recognition of the non-monetary prepayment asset or deferred income liability. If there are multiple payments or receipts in advance, a date of transaction is established for each payment or receipt.

IFRIC 22 is applicable for annual periods beginning on or after January 1, 2018. Earlier application is permitted. It is not possible to reasonably determine the impact of potential effect until performing a detailed analysis.

Adoption of new and revised standards

The Company has adopted all of the new and revised standards and interpretations issued by the IASB that are relevant to its operations and that are mandatorily effective at December 31, 2016. The application of these amendments has had no impact on the disclosures or amounts recognized in the Company´s consolidated financial statements.

2.3 Basis of Consolidation

These consolidated financial statements include the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries. Control is achieved where the company has the power over the investee; exposure, or rights, to variable returns from its involvement with the investee and the ability to use its power over the investee to affect the amount of the returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

a)	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

b)	potential voting rights held by the Company, other vote holders or other parties;

c)	rights arising from other contractual arrangements; and

d)	any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company losses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income for since the date the Company gains control until the date when the Company ceases to control its subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group´s accounting policies.

Acquired companies are accounted for under the acquisition method whereby they are included in the consolidated financial statements from their acquisition date.

The income (loss) of subsidiaries acquired or disposed of are included in the consolidated statement of comprehensive income from the date of acquisition until the effective date of disposal, if applicable.

All intercompany transactions and balances between the Company and its subsidiaries have been eliminated in the consolidation process.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Detailed below are the subsidiaries whose financial statements have been included in these consolidated financial statements:

	Main activity	Place of incorporation and principal place of business	% of direct and indirect equity interest as of
			12-31-2016	12-31-2015	12-31-2014
Subsidiaries:
Cofesur S.A. (1)	Holding	Argentina	97.64	97.64	97.64
Ferrosur Roca S.A. (2)	Train cargo transportation	Argentina	78.12	78.12	78.12
Recycomb S.A.	Waste recycling	Argentina	100.00	100.00	100.00
La Preferida de Olavarría S.A. (3)	Granite Stone quarry	Argentina	—	—	100.00
Betel S.A. (4)	Mining exploration, exploitation and lease	Argentina	—	—	100.00
Compañía Argentina de Cemento Portland S.A. (4)	Investment and equity interest in companies	Argentina	—	—	100.00
Yguazú Cementos S.A. (5)	Manufacture and marketing of cement and construction materials	Paraguay	51.00	35.00	35.00

(1)	Loma Negra C.I.A.S.A. has advanced funds for the purchase of an additional equity interest of 2.36% (Note 20)
(2)	Controlled directly by Cofesur S.A.
(3)	Merged company from January 1, 2015
(4)	Merged companies from October 1, 2015
(5)	Company controlled due to the business combination under common control made on December 22, 2016 (note 16). As a result, the statement of financial position line items of Yguazú Cementos S.A. as of December 31, 2016 were included in the consolidated statement of financial position of the Company as of December 31, 2016; in the case of the consolidated statement of profit or loss and other comprehensive income, the equity in profit or loss of Yguazú Cementos S.A. is presented in the line “Share of profit (loss) of associates” in each of the years presented since the consolidation of results for the 10-day period from December 22, 2016 to December 31, 2016 was not material for the Company’s consolidated financial statements. As of December 31, 2015 and 2014, Yguazú Cementos S.A. was not a subsidiary (note 3.3.1)

Summarized financial information in respect of each of the Group’s subsidiaries that has material non-controlling interests is set out below. The summarized financial information below represents amounts before intragroup eliminations.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

a) Yguazú Cementos S.A.

As of	12.31.2016
Current assets	519,436,580
Non-current assets	2,016,522,494
Current liabilities	1,811,949,703
Non-current liabilities	7,307,114
Equity attributable to the owners of the Company	365,530,116
Non-controlling interests	351,172,141

The summarized figures presented for Yguazú Cementos S.A. as of December 31, 2016 (as a consolidated subsidiary) reflect the book values of the assets and liabilities (see Note 16.1) and adjustments to conform to the Company’s accounting policies.

b) Ferrosur Roca S.A.

As of	12.31.2016	12.31.2015	12.31.2014
Current assets	227,349,424	138,991,774	177,031,278
Non-current assets	710,404,407	533,575,562	388,585,220
Current liabilities	594,786,019	353,999,490	336,812,271
Non-current liabilities	166,101,662	191,684,350	117,068,185
Equity attributable to the owners of the Company	138,159,696	99,115,547	87,283,054
Non-controlling interests	38,706,454	27,767,949	24,452,988

For the year ended	12.31.2016	12.31.2015	12.31.2014
Net revenue	1,223,681,686	919,729,670	753,016,470
Finance costs, net	(128,933,963)	(92,795,807)	(90,522,069)
Depreciation	(54,995,175)	(44,853,392)	(38,674,959)
Income tax	(26,964,252)	(8,555,315)	18,118,724
Profit or (loss) for the year	49,982,654	15,147,453	(33,649,059)

For the year ended	12.31.2016	12.31.2015	12.31.2014
Net cash generated by operating activities	260,874,828	163,772,758	52,201,368
Net cash used in investing activities	(165,530,937)	(109,782,503)	(65,395,939)
Net cash (used in) generated by financing activities	(90,434,660)	(76,456,255)	30,562,097

2.3.1. Business combination between entities under common control

A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination and the control is not transitory. The transactions between entities under common control are scoped out of IFRS 3 and there is no authoritative literature for these transactions under IFRS. As a result, the Group adopted accounting principles based on the predecessor values. The assets and liabilities of the acquired entity are recognised at the book values recorded in the ultimate parent

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

entity’s consolidated financial statements. The components of equity of the acquired companies are added to the same components within Group equity except that any share capital and investments in the books of the acquiring entity is cancelled and the differences, if any, is adjusted in the Other capital adjustments. The Company has elected to not restate the information for any of the periods presented in its consolidated financial statements. In accordance with IAS 8, Management has adopted an accounting practice on which the predecessor basis of accounting is used to record the carrying amount of the net assets acquired.

2.3.2. Changes in the Group’s ownership interests in existing subsidiaries

Changes in the Group’s ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to owners of the Company.

When the Group loses control of a subsidiary, a gain or loss is recognised in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

3. Summary of Significant Accounting Policies

3.1 Revenue Recognition

Revenue is measured at the fair value of the consideration received or to be received, reduced for estimated customer returns, rebates and other similar allowances.

3.1.1 Sale of goods

Revenue from the sale of goods is recognized at time all the following conditions are satisfied:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the Group; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

3.1.2 Services rendered

Transportation revenues are recognized at the time the service is provided.

3.1.3 Income from dividends and interest income

Where they exist, income from investment dividends are recognized after the shareholders’ rights to receive payment thereof are established (provided there is a probability that the economic benefits will flow to the company and the ordinary revenues may be reliably measured).

Interest income was recognized after determining the probability that the Group should receive the economic benefits associated with the transaction and that the amount thereof should be reliably measured. Interest income was recorded on a short-term basis with reference to the principal outstanding and the applicable effective interest rate, which is the discount rate that perfectly matches the cash flows receivable or payable estimated over the expected life of the financial instrument with the net book value of financial assets or liabilities with regard to the initial recognition.

3.2 Goodwill

The goodwill recorded by the Company corresponds to the acquisitions of Cofesur S.A., La Preferida de Olavarría S.A.and Recycomb S.A., for acquisitions prior to IFRS adoption.

Goodwill, in accordance with the applicable standard at the time of recognition, corresponds to the amount of the transferred consideration, the amount of any non-controlling interest in the acquiree and, where applicable, the fair value of the equity interest previously held in the acquiree (if any), in excess of the net acquisition cost on the date of acquisition of the identifiable assets acquired and liabilities assumed.

Goodwill is not amortized but tested for impairment. For purposes of conducting the impairment test, goodwill is assigned to each of the Group’s cash generating units expected to benefit from the synergies of the relevant combination. The cash generating units to which goodwill is assigned are subject to annual, or more frequent, impairment tests, when there are indicators of impairment. If the recoverable amount of the cash generating unit is lower than the unit’s book amount, the impairment loss is firstly applied to reducing the carrying amount of goodwill assigned to the unit, and is then applied proportionately to the unit’s other assets. The carrying amount of each asset in the reporting unit is used as basis. The impairment loss recognized for goodwill is not reversed in any subsequent period.

Any impairment loss for goodwill is recognised directly in profit or loss.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Company has not recognized any impairment loss in the years ended December 31, 2016, 2015 and 2014.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The Group’s policy for goodwill arising on the acquisition of an associate is described at note 3.3.1 below.

3.3 Investments in Associates and Other Companies

3.3.1 Investments in associates

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those investees.

The results and assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting, except when the investment, or a portion thereof, is classified as held for sale, in which case it is accounted for in accordance with IFRS 5. Under the equity method, an investment in an associate is initially recognised in the consolidated statement of financial position at cost and adjusted thereafter to recognise the Group’s share of the profit or loss and other comprehensive income of the associate. When the Group’s share of losses of an associate exceeds the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

An investment in an associate is accounted for using the equity method from the date on which the investee becomes an associate. On acquisition of the investment in an associate, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognised immediately in profit or loss in the period in which the investment is acquired.

The requirements of IAS 39 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of Assets as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount, Any impairment loss recognised forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases

The Group discontinues the use of the equity method from the date when the investment ceases to be an associate, or when the investment is classified as held for sale. When the Group retains an interest in the former associate and the retained interest is a financial asset, the Group measures the retained interest at fair value at that date and the fair value is regarded as its fair value on initial recognition in accordance with IAS 39. The difference between the carrying amount of the associate at the date the equity method was discontinued, and the fair value of any retained interest and any proceeds from disposing of a part interest in the associate is included in the determination of the gain or loss on disposal of the associate or joint venture. In addition, the Group accounts for all amounts previously recognised in other comprehensive income in relation to that associate or joint venture on the same basis as would be required if that associate had directly disposed of the related assets or liabilities. Therefore, if a gain or loss previously recognised in other comprehensive income by that associate or joint

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

venture would be reclassified to profit or loss on the disposal of the related assets or liabilities, the Group reclassifies the gain or loss from equity to profit or loss (as a reclassification adjustment) when the equity method is discontinued.

When the Group reduces its ownership interest in an associate or a joint venture but the Group continues to use the equity method, the Group reclassifies to profit or loss the proportion of the gain or loss that had previously been recognised in other comprehensive income relating to that reduction in ownership interest if that gain or loss would be reclassified to profit or loss on the disposal of the related assets or liabilities.

Yguazú Cementos S.A.

The summarized figures presented for Yguazú Cementos S.A. as of December 31, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014, reflect the amounts resulting from the available information received from Yguazú Cementos S.A. adjusted to conform with IFRS, the Company’s accounting policies and other classification adjustments to conform with Company´s policies.

As of	12.31.2015	12.31.2014
Current assets	423,424,683	327,992,184
Non-current assets	1,811,990,417	1,520,819,011
Current liabilities	1,708,465,897	379,269,868
Non-current liabilities	13,032,474	807,110,779
Equity	513,916,729	662,430,548

For the year ended	12.31.2016	12.31.2015	12.31.2014
Net revenue	929,986,113	692,832,808	618,000,151
Finance costs, net	(76,670,474)	(375,987,448)	(12,754,135)
Depreciation	(155,534,466)	(109,705,677)	(23,412,066)
Income tax	(10,680,022)	8,598,480	(5,879,337)
Profit or (loss) for the year	104,660,877	(300,402,124)	70,281,556

For the year ended	12.31.2016	12.31.2015	12.31.2014
Net cash generated by (used in) operating activities	350,159,307	211,115,257	(92,148,903)
Net cash used in investing activities	(42,353,241)	(63,727,785)	(216,842,185)
Net cash (used in) generated by financing activities	(249,682,864)	(88,925,782)	204,425,165

3.3.2 Investment in other company

It is an investment in a company where the Group has not significant influence.

Since this equity investment does not have a quoted market price in an active market and its fair value cannot be reliably measured such unquoted equity investment is measured at cost less any identified impairment losses at the end of each reporting period.

3.4 Leasing

Leases are classified as finance leases whenever the terms of the lease substantially transferred all the risks and rewards of the ownership to lessee. All other leases are classified as operating leases.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The Group as lessor

Amounts due from lessees under finance leases are recognised as receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

The Group as lessee

Assets held under finance leases are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated statement of financial position as a finance lease obligation.

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Group´s general policy on borrowing costs. Contingent rentals are recognized as expenses in the periods in which they are incurred.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred. In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

3.5 Foreign Currency and Functional Currency

These consolidated financial statements are presented in Argentine pesos (legal currency of Argentina), which is also the functional currency (currency of the main economic environment in which a company operates) for all the companies with legal address in Argentina. In the case of the subsidiary Yguazú Cementos S.A., located in Paraguay, its functional currency is Guarani.

For the purposes of presenting these consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into pesos using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity (and attributed to non-controlling interests as appropriate).

Exchange differences on monetary items are recognized in profit or loss in the year, except those which resulted from foreign-currency denominated borrowings related to the assets under construction for their future productive use, which were included in the cost of such assets as they are considered as an adjustment to the interest expense related to such foreign-currency denominated borrowings.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

In the consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into Argentine pesos using exchange rates prevailing at the end of each fiscal year.

Goodwill and adjustments to fair value arising from the acquisition of subsidiaries are recognized as assets and liabilities of the acquiree and are translated into the reporting currency at the exchange rate prevailing on the balance sheet date. Any resulting exchange difference is recognized in other comprehensive income.

When an investment is sold or disposed of, any exchange difference is recognized in the statement of income as a gain or loss on sale/disposal.

3.6 Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of qualified assets that necessarily take a substantial period of time to get ready for their intended use or sale are capitalized as part of the cost of the pertinent asset, until such time as the assets are substantially ready for their intended use or sale.

Income earned on short-term investments in specific outstanding borrowings to be used in qualified assets is deducted from the costs of borrowings that may qualify for capitalization.

All the other borrowing costs are recognized in profit or loss in the period in which they are incurred.

3.7 Taxation

The Group recognizes income tax applying the liability method, which considers the effect of temporary differences between the carrying amount and tax bases of assets and liabilities and the tax loss carry forwards and other tax credits, which may be used to offset future taxable income, at the current statutory rate of 35%.

Additionally, upon the determination of taxable profit, the Group calculates tax on minimum presumed income applying the current 1% tax rate to taxable assets as of the end of each year. This tax complements income tax. The Group’s tax liability will be the higher of the determination of tax on minimum presumed income and the Group’s tax liability related to income tax, calculated applying the current 35% income tax rate to taxable income for the year. However, if the tax on minimum presumed income exceeds income tax during one tax year, such excess may be computed as prepayment of any income tax excess over the tax on minimum presumed income that may be generated in the next ten years.

Under Law No. 25,063, dividends distributed, either in cash or in kind, in excess of accumulated taxable income as of the end of the year immediately preceding the dividend payment or distribution date, shall be subject to a 35% income tax withholding as a sole and final payment, except for those distributed to shareholders resident in countries benefited from treaties for the avoidance of double taxation, which will be subject to a minor tax rate.

Additionally, on September 20, 2013, Law No. 26,893 was enacted, establishing changes to the Income Tax Law, and determining, among other things, an obligation respecting such tax as a single and final payment of 10% on dividends paid in cash or in kind (except in shares) to foreign beneficiaries and individuals residing in Argentina, in addition to the 35% retention mentioned above. The dispositions of this Law came in force on

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

September 23, 2013, the date of its publication in the Official Gazette. On July 22, 2016, Law No. 27,260 was enacted and, among other things, removed the aforementioned requirement.

Income tax expense represents the amount of the tax currently payable and deferred tax.

3.7.1.1 Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the Consolidated Statement of Comprehensive Income because of items of income, or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the fiscal year.

3.7.1.2 Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred tax assets is reviewed at the end of each fiscal year and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the fiscal year. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the fiscal year, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset only if a) there is a legally enforceable right to offset by the tax authority and b) deferred tax assets and liabilities relate to income taxes levied by the same tax authority, having the Group the intention of settle assets and liabilities on a net basis.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

3.7.1.3 Current and deferred tax

Current and deferred tax are recognized in profit or loss, and included in comprehensive income.

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

3.7.2. Personal assets tax—Substitute responsible

Individuals and foreign entities, as well as their undistributed estates, regardless of whether they are domiciled or located in Argentina or abroad, are subject to personal assets tax of 0.25% of the value of any shares issued by Argentine entities, held at December 31 of each year. The tax is levied on the Argentine issuers of such shares, which must pay this tax in substitution of the relevant shareholders, and is based on the equity value (following the equity method), or the book value of the shares derived from the latest financial statements at December 31 of each year. Pursuant to the Personal Assets Tax Law, the Group is entitled to seek reimbursement of such paid tax from the applicable shareholders, using the method the Group considers appropriate.

In September 2016, the tax authority approved the exemption request for this tax payment for 2016, 2017 and 2018 for being a compliant taxpayer under Law N° 27.260/2016.

As of December 31, 2016, 2015 and 2014, the Company had recorded 35,445,260, 10,614,473 and 9,403,101, respectively, amounts included within Other receivables and has requested reimbursement to its shareholders for these amounts.

3.8 Property, Plant and Equipment

Property, plant and equipment held for being used in the production or supply of goods and services, or for administrative purposes, are carried at cost, less any depreciation and cumulative impairment loss.

Lands were not depreciated.

Properties under construction for administrative, production, supply or other purposes are carried at cost, less any recognized impairment loss. The cost included professional fees and, in the case of qualified assets, borrowing costs capitalized in accordance with the Group’s accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognized so as to write-off the cost of assets, except for land and properties under construction, over their useful lives, using the straight-line method or units of production. The estimated useful life and depreciation method are reviewed at the end of each year, with the effect of any changes in estimates being accounted for on a prospective basis.

The assets maintained under finance lease are depreciated over their useful life estimated equal to useful life of the assets under the lease, or, if the latter is shorter, over the term of the corresponding lease.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Gain or loss derived of the write-off or disposal of an item of Property, plant and equipment is determined as the difference between the obtained sale value and the book value and it is recognized in profit or loss.

3.9 Intangible Assets

Intangible assets with finite useful lives, acquired separately, are carried at cost less accumulated amortization and accumulated impairment losses, if any.

The method of amortization of Mining exploitation rights will be determined at the time it become used by the Company.

The estimated useful life and amortization method are reviewed at the end of the fiscal year, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives, acquired separately, are carried at cost less accumulated impairment losses.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

3.10 Impairment of Tangible and Intangible Assets

At the end of the fiscal year, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indications exist, the recoverable amounts of the assets is estimated in order to determine the impairment loss (if any).

The Group estimated the recoverable amount of the cash-generating unit to which the asset belongs. Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments at year-end of the time value of money considering the risks specific to the asset.

Intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

3.11 Inventories

Inventories are stated at the lower of acquisition cost or net realizable value. Costs of inventories are determined using the weighted average price method. The net realizable value is the estimated price of sale less estimated costs to conclude such sale.

3.12 Provisions

Provisions are recognized when the Group have a present obligation (legal or constructive) as a result of a past event and it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation, at the end of the fiscal year, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the estimated cash flow for repayment of the existing obligation, its book value represents the current value of such cash flow.

When some or all of the economic benefits required to settle a provision are expected to be recovered, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

3.13 Environmental Restoration

Under legal provisions, the land used for mining and quarries is subject to environmental restoration.

The estimated present value of the asset retirement obligation is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset, subject to depreciation. The liability recorded is increased each fiscal period due to the passage of time and this change is charged to net profit or loss. The asset retirement obligation can also increase or decrease due to changes in the estimated timing of cash flows, changes in the discount rate and/or changes in the original estimated undiscounted costs. Increases or decreases in the obligation will result in a corresponding change in the carrying amount of the related asset. Actual costs incurred upon settlement of the asset retirement obligation are charged against the asset retirement obligation to the extent of the liability recorded. The Company discounts the costs related to asset retirement obligations using the discount rate that reflects the current market assessment of the time value of money and risks specific to the liabilities that have not been reflected in the cash flow estimates. Asset retirement obligations are remeasured at each reporting period in order to reflect the discount rates in effect at that time.

In addition, the Group follows the practice of progressively restoring the spaces freed by the removal of quarries using the allowances created for such purposes.

3.14 Financial Instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financials assets and financial liabilities (other than financial

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

assets and liabilities at fair value through profit or loss) are added or deducted from the fair value of the financial assets of financial liabilities, as appropriate, on initial recognition. Transactions costs directly attributable to the acquisition of financial assets of financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

3.15 Financial Assets

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL), ‘held-to-maturity’ investments, ‘available-for-sale’ (AFS) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

i) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss (“FVTPL”) are financial assets held for trading. Financial assets are included in this category whether acquired primarily to be sold in the immediate future.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset and is included in the ‘other gains and losses’ line item. Fair value is determined in the manner described in note 34.

ii) Effective interest method

The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Income is recognized on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL.

iii) Loans and receivables

The loans and receivables are non-derivative financial assets with fixed or determinable payments which are not quoted in an active market, are classified as current assets, except when they mature more than 12 months from the balance sheet date, in which case they are classified under non-current assets. Trade receivables and other receivables are included in this category.

The assets under accounts receivable are recorded at their amortized cost by applying the effective interest method, net of any allowance for impairment, if applicable.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

iv) Financial assets held-to-maturity

These are non-derivative financial assets whose payments have a fixed or determinable amount and with a set maturity date and the entity have both the effective intention and the capacity to hold them until maturity. If the Company sells a significant amount of financial assets held to maturity, the whole account should be reclassified as available for sale.

Subsequent to initial recognition, held-to-maturity investments are measured at amortized cost using the effective interest method less any impairment.

v) Unconsolidated Ferrocarril Roca Management Trust

The 100% interest in the Ferrocarril Roca Management Trust is valued at cost, taking into account the value of contributions made, net of trust expenses, including the financial income accrued as of the balance sheet date.

This unconsolidated structured entity refers to the entity which is not controlled by the Company (Note 37).

As of December 31, 2016, the Company´s participation in the unconsolidated trust is as follows:

As of	12.31.2016
Current assets	90,065,227
Non-current assets	—
Current liabilities	87,150
Non-current liabilities	—
Equity	89,978,077
Income for the year	11,478,251

vi) Financial assets available for sale

Financial assets that are either designated as assets held for sale (“AFS”) or are not classified as (a) loans and receivables, (b) held-to-maturity investments or (c) financial assets at fair value through profit or loss.

Such financial assets are measured at fair value, with any gain or loss recognized under other comprehensive income. Upon sale or impairment of the asset, the accumulated gain or loss previously recognized in other comprehensive income is reclassified under income for the year. These financial assets are classified as other non-current financial assets, except those with a maturity of less than 12 months from the balance sheet date, which are classified as current assets. The Company does not hold financial assets available for sale.

vii) Impairment of financial asset

Financial assets other than those valued at fair value with changes to profit or loss, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The objective impairment evidence should include:

•	Significant financial difficulties of the issuer or obligor; or

•	Default on contract clauses, such as non-payment or late payment of interest or principal; or

•	The borrower is likely to file for bankruptcy or any other form of financial reorganization; or

•	The disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial assets, such as trade receivables, where the impairment test on the asset has been assessed on an individual basis and found that the asset is not individually impaired, such asset is to be included in the collective impairment test. The objective evidence of an accounts receivable portfolio being impaired includes the past experience of the Company regarding receivable collection, as well as any changes that are evident in the local and national economic conditions related to payment default.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

For financial assets that are carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial assets is directly written down by the impairment loss, except for trade receivables where the book value is written down through an allowance for bad debts. Where a trade receivable is considered a bad debt, it is written off against the allowance. The changes in the carrying value of the allowance for bad debts is recognized in the statement of comprehensive income.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

viii) Derecognition of a financial asset

The Company shall derecognize a financial asset only when the contractual rights on the financial assets cash flows expire and transfer the substantial risks and advantages inherent to ownership of the financial asset. If the Company does not transfer or retain substantially all the risks and advantages inherent to the ownership and retains the control over the asset transferred, the Company shall recognize its interest in the asset and the associated obligation at the amounts payable. If the Company retains substantially all the risks and advantages inherent to property on the transferred financial asset, the Company shall continue to recognize the financial asset and shall also recognize a collateral loan for the receipts.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

On derecognition of a financial asset other than in its entirety (e.g. when the Group retains an option to repurchase part of a transferred asset), the Group allocates the previous carrying amount of the financial asset between the part it continues to recognize under continuing involvement, and the part it no longer recognized on the basis of the relative fair values of those parts on the date of the transfer. The difference between the carrying amount allocated to the part that is no longer recognized and the sum of the consideration received for the part no longer recognized and any cumulative gain or loss allocated to it that had been recognized in other comprehensive income is recognized in profit or loss. A cumulative gain or loss that had been recognized in other comprehensive income is allocated between the part that continues to be recognized and the part that is no longer recognized on the basis of the relative fair values of those parts.

3.16 Financial Liabilities and Equity Instruments

i) Classification as debt or equity

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement and the definitions of a financial liability and an equity instrument.

ii) Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

Capital stock and other capital related accounts

a)	Capital stock and share premium

It is composed by contributions made by the shareholders.

Capital stock is represented by shares and includes subscribed shares at their nominal value.

b)	Adjustment to capital

Adjustment to capital recognize the effects of changes in the purchasing power of the Argentine peso until February 28, 2003. Capital stock account has been maintained at its nominal value and the adjustment deriving from the restatement mentioned before, has been disclosed in Adjustment to capital account.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Adjustment to capital may not be distributed in cash or in kind. However, it can be capitalized by issuing additional shares. In addition, this adjustment may be used to settle accumulated losses, according to absorption of cumulative losses order, as explained below, in “Accumulated earnings”.

c)	Merger premiums

These pertain to the recognition of the premiums originated in mergers, mainly from the merger with Ecocementos S.A. and Compañía de Servicios a la Construcción S.A. in 2002 and 2010, respectively. The balances as of December 31, 2014 derives from merges prior to the adoption of IFRS. The merger for 2015 was recognised to book values.

d)	Other capital adjustments

In the year ended December 31, 2016, it was included in this caption an amount of 403,406,965 related to the excess of the consideration for the 16% equity interest –in Yguazú Cementos S.A. acquired to InterCement Brasil S.A. (Parent company) over the book values recorded by such entity (Note 16).

Legal reserve

In accordance with the provisions of Law No. 19,550, the Company has to appropriate to the legal reserve no less than 5% of the sum of net income for the year adjusted by any amount that could have been transferred form accumulated other comprehensive income (loss) to retained earnings plus any adjustment recognized directly in retained earnings, until such reserve reaches 20% of the subscribed capital plus adjustment to capital. As of December 31, 2016, the legal reserve amounted the 20% of the subscribed capital plus adjustment to capital.

Environmental reserve and Future dividends reserve

Corresponds to the allocation made by the Company’s Shareholders’ meeting, whereby a specific amount is transferred to the reserve environmental issues and for future dividends, respectively.

Other comprehensive income

Includes income and expenses recognized directly in equity accounts and the transfer of such items from equity accounts to the income statement of the year or to retained earnings, as defined by IFRS.

a)	Cash flow hedging reserve

Corresponds to the reserve generated by the financial instruments designated as hedging, as indicated in note 34.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

b)	Exchange differences on translating foreign operations

Corresponds to the reserve generated by the conversion of the financial statements of the subsidiary Yguazú Cementos S.A. into the Company’s presentation currency, as indicated in note 3.5.

Retained earnings

Includes accumulated gains or losses without a specific appropriation that being positive can be distributed upon the decision of the Shareholders’ meeting, while not subject to legal restrictions. Additionally, it includes the net profit of previous years that was not distributed, the amounts transferred from other comprehensive income and adjustments to income of previous years produced by the application of new accounting standards.

Non-controlling interests

Corresponds to the interest in the net assets acquired and net income of:

•	As of December 31, 2016: Yguazú Cementos S.A. (49%), Ferrosur Roca S.A. (20%) and Cofesur S.A. (2.36%), representing the rights on shares that are not owned by Loma Negra C.I.A.S.A.

•	As of December 31, 2015 and 2014: Ferrosur Roca S.A. (20%) and Cofesur S.A. (2.36%) representing the rights on shares that are not owned by Loma Negra C.I.A.S.A.

iii) Financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities.

Financial liabilities at fair value through profit or loss

A financial liability at fair value with changes through profit or loss is a financial liability classified either as held for trading or at fair value with changes through profit or loss. A financial liability is classified as held for trading if:

a)	It is acquired or incurred principally for the purpose of selling or repurchasing it in the near term; or

b)	It is part of a portfolio of identified financial instruments that are managed together and, at a later date, there arises evidence for the first time of a recent actual pattern of short-term profit taking; or

c)	It is a derivative, except for a derivative that is a designated and effective hedging instrument.

Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any interest paid on the financial liability and is included in the ‘other gains and losses’ line item. Fair value is determined in the manner described in note 34.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

A financial liability other than a financial liability held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract to be designated as at FVTPL.

Other financial liabilities

Other financial liabilities, including borrowings and trade and other payables, are initially recognized at fair value, net of costs directly attributable to their acquisition (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts)

Subsequent to initial recognition, other financial liabilities are measured at amortized cost using the effective interest method, with interest income recognized based on the effective yield.

Financial liabilities are classified as current liabilities unless the Company has an unconditional right to defer its settlement for more than 12 months from the balance sheet date.

iv) Financial liabilities in foreign currency

The fair value of financial liabilities denominated in foreign currency is determined in that foreign currency and then translated at the exchange rate prevailing at the end of each reporting period. The foreign currency component forms part of its profit or loss at fair value. As regards financial liabilities classified as fair value with changes through profit or loss, the foreign currency component is recognized in profit and loss.

In the case of debt instruments denominated in foreign currency classified at amortized cost, determination of exchange differences is based on the asset amortized cost and recognized under “Exchange differences” (note 10), “Financial income” to the Statement of Comprehensive Income.

v) Derecognition of a financial liability

The Company shall derecognized a financial liability if, and only if, the Company’s liabilities expire, are discharged or satisfied. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

3.17 Derivative Financial Instruments

The Group entered into a variety of derivative financial instruments to manage its exposure to interest rates and foreign exchange rate risks, including agreements for foreign exchange hedge agreements, interest rate swaps and foreign exchange swaps.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Derivatives had been initially recognized at fair value at the date the derivative contracts are entered into and were subsequently remeasured to their fair value at the end of each fiscal year. The resulting gain or loss has been recognized in profit or loss immediately, except in cases where the derivative was appointed and was effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

The Group has agreements designated as cash flow hedges. The resulting gain or loss from contracts in force determined as effective hedging during the year has been recognized directly in other comprehensive income.

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the contracts are not measured at FVTPL.

Hedge accounting

The Group designates certain hedging instruments, which include derivatives, embedded derivatives and non- derivatives in respect of foreign currency risk, as either fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the entity documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk.

Note 34 sets out details of the fair values of the derivative instruments used for hedging purposes. During 2016, 2015 and 2014 the Group has only entered into “Cash flow hedges”.

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income and accumulated under the heading of cash flow hedging reserve. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, and is included in the ‘other gains and losses’ line item.

Amounts previously recognised in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss, in the same line as the recognised hedged item. However, when the hedged forecast transaction results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously recognised in other comprehensive income and accumulated in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

Hedge accounting is discontinued when the Group revokes the hedging relationship, when the hedging instrument expires or is sold, terminated, or exercised, or when it no longer qualifies for hedge accounting. Any

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

gain or loss recognised in other comprehensive income and accumulated in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognised immediately in profit or loss, if any.

3.18 Short-Term and Other Long-Term Employee Benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognised in respect of other long-term employee benefits (termination payment plans, which derive of specific plans for employees who leave the Company and receive an agreed compensation to be paid in installments) are measured at the present value of the estimated future cash outflows expected to be made by the Group.

4. Critical Accounting Judgments and Key Sources Used for Estimating Uncertaint

In the application of the Group’s accounting policies, which are described in note 3, the directors of the Company are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year.

4.1 Critical Judgements in Applying Accounting Policies

The following are the critical judgements, apart from those involving estimations (see note 4.2 below), that the directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements.

4.1.1 Concession of Ferrosur Roca S.A.

The directors have reviewed the Group’s participation in Ferrosur Roca S.A. based on the guidelines of IFRIC 12, which gives guidance on the accounting by operators for public-to-private service concession arrangements.

Based on the fact that the grantor does not control or regulates what services the operator must provide with the infrastructure or to whom it must provide them and at what price, the Directors concluded that the concession of Ferrosur Roca S.A. is out of scope and, accordingly, the Company does not apply the provisions of IFRIC 12. Accordingly, the Company has recorded the assets received from the concession and those subsequently acquired under IAS 16 “Property, plant and equipment”.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

4.2 Key Sources of Estimation Uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year).

4.2.1. Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the directors to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. Where the actual future cash flows are less than expected, a material impairment loss may arise.

The carrying amount of goodwill was 39,347,434 at 31 December 2016, 2015 and 2014. There was no impairment of goodwill since their recognition.

4.2.2. Property, plant and equipment and other intangible assets

The following is the estimated useful life for each component of Property, plant and equipment and other intangible assets:

Useful life
Quarries	100 years
Quarries—Cost of surface excavations	Units of production
Plants and buildings	25 to 50 years
Machinery, equipment and spare parts	10 to 35 years
Furniture and fixtures	10 years
Tools and devices	5 years
Software	5 years
Transport and load vehicles	5 years

The assets affected by the concession of Ferrosur Roca (Note 1) are depreciated according to the respective useful life with the limit of the remaining concession years.

As described in Notes 3.2, 3.8 and 3.9, the Group annually revises the tangible and intangible assets estimate useful life, respectively.

4.2.3. Provisions for lawsuits and other contingencies

The final settlement cost of complaints and litigation may vary since estimates are based on different interpretations of rules, opinions and final assessment of damages. Therefore, any change in the circumstances related to this type of contingencies may have a significant impact on the amount of the provision for contingencies accounted for by the Company.

The Company makes judgments and estimates to assess whether it is necessary to record costs and set up provisions for environmental cleanup and remediation works based on the current information related to costs

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

and expected remediation plans. In the case of environmental provisions, the costs may differ from the estimates due to changes in legislation, regulations, discovery and analysis of the local conditions, as well as changes in cleanup technologies. Therefore, any change in the factors or circumstances related to this type of provisions, as well as any amendment to the rules and regulations may thus have a significant impact on the provisions recorded in these consolidated financial statements.

4.2.4. Income tax and deferred income tax assets and liabilities

The proper assessment of income tax expenses depends on several factors, including interpretations related to tax treatment for transactions and/or events that are not expressly provided for by current tax law, as well as estimates of the timing and realization of deferred income taxes. The actual collection and payment of income tax expenses may differ from these estimates due to, among others, changes in applicable tax regulations and/or their interpretations, as well as unanticipated future transactions impacting the Group´s tax balances.

In order to determine the effect of deferral on the investment in controlled or associate companies, the Board of Directors have reviewed the Company’s business plans and concluded that they will not be sold in the near future and, therefore, no deferred tax liability has been recorded for such investments.

5. Net Revenue

	12.31.2016	12.31.2015	12.31.2014
Sales of goods	9,702,984,510	7,837,767,309	5,917,181,081

Domestic market	9,700,155,661	7,832,718,325	5,903,090,835
External customers	2,828,849	5,048,984	14,090,246
Services rendered	672,154,789	479,126,948	399,358,902
(-) Bonus / Discounts	(500,696,091)	(445,940,364)	(342,410,455)

Total	9,874,443,208	7,870,953,893	5,974,129,528

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

6. Cost of Sales

		12.31.2016		12.31.2015		12.31.2014
Inventories at the beginning of the year		976,407,379		836,305,866		658,262,724
Finished products	88,253,896		100.664.946		82,989,616
Products in progress	221,614,930		142.891.109		130,210,649
Raw materials, materials, spare parts and fuels	666,538,553		592,749,811		445,062,459

Acquisition of inventories from business combination under common control (Note 16)		181,795,914			—
Purchases and production expenses for the year		7,823,408,158		5,948,598,988		4,577,630,648
Purchases	1,182,736,738		911,136,750		708,180,530
Production expenses	6,640,671,420		5,037,462,238		3,869,450,118

Inventories at the end of the year		1,717,088,995		976,407,379		836,305,866
Finished products	141,811,446		88,253,896		100,664,946
Products in progress	611,224,018		221,614,930		142,891,109
Raw materials, materials, spare parts, fuels and transit	964,053,531		666,538,553		592,749,811

Cost of sales		7,264,522,456		5,808,497,475		4,399,587,506

The detail of production expenses is as follows:

	12.31.2016	12.31.2015	12.31.2014
Fees and compensation for services	47,113,221	34,397,004	25,748,068
Salaries, wages and social security charges	1,481,271,792	1,080,334,612	821,622,710
Transport and travelling expenses	58,832,563	41,562,188	36,334,910
Data processing	5,019,037	3,043,006	1,997,000
Taxes, contributions and commissions	118,499,467	94,746,427	66,240,239
Depreciation	496,276,064	321,218,289	201,119,834
Preservation and maintenance costs	804,883,164	594,298,917	479,968,794
Communications	8,257,581	6,307,361	5,115,322
Leases	24,086,042	9,799,723	6,227,515

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Employee benefits	32,901,197	25,540,733	19,115,191
Water, natural gas and energy services	2,556,005	1,501,884	3,823,317
Freight	525,926,147	543,209,855	401,601,144
Thermal energy	1,169,019,254	937,692,064	765,395,690
Insurance	17,342,955	12,476,569	10,220,850
Packaging	344,022,485	267,066,779	224,508,491
Electrical power	764,384,506	508,408,065	376,003,068
Contractors	555,180,078	398,542,270	299,756,609
Tolls	9,914,218	4,162,335	4,095,879
Canon	8,379,420	22,870,512	18,233,448
Security	58,181,906	40,943,623	30,733,904
Others	108,624,318	89,340,022	71,588,135

Total	6,640,671,420	5,037,462,238	3,869,450,118

7. Selling and Administrative Expenses

	12.31.2016	12.31.2015	12.31.2014
Managers, directors and trustees’ fees	56,245,833	41,450,469	27,578,761
Fees and compensation for services	38,903,933	28,868,326	21,909,773
Salaries, wages and social security charges	338,886,731	249,198,981	190,661,907
Transport and travelling expenses	12,953,874	9,286,291	10,230,174
Data processing	9,861,482	7,205,049	7,576,366
Advertising expenses	21,879,658	17,230,314	13,676,239
Taxes, contributions and commissions	249,386,803	211,921,874	164,749,798
Depreciation and amortization	12,797,816	12,738,008	10,524,471
Preservation and maintenance costs	4,148,916	3,079,765	2,637,187
Communications	7,276,515	5,225,196	5,124,350
Leases	13,633,690	10,267,076	8,817,199
Employee benefits	11,518,598	7,949,917	6,021,480
Water, natural gas and energy services	484,698	216,798	140,079
Freight	120,204,361	88,406,528	65,668,708
Insurance	3,661,215	944,090	1,015,095
Allowance for doubtful accounts	6,446,074	393,893	—
Security	1,182,728	931,904	678,018
Others	19,857,988	17,121,804	12,109,532

Total	929,330,913	712,436,283	549,119,137

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

8. Other Gains and Losses

	12.31.2016	12.31.2015	12.31.2014
Gain on disposal of Property, plant and equipment	31,315,437	3,909,421	1,864,536
Donations	(14,347,944)	(11,153,019)	(9,005,886)
Technical assistance and services provided	8,154,147	559,258	490,466
Gain on tax credits acquired	3,872,647	3,456,071	3,109,066
Canon recovery—Ferrosur Roca S.A. (Note 37)	84,441,612	—	—
Contingencies	(3,472,583)	(9,027,709)	(9,532,766)
Result from U.E.P.F.P.—Ferrosur Roca S.A. (Note 36)	—	46,505,630	—
Leases	16,980,577	9,143,605	7,904,354
Miscellaneous	(3,092,497)	6,683,574	2,585,052

Total	123,851,396	50,076,831	(2,585,178)

9. Tax on Debits and Credits to Bank Accounts

The general tax rate is 0.6% (six per thousand) for credits and 0.6% (six per thousand) for debits in the amounts credited to or debited from the Company’s bank accounts. On the amount levied on credits, 0.2% may be considered as a payment to be taken into account when calculating the Income Tax. The 0.4% on credits and 0.6% on debits is included in this line of profit or loss.

10. Finance Costs, Net

	12.31.2016	12.31.2015	12.31.2014
Exchange rate differences
Foreign exchange gains	163,489,521	248,889,974	126,179,572
Foreign exchange losses	(424,515,292)	(407,739,921)	(271,842,277)

Total	(261,025,771)	(158,849,947)	(145,662,705)

Financial income
Interest from short-term investments	6,710,642	6,965,026	10,281,772
Interest from loans to related parties (InterCement Brasil S.A.)	15,009,696	9,587,759	7,696,574
Unwinding of discounts on receivables	19,429,424	9,600,690	5,445,411

Total	41,149,762	26,153,475	23,423,757

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	12.31.2016	12.31.2015	12.31.2014
Financial expenses
Interest on borrowings	(586,322,379)	(386,386,183)	(445,919,832)
Interest on borrowings with related parties (InterCement Brasil S.A.)	(7,269,913)	(7,536,747)	(7,381,078)
Unwinding of discounts on provisions and liabilities	(79,284,725)	(27,012,250)	(25,734,626)
Others	(48,534,380)	(37,932,649)	(26,293,249)

Total	(721,411,397)	(458,867,829)	(505,328,785)

11. Income Tax Expense

	12.31.2016	12.31.2015	12.31.2014
Profit before income tax expense	759,751,371	593,878,861	338,882,402
Statutory rate	35%	35%	35%

Income tax at statutory rate	(265,912,980)	(207,857,601)	(118,608,841)
Adjustments for calculation of the effective income tax:
Share of profit (loss) of associates	12,820,957	(36,799,260)	8,609,490
Other non-taxable income or non-deductible expense, net	(4,642,302)	2,297,747	2,398,585

Income tax expense	(257,734,325)	(242,359,114)	(107,600,766)

INCOME TAX EXPENSE
Current	(238,702,150)	(209,816,188)	(99,256,752)
Deferred	(19,032,175)	(32,542,926)	(8,344,014)

Total	(257,734,325)	(242,359,114)	(107,600,766)

11.1) The Deferred Income Tax Charged to Income is Composed as Follows:

	12.31.2016	12.31.2015	12.31.2014
Assets
Tax losses	—	38,421	29,528,644
Provisions	22,003,693	20,696,371	22,125,373
Trade accounts receivable	21,379,619	21,379,618	—
Others	6,453,592	—	—

Total	49,836,904	42,114,410	51,654,017

Liabilities
Accounts payable	—	(8,280,460)	(3,958,371)
Other receivables	(60,402,707)	(51,803,977)	(35,397,186)
Property, plant and equipment	(279,594,390)	(247,196,754)	(244,642,269)
Others	(2,731,820)	(1,385,944)	(1,665,990)

Total	(342,728,917)	(308,667,135)	(285,663,816)

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

11.2) Deferred Income Tax Charged to Other Comprehensive Income is Composed as Follows:

	12.31.2016	12.31.2015	12.31.2014
Assets (liabilities)
Hedging instruments	—	(29,293,745)	1,027,008

Total	—	(29,293,745)	1,027,008

Total Deferred income tax liabilities	(292,892,013)	(295,846,470)	(232,982,791)

11.3) Unrecognised Taxable Temporary Difference Associated with Investment and Interest

	12.31.2016	12.31.2015	12.31.2014
Taxable temporary differences in relation to investments in subsidiaries and associates for which deferred tax liabilities have not been recognised are attributable to the following:
—Subsidiaries	(54,802,640)	(6,488,478)	8,687,408
—Associates	—	(13,062,391)	(31,255,333)
—Others	(83,682)	(83,682)	(83,682)

	(54,886,323)	(19,634,551)	(22,651,608)

12. Earnings Per Share

Basic and Diluted Earnings Per Share

The earnings and weighted average number of ordinary shares used in the calculation of basic earnings per share are as follows:

	12.31.2016	12.31.2015	12.31.2014
Net profit attributable to Owners of the Company—Earnings used in the calculation of basic earnings per share	491,173,013	348,299,466	239,931,036

Weighted average number of ordinary shares for purposes of basic and diluted earnings per share (1)	566,026,490	566,026,490	503,601,250

Basic and diluted earnings per share	0.868	0.615	0.476

(1)	The Compay has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 40.

The weighted average number of outstanding shares was 566,026,490, 566,026,490 and 503,601,250 as of December 31, 2016, 2015 and 2014, respectively, for the purposes of calculating both the basic and diluted earnings per share since there are not outstanding non-convertible debt securities into shares as of December 31, 2016, 2015 and 2014.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

13. Property, Plant and Equipment

	12.31.2016	12.31.2015	12.31.2014
Cost	8,376,720,986	5,154,305,288	4,623,944,986
Accumulated depreciation	(3,495,793,783)	(2,630,838,060)	(2,306,479,464)

Total	4,880,927,203	2,523,467,228	2,317,465,522

Land	36,162,817	30,126,726	30,126,726
Plant and buildings	744,839,769	690,614,679	652,912,927
Machinery, equipment and spare parts	2,959,823,921	1,046,698,153	934,246,220
Transport and load vehicles	287,181,987	239,776,985	229,978,076
Furniture and fixtures	13,810,449	13,160,171	16,343,509
Quarries	429,197,452	239,179,156	179,802,489
Tools and devices	11,395,746	8,185,225	5,648,100
Work in progress	398,515,062	255,726,133	268,407,475

Total	4,880,927,203	2,523,467,228	2,317,465,522

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

13. Property, Plant and Equipment (Cont.)

Cost

	Land	Plants and buildings	Machinery, equipment and spare parts	Transport and load vehicles	Furniture and fixtures	Quarries	Tools and devices	Work in progress	Total
Balances as of January 1, 2014	30,126,726	1,439,875,979	1,851,518,633	407,552,678	115,754,249	271,880,184	17,820,799	205,314,447	4,339,843,695
Additions	—	—	4,535,872	32,802,947	—	85,953,625	2,480,485	163,212,710	288,985,639
Disposals	—	—	(2,897,906)	(1,986,442)	—	—	—	—	(4,884,348)
Transfers	—	31,192,591	64,453,662	—	4,473,429	—	—	(100,119,682)	—

Balances as of December 31, 2014	30,126,726	1,471,068,570	1,917,610,261	438,369,183	120,227,678	357,833,809	20,301,284	268,407,475	4,623,944,986
Additions	—	—	1,273,487	44,442,797	—	230,135,458	4,838,869	252,358,612	533,049,223
Disposals	—	—	(785,190)	(1,903,731)	—	—	—	—	(2,688,921)
Transfers	—	78,683,905	181,883,242	—	3,083,725	1,389,082	—	(265,039,954)	—

Balances as of December 31, 2015	30,126,726	1,549,752,475	2,099,981,800	480,908,249	123,311,403	589,358,349	25,140,153	255,726,133	5,154,305,288
Business combination under common control (Note 16)	6,486,368	28,336	2,158,470,335	3,127,920	2,061,912	134,996,703		1,373,246	2,306,544,820
Additions	—	—	—	90,649,867	—	383,142,698	6,264,333	442,983,575	923,040,473
Disposals	(450,277)	—	(618,137)	(6,080,942)	(20,239)	—	—	—	(7,169,595)
Transfers	—	102,690,577	195,085,826	—	3,791,489	—	—	(301,567,892)	—

Balances as of December 31, 2016	36,162,817	1,652,471,388	4,452,919,824	568,605,094	129,144,565	1,107,497,750	31,404,486	398,515,062	8,376,720,986

Accumulated Depreciation

	Land	Plants and buildings	Machinery, equipment and spare parts	Transport and load vehicles	Furniture and fixtures	Quarries	Tools and devices	Total
Balances as of January 1, 2014	—	(781,267,685)	(921,502,995)	(180,830,384)	(96,531,070)	(112,834,101)	(12,681,487)	(2,105,647,722)
Disposals	—	—	2,882,431	1,669,957	—	—	—	4,552,388
Depreciation charge	—	(36,887,958)	(64,743,477)	(29,230,680)	(7,353,099)	(65,197,219)	(1,971,697)	(205,384,130)

Balances as of December 31, 2014	—	(818,155,643)	(983,364,041)	(208,391,107)	(103,884,169)	(178,031,320)	(14,653,184)	(2,306,479,464)
Disposals	—	—	784,828	1,699,359	—	—	—	2,484,187
Depreciation charge	—	(40,982,153)	(70,704,434)	(34,439,516)	(6,267,063)	(172,147,873)	(2,301,744)	(326,842,783)

Balances as of December 31, 2015	—	(859,137,796)	(1,053,283,647)	(241,131,264)	(110,151,232)	(350,179,193)	(16,954,928)	(2,630,838,060)
Business combination under common control (Note 16)	—	(28,336)	(364,045,860)	(3,084,505)	(1,332,248)	(1,774,435)	—	(370,265,384)
Disposals	—	—	470,870	5,052,477	14,286	—	—	5,537,633
Depreciation charge	—	(48,465,487)	(76,237,266)	(42,259,815)	(3,864,922)	(326,346,670)	(3,053,812)	(500,227,972)

Balances as of December 31, 2016	—	(907,631,619)	(1,493,095,903)	(281,423,107)	(115,334,116)	(678,300,298)	(20,008,740)	(3,495,793,783)

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

14. Intangible Assets

	12.31.2016	12.31.2015	12.31.2014
Software	26,541,364	22,723,211	16,511,002
Mining exploitation rights	30,506,058	30,506,058	30,502,158

	57,047,422	53,229,269	47,013,160

Cost	Software	Mining exploitation rights	Total
Balances as of January 1, 2014	26,716,025	30,502,158	57,218,183
Additions	5,221,909	—	5,221,909

Balances as of December 31, 2014	31,937,934	30,502,158	62,440,092
Additions	13,325,723	3,900	13,329,623

Balances as of December 31, 2015	45,263,657	30,506,058	75,769,715
Additions	12,390,941	—	12,390,941
Business combination under common control (Note 16)	2,082,349	—	2,082,349
Disposals	(74,661)	—	(74,661)

Balances as of December 31, 2016	59,662,286	30,506,058	90,168,344

Accumulated amortization
Balances as of January 1, 2014	(9,166,757)	—	(9,166,757)
Amortization	(6,260,175)	—	(6,260,175)

Balances as of December 31, 2014	(15,426,932)	—	(15,426,932)
Amortization	(7,113,514)		(7,113,514)

Balances as of December 31, 2015	(22,540,446)	—	(22,540,446)
Business combination under common control (Note 16)	(1,743,279)	—	(1,743,279)
Disposals	8,711	—	8,711
Amortization	(8,845,908)	—	(8,845,908)

Balances as of December 31, 2016	(33,120,922)	—	(33,120,922)

The Company classifies mining exploitation rights as intangible assets, which are valued at the cost. The use of mining rights has not started as of December 31, 2016.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

15. Investments

	12.31.2016	12.31.2015	12.31.2014
Non-current
In associates
Yguazú Cementos S.A. (Note 16.1)	—	179,870,856	231,850,692
In other companies
Cementos del Plata S.A.	330,062	330,062	330,062
Loans to related parties—InterCement Brasil S:A. (Note 19)	—	363,644,375	279,050,614

Total	330,062	543,845,293	511,231,368

The share of profit (loss) is as follows:

	12.31.2016	12.31.2015	12.31.2014
Yguazú Cementos S.A. (Note 16)	36,631,307	(105,140,743)	24,598,544

Total	36,631,307	(105,140,743)	24,598,544

	12.31.2016	12.31.2015	12.31.2014
Current
Short-term investments
In pesos (1)	470,780,626	177,922,182	171,787,035
In foreign currency (2)	98,660,256	93,386,260	40,968,953
Loans to related parties—InterCement Brasil S:A. (Note 19)	124,767,892	73,900,781	—
Others	—	178,655	205,599

Total	694,208,774	345,387,878	212,961,587

(1)	The Group holds short-term investments denominated in pesos represented by participation in Mutual Funds and Certificate of Deposits for a total amount of 470,780,626, 177,922,182 and 171,787,035, as of December 31, 2016, 2015 and 2014, respectively. Such investments accrue interest at an annual nominal rate of approximately 23.5%, 24% and 23% as of December 31, 2016, 2015 and 2014, respectively.
(2)	The Group holds short-term investments denominated in US Dollars represented by Money Market Mutual Funds for a total amount of 70,942,028, 93,386,260 and 40,968,953 as of December 31, 2016, 2015 and 2014, respectively, and accrue interest at an annual nominal interest rate of 0.1%. As of December 31, 2016, the Group also holds short-term investments in Guarani for 27,718,228, represented by Certificate of Deposits, and accrue interest at an annual nominal rate of approximately 4.25%.

These short-term investments are maintained for investment purposes and are made for variable periods ranging from one to three months, depending on the Group’s fund needs.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

16. Business Combination Under Common Control

Business combination during the year

Name	Principal Activity	Principal place of business	Proportion of ownership interest/voting right held by the Group
			12.31.2016	12.31.2015	12.31.2014
Yguazú Cementos S.A.	Manufacture and marketing of cement	Paraguay	51%	35%	35%

In November 2012, Loma Negra C.I.A.S.A. acquired 5,411 non-endorsable ordinary shares of Yguazú Cementos S.A., a company incorporated in the Republic of Paraguay, engaged in the marketing of cement, which represent 35% of the subscribed and paid-in share capital.

On December 22, 2016, Loma Negra C.I.A.S.A. acquired from InterCement Brasil S.A., its Parent company, 3,834 non-endorsable ordinary shares with a nominal value of 10,000,000 Guarani each, which represent 16.0017% of the subscribed and paid-in share capital of Yguazú Cementos S.A. The transaction amounted to 518,091,291 and it was partially settled with the proceeds of the loan that the Company maintained with InterCement S.A., amounting to 412,435,636. The remaining amount of the purchase price was settled on July 3, 2017. There were not significant acquisition costs.

As of the consolidated financial statements date, as a result of such acquisition, the Company holds a 51.0017% on the capital of Yguazú Cementos S.A.

Acquisition of Yguazú Cementos S.A. has been recognized on the basis of the “pooling of interest method”, at book value of the acquiree’s assets and liabilities. The difference between the purchase price paid and book value of the net assets transferred was recorded as other capital adjustments.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

16.1 Book-Value of Assets and Liabilities Transferred (in Pesos):

For purposes of recognition of the assets and liabilities transferred from this business combination, the Company has considered in its consolidated financial statements the balances from Yguazú Cementos S.A. recorded by its parent considering other classification adjustement to conform with Company´s policies as of December 31, 2016.

12.31.2016
Current assets
Inventories	181,795,914
Trade accounts receivable	91,555,806
Other receivables	38,157,070
Cash and cash equivalents	207,927,790
Non-current assets
Property, plant and equipment	1,936,279,436
Intangible assets	339,070
Trade accounts receivable	84,063
Other receivables	79,819,925
Current liabilities
Trade and other payables	(319,240,220)
Borrowings	(1,476,726,832)
Payroll and social security payables	(4,936,114)
Tax liabilities	(11,046,537)
Non-current liabilities
Deferred tax liabilities	(7,307,114)

Net Assets	716,702,257

16.2 Net Cash Generated by Acquisition of Subsidiaries

12.31.2016
Consideration paid in cash	—
Less: Cash and cash equivalents acquired	207,927,790

Net cash received from acquisition of subsidiaries	207,927,790

Other capital adjustments resulting from the purchase (in pesos):

12.31.2016
Consideration (Note 32)	518,091,291
Plus: Previous equity interest	250,845,790
Plus: Non-controlling interest	351,172,141
Less: Net assets at book value	(716,702,257)

Other capital adjustments	403,406,965

There is no contingent consideration.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

16.3 Effect of Acquisitions on the Group’s Income

Included in the profit for the year is 36,631,307 attributable to the Share of profit (loss) for the participation of 35% that the Company held in Yguazú Cementos S.A. Since the additional acquisition of the 16,001% shares of Yguazú Cementos S.A. was consummated on December 22, 2016, the Company has evaluated that the consolidation of the results of Yguazú Cementos S.A. for the 10-day period from December 22, 2016 to December 31, 2016 were not significant for its consolidated financial statements, it has not presented those results on a consolidated basis but on the line “share of profit (loss) of associates” in the Statement income and other comprehensive income for the year ended December 31, 2016.

Should the acquisition has been effected on January 1, 2016, considering a 51% participation during 2016, the additional profit for the year should have increased for 16,745,740, amounting to 476,903,030 and revenue should have increased for about 929,986,114 amounting to 10,804,429,321.

16.4 Non-Controlling Interest Arising from the Business Combination Under Common Control for the Acquisition of Yguazú Cementos S.A. Amounted to 351,172,141.

17. Goodwill

	12.31.2016	12.31.2015	12.31.2014
Cost
Cofesur S.A.	18,942,491	18,942,491	18,942,491
Recycomb S.A.	2,873,689	2,873,689	2,873,689
La Preferida de Olavarría S.A.	17,531,254	17,531,254	17,531,254

Total	39,347,434	39,347,434	39,347,434

Allocation of Goodwill to Cash-Generating Units

For purposes of impairment testing, goodwill was allocated to the following cash generating units:

	12.31.2016	12.31.2015	12.31.2014
Railroad	18,942,491	18,942,491	18,942,491
Aggregates	17,531,254	17,531,254	17,531,254
Others	2,873,689	2,873,689	2,873,689

Total	39,347,434	39,347,434	39,347,434

Cash-Generating Unit: Railroad

The recoverable amount of this cash-generating unit is determined based on a value in use calculation which uses cash flow projections based on financial budgets approved by the directors covering a five-year period.

The key assumptions used in the value in use calculations for the Railroad cash-generating unit are as follows:

•	The period covered includes the remaining years of the concession.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

•	Services rendered: Average of transport capacity usage in the period immediately before the budget period. The values assigned to the assumption reflect past experience and are consistent with the Company´s. The directors believe that the volume for the next five years is reasonably achievable.

Cash flow projections during the budget period are assuming an average increase of 1% for the first 4 years.

The directors believe that any reasonable possible change in the key assumptions on which recoverable amount is based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the cash-generating unit.

Cash-Generating Units: Aggregates and Others

The recoverable amount of these cash-generating units is determined based on a value in use calculation which uses cash flow projections based on financial budgets approved by the directors covering a five-year period.

The key assumptions used in the value in use calculations for the aggregates and others units are as follows:

•	Production volume: Average production volume in the period immediately before the budget period. The values assigned to the assumption reflect past experience and are consistent with the Company´s. The directors believe that the volume for the next five years is reasonably achievable.

•	Cash flow projections during the budget period are based on the same expected gross margins and raw materials throughout the budget period and beyond that five-year period.

The directors believe that any reasonable possible change in the key assumptions on which recoverable amount is based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the cash-generating units.

18. Inventories

	12.31.2016	12.31.2015	12.31.2014
Non-current
Spare parts	178,154,305	174,873,700	112,451,100
Allowance for obsolete inventories	(2,133,062)	(2,133,062)	(10,967,206)

Total	176,021,243	172,740,638	101,483,894

Current
Finished products	141,811,446	88,253,896	100,664,946
Products in progress	611,224,018	221,614,930	142,891,109
Raw materials, materials and spare parts	743,930,982	476,138,658	423,241,744
Inventory in transit	14,824,828	—	—
Fuels	205,297,721	190,399,895	169,508,067

Total	1,717,088,995	976,407,379	836,305,866

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

19. Parent Company, Other Shareholders, Associates and Other Related Parties Balances and transactions

Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

The outstanding balances between the Group and the Parent company, other shareholders, associates and other related parties as of December 31, 2016, 2015 and 2014 are as follows:

	12.31.2016	12.31.2015	12.31.2014
Parent company
InterCement Brasil S.A.
Loans (Investment)	124,767,892	437,545,156	279,050,614
Other receivables	41,737,180	34,835,453	17,074,471
Borrowings		(4,765,266)	(3,173,113)
Accounts payable	(172,153,538)
Other liabilities—Dividends payable	—	(54,777,950)	—
Other Shareholders Camargo Corrêa S.A.
Other receivables	35,721,149	36,324,865	36,324,865
CCCimentos Participacoes LTDA
Other receivables	1,341,509	731,735	—
Other liabilities—Dividends payable	—	(4,467,618)	—
Holdtotal S.A.
Accounts payable			(33,190,287)
Associates
Yguazú Cementos S.A
Trade accounts receivable	—	14,572,961	2,438,370

	12.31.2016	12.31.2015	12.31.2014
Other related parties
Cimpor Trading e Inversiones S.A.
Trade accounts receivables	26,240,458	—	—
Accounts payable	(377,295,476)	—	—
Cimpor Servicios de Apoio a Gestao S.A.
Trade accounts receivable	4,770,992	—	—
Cimpor—Cimentos de Portugal, SGPS, S.A.
Accounts payable	(14,400,608)	—	—
Concret-Mix S.A.
Trade accounts receivable	7,428,231	—
Accounts payable	(12,391,549)	—
Constructora Acaray S.A.			—
Trade accounts receivable	2,138,991	—	—
Construshopping S.A.
Trade accounts receivable	476,253	—	—
Ochoa S.A.
Trade accounts receivable	281,194	—	—

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Summary of balances as of December 31, 2016, 2015 and 2014 is as follows:

Loans (investment)	124,767,892	437,545,156	279,050,614
Trade accounts receivable	41,336,119	14,572,961	2,438,370
Other receivables	78,799,838	71,892,053	53,399,336
Borrowings	—	(4,765,266)	(3,173,113)
Accounts payable	(576,241,171)	—	(33,190,287)
Other liabilities—Dividends payable	—	(59,245,568)	—

The transactions between the Group and parent companies, associates and related parties as of December 31, 2016, 2015 and 2014 are detailed as follows:

	Interest and Exchange rate differences			Sale / (Purchase) of Goods and Services
	12.31.2016	12.31.2015	12.31.2014	12.31.2016		12.31.2015	12.31.2014
Parent Company
InterCement Brasil S.A. (a)	103,468,732	149,368,918	76,844,236	(603,821,090	) (b)		—
Associates
Yguazú Cementos S.A.	3,505,877	4,704,537	1,863,909	4,025,439		9,320,974	13,270,580
Other related parties
Cimpor Trading e Inversiones S.A.	(2,196,283)	—	—	(189,671,576)		(28,358,217)	—
Cimpor Serv. de Apoio a Gestao S.A.	—	—	—	4,770,992		—	—

(a)	Amounts under “Interest and Exchange rate differences” include: i) interest accrued on the loan granted to InterCement Brasil S.A. for u$s 26.8 million, which accrue an annual nominal rate of 3% maturing July 2017. On December 22, 2016, Loma Negra C.I.A.S.A. acquired 16.0017% of Yguazú Cementos S.A. from InterCement Brasil S.A. and settled an amount of 412,435,636 of the purchased price with the loan granted to said parent company. Interest accrued to that date will be paid by InterCement Brasil S.A. pursuant to the agreement; ii) interest on another loan agreement for u$s 5 million, which accrue an annual nominal rate of 3.9% maturing in November 2016. On that date the parties agreed to compound the outstanding interest and set a new annual interest rate of 4.7%. On July 3, 2017 such amount was applied to paying off the outstanding liability related to the purchase of shares of stock in Yguazú Cementos S.A. as indicated above, and iii) financial results accrued in favor of InterCement Brasil S.A. by its guarantee on a loan of the Company until July 2016.
(b)	Includes 518,091,291 corresponding to the purchase of shares of Yguazú as described in note 16.

In addition, InterCement Brasil S.A. irrevocably, absolutely and unconditionally guarantees to the banks IDB and CAF the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the guaranteed obligations and undertakes with the banks that whenever Yguazú Cementos S.A. does not pay any amount of the guaranteed obligations when so due, InterCement Brasil S.A. will immediately, and in any event forthwith upon demand by the Banks, pay the demand amount.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	Dividends approved
	12.31.2016	12.31.2015	12.31.2014
InterCement Brasil S.A.	712,077,809	5,320,121	—
Holdtotal S.A.	—	5,248,951	—
CCCimentos Participacoes Ltda.	80,497,006	—	—

Total	792,574,815	10,569,072	—

The dividends approved by the Company were paid in the respective year, except for 5,320,121 which were outstanding as of December 31, 2015 and were paid in 2016.

The amount recognized in the statement of comprehensive income related to Board of Directors’ fees amounted to 56,245,833, 41,450,469 and 27,578,761 for the years ended December 31, 2016, 2015 and 2014, respectively. All the payments to key management are short-term employee benefits.

The Group did not recognized any expense in the current year or in prior years regarding bad or doubtful accounts related to amounts owed by related parties.

The amounts outstanding are unsecured and will be settled in cash, except the Loan which will be used for settlement of the acquisition of Yguazú Cementos S.A (Note 16). No guarantees have been given or received on the outstanding balances.

The dividends are subject to 10% income tax withholding (Note 3.7).

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

20. Other Receivables

	12.31.2016	12.31.2015	12.31.2014
Non-current
Tax credits	92,271,030	9,899,019	14,234,833
Other receivables to Canon—Ferrosur Roca S.A. (Note 37)	91,550,175	—	—
Advance payment for acquisition of shares (Note 19) (*)	35,434,064	35,434,064	35,434,064
Amounts receivable under financial leasing (Note 23)	—	—	90,748,350
Guarantee deposits	1,941,451	1,571,251	1,036,656
Miscellaneous	8,084,686	11,397,570	15,333,333

Total	229,281,406	58,301,904	156,787,236

Current
Tax credits	97,954,552	4,432,581	8,477,097
Related parties receivables (Note 19)	43,365,774	36,457,989	17,965,272
Prepaid expenses	14,199,214	18,397,287	8,243,434
Guarantee deposits	9,353,393	—	—
Reimbursement receivables	13,988,747	12,943,193	6,653,652
Advances to suppliers	19,129,087	11,715,120	4,073,656
Salaries advances and loans to employees	10,879,811	13,411,613	3,322,371
Other receivables from sale of Canteras de Riachuelo S.A.	—	—	3,677,103
Hedging instruments	—	85,486,000	—
Amounts receivable under financial leasing (Note 23)	—	172,530,394	17,087,158
Receivables from sales of Property, plant and equipment	11,455,008	841,000	2,728,843
Miscellaneous	5,989,094	5,665,083	5,103,931

Total	226,314,680	361,880,260	77,332,517

(*)	In 2007, the Company acquired 1,623,474 shares of Cofesur S.A.—representing an interest of 2.36%—to Camargo Corrêa S.A. (Note 19), which required the approval of the Government to be effective. On March 6th, 2017, the Government approved the acquisition of the shares making it effective since then.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

21. Trade Accounts Receivable

	12.31.2016	12.31.2015	12.31.2014
Current
Accounts receivable	589,755,049	364,757,826	362,859,244
Related parties (Note 19)	41,336,119	14,572,961	2,438,370
Accounts receivable in litigation	15,084,404	9,203,010	17,524,218
Notes receivables	4,636,897	2,266,455	2,551,286
Foreign customers	1,210,027	1,421,960	1,342,453

Subtotal	652,022,496	392,222,212	386,715,571
Allowance for doubtful accounts	(22,858,928)	(12,810,070)	(15,714,780)

Total	629,163,568	379,412,142	371,000,791

	12.31.2016	12.31.2015	12.31.2014
Non-current
Receivables with U.E.P.F.P.—Ferrosur Roca S.A. (Note 36)	78,346,682	78,261,693	—
Accounts receivable	84,063	—	—

Total	78,430,745	78,261,693	—

Trade receivables are valued at amortized cost.

The average credit period of cement business is 6.5 days and for concrete business 35 days. Interest on past due trade receivables is recognized at the effective market rates, The Group has recognized an allowance for doubtful accounts based on an individual analysis of the recoverability of the accounts receivable.

Prior to accepting any new client, the Group carries out an in-house credit examination in order to assess the creditworthiness of the prospect client and define their credit limit. The limits and ratings assigned to the main clients are reviewed at least once a year.

Trade receivables include the past-due amounts (see maturity analysis below) as of December 31, 2016, 2015 and 2014.

The maturities of accounts receivable are as follows:

	12.31.2016	12.31.2015	12.31.2014
To become due (*)	615,446,254	399,252,847	234,729,370

Past due
0 to 30 days	61,409,894	23,919,989	109,913,505
31 to 60 days	17,361,956	10,625,063	8,227,511
61 to 90 days	10,014,138	3,083,951	4,589,385
More than 91 days	26,220,999	33,602,055	29,255,800

Total	730,453,241	470,483,905	386,715,571

(*)	Includes Receivables with U.E.P.F.P. – Ferrosur Roca S.A. (Note 36), of which the estimated period of collection will be over the next three years, according to expected timing of the legal and administrative procedures pending to be executed. The receivable is disclosed in this line because it relates to the proceeds of a claim.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Trade receivables disclosed above include certain amounts (see below for aged analysis) that are past due at the end of the reporting period for which the Group has not recognised an allowance for doubtful debts because there has not been a significant change in credit quality and the amounts are still considered recoverable.

Age of Receivables That are Past Due But not Impaired

	12.31.2016	12.31.2015	12.31.2014
Past due
0 to 30 days	61,409,894	23,919,989	109,913,505
31 to 60 days	17,361,956	10,625,063	8,227,511
61 to 90 days	10,014,138	3,083,951	4,589,385
More than 91 days	3,362,071	20,791,885	13,541,020

Total	92,148,059	58,420,888	136,271,421

Average age (days)	32	51	27

Age of impaired trade receivables

	12.31.2016	12.31.2015	12.31.2014
Past due
More than 91 days	22,858,928	12,810,070	15,714,780

Total	22,858,928	12,810,070	15,714,780

In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the trade receivable from the date credit was initially granted up to the end of the reporting period. The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

The allowance for doubtful debts is determined based on an individual analysis of the outstanding balances of receivables; accordingly, all the amount of the allowance refers to individual customers.

The impairment recognised represents the difference between the carrying amount of these trade receivables and the present value of the expected liquidation proceeds. The Group does not hold any collateral over these balances.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Changes in the allowance for doubtful accounts were the following:

Balances as of January 1, 2014	20,006,918
Uses	(4,292,138)

Balances as of December 31, 2014	15,714,780
Increases	714,601
Uses	(3,619,311)

Balances as of December 31, 2015	12,810,070
Increases (*)	6,446,075
Business combination (Note 16)	3,905,333
Uses	(302,550)

Balances as of December 31, 2016	22,858,928

(*)	The increase mainly corresponds to the insolvency procedures of a client in 2016.

22. Cash and Banks

	12.31.2016	12.31.2015	12.31.2014
In Pesos	43,161,288	55,012,802	45,608,202
In US Dollars	90,393,486	1,625,125	2,026,545
In Reales	12,978	24,992	40,196
In Guarani	100,013,593	6,727	7,960
In Euros	263,569	248,047	192,469

Total	233,844,913	56,917,693	47,875,372

23. Amounts Receivable Under Financial Leasing

On November 5, 2012, the Group subscribed finance leases agreements on certain properties. The estimated average term of finance leases was four years and ended in October 2016.

	Minimum lease receivables			Present value of minimum lease receivables
	12.31.2016	12.31.2015	12.31.2014	12.31.2016	12.31.2015	12.31.2014
Until 1 year	—	182,078,300	17,960,997	—	172,530,394	17,087,158
One to two years	—	—	101,779,000	—	—	90,748,350
Less future funding charges	—	(9,547,906)	(11,904,489)	—	—	—

Present value of minimum lease payments	—	172,530,394	107,835,508	—	172,530,394	107,835,508

Included in consolidated financial statements as:
Non-current finance leases			90,748,350
Current finance leases		172,530,394	17,087,158

Total finance leases	—	172,530,394	107,835,508

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The interest rate implicit in the lease is fixed at the contract day for the entire lease term. The average effective interest rate contracted is 6%.

The finance lease receivables at the end of the reporting period are neither past due nor impaired.

24. Capital Stock and Other Capital Related Accounts

	12.31.2016	12.31.2015	12.31.2014
Capital stock	56,602,649	56,602,649	54,602,649
Adjustment to capital	151,390,644	151,390,644	153,390,644
Share premium	183,902,074	183,902,074	183,902,074
Other capital adjustments (Note 16)	(403,406,965)	—	—
Merger premium	98,721,206	98,721,206	97,956,984

Total	87,209,608	490,616,573	489,852,351

The issued, paid-in and registered capital, consists of:

	12.31.2016	12.31.2015	12.31.2014
Common stock with a face value of $ 0,1 per share and entitled to 1 vote each, fully paid-in (1)	566,026,490	566,026,490	546,026,490

(1)	The Compay has given retroactive effect to the numbre of shares in order to reflect the new capital structure after the share split described in note 40.

The capital accounts recognize the effects of changes in the purchasing power of the Argentine peso comprehensively through February 28, 2003, under the restatement-in-constant-pesos method required by Technical Resolution No, 6 of the Argentine Federation of Professional Accountancy (F.A.C.P.C.E.). Since March 1, 2003, and pursuant to Decree No, 664/03 of the Executive Branch, the Company suspended the preparation of consolidated financial statements in constant currency. Capital stock has remained at face value and the adjustment resulting from the restatement is disclosed in the Adjustment to capital account.

The Ordinary and Extraordinary General Meeting of Shareholders held on April 17, 2015 resolved an increase in capital stock of 1,000,000 through the capitalization of the Adjustment to capital account, thus increasing the capital stock from 54,602,649 to 55,602,649. This increase was distributed among shareholders in proportion to their respective shareholdings and dated October 28, 2015 was registered in the Public Registry of Commerce.

The Ordinary and Extraordinary General Meeting of Shareholders held on December 15, 2015 resolved an increase in capital stock of 1,000,000 through the capitalization of the Adjustment to capital account, thus increasing the capital stock from 55,602,649 to 56,602,649. This increase was also distributed among shareholders in proportion to their respective shareholdings. As of the issuance date of these consolidated financial statements, such increase in capital stock and dated July 5, 2016 was registered in the Public Registry of Commerce.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

25. Accumulated Other Comprehensive Income

	12.31.2016	12.31.2015	12.31.2014
Cash flow hedging reserve
Balances at the beginning of the year	54,402,733	(1,907,301)	(395,010)
Net change on revaluation of hedging instruments	(8,341,700)	84,945,905	(6,744,643)
Income tax related to gains/losses recognised in other comprehensive income	2,919,595	(29,731,067)	2,360,625
Amounts reclassified to (profit) or loss	(75,354,812)	1,684,882	4,418,042
Income tax related to amounts reclassified to profit or loss	26,374,184	(589,686)	(1,546,315)

Balances at the end of the year	—	54,402,733	(1,907,301)

Exchange differences on translating foreign operations
Balances at the beginning of the year	114,949,865	61,788,958	28,179,804
Exchange differences of the year	34,343,627	53,160,907	33,609,154

Balances at the end of the year	149,293,492	114,949,865	61,788,958

Total accumulated other comprehensive incomes	149,293,492	169,352,598	59,881,657

26. Borrowings

26.1 Composition of Borrowings

	12.31.2016	12.31.2015	12.31.2014
Borrowings
In foreign currency	3,358,702,428	808,675,385	559,357,282
In local currency	980,325,932	1,011,085,644	1,441,396,542

Total	4,339,028,360	1,819,761,029	2,000,753,824

Non-current	1,277,054,290	688,039,897	1,121,686,367
Current	3,061,974,070	1,131,721,132	879,067,457

Total	4,339,028,360	1,819,761,029	2,000,753,824

Secured borrowings are included as it is detailed in Note 35.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

26.2 Detail of Borrowings

				12.31.2016	12.31.2015	12.31.2014
	Ref.	Interest Rate	Due date	Amount	Amount	Amount
Borrowings in foreign currency— u$s
Banco Supervielle S.A.	10	5%	Sep-17	111,672,996	—	—
Banco Patagonia S.A.	17	5.75%	Jul-18	74,721,781	—	—
Inter-American Development Bank (IDB)-Tranch A	2	—	—	—	73,592,158	73,540,358
Industrial and Commercial Bank of China (Dubai)	9	3 Month Libor + 3.4%	Jun-19	791,854,007	—	—
Itaú-Unibanco S.A.—New York	1	6 Month Libor + 2.9%	Mar-18	903,726,812	730,317,961	482,643,811
Inter-American Development Bank (IDB)	20	6 Month Libor + 3.5%	Aug-21	621,509,323	—	—
Corporación Andina de Fomento (CAF)	20	6 Month Libor + 3.5%	Aug-21	621,509,323	—	—
Warrant—InterCement Brasil S.A. (Note 19)		—		—	4,765,266	3,173,113
Borrowings in foreign currency— Guarani
Banco Itaú S.A.—Paraguay	19	7.5%	Feb-17	233,708,186	—	—

				3,358,702,428	808,675,385	559,357,282

Borrowings in local currency
Industrial and Commercial Bank of China	13	—	May-16	—	2,223,151	6,669,452
Industrial and Commercial Bank of China	14	—	Jul-15	—	—	40,253,156
Banco Provincia de Buenos Aires	4	—	Sep-15	—	—	28,038,126
Banco Provincia de Buenos Aires	4	BADLAR + 4%	Sep-18	32,000,000	48,020,055	64,053,479
Banco Provincia de Buenos Aires	8	BADLAR + 2%	Mar-19	149,206,763	—	—
Banco Provincia de Buenos Aires	8	BADLAR + 2%	Jun-19	150,822,338	—	—
Banco Provincia de Buenos Aires	8	BADLAR + 2%	Jul-19	19,879,350		—
Banco BBVA Francés S.A.	5	—	—	—	21,016,094	62,582,752
Banco BBVA Francés S.A.	15	—	—	—	24,518,776	73,013,211
Banco Patagonia S.A.	7	BADLAR + 1.65%	Jul-18	164,392,235	210,826,811	—
Banco Patagonia S.A.	16	BADLAR + 0.5%	Oct-18	122,079,572	136,700,435	—
Banco Santander Rio S.A.	8	BADLAR + 4%	Jul-18	204,298,831	261,867,710	—
Syndicated	12	BADLAR + 4%	Jul-17	36,093,092	83,604,262	130,461,007
Syndicated	3	—	—	—	—	304,437,242
Syndicated	3	—	—	—	—	438,482,021
Banco Ciudad de Buenos Aires	6	—	—	—	159,759,956	—
Bank overdrafts	11 y 18	Daily Overdraft Rate 26.5%	Jan-17	101,553,751	62,548,394	293,406,096

				980,325,932	1,011,085,644	1,441,396,542

Total				4,339,028,360	1,819,761,029	2,000,753,824

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Loma Negra C.I.A.S.A.:

(1)	On July 28, 2011, a loan agreement for u$s 55,212,000 was entered into with ITAÚ-UNIBANCO S.A.—New York Branch. Such loan was originally due in July 2016 and accrued interest at a Libor-based floating rate plus and a spread payable half-yearly as from January 2012. During the 2016, the loan term was extended and the principal will be settled in three equal installments four-monthly, expiring the first in July 2017. Such loan is guaranteed by InterCement Brasil S.A.

(2)	On December 11, 2009, the Company subscribed a loan agreement with the Inter-American Development Bank (IDB) for u$s 125 million. The loan consisted of two tranches: tranche “A” of u$s 20 million with an 8-year maturity, and tranche “B” of u$s 105 million with a 5-year maturity, both repayable through quarterly amortization installments with a one-year grace period, accruing interest at a Libor-based floating rate, and paid quarterly as from February 2010. InterCement Brasil S.A. provided an irrevocable and unconditional guarantee for this loan. Tranche “B” was settled in the year 2014. On February 5, 2016, considering that the Company had enough funds, the Company’s Management and Board of Directors resolved to approve the early repayment of the outstanding balance of tranche “A”. On February 12, 2016, in addition to the payment of an installment maturing on that date amounted to u$s 689,655.17 plus accrued interest, the Company settled the outstanding amount of u$s 4,827,586.

(3)	On May 24, 2012, the Company obtained financing from a group of banks for 350,000,000. Such loan would be repaid by way of eleven quarterly, equal and consecutive installments of 29,155,000 each and an additional final installment of 29,295,000. The first installment was due on August 24, 2013. During the first year, the loan accrued interest at a fixed annual rate, and since the thirteenth month it would accrue interest at a floating nominal rate based on the BADLAR (Buenos Aires Deposits of Large Amounts) private corrected rate (BADCOR). Compensatory interest accrued on a quarterly basis from May 24, 2012. The cited loan was renegotiated on January 21, 2014 with the payment of interest accrued until that date. The principal owed until that date will be repaid in 11 quarterly, equal and consecutive installments of 26,517,273 each, the first of which expires after twelve months from the signature of the addendum to the original loan agreement. Interest accrues at a nominal floating rate based on the BADLAR private corrected (BADCOR) and is paid on a quarterly basis since January 21, 2014. Notably, the remaining conditions have not changed from those established in the original agreement.

On April 4, 2013, the Company obtained financing from a group of banks for 500,000,000, which was used to refinance financial debts, working capital and investments. Such loan would be repaid by way of eleven quarterly, equal and consecutive installments of 41,650,000 each and an additional final installment of 41,850,000, the first installment was due on July 4, 2014. During the first year, the loan accrued interest at a fixed annual rate, and since the thirteenth month it would accrue interest at a floating nominal rate based on the BADLAR private corrected rate (BADCOR). During 2015, the loan was settled.

(4)

On September 30, 2013, the Company subscribed a loan agreement with Banco Provincia de Buenos Aires for a total amount of 80,000,000. This loan will be settled in ten semiannual equal and consecutive installments accruing an fixed interest rated upt the third year and BADLAR corrected variable rate for the remaining period. On July 1, 2014, the Company subscribed a loan

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

agreement with Banco Provincia de Buenos Aires for a total amount of 28,000,000 that was settled in September 2015. This loan accrued a nominal floating interest rate based on BADLAR corrected with monthly repayments.

(5)	On July 25, 2014, the Company subscribed a loan agreement with Banco BBVA Frances S.A. for a total amount of 60,000,000 which has a maturity of 18 months, in order to cancel short-term debt. This loan was settled as of December 31, 2016.

(6)	On June 25, 2015, the Company subscribed a loan agreement with Banco de la Ciudad de Buenos Aires for a total amount of 160,000,000 with a maturity of thirteen quarterly, equal and consecutive installments, overcoming the first one on June 24, 2016, and accruing a BADLAR corrected based floating interest rate with quarterly repayments. This loan was settled on December 2016.

(7)	On July 21 and July 22, 2015, the Company subscribed loans agreements with Banco Patagonia S.A. and Banco Santander Rio S.A. for total amount of 200,000,000 and 250,000,000, respectively. Both loans will be settled in nine quarterly, equal and consecutive installments, overcoming the first one twelve months after the disbursement and accruing a BADLAR corrected based floating interest rate with quarterly repayments.

(8)	In March and June, 2016, the Company subscribed two loans agreements with Banco Provincia de Buenos Aires for total amount of 150,000,000 each. Both loans will be settled in twenty-five monthly, equal and consecutive installments, overcoming the first one twelve month after the disbursement and accruing a BADLAR corrected based floating interest rate with monthly repayments. Additionally, on June, 2016, the Company subscribed another loan agreement with Banco Provincia de Buenos Aires for total amount of 20,000,000 under the same conditions described.

(9)	On June, 2016, the Company subscribed a loan agreement with Industrial and Commercial Bank of China (Dubai) for total amount of u$s 50,000,000 to be settled in five semi-annual, equal and consecutive installments with a twelve month grace period after the disbursement, accruing a nominal floating interest rate based on Libor with quarterly repayments. Based on the offer letter the Company has to comply with a net debt to EBITDA ratio that shall not exceed 3.50:1.000 at any time prior to the occurrence of a substantial event (as defined in the agreement) and 4.50:1.000 at any time on or after the occurrence a substantial event.

(10)	On September 16, 2016, the Company subscribed a loan agreement with Banco Supervielle S.A. for total amount of u$s 7,000,000 to be settled on September 16, 2017. Fixed interest rate was payable on a quarterly basis.

(11)	As of December 31, 2016, the Company has bank overdrafts for total amount of 8,266,151.

Ferrosur Roca S.A.:

(12)

On May 24, 2012, Ferrosur Roca S.A. obtained financing from a group of banks for 150,000,000, which was used to refinance financial debts, working capital and investments. Such loan would be repaid by way of eleven quarterly, equal and consecutive installments of 12,495,000 each and an

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

additional final installment of 12,555,000, the first one with a maturity after fifteen months from the execution date. During the first year, the loan accrued interest at a fixed annual rate, and since the thirteenth month it would accrue interest at a floating nominal rate based on the BADLAR private corrected rate (BADCOR). Compensatory interest accrued on a quarterly basis from May 24, 2012. Ferrosur Roca S.A. had undertaken to assume certain obligations and conditions. Additionally, Loma Negra C.I.A.S.A. guaranteed the loan. This loan was renegotiated on January 21, 2014 with the payment of interest accrued until that date. The principal owed until that date will be repaid in 10 quarterly, equal and consecutive installments of 11,364,545 each, plus an additional final installment of 11,364,550, the first of which expires after twelve months from the signature of the addendum to the original loan agreement. Interest accrues at a nominal floating rate based on the BADLAR private corrected (BADCOR) and is paid on a quarterly basis. Furthermore, Loma Negra C.I.A.S.A. ratified the agreement by providing a guarantee for the loan. Notably, the remaining conditions have not changed from those established in the original agreement.

(13)	On May 30, 2013 Ferrosur Roca S.A. subscribed a loan agreement with the Industrial and Commercial Bank of China for an amount of 10,000,000 for the financing of investment projects. This loan was settled in nine quarterly, equal and consecutive installments of 1,111,111 each, overcoming the first after twelve months from the execution of the original loan. Compensatory interest accrued a fixed annual nominal rate. Loma Negra C.I.A.S.A. guaranteed the loan. This loan was settled as of December 31, 2016.

(14)	On July 23, 2014 Ferrosur Roca S.A. subscribed loans with Industrial and Commercial Bank of China for total amount of 40,000,000 for a period of twelve months. This loan was settled on July 2015 and accrued a BADLAR corrected based floating interest rate. Interest was paid on monthly basis.

(15)	On July 28, 2014 Ferrosur Roca S.A. subscribed loans with Banco BBVA Francés S.A. for total amount of 70,000,000 for a period of eighteen months. This loan was settled on January 2016 and accrued a fixed annual rate and then accrued a BADLAR corrected based floating interest rate. Interest was paid on a quarterly basis.

(16)	On October 21, 2015 Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for total amount of 130,000,000 to be settled in nine quarterly, equal and consecutive installments of 14,444,444 each, the first one with a maturity after twelve months from execution date. Compensatory interest accrues a nominal floating interest rate based on BADLAR private corrected (BADCOR). Loma Negra C.I.A.S.A. guarantee the loan.

(17)	On August 5, 2016, Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for a total amount of u$s 4,700,000 to be settled in three quarterly, equal, consecutive installments of u$s 1,566,666 each, overcoming the first one on January 25, 2018. Compensatory interest accrues a nominal fixed interest rate.

(18)	As of December 31, 2016, Ferrosur Roca S.A: had bank overdrafts for total amount of 92 million.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Yguazú Cementos S.A.:

(19)	On October 19, 2016, Yguazú Cementos S.A. subscribed two loan agreements with Banco Itaú S.A. for total amount of PYG. 83,775,750,000 equivalents to 230,254,370. Both loans will be settled in 120 days, accruing a fixed interest rate, to be settled at maturity.

(20)	On January 25, 2013, Yguazú Cementos S.A. subscribed two loans agreements with Inter-american Development Bank (IDB) and Corporación Andina de Fomento (CAF), for total amount of U$S 38,465,000, each. The outstanding principal will be repaid in semi-annual equal and consecutive installments of U$S 7,690,000 plus an additional installment of U$S 7,720,000 until August 2021. Interest accrue at LIBOR plus an spread and is payable semi-annually. These loans are secured with collateral and guaranteed by InterCement Brasil S.A. Yguazú Cementos S.A. has to comply with covenants pursuant to these agreements, which are monitored by the Company’s Management and Board of Directors. Regarding such covenants a waiver was granted to Yguazú Cementos S.A. on December 21, 2016. Such waiver was extended subsecuently until April 7, 2017 and August 15, 2017. Since the waiver does not extend for a period of twelve months after year end, the loan is disclosed as current. The penalty for pre-payment amounts to 1% or 0.5% of the outstanding amount if prepaid in 2017 or 2018 and following years, respectively.

26.3 Movements of Borrowings

The movements of borrowings in each of the year presented are outlined below:

	12.31.2016	12.31.2015	12.31.2014
Balances as of January 1	1,819,761,029	2,000,753,824	1,784,724,315

New borrowings	1,597,236,466	829,064,617	509,587,832
Interest accrual (*)	592,808,562	392,612,848	456,000,901
Business combination under common control (Note 16)	1,476,726,832	—	—
Effect of the exchange rate differences	293,292,100	276,641,970	176,187,907
Interest payments	(600,560,695)	(417,259,343)	(415,542,188)
Principal payments	(840,235,934)	(1,262,052,887)	(510,204,943)

Balances as of December 31	4,339,028,360	1,819,761,029	2,000,753,824

(*)	Includes effects of hedging instruments differences

As of December 31, 2016 the long-term loans have the following maturity schedule:

Year
2018	1,059,593,799
2019	217,460,491

Total	1,277,054,290

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

27. Accounts Payable

	12.31.2016	12.31.2015	12.31.2014
Current
Suppliers	1,005,308,084	579,735,444	431,632,867
Related parties (Note 19)	576,241,171	—	33,190,287
Accounts payable for investments in associates	—	182,125,667	119,801,472
Accounts payable for acquisitions of Property, plant and equipment	280,599,659	93,957,397	60,539,591
Expenses accrual	363,951,348	387,068,269	236,091,933

Total	2,226,100,262	1,242,886,777	881,256,150

Non-current
Accounts payable for investments in Property, plant and equipment	69,989,797	64,184,383	46,320,220
Expense accrual	11,922,779	44,534,015	28,291,599

Total	81,912,576	108,718,398	74,611,819

28. Provisions

	12.31.2016	12.31.2015	12.31.2014
Non-current
Labor and Social Security	29,256,783	19,874,101	20,688,813
Environmental restoration	59,616,013	53,538,707	53,028,207
Civil and others	31,810,692	34,022,986	26,316,752

Total	120,683,488	107,435,794	100,033,772

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Changes in the provisions were as follows:

	Labor and Social Security	Environmental restoration	Civil and others	Total
Balances as of January 1, 2014	18,360,427	52,960,165	24,629,734	95,950,326
Increases	3,908,027	333,183	5,982,911	10,224,121
Uses	(1,579,641)	(265,141)	(4,295,893)	(6,140,675)

Balances as of December 31, 2014	20,688,813	53,028,207	26,316,752	100,033,772
Increases	5,999,645	510,500	17,770,572	24,280,717
Uses	(6,814,357)	—	(10,064,338)	(16,878,695)

Balances as of December 31, 2015	19,874,101	53,538,707	34,022,986	107,435,794
Increases	13,585,938	13,199,149	3,148,541	29,933,628
Uses	(4,203,256)	(7,121,843)	(5,360,835)	(16,685,934)

Balances as of December 31, 2016	29,256,783	59,616,013	31,810,692	120,683,488

The provision for Labor and Social Security represents the best estimate of the future outflow of economic benefits that will be required under the Group´s Labor and social security obligations for the final settlement cost of complaints and litigations. All the claims provisioned are of a similar nature and are not individually material.

The provision for Environmental restoration represents the present value of the estimated costs for environmental cleanup and remediation works relating mainly to querries and plants and based on the current information related to costs and expected remediation plans.

The provision for Civil and others represents the present value of the directors´ best estimate of the future outflow of economic benefits that will be required under the Group´s obligations for the final settlement cost of complaints and litigations derived from tax claims and damages. All the claims provisioned under tax or damages, respectively, are of a similar nature and are not individually material.

Based on management best estimates, and considering the opinion of the company external counsel, as of December 31, 2016 there are claims against the Company classified as uncertain contingencies. The estimated amount of cashflow thereof amounts to 78.5 million, including mainly 41.2 million related to tax obligations and 13.3 million related to labor obligation and 24.0 million related to administrative obligation. At the date of issuance of these consolidated financial statements, the Group understands that there are no elements to determine other contingencies that could have a negative impact on the consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

29. Tax Liabilities

	12.31.2016	12.31.2015	12.31.2014
Non-current
Facilities payment plans	1,087,580	2,977,874	2,359,564

Total	1,087,580	2,977,874	2,359,564

Current
Income tax expense	49,995,504	14,710,634	10,021,268
Value added tax	102,065,724	59,742,999	52,543,516
Turnover tax	23,546,780	4,582,078	9,876,803
Other taxes, withholdings and perceptions	49,478,280	4,251,305	8,502,618

Total	225,086,288	83,287,016	80,944,205

30. Other Liabilities

	12.31.2016	12.31.2015	12.31.2014
Non-current
Termination payment plans	28,273,858	16,011,635	6,213,258

Total	28,273,858	16,011,635	6,213,258

	12.31.2016	12.31.2015	12.31.2014
Current
Termination payment plans	22,559,784	15,815,823	9,308,476
Dividends to related parties (Note 19)	—	59,245,568	—
Dividends with minority shareholders	6,134,322	3,007,900	4,470,352
Others	628,162	402,881	117,763

Total	29,322,268	78,472,172	13,896,591

31. Cash and Cash Equivalents

For the purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, bank accounts and short-term investments with high liquidity (with maturities of less than 90 days from the date of acquisition). Cash and cash equivalents at the end of the fiscal year as shown in the consolidated statement of cash flows can be reconciled to the related items in the consolidated statement of financial position as follows:

	12.31.2016	12.31.2015	12.31.2014
Cash and Banks	233,844,913	56,917,693	47,875,372
Short-term investments and others (Note 15)	569,440,882	271,487,097	212,961,587

Cash and cash equivalents	803,285,795	328,404,790	260,836,959

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

32. Non-Cash Transactions

Below is a list of transactions that did not involve cash flow movements in the fiscal year of acquisition:

	12.31.2016	12.31.2015	12.31.2014
—Acquisition of Property, plant and equipment financed with trade payables	279,966,554	60,517,026	—
—Acquisition of interest in Yguazú Cementos S.A. financed with the settlement of loans with related parties (note 16)	518,091,291	—	—
—Accounts payable settlement with amounts receivable under financial leasing	(172,579,157)	—	—

33. Segment Information

The Company has adopted IFRS 8 - Operating segments, that require operating segments to be identified on the basis of internal reports regarding components of the Company that are regularly reviewed by the Executive Committee, chief operating decision maker, in order to allocate resources to the segments and to assess their performance.

For the purposes of managing its business both financially and operatively, the Company has classified its businesses as follows:

i)	Cement, masonry cement and lime: this segment includes results from the cement, masonry cement and lime business, and comprises the procurement of the raw materials for quarries, the manufacturing process of clinker / quicklime and their subsequent grinding with certain additions intended to obtain the cement, masonry cement and lime.

ii)	Concrete: this segment includes the results of revenues generated from the production and sale of ready-mix concrete. It also includes the delivery of the product at the worksite and, depending on the circumstances, the pumping of concrete up to the place of destination.

iii)	Aggregates: this segment includes the results of revenues generated from the production and sale of granitic aggregates.

iv)	Railroad: this segment includes the results of revenues generated from the provision of the railroad transportation service.

v)	Others: this segment includes the results of the industrial waste treatment and recycling business for use as fuel or raw material, and the aggregate business.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

	12.31.2016	12.31.2015	12.31.2014
Net revenue
Cement, masonry cement and lime	8,314,392,402	6,701,278,244	5,014,372,262
Concrete	1,044,559,627	793,708,600	664,469,951
Railroad	1,223,681,686	919,729,670	753,016,470
Aggregates	189,491,197	144,660,326	114,664,131
Others	75,636,911	56,554,737	48,927,127
Eliminations	(973,318,615)	(744,977,684)	(621,320,413)

Total	9,874,443,208	7,870,953,893	5,974,129,529

Cost of sales
Cement, masonry cement and lime	6,045,620,325	4,874,303,722	3,590,079,114
Concrete	968,360,040	755,769,143	652,308,797
Railroad	1,011,559,523	773,417,805	646,311,773
Aggregates	176,603,548	116,830,030	105,425,371
Others	35,697,635	33,154,459	26,782,864
Eliminations	(973,318,615)	(744,977,684)	(621,320,413)

Total	7,264,522,456	5,808,497,475	4,399,587,506

Selling, administrative expenses and other gains and losses
Cement, masonry cement and lime	726,012,191	575,834,891	443,289,497
Concrete	49,143,560	34,190,768	26,120,580
Railroad	(4,235,303)	20,862,201	58,934,650
Aggregates	5,217,097	6,772,681	5,463,364
Others	29,341,972	24,698,911	17,896,225

Total	805,479,517	662,359,452	551,704,316

Depreciation and amortization
Cement, masonry cement and lime	432,545,694	270,935,703	156,095,101
Concrete	12,492,535	9,755,647	7,686,911
Railroad	54,995,174	44,853,392	38,674,959
Aggregates	7,115,732	6,471,004	7,794,205
Others	1,924,745	1,940,551	1,393,129

Total	509,073,880	333,956,297	211,644,305

Net revenue less cost of sales, selling, administrative expenses and other gains and losses
Cement, masonry cement and lime	1,542,759,886	1,251,139,631	981,003,652
Concrete	27,056,027	3,748,690	(13,959,426)
Railroad	216,357,466	125,449,664	47,770,047
Aggregates	7,670,552	21,057,615	3,775,396
Others	10,597,304	(1,298,633)	4,248,038
Reconciling items:
Share of profit (loss) of associates	36,631,307	(105,140,743)	24,598,544
Tax on debits and credits banks accounts	(140,033,765)	(109,513,061)	(80,986,116)
Finance costs, net	(941,287,406)	(591,564,301)	(627,567,733)
Income tax	(257,734,325)	(242,359,114)	(107,600,766)

Total	502,017,046	351,519,747	231,281,636

Geographical information
Non-current assets
Argentina	3,444,863,021	3,469,193,459	3,173,328,614
Paraguay	2,016,522,494	—	—

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

For these purposes, non-current assets do not include deferred tax assets.

Net revenues for the years ended December 31, 2016, 2015 and 2014 are derived from business in Argentina.

No single customer contributed 10% or more of the Group´s revenue for 2016, 2015 and 2014.

34. Financial Instruments

34.1 Capital Management

The Group manages its capital to ensure that entities that comprise it will be able to continue as a going concern while maximizing the return to shareholders through the optimization of debt and equity balances. The Group’s overall strategy did not have changes in 2016, 2015 and 2014.

The Company and its subsidiaries participate in operations involving financial instruments, recorded in equity accounts, which used to face their needs, as well as to reduce exposure to market, currency and interest rate risks. The management of these risks, as well as their respective instruments, is performed by defining strategies, establishing control systems and determining exposure limits.

The capital structure of the Group consists of net debt (borrowings as detailed in note 26 offset by cash and cash equivalents balances) and Shareholders’ Equity of the Group (comprising issued capital stock and other capital related accounts, reserves, retained earnings, accumulated other comprehensive income and non-controlling interests).

The Group is not subject to any externally imposed capital requirements.

The Group´s risk management committee reviews the capital structure of the Group.

Net debt to Equity Ratio

The net debt to equity ratio of the year is as follows:

	12.31.2016	12.31.2015	12.31.2014
Debt (i)	4,339,028,360	1,819,761,029	2,000,753,824
Cash and cash equivalents	803,285,795	328,404,790	260,836,959

Net debt	3,535,742,565	1,491,356,239	1,739,916,865
Equity (ii)	1,130,511,577	1,469,659,799	1,046,661,635
Net debt to equity ratio	3.13	0.99	1.66

(i)	Debt is defined as current and non-current borrowings, as described in note 26.
(ii)	Equity includes all reserves and capital of the Group which are managed as capital.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

34.2 Categories of Financial Instruments

	12.31.2016	12.31.2015	12.31.2014
Financial assets
Cash and banks	233,844,913	56,917,693	47,875,372
Fair value through profit or loss	541,722,654	193,284,809	179,912,413
Held to maturity investments	27,718,228	78,202,288	33,049,174
Derivate instruments in designated hedge accounting relationships	—	85,486,000	—
Loans and receivables	926,540,358	1,136,625,471	810,385,703
Financial liabilities
Derivate instruments in designated hedge accounting relationships	—	1,789,488	2,934,309
Amortized cost	7,310,962,385	3,612,139,808	3,288,618,308

At the end of the reporting period, there are not significant concentrations of credit risk for loans and receivables designated at FVTPL. The carrying amount reflected above represents the Group’s maximum exposure to credit risk for such loans and receivables.

34.3 Objectives of Financial Risk Management

The Treasury function, offers services to business, coordinates access to domestic and international financial markets, monitors and manages the financial risks related to the Group’s operations through internal risk reports, which analyze exposures depending on the degree and extent thereof. These risks include market risk (including currency risk, interest rates at fair value risk and price risk), credit risk and liquidity risk. The Company and its subsidiaries do not employ or traded derivative financial instruments for speculative purposes. Monitoring compliance with these provisions policy is made by the executive committee and the internal audit team.

34.4 Exchange Risk Management

The Group carries out transactions in foreign currency; and is hence exposed to exchange rate fluctuations. Exposures in the exchange rate are managed within approved policy parameters using foreign exchange contracts.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The amounts of monetary assets and liabilities denominated in foreign currency at the end of the reported year are as follows:

	12.31.2016	12.31.2015	12.31.2014
Liabilities
US Dollars	3,602,828,793	1,088,219,663	763,941,617
Guarani	272,717,762
Euro	235,771,525	3,516,172	938,482
Real	12,359	8,424	8,182
Assets
US Dollars	321,575,956	728,280,613	441,239,936
Guarani	325,933,382	6,727	7,960
Euro	17,781,524	7,518,831	982,745
Real	12,978	24,992	40,196

Foreign currency sensitivity analysis

The Group is mainly exposed to the US dollar.

The following table shows the sensitivity of the Group to an increase in the US dollar exchange rate. The sensitivity rate is that used when reporting to the top executive level and represents the management’s assessment of a possible reasonable change in exchange rates. The sensitivity analysis only includes outstanding foreign-currency monetary items and adjusts translation of such items on the balance sheet date considering a reasonably possible 25% increase in the exchange rate.

	US Dollar effect
	(in thousands of pesos)
	12.31.2016	12.31.2015	12.31.2014
Loss for the year	820,313	89,985	80,675
Decrease in net equity	820,313	89,985	80,675

34.5 Forward Foreign Exchange Contracts

It is the policy of the Group to enter into forward foreign exchange contracts to cover specific foreign currency payments and receipts from time to time. The Group may also enter into forward foreign exchange contracts to manage the risk associated with anticipated sales and purchase transactions. Basis adjustments are made to the carrying amounts of non-financial hedged items when the anticipated sale or purchase transaction takes place.

In the current year, the Group entered into forward foreign exchange contracts to hedge the exchange rate risk arising from purchases of some services.

Outstanding contracts as of December 31, 2015	Average exchange rate	Foreign currency u$s	Notional value	Fair value assets
Cash flow hedge
Less than 3 months	13,54	15,000,000	203,050,000	26,825,000
3 to 6 months	14,50	34,000,000	492,837,000	58,661,000

Total		49,000,000	695,887,000	85,486,000

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

34.6 Interest Rate Risk Management

The Group is exposed to the risk of significant fluctuations in interest rates, due to the companies in the Group borrows at both, fixed and floating rate. The risk is managed by the Group having an appropriate mix between loans with fixed rate and floating rate. Hedging activities are evaluated regularly to align with interest rates and risk defined, ensuring that the most profitable coverage strategies are applied.

	12.31.2016	12.31.2015	12.31.2014
Financial assets
Held to maturity investments (1)	27,718,228	78,202,288	33,049,174
Fair value through profit or loss (2)	541,722,654	193,284,809	179,912,413
Finance lease assets (3)	—	172,530,394	107,835,508
Loans (4)	124,767,892	437,545,156	279,050,614
Financial liabilities
Amortized cost (5)	4,339,028,360	1,819,761,829	2,000,753,824

(1)	Short-term loan receivables fixed rate.
(2)	Short-term loan receivables floating rate.
(3)	Correspond to finance leases agreements as detailed in Note 23.
(4)	Correspond to loans granted to the Parent company at a fixed rate in US dollars.
(5)	Includes borrowings as detailed in Note 26.

34.6.1 Interest rate sensibility analysis

The sensitivity analyses below have been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis is prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 100 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

In the event that the average BADLAR rate applicable to our financial assets and indebtedness during the year ended December 31, 2016 were 1.0% higher than the average interest rate during such period, our financial income during the year ended December 31, 2016 would have increased by approximately 2 million and our financial expenses in the same period would have increased by approximately 11 million.

34.6.2 Interest rate swap contracts

Under interest rate swap contracts, the Group agrees to exchange the difference between fixed and floating rate interest amounts calculated on agreed notional principal amounts. Such contracts enable the Group to mitigate the risk of changing interest rates on the fair value of issued fixed rate debt and the cash flow exposures on the issued variable rate debt. The fair value of interest rate swaps at the end of the reporting period is determined by discounting the future cash flows using the curves at the end of the reporting period and the credit risk inherent in the contract, and is disclosed below. The average interest rate is based on the outstanding balances at the end of the reporting period.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Outstanding floating pay fixed contracts	Average contracted fixed interest rate (%)		Notional principal value		Fair value liabilities
	12.31.2015	12.31.2014	12.31.2015	12.31.2014	12.31.2015	12.31.2014
Less than 1 year	7.68%	7.68%	37,417,184	25,579,417	1,292,895	1,578,075
1 to 2 years	7.68%	7.68%	36,174,974	24,415,227	496,593	979,894
2 to 5 years	7.68%	7.68%		23,545,714		376,340

Total			73,592,158	73,540,358	1,789,488	2,934,309

34.7 Credit Risk Management

Credit risk refers to the risk that one party fails to comply with its contractual obligations resulting in a financial loss for the Group. The Group has adopted a policy of only solvent parties involved and get sufficient collateral, where appropriate, as a means of mitigating the risk of financial loss from defaults, Credit exposure is controlled by counterparty limits that are reviewed and approved periodically.

Trade receivables are composed of a large number of customers. Continuous credit assessment is performed on the financial condition of accounts receivable.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit ratings assigned by credit rating agencies.

The carrying amount of financial assets recognized in the consolidated financial statements, which is net of impairment losses, represents the maximum exposure to credit risk without considering collateral accounts or other credit enhancements.

34.8 Liquidity Risk Management

The Board has the ultimate responsibility for the liquidity risk management, having established an appropriate framework for liquidity management so that management can handle financing requirements in short, medium and long-term as well as management Group liquidity. The Group manages liquidity risk by maintaining reserves, adequate financial and loan facilities, continuously monitoring the projected and real cash flows and reconciling the maturity profiles of financial assets and liabilities.

The Company practices a careful liquidity risk management and, therefore, keeps cash and other instruments liquid, as well as available fund. However, as of December 31, 2016, the consolidated financial statements reflect a negative working capital of 2,528,970 thousands. Given the nature of the activity of the company, which has predictable funds flows, can operate with negative working capital, This condition is not related to insolvency, but rather a strategic decision.

The Company Management will be focused during 2017 on the objective to revert that situation to comply with those objectives, the Management has planned to improve debt ratio management and obtain longer-term loans and increase the capital stock in up to 50,000,000 shares, nominal value 0.1$ per share, for a value of among USD 1 and USD 6.

The Management of the Company considers that the liquidity risk exposure is low since the Company has been generating cash flow from its operating activities, supported on strong profits, has access to loans and financial resources, as explained in Note 26.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The following tables detail the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The tables include both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curves at the end of the reporting period. The contractual maturity is based on the earliest date on which the Group may be required to pay.

	Weighted average effective interest rate	Less than 1 month	1-3 months	3 months to 1 year	1-3 years	3-5 years	Total
	%
31 December 2016
Borrowings	21,7	264,378,805	423,283,132	1,678,381,825	2,332,273,362	130,762,023	4,829,079,147

		264,378,805	423,283,132	1,678,381,825	2,332,273,362	130,762,023	4,829,079,147

	Weighted average effective interest rate	Less than 1 month	1-3 months	3 months to 1 year	1-3 years	3-5 years	Total
	%
31 December 2015
Borrowings	21,8	183,155,188	33,730,771	1,130,117,085	893,016,889	—	2,240,019,933

		183,155,188	33,730,771	1,130,117,085	893,016,889	—	2,240,019,933

	Weighted average effective interest rate	Less than 1 month	1-3 months	3 months to 1 year	1-3 years	3-5 years	Total
	%
31 December 2014
Borrowings	22,8	165,466,196	51,503,357	902,038,473	1,310,914,060	—	2,429,922,087

		165,466,196	51,503,357	902,038,473	1,310,914,060	—	2,429,922,087

34.9 Fair Value Measurements

This note provides information about how the Group determines fair values of various financial assets and financial liabilities.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

34.9.1 Fair Value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis

Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used).

Financial assets/financial liabilities	Fair value as at			Fair value hierarchy	Valuation technique(s) and key input(s)
	12.31.2016	12.31.2015	12.31.2014
1) Investments in Mutual funds	569,440,882	193,284,809	179,912,413	Level 1	Quoted bid prices in an active market
2) Foreign currency forward contracts assets	—	85,486,000	—	Level 2

Discounted cash flow

Future cash flows are estimated based on forward exchange rates (form observable forward exchange rates at the end of the reporting period) and contracts forward rates discounted at a rate that reflects the credit risk of various counterparties.

3) LIBOR Swap	—	(1,789,488)	(2,934,309)	Level 2

Discounted cash flow

Future cash flows are estimated based on forward interest rates (from observable yield curves at the end of the reporting period) and contract rates, discounted at a rate that reflects the credit risk of various counterparties.

34.9.2 Fair value of financial assets and financial liabilities that are not measured at fair value (but fair value disclosures are required)

The directors consider that the carrying amounts of financial assets and financial liabilities recognised in the consolidated financial statements approximate their fair values.

35. Guarantees Granted to Subsidiaries

On May 24, 2012, Ferrosur Roca S.A. obtained financing from a group of banks for 150,000,000, which was used to refinance financial debts, working capital and investments. On January 21, 2014, the borrowing was renegotiated, modifying the amortization period of principal owed as of such date and the applicable rate. This refinanced loan also has a guarantee by Loma Negra C.I.A.S.A. The balance outstanding as of December 31, 2016 is 36,249,370.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

On October 21, 2015 Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of 130,000,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of December 31, 2016 is 122,079,572.

During the current year, Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of u$s 4,700,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of December 31, 2016 is 74,721,781.

36. Receivable from Railway Program Execution Unit

On September 11, 1998, the subsidiary Ferrosur Roca S.A. started a legal action to request compensation for the use of the railway by the Provincial Railway Program Execution Unit against the Province of Buenos Aires and the Provincial Railway Program Execution Unit.

Although during the different steps of the process the Company had, in the opinion of the legal advisors, a contingent asset, only in 2015 the process was completed, the claim was sustained and final ruling was rendered in favor of the Company. On December 31, 2015, both parties agreed the procedures and the determination of the amount to be approved by the judge.

Accordingly, Ferrosur Roca S.A. proceeded to recognize the corresponding receivable arising from such resolution which amounted (net of discounted based on the estimated timing of collection) to 78,261,693 as of December 31, 2015.

During 2016, the Company reassessed the measurement of the receivable which amounted to 78,346,682 as of December 31, 2016. The Company also considered in its assessment all the available evidence subsequent to year-end and concluded that no additional adjustment is required on the book value as of December 31, 2016.

The Company has estimated the period of time for collection of this receivable is three years, according to the opinion of the Company’s Argentine litigation counsel, based on the timing of the legal and administrative procedures still pending. Additionally, the Company expects that the judge’s approval of the official accountant expert’s final report should occur in 2018, according to the opinion of the Company’s Argentine legal advisors.

37. Trust of Administration

Since 2008, the subsidiary Ferrosur Roca S.A. must make annual fee contributions (canon) of the 3% of its total revenues to a fund for the improvement of the interurban railroad system. However, until 2013, the procedure for contributing the amounts accrued had not been established.

On February 5, 2013, a trust agreement was signed between Ferrosur Roca S.A. and Banco de la Nación Argentina (the Bank) in order to fulfill the formalization process necessary to manage the funds paid by Ferrosur Roca S.A. as payment for the investment works intended to strengthen the interurban rail system.

Until December 31, 2015, the amounts transferred to the Trust were considered contingent assets since, although the amounts were deposited in a Trust, there was significant uncertainty in relation to the fact that the future economic benefits were expected to flow to the entity.

On July 27, 2016, the Ministry of Transportation issued the Rule N° 218, establishing a procedure for the certification of proposed works by rail concessionaires.

Based on the new regulation, the Company recognized all the amounts transferred to the Trust under the line Other receivables from Trust of Administration. The contributions of the year amounted to 23,956,029. Prior year contributions were recognized also as a receivable for 84,441,612, as disclosed in Other gains and losses.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The use of the funds has to be approved by the regulatory authority; accordingly, the Company is not entitled to direct the relevant activities.

The Bank manages transactions and invests the funds mainly in time deposits. The Company recognize the interest income and the Bank´s fees in profit or loss.

On May 24, 2017, the Secretary of Transport Management approved the called “Improvement of 29.215 kilometers of railway” work, for a total amount of 114,364,785 that will be affected by the bank to the payment of Company´s suppliers.

38. Restricted Assets

As of December 31, 2016, the Group has judicial deposits for a total amount of 8,121,970, which are shown within other current receivables.

Yguazú Cementos S.A. entered into loan agreements with BID and CAF, each for an aggregate principal amount equal to US$50 million. These loans are guaranteed by InterCement Brasil and are secured by mortgages on the six buildings located in Villa Hayes and one building located in the city of Concepción in Paraguay to a maximum amount of US$ 55,405,246, as well as a pledge over all the machinery and equipment owned by the project to a maximum amount of US$ 46,498,965, the collections of trade receivables and all of the shares of Yguazú Cementos. Yguazú Cementos cannot pay dividends until certain conditions are fulfilled.

On December 31, 2016, IDB and CAF granted Yguazú Cementos a temporary waiver in connection with certain covenants, most of them related to technical and environmental matters of the project. This waiver is valid until August 15, 2017 (provided that no further extension is granted).

39. Commitments

The Group has certain contractual commitments to purchase slag which are effective until 2022. The estimated undiscounted future cash flows amount to approximately 571.5 million between 2017 and 2022.

The Company has also signed several contracts for the provision of natural gas, assuming firm commitments for a total amount of 69.3 million payable during the 2017.

Additionally, the Company has entered into agreements with some electricity suppliers for a total amount of 24.4 million for 2017 and 73.6 million to be annually paid between 2018 and 2037. This last commitment represents less than the 10% of the electrical energy consumption for the 2016.

40. Subsequent Events

The Group has evaluated subsequent events as at December 31, 2016 to assess the need for potential recognition or disclosure in these consolidated financial statements. Such events were assessed until July 7, 2017 the date these Consolidated financial statements were available to be issued.

The annual shareholders’ meeting held on March 23, 2017, approved the distribution of cash dividends in an aggregate amount of 444,700,000 and the increase in the reserve for future dividends of 15,450,000 with respect to profit for the year ended December 31, 2016. On May 17, 2017, the Board of Directors approved the payment of this distribution of cash dividend.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

At the Extraordinary Shareholders’ Meeting held on July 3, 2017, the following matters were approved in relation to the modification of the Company´s by-laws: change of registered office address, change of expiration date, authorization of initial public offering:

•	Change the registered office address from the Province of Buenos Aires to the City of Buenos Aires.

•	Extend the expiration date of the Company to 99 years since July 3, 2017.

•	Authorization of Initial Public Offering of the Company in Argentina or international markets (including Stock Exchange Commission of the United States of America)

•	The possibility of approving an additional increase of the capital stock through the issuance of up to 10,000,000 new additional shares, which represents up to 20% of the authorized new shares.

•	Considering the amendments described above, an updated consolidated text to the Company´s By-Laws

•	Share split of the capital stock from a nominal value of 1 to 0.10 per share.

•	Increase the capital stock in up to 50,000,000, nominal value 0.10 per share, for a value of among USD 1 and USD 6.

The table below summarizes the impact on the Company´s issued shares of giving effect to the share split described in the preceding paragraph:

Number of Common Shares
Balance as of January 1, 2014 before split approved on July 3, 2017	54,602,649
Effect of the share split approved on July 3, 2017	491,423,841
Balance as of January 1, 2014 after split approved on July 3, 2017	546,026,490
Balance as of December 31, 2014	546,026,490
Capital increase approved on April 17, 2015	1,000,000
Effect of the share split approved on July 3, 2017, on the Capital increase approved on April 17, 2015	9,000,000
Capital increase approved on December 15, 2015	1,000,000
Effect of the share split approved on July 3, 2017, on the Capital increase approved on December 15, 2015	9,000,000
Balance as of December 31, 2015	566,026,490
Balance as of December 31, 2016	566,026,490

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

41. Restatement of Consolidated Financial Statements

Since 2011 the Company presented, for statutory purposes, separate and consolidated financial statements prepared in accordance with IFRS. Under Argentine Law, the consolidated financial statements are deemed as supplementary information for private companies.

Subsequent to the issuance of the consolidated financial statements of Loma Negra (i) as of December 31, 2016 and 2015 and for the two years ended December 31, 2016 and 2015, and (ii) as of December 31, 2015 and 2014 and for the two years ended December 31, 2015 and 2014, originally prepared for filing with the regulatory authorities in Argentina and in order to be used by the controlling company as a basis for the preparation of its consolidated financial statements, the Company restated such consolidated financial statements for the following items as stated below:

(a)	During the years ended December 31, 2016, 2015 and 2014, discounts granted to customers for immediate or prompt payment were presented as “Financial expenses”. The Company has revised this presentation and concluded that, based on their nature, it corresponded to recognize revenue net of the amount of cash discounts taken since such discounts were not intended as a financing transaction. As a result, the Company has reclassified such discounts and presented them as netting revenues in the statement of profit or loss and other comprehensive income for the years ended December 31, 2016, 2015 and 2014.

(b)	As described in note 36, in 2015, Ferrosur Roca S.A. recognized as an asset the amounts to be received from the legal action carried out by the subsidiary against the Province of Buenos Aires and the Provincial Railway Program Execution Unit, and originally classified such receivable as current as of year-end. The Company has revised such classification based on the available evidence as of December 31, 2015 and concluded that it should have been disclosed as non-current and recognized at the discounted value according to the revised estimated timing of collection.

(c)	During the years ended December 31, 2016, 2015 and 2014, revenues were presented net of the amount of the gross income tax. The Company has revised this presentation and concluded that, such tax should have been disclosed as “Selling and administrative expenses” to better reflect the nature of such operating cost. As a result, the Company has reclassified such amount and presented them as “Selling and administrative expense” in the statement of profit or loss and other comprehensive income for the years ended December 31, 2016, 2015 and 2014.

(d)	During 2017, the Company revised the application of the accounting policy for recognizing the acquisition of a 16% equity interest in Yguazú Cementos S.A. on December 22, 2016, which enabled the Company to control such entity. Hence, the Company revised the balances previously recognized from this transaction as of December 31, 2016, and restated the amounts of Goodwill and Capital stock and other capital related accounts, to account for such business combination of entities under common control following accounting principles similar to the pooling-of-interest method, based on the predecessor values, as described in note 16, and applied it prospectively for this transaction.

(e)	The Company has revised the classification of a receivable recorded for the purchase of 1,623,474 Class A shares of Cofesur S.A. which has been originally classified as “Investments”. The

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

Company concluded that it should have been presented as “Other receivables” as such shares will be transferred when the National Executive grants the related approvals. As a result, the Company has reclassified such item in the statement of financial position as of December 31, 2016, 2015 and 2014.

(f)	The Company has revised the classification of intercompany assets and liabilities, and concluded that, instead of disclosing such balances as a specific item in the Consolidated Statement of Financial position, such disclosure had to be recorded within specific line items by function presented in the Consolidated Financial Statements. As a result, the Company has reclassified the intercompany balances originally presented under Investments, Accounts receivables or Accounts payables.

(g)	As of December 31, 2016, 2015 and 2014, spare parts and materials related to the Ferrosur Roca´s railroad operation were disclosed within “Other assets”. The Company has revised this presentation and concluded that, based on their nature, it corresponded to disclose such spare parts and materials as “Inventory”.

(h)	As of December 31, 2014, software were presented as “Property, plant and equipment”. The Company has revised this presentation and concluded that, based on their nature, it corresponded to disclose such concept as “Intangible Assets”.

(i)	The Company has revised the classification of other current receivables to Canon – Ferrosur Roca S.A. and concluded that it should have been classified as non-current based on the fact that such receivables relate to the funds to be used for improvements to be made on the Railroad concession assets.

(j)	As of December 31, 2016, the Company revised the classification of the loans obtained by Yguazú Cementos S.A. from the IDB and CAF, after performing a thorough analysis of all the terms and conditions included in the waiver granted to the subsidiary. Since the waiver does not extend for a period of at least twelve months from December 31, 2016 and the Company concluded it had no rights to avoid the payment of such loan within the next twelve months, if requested, it reclassified the outstanding balance as current borrowings.

(k)	Corresponds to the effect in the deferred income tax arising from the correction of the item described in point (b), above.

(l)	Due to the situations described above, changes in the Consolidated Statement of Cash flows were required.

Accordingly, the consolidated financial statements as of December 31, 2016, 2015 and 2014 and for years ended December 31, 2016, 2015 and 2014, were restated for the correction of the above-mentioned errors.

In addition, during the preparation of these consolidated financial statements, for the purpose described in Note 2.1, the Company expanded certain disclosures from those previously presented.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The accumulated effect of the matters described above upon the financial statements is shown as follows:

2016	Ref.	Amounts previously reported	Correction of errors Debits (Credits)	Restated amounts
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
Net revenue	(a), (c)	(9,722,953,711)	(151,489,497)	(9,874,443,208)
Selling and administrative expenses	(c)	732,398,070	196,932,843	929,330,913
Financial income	(b)	(73,744,385)	32,594,623	(41,149,762)
Financial expenses	(a) (b)	860,533,990	(139,122,593)	721,411,397
Income tax	(k)	236,354,707	21,379,618	257,734,325
Earnings per share (basic and diluted)	(*)	0.813	0.055	0.868
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
NON-CURRENT ASSETS
Investments	(e)	35,764,126	(35,434,064)	330,062
Goodwill	(d)	442,754,399	(403,406,965)	39,347,434
Other receivables	(e) (i)	102,297,167	126,984,239	229,281,406
CURRENT ASSETS
Other assets	(g)	64,021,805	(64,021,805)	—
Inventories	(g)	1,653,067,190	64,021,805	1,717,088,995
Other receivables	(f) (i)	274,499,081	(48,184,401)	226,314,680
Receivables with related parties	(f)	209,469,785	(209,469,785)	—
Trade accounts receivable	(f)	587,827,449	41,336,119	629,163,568
Investments	(f)	569,440,882	124,767,892	694,208,774
SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital stock and other capital related accounts	(d)	(490,616,573)	403,406,965	(87,209,608)
NON-CURRENT LIABILITIES
Borrowings	(j)	(2,253,935,547)	976,881,257	(1,277,054,290)
CURRENT LIABILITIES
Borrowings	(j)	(2,085,092,813)	(976,881,257)	(3,061,974,070)
Accounts payable	(f)	(1,649,859,091)	(576,241,171)	(2,226,100,262)
Payables with related parties	(f)	(576,241,171)	576,241,171	—
CONSOLIDATED STATEMENT OF CASH FLOWS
Net cash generated by operating activities	(l)	1,830,329,398	(217,404,975)	1,612,924,423
Net cash used in investing activities	(l)	(693,309,623)	230,327,132	(462,982,491)
Net cash used in financing activities	(l)	(683,774,868)	(12,922,157)	(696,697,025)

(*)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 40.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

2015	Ref.	Amounts previously reported	Correction of errors Debits (Credits)	Restated amounts
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
Net revenue	(a), (c)	(7,735,060,782)	(135,893,111)	(7,870,953,893)
Selling and administrative expenses	(c)	539,998,670	172,437,613	712,436,283
Other gains and losses	(b)	(111,161,455)	61,084,624	(50,076,831)
Financial expenses	(a)	495,412,331	(36,544,502)	458,867,829
Income tax	(k)	263,738,732	(21,379,618)	242,359,114
Earnings per share (basic and diluted)	(*)	0.747	(0.132)	0.615
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
NON-CURRENT ASSETS
Investments	(e), (f)	215,634,982	328,210,311	543,845,293
Other receivables	(e)	22,867,840	35,434,064	58,301,904
Trade accounts receivable	(b)	—	78,261,693	78,261,693
Receivables with related parties	(f)	363,644,375	(363,644,375)	—
CURRENT ASSETS
Other assets	(g)	66,034,551	(66,034,551)	—
Inventories	(g)	910,372,828	66,034,551	976,407,379
Other receivables	(f)	325,422,271	36,457,989	361,880,260
Receivables with related parties	(f)	124,931,731	(124,931,731)	—
Trade accounts receivable	(f), (b)	536,780,121	(157,367,979)	379,412,142
Investments	(f)	271,487,097	73,900,781	345,387,878
SHAREHOLDERS’ EQUITY AND LIABILITIES
Retained earnings	(b)	(380,687,106)	31,015,723	(349,671,383)
Non-controlling interest	(b)	(36,817,946)	8,689,283	(28,128,663)
NON-CURRENT LIABILITIES
Accounts payable	(b), (f)	(81,488,137)	(27,230,261)	(108,718,398)
Deferred tax liabilities	(k)	(317,226,088)	21,379,618	(295,846,470)
CURRENT LIABILITIES
Borrowings	(f)	(1,126,955,866)	(4,765,266)	(1,131,721,132)
Accounts payable	(f), (b)	(1,302,711,661)	59,824,884	(1,242,886,777)
Payables with related parties	(f)	(64,010,834)	64,010,834	—
Other liabilities	(f)	(19,226,604)	(59,245,568)	(78,472,172)
CONSOLIDATED STATEMENT OF CASH FLOWS
Net cash generated by operating activities	(l)	1,441,401,258	(58,325,165)	1,383,076,093
Net cash used in investing activities	(l)	(554,592,624)	65,785,354	(488,807,270)
Net cash used in financing activities	(l)	(842,804,066)	(7,460,189)	(850,264,255)

(*)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 40.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

2014	Ref.	Amounts previously reported	Correction of errors Debits (Credits)	Restated amounts
STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
Net revenue	(a), (c)	(5,861,054,621)	(113,074,907)	(5,974,129,528)
Selling and administrative expenses	(c)	413,255,165	135,863,972	549,119,137
Financial expenses	(a)	528,117,850	(22,789,065)	505,328,785
Earnings per share (basic and diluted)	(*)	0.496	(0.02)	0.476
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
NON-CURRENT ASSETS
Property, plant and equipment	(h)	2,333,976,524	(16,511,002)	2,317,465,522
Intangible assets	(h)	30,502,158	16,511,002	47,013,160
Investments	(f) (e)	267,614,818	243,616,550	511,231,368
Receivables with related parties	(f)	279,050,614	(279,050,614)	—
Other receivables	(e)	121,353,172	35,434,064	156,787,236
CURRENT ASSETS
Other assets	(g)	66,622,942	(66,622,942)	—
Inventories	(g)	769,682,924	66,622,942	836,305,866
Other receivables	(f)	59,367,245	17,965,272	77,332,517
Receivables with related parties	(f)	17,230,529	(17,230,529)	—
Trade accounts receivable	(f)	368,562,421	2,438,370	371,000,791
CURRENT LIABILITIES
Borrowings	(f)	(875,894,344)	(3,173,113)	(879,067,457)
Accounts payable	(f)	(848,065,863)	(33,190,287)	(881,256,150)
Payables with related parties	(f)	(33,190,287)	33,190,287	—
CONSOLIDATED STATEMENT OF CASH FLOWS
Net cash generated by operating activities	(l)	936,907,578	(53,732,715)	883,174,863
Net cash used in investing activities	(l)	(362,750,548)	60,307,307	(302,443,241)
Net cash used in financing activities	(l)	(655,968,301)	(6,574,592)	(662,542,893)

(*)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 40.

42. Condensed Unconsolidated Financial Information

Since the condensed unconsolidated financial information required by Rule 12-04 of Regulation S-X is not required under IFRS issued by the International Accounting Standards Board - IASB, such information was not included in the original financial statements of the Company. In order to attend the specific requirements of the Securities and Exchange Commission (the “SEC”) and considering the restrictions affecting certain non-current assets and dividends distributions of Yguazú Cementos S.A. (Note 38), Management has incorporated the condensed unconsolidated information in these financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

The condensed unconsolidated financial information of Loma Negra C.I.A.S.A., as of December 31, 2016, December 31, 2015 and December 31, 2014 and for the years then ended presented herein were prepared considering the same accounting policies as described in note 3 and the restatements described in note 41.

CONDENSED UNCONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND

OTHER COMPREHENSIVE INCOME

	12.31.2016	12.31.2015	12.31.2014
Net revenue	9,202,288,419	7,391,826,945	5,499,562,784
Cost of sales	(6,844,429,106)	(5,499,766,931)	(4,063,108,482)

Gross profit	2,357,859,313	1,892,060,014	1,436,454,302
Share of profit (loss) of associates	76,375,721	(93,296,443)	9,843,306
Selling and administrative expenses	(803,913,285)	(614,736,554)	(463,027,669)
Other gains and losses	23,540,414	(2,061,784)	(6,382,412)
Tax on debits and credits to bank accounts	(124,756,957)	(95,833,334)	(69,148,712)
FINANCE COSTS, NET
Exchange rate differences	(248,687,255)	(168,473,564)	(159,421,553)
Financial income	36,528,123	23,867,474	22,024,609
Financial expenses	(597,529,686)	(362,012,267)	(410,552,634)

Profit before tax	719,406,388	579,513,542	359,789,237
INCOME TAX EXPENSE
Current	(210,210,679)	(197,726,871)	(96,069,987)
Deferred	(18,022,696)	(33,487,207)	(23,788,214)

NET PROFIT FOR THE YEAR	491,173,013	348,299,466	239,931,036

OTHER COMPREHENSIVE INCOME
Items to be reclassified through profit and loss:
Exchange differences on translating foreign operations	34,343,627	53,160,907	33,609,154
Cash flow hedges	(54,402,733)	56,310,034	(1,512,291)

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	(20,059,106)	109,470,941	32,096,863

TOTAL COMPREHENSIVE INCOME	471,113,907	457,770,407	272,027,899

Earnings per share (basic and diluted)(*) :	0.868	0.615	0.476

(*)	The Company has given retroactive effect to the number of shares in order to reflect the new capital structure after the share split described in note 40.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

CONDENSED UNCONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	12.31.2016	12.31.2015	12.31.2014
ASSETS
Non-current assets
Property, plant and equipment	2,425,630,468	2,092,390,314	1,909,154,675
Intangible assets	56,708,351	53,229,269	46,465,708
Investments	550,544,157	698,784,859	785,238,208
Goodwill	39,347,434	39,347,434	38,468,205
Inventories	163,115,656	160,982,487	90,275,241
Other receivables	39,875,515	37,005,315	94,808,942
Trade accounts receivable	—	—	—

Total non-current assets	3,275,221,581	3,081,739,678	2,964,410,979

Current assets
Inventories	1,471,291,076	910,550,551	731,308,767
Other receivables	269,829,692	388,816,000	45,124,948
Trade accounts receivable	412,428,725	302,769,398	306,924,955
Investments	661,707,327	344,000,632	189,910,985
Cash and banks	45,038,268	52,390,792	44,586,952

Total current assets	2,860,295,088	1,998,527,373	1,317,856,607

Total assets	6,135,516,669	5,080,267,051	4,282,267,586

SHAREHOLDERS’ EQUITY AND LIABILITIES
Total shareholders’ equity	740,366,741	1,469,659,799	1,021,753,253

LIABILITIES
Non-current liabilities
Borrowings	1,144,716,538	538,546,977	1,017,469,901
Accounts payable	69,989,790	81,488,131	74,611,819
Provisions	98,860,518	91,582,059	87,410,629
Tax liabilities	1,087,580	2,977,874	2,359,564
Other liabilities	27,252,775	16,011,635	5,236,928
Deferred tax liabilities	305,319,860	316,590,909	248,692,815

Total non-current liabilities	1,647,227,061	1,047,197,585	1,435,781,656

Current liabilities
Borrowings	1,391,402,945	986,308,326	702,184,357
Accounts payable	1,781,390,125	1,161,416,594	822,748,299
Advances from customers	106,956,982	74,198,789	46,898,225
Salaries and social security payables	269,940,259	192,355,488	173,826,801
Tax liabilities	171,004,073	67,230,050	66,961,397
Other liabilities	27,228,483	81,900,420	12,113,598

Total current liabilities	3,747,922,867	2,563,409,667	1,824,732,677

Total liabilities	5,395,149,928	3,610,607,252	3,260,514,333

Total shareholders’ equity and liabilities	6,135,516,669	5,080,267,051	4,282,267,586

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

CONDENSED UNCONSOLIDATED STATEMENT OF CASH FLOWS

	12.31.2016	12.31.2015	12.31.2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit for the year	491,173,013	348,299,466	239,931,036
Adjustments to reconcile net profit to net cash provided by operating activities
Income tax expense	228,233,375	231,214,076	119,858,201
Depreciation and amortization	452,153,963	287,162,353	163,782,015
Provisions	29,164,683	18,647,042	7,865,949
Interests	473,687,084	304,389,966	353,068,434
Share of profit (loss) of associates	(76,375,721)	93,296,443	(9,843,306)
Investment income recognized in profit	(112,039,773)	(158,494,542)	(84,756,368)
Exchange rate differences	266,660,078	253,231,201	157,684,523
Gain on disposal of Property, plant and equipment	(31,315,437)	(3,807,978)	(1864,536)
Changes in operating assets and liabilities
Inventories	(562,873,693)	(211,369,295)	(178,349,296)
Other receivables	(131,335,105)	(86,527,045)	(9,108,348)
Trade accounts receivable	(116,059,543)	12,477,146	(65,302,323)
Advances from customers	32,758,193	26,624,857	4,700,594
Accounts payable	518,299,468	331,361,579	138,212,826
Salaries and social security payables	77,584,771	14,119,580	41,171,393
Provisions	(15,486,008)	(14,797,438)	(4,497,777)
Tax liabilities	54,319,019	(35,646,213)	46,844,546
Other liabilities	12,688,349	14,652,724	2,490,241

Cash generated from operations	1,591,236,716	1,424,833,922	921,887,804
Income tax paid	(162,645,969)	(163,950,193)	(126,821,481)

Net cash generated by operating activities	1,428,590,747	1,260,883,729	795,066,323

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of Property, plant and equipment	22,024,470	5,888,030	1,456,832
Payments to acquire Property, plant and equipment	(584,435,941)	(405,783,811)	(192,053,532)
Payments to acquire intangible assets	(26,279,674)	(22,311,523)	(14,929,909)
Investments	—	608,223	(136,504,279)
Cash from business combinations

Net cash used in investing activities	(588,691,145)	(421,599,081)	(342,030,888)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,433,184,756	609,999,606	342,400,000
Interest paid	(476,299,533)	(331,420,444)	(320,947,553)
Dividends paid	(853,119,146)	(16,642)	(246,383,594)
Repayment of borrowings	(704,497,010)	(1,053,265,230)	(327,477,500)

Net cash used in financing activities	(600,730,933)	(774,702,710)	(552,408,647)

Net increase (decrease) in cash and cash equivalents	239,168,669	64,581,938	(99,373,212)
Cash and cash equivalents at the beginning of the year	322,490,643	234,497,937	315,899,435
Effects of the exchange rate differences on cash and cash equivalents in foreign currency	20,318,391	23,410,768	17,971,714

Cash and cash equivalents at the end of the year	581,977,703	322,490,643	234,497,937

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

In addition, the main items refer to:

1) Borrowings

1.1 Composition of Borrowings

	12.31.2016	12.31.2015	12.31.2014
Borrowings:
—In foreign currency	1,807,253,815	808,675,385	559,357,282
—In local currency	728,865,668	716,179,918	1,160,296,976

Total	2,536,119,483	1,524,855,303	1,719,654,258

Non-current	1,144,716,538	538,546,977	1,017,469,901
Current	1,391,402,945	986,308,326	702,184,357

Total	2,536,119,483	1,524,855,303	1,719,654,258

1.2 Detail of Loans

			12.31.2016	12.31.2015	12.31.2014
	Interest Rate	Due date	Amount	Amount	Amount
Borrowings in foreign currency—u$s
Banco Supervielle	5%	Sep-17	111,672,996	—	—
Inter-American Development Bank (IDB)-Tranch A		—	—	73,592,158	73,540,358
Industrial and Commercial Bank of China (Dubai)	3 Month Libor + 3.4%	Jun-19	791,854,007	—	—
Itaú-Unibanco S.A.—New York	6 Month Libor + 2.9%	Mar-18	903,726,812	730,317,961	482,643,811
Warrant—InterCement Brasil S.A.			—	4,765,266	3,173,113

			1,807,253,815	808,675,385	559,357,282

Borrowings in local currency
Banco Provincia de Buenos Aires	—	Sep-15	—	—	28,038,126
Banco Provincia de Buenos Aires	BADLAR + 4%	Sep-18	32,000,000	48,020,055	64,053,479
Banco Provincia de Buenos Aires	BADLAR + 2%	Mar-19	149,206,763	—	—
Banco Provincia de Buenos Aires	BADLAR + 2%	Jun-19	150,822,338	—	—
Banco Provincia de Buenos Aires	BADLAR + 2%	Jul-19	19,879,350		—
Banco BBVA Francés S.A.	—	—	—	21,016,094	62,582,752
Syndicated	—	—	—	—	304,437,242
Syndicated			—	—	438,482,021
Banco Patagonia	BADLAR + 1.65%	Jul-18	164,392,235	210,826,811	—
Banco Santander Rio S.A.	BADLAR + 4%	Jul-18	204,298,831	261,867,710	—
Banco Ciudad de Buenos Aires		—	—	159,759,956	—
Bank overdrafts	Daily Overdraft Rate	Jan-17	8,266,151	14,689,292	262,703,356

			728,865,668	716,179,918	1,160,296,976

Total			2,536,119,483	1,524,855,302	1,719,654,258

The following tables detail the Company´s remaining contractual maturity for its borrowings with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows based on the

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

earliest date on which the Company can be required to pay. The tables include both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curves at the end of the reporting period. The contractual maturity is based on the earliest date on which the Company may be required to pay.

	Weighted average effective interest rate	Less than 1 month	1-3 months	3 months to 1 year	1-3 years	3-5 years	Total
	%
31 December 2016
Borrowings	21,7	111,702,060	38,711,312	1,441,791,071	1,240,238,670	—	2,832,443,113

		111,702,060	38,711,312	1,441,791,071	1,240,238,670	—	2,832,443,113

2) Accounts Payable

Non-current
Accounts payable for investments in Property, plant and equipment	69,989,797	64,184,383	46,320,220
Expense accrual	—	17,303,748	28,291,599

Total	69,989,797	81,488,131	74,611,819

3) Provisions

	12.31.2016	12.31.2015	12.31.2014
Non-current
Labor and Social Security	23,822,356	18,237,105	16,118,318
Environmental restoration	59,616,013	53,538,707	53,028,207
Civil and others	15,422,149	19,806,247	18,264,104

Total	98,860,518	91,582,059	87,410,629

4) Other Liabilities

	12.31.2016	12.31.2015	12.31.2014
Non-current
Termination payment plans	27,252,775	16,011,635	5,236,928

Total	27,252,775	16,011,635	5,236,928

5) Tax Liabilities

	12.31.2016	12.31.2015	12.31.2014
Non-current
Facilities payment plans	1,087,580	2,977,874	2,359,564

Total	1,087,580	2,977,874	2,359,564

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2016, 2015 and 2014 (Restated—Note 41)

(All amounts are expressed in Argentine Pesos—$—except otherwise indicated)

6) Deferred Tax Liabilities

6.1 The deferred income tax charged to income is composed as follows:

	12.31.2016	12.31.2015	12.31.2014
Assets
Provisions	14,365,654	15,175,410	17,365,584
Others	1,593,756	—	—

Total	15,959,410	15,175,410	17,365,584

Liabilities
Accounts payable	—	(8,280,460)	(3,958,371)
Other receivables	(60,402,707)	(51,803,977)	(22,732,985)
Property, plant and equipment	(256,749,345)	(237,867,829)	(234,331,267)
Others	(4,127,218)	(4,520,308)	(6,062,784)

Total	(321,279,270)	(302,472,574)	(267,085,407)

6.2 Deferred income tax charged to other comprehensive income is composed as follows:

	12.31.2016	12.31.2015	12.31.2014
Assets (liabilities)
Hedging instruments	—	(29,293,745)	1,027,008

Total	—	(29,293,745)	1,027,008

Total Deferred income tax liabilities	(305,319,860)	(316,590,909)	(248,692,815)

6.3 Unrecognised taxable temporary difference associated with investment and interest

	12.31.2016	12.31.2015	12.31.2014
Taxable temporary differences in relation to investments in subsidiaries and associates for which deferred tax liabilities have not been recognised are attributable to the following:
—Subsidiaries	(54,802,640)	(6,488,478)	8,687,408
—Associates	—	(13,062,391)	(31,255,333)
—Others	(83,682)	(83,682)	(83,682)

	(54,886,323)	(19,634,551)	(22,651,608)

Loma Negra C.I.A.S.A.

251,000,000 Ordinary Shares

which will be represented by 50,200,000 American Depositary Shares

Until                 (the 25th day after the date of this prospectus), all dealers that effect transactions in our ordinary shares, including shares in the form of ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                , 2017

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Office Holders (Including Directors).

Neither the laws of Argentina nor our bylaws or other constitutive documents provide for indemnification of our directors or officers. Our officers’ activities are regulated by Argentine labor law. We maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, which he or she may incur in his or her capacity as such.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors for certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

In the three years ended December 31, 2016, the registrant has not sold or granted ordinary shares to third parties or any of its affiliates. No ordinary shares were publicly offered and all sales were made by us directly to the investors.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in our audited consolidated financial statements and related notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	For the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1	Bylaws of the Registrant **

4.1	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial holders from time to time of American Depositary Shares issued thereunder

4.2	Specimen of American Depositary Receipt (included in Exhibit 4.1)

5.1	Opinion of Marval O’Farrell Mairal, Argentine counsel of the registrant, as to the validity of the shares

8.1	Opinion of Marval O’Farrell Mairal, Argentine counsel of the registrant, as to Argentine tax matters

10.1	Sponsor Support Agreement, dated January 25, 2013, among Yguazú Cementos S.A., as Borrower, InterCement Brasil S.A., as Sponsor, and Corporación Andina de Fomento and Inter-American Development Bank, as Senior Lenders**

10.2	Guarantee Agreement, dated December 27, 2016, among InterCement Brasil S.A. and InterCement Participações S.A., as Guarantors, Loma Negra C.I.A.S.A., as Borrower, and Itau Unibanco S.A., New York Branch, as Beneficiary**

10.3	Offer from Cimpor - Serviços De Apoio à Gestão De Empresas S.A., dated July 19, 2017, to provide services in connection with the transfer of technology and technical know-how relating to the designing and manufacturing of construction materials**

21.1	List of Subsidiaries of the Registrant**

23.1	Consent of Deloitte & Co. S.A.

23.2	Consent of Marval O’Farrell Mairal (included in Exhibit 5.1)

23.3	Consent of Marval O’Farrell Mairal (included in Exhibit 8.1)

24.1	Power of Attorney (included in signature page to Registration Statement)**

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on this twelfth day of October, 2017.

LOMA NEGRA C.I.A.S.A.

By:	/s/ Marcos Gradin
Name: Marcos Gradin
Title: Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 12, 2017.

Signatures	Title

/s/ Sergio Faifman Sergio Faifman	Chief Executive Officer/Vice-President of the Board (Principal Executive Officer)

/s/ Marcos Gradin Marcos Gradin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ricardo Fonseca de Mendonça Lima	President of the Board

* Luiz Augusto Klecz	Director

* Paulo Diniz	Director

* Carlos Boero Hughes	Director

* Diana Mondino	Director

* Sergio Daniel Alonso	Director

C T Corporation System
as Authorized Representative in the United States

By:	/s/ James M. Halpin
Name:	James M. Halpin
Title:	Assistant Secretary

*By: /s/ Marcos Gradin

Marcos Gradin

Attorney-in-fact